As filed with the Securities and Exchange Commission on September 22, 2020

Registration No. 333-240045

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to Form S-3 on

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HALL OF FAME RESORT & ENTERTAINMENT COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7990	84-3235695
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

2626 Fulton Drive NW
Canton, OH 44718
(330) 458-9176

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Michael Crawford
Chief Executive Officer
2626 Fulton Drive NW

Canton, OH 44718
(330) 458-9176

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

J. Steven Patterson, Esq.

Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue NW

Washington, DC 20037

Tel: (202) 955-1500

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer ☐ Non-accelerated filer ☐	Accelerated filer ☒ Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.0001 per share	24,731,195	(2)	$11.50	(3)	$284,408,742.50	$36,916.25	(4)

(1)	Pursuant to Rule 416(a) under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2)	Consists of 24,731,195 shares (“Shares”) of our common stock, par value $0.0001 per share (our “Common Stock”) issuable upon the exercise of 17,400,000 issued and outstanding warrants to purchase 1.421333 shares of our Common Stock at an exercise price of $11.50 per share of Common Stock (the “Warrants”), which Warrants and Shares were registered pursuant to the Registration Statement on Form S-4 (File No. 333-234655) (as amended, the “S-4 Registration Statement”), that was originally filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2019.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.

(4)	Pursuant to Rule 457(p) under the Securities Act, the full amount of the registration fee of $36,916.25 is offset by the $36,916.25 registration fee previously paid to register the Shares issuable upon exercise of the Warrants under the S-4 Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION—DATED SEPTEMBER 22, 2020

PRELIMINARY PROSPECTUS

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

Up to 24,731,195 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the issuance by us of up to an aggregate of 24,731,195 shares of our common stock, par value $0.0001 per share (“Common Stock”), that are issuable upon the exercise of 17,400,000 issued and outstanding warrants to purchase 1.421333 shares of our Common Stock at an exercise price of $11.50 per share of Common Stock (“Warrants”). The Warrants were issued in connection with the consummation of the Business Combination (as defined herein).

We will receive proceeds from any exercise of the Warrants for cash.

Our Common Stock is traded on The Nasdaq Capital Market, or Nasdaq, under the symbol “HOFV”. On September 21, 2020, the closing price of our Common Stock was $3.14.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and as such, have elected to comply with certain reduced public company reporting requirements.

See the section entitled “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2020.

You should rely only on the information provided in this prospectus, any applicable prospectus supplement or any documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “HOFRE,” “we,” “us,” “our” and similar terms refer to Hall of Fame Resort & Entertainment Company.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Commission using the “shelf” registration process. This prospectus relates to the issuance by us of the shares of our Common Stock issuable upon the exercise of the Warrants. We will receive proceeds from any exercise of the Warrants for cash.

We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information” and “Documents Incorporated By Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook,” “target,” “seek,” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding future opportunities for the Company and the Company’s estimated future results. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in prior reports filed with the Commission and those identified elsewhere in this prospectus, the following risks, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the benefits of the Business Combination; the future financial performance of the Company and its subsidiaries, including Newco (as defined below); changes in the market in which the Company competes; expansion and other plans and opportunities; the effect of the COVID-19 pandemic on the Company’s business; the Company’s ability to raise financing in the future; the Company’s ability to maintain the listing of its Common Stock on Nasdaq; other factors detailed under the section titled “Risk Factors” in this Amendment No. 2 to Form S-3 on Form S-1 Registration Statement (the “Registration Statement”).

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. All information set forth herein speaks only as of the date hereof, in the case of information about the Company, or as of the date of such information, in the case of information from persons other than the Company, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this prospectus. Forecasts and estimates regarding the Company’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

ii

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HOF Village,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAQ,” “Unaudited Pro Forma Combined Financial Statements” and the financial statements included elsewhere in this prospectus.

The Company

We are a resort and entertainment company leveraging the power and popularity of professional football and its legendary players in partnership with the National Football Museum, Inc., doing business as the Pro Football Hall of Fame (“PFHOF”). Headquartered in Canton, Ohio, we own the Hall of Fame Village powered by Johnson Controls, a multi-use sports, entertainment and media destination centered around the PFHOF’s campus. We expect to create a diversified set of revenue streams through developing themed attractions, premier entertainment programming, sponsorships and media. The strategic plan has been developed in three phases of growth.

The first phase of the Hall of Fame Village powered by Johnson Controls is operational, consisting of the Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex, and HOF Village Media Group, LLC (“Hall of Fame Village Media”). In 2016, HOF Village completed the Tom Benson Hall of Fame Stadium, a sports and entertainment venue with a seating capacity of approximately 23,000. The Tom Benson Hall of Fame Stadium hosts multiple sports and entertainment events, including the NFL Hall of Fame Game, Enshrinement and Concert for Legends during the annual Pro Football Hall of Fame Enshrinement Week. In 2016, HOF Village opened the National Youth Football & Sports Complex, which will consist of eight full-sized, multi-use regulation football fields, five of which have been completed in Phase I. The facility hosts camps and tournaments for football players, as well as athletes from across the country in other sports such as lacrosse, rugby and soccer. In 2017, HOF Village formed a sports and entertainment media company, Hall of Fame Village Media, leveraging the sport of professional football to produce exclusive programming by licensing the extensive content controlled by the PFHOF as well as new programming assets developed from live events such as youth tournaments, camps and sporting events held at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium.

We are developing new hospitality, attraction and corporate assets surrounding the Pro Football Hall of Fame Museum as part of a Phase II development plan. Plans for future components of the Hall of Fame Village powered by Johnson Controls include two hotels (one on campus and one in downtown Canton about five minutes from campus), the Hall of Fame Indoor Waterpark, the Constellation Center for Excellence (an office building including retail and dining establishments), the Center for Performance (a convention center/field house), and the Hall of Fame Retail Promenade. We are pursuing a differentiation strategy across three pillars, including Destination-Based Assets, the Media Company, and Gaming (including the Fantasy Football League we acquired a majority stake in). Phase III expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a hotel with retail space, a performance center/arena, and multi-family housing.

Background

On July 1, 2020, we (formerly known as GPAQ Acquisition Holdings, Inc.) consummated the previously announced business combination with HOF Village, LLC, a Delaware limited liability company (“HOF Village”), pursuant to an Agreement and Plan of Merger dated September 16, 2019 (as amended on November 6, 2019, March 10, 2020 and May 22, 2020, the “Merger Agreement”), by and among the Company, Gordon Pointe Acquisition Corp., a Delaware corporation (“GPAQ”), GPAQ Acquiror Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), GPAQ Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), HOF Village and HOF Village Newco, LLC, a Delaware limited liability company (“Newco”). The transactions contemplated by the Merger Agreement are referred to in this prospectus as the “Business Combination.”

Upon the consummation of the Business Combination: (i) Acquiror Merger Sub merged with and into GPAQ, with GPAQ continuing as the surviving entity (the “Acquiror Merger”) and (ii) Company Merger Sub merged with and into Newco, with Newco continuing as the surviving entity (the “Company Merger”). In advance of the Company Merger, HOF Village transferred all of its assets, liabilities and obligations to Newco pursuant to a contribution agreement. In connection with the closing of the Business Combination, the Company changed its name from “GPAQ Acquisition Holdings, Inc.” to “Hall of Fame Resort & Entertainment Company.” As a result of the Business Combination, GPAQ and Newco continue as our wholly owned subsidiaries.

In connection with the consummation of the Business Combination and pursuant to the Merger Agreement, (a) each issued and outstanding unit of GPAQ, if not already detached, was detached and each holder of such a unit was deemed to hold one share of GPAQ Class A common stock and one GPAQ warrant (“GPAQ Warrant”), (b) each issued and outstanding share of GPAQ Class A common stock (excluding any shares held by a GPAQ stockholder that elected to have its shares redeemed pursuant to GPAQ’s organizational documents) was converted automatically into the right to receive 1.421333 shares of our Common Stock, following which all shares of GPAQ Class A common stock ceased to be outstanding and were automatically canceled and cease to exist; (c) each issued and outstanding share of GPAQ Class F common stock was converted automatically into the right to receive one share of Common Stock, following which all shares of GPAQ Class F common stock ceased to be outstanding and were automatically canceled and cease to exist; (d) each issued and outstanding GPAQ Warrant (including GPAQ private placement warrants) was automatically converted into one Warrant to purchase 1.421333 shares of Common Stock per warrant, following which all GPAQ Warrants ceased to be outstanding and were automatically canceled and retired and cease to exist; and (e) each issued and outstanding membership interest in Newco converted automatically into the right to receive a pro rata portion of the Company Merger Consideration (as defined in the Merger Agreement), which was payable in shares of Common Stock.

The rights of holders of our Common Stock and Warrants are governed by our amended and restated certificate of incorporation (the “Certificate of Incorporation”), our amended and restated bylaws (the “Bylaws”) and the Delaware General Corporation Law (the “DGCL”), and in the case of the Warrants, the Warrant Agreement, dated January 24, 2018, between GPAQ and the Continental Stock Transfer & Trust Company (the “Warrant Agreement”), each of which is described below under “Description of Securities.” Subject to stockholder approval, our board has approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 100,000,000 to 300,000,000. We intend to hold a special meeting of stockholders to vote on this amendment to our Certificate of Incorporation.

Going Concern

Our auditor has included a “going concern” explanatory paragraph in its report on the consolidated financial statements for the fiscal year ended December 31, 2019 of our predecessor HOF Village, LLC, expressing substantial doubt about its ability to continue as an ongoing business for the next twelve months. The consolidated financial statements of HOF Village, LLC for the fiscal year ended December 31, 2019 do not include any adjustments that may result from the outcome of this uncertainty. We believe that, as a result of the recent developments (discussed below), we currently have sufficient cash and financing commitments to fund our operations over the next year. We expect that we will need to raise additional financing to accomplish our development plan over the next several years. If we cannot secure the financing needed to continue our development plans, our shareholders may lose some or all of their investment in us.

Recent Developments

In addition to completing the Business Combination on July 1, 2020 as discussed above, the following recent developments have occurred.

Amendment of Bridge Loan under Term Loan Agreement.

On June 30, 2020, we entered into another amendment to the $65 million bridge loan (the “Bridge Loan”) dated March 20, 2018 among us, various lenders party thereto (“Lenders”) and GACP Finance Co., LLC (“GACP”), as administrative agent (the “Term Loan Agreement”), which further extended the maturity date to November 30, 2020, updated certain defined terms to align with the final transaction structure resulting from the Business Combination, specified the amount of proceeds from the Business Combination and Private Placement (defined below) that were required to be paid towards amounts outstanding under the Term Loan Agreement (the “Gordon Pointe Transaction Prepayment Amount”), added a fee payable to certain Lenders relative to the amounts owed after giving effect to the Gordon Pointe Transaction Prepayment Amount, amended various provisions related to mandatory prepayments of outstanding amounts owed under the Term Loan Agreement (including, but not limited to, prepayments due in connection with future equity and debt raises), and other minor amendments regarding HOF Village Hotel II, LLC and Mountaineer GM LLC to facilitate their planned operations.

On July 1, 2020, we used proceeds from the Business Combination to pay $15.5 million on the Bridge Loan, while an additional $15.0 million of the Bridge Loan converted into equity in the Company. The remaining balance of the Bridge Loan following the Business Combination was approximately $34.5 million. While we expect to secure sufficient capital to repay our indebtedness under our Bridge Loan, currently, we do not have the capital to repay the Bridge Loan in full upon maturity and we cannot provide any assurance that we will be able to source such capital by the Bridge Loan maturity date. Our inability to repay the obligations under the Bridge Loan when due would result in a default under the Bridge Loan, which, if enforced, would (a) cause all obligations under the Bridge Loan to become immediately due and payable and (b) grant GACP, as administrative agent, the right to take any or all actions and exercise any remedies available to a secured party under the relevant documents or applicable law or in equity, including commencing foreclosure proceedings on our properties. However, to the extent we do not have sufficient funds to pay the outstanding balance under the Bridge Loan at maturity, an affiliate of Industrial Realty Group, LLC (“Industrial Realty Group”) has agreed to advance funds to the Company to pay off the Bridge Loan, under the terms of the guarantee. As a result, Industrial Realty Group would become a lender to the Company with a maturity date of August 2021.

A subordinated promissory note entered into on February 7, 2020, effective as of November 27, 2019, as amended, between HOF Village, as borrower, and Industrial Realty Group, as lender, in an amount up to $30.0 million (the “IRG November Note”) is intended to provide us with available funding that can help prevent a default under the Bridge Loan and, if approved by Industrial Realty Group and HOF Village and not otherwise depleted, to provide additional working capital to the Company and/or to pay all or some portion of the remaining balance of the Bridge Loan. Any other future advances under the IRG November Note require the approval of both HOF Village and Industrial Realty Group (each in their sole discretion), except for advances required to prevent a default under the Bridge Loan (which advances Industrial Realty Group may make without HOF Village’s consent).

IRG Side Letter

On June 25, 2020, we reached an agreement with Industrial Realty Group that in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Bridge Loan under the guaranty or otherwise and assume the role of Lender, (i) certain mandatory prepayment provisions will be deleted and no longer be applicable, (ii) the maturity date of the Term Loan Agreement will be extended to August 31, 2021 and (iii) we will not be required to pay to Industrial Realty Group or any of its affiliates or related entities (each an “IRG Entity”) any principal, interest, or other obligations due under the Term Loan Agreement if payment of such amounts would cause the borrowers to violate applicable Nasdaq or securities-law requirements.

Note Purchase Agreement

On July 1, 2020, concurrently with the closing of the Business Combination, we entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain funds managed by Magnetar Financial, LLC and the other purchasers listed on the signature pages thereto (together, the “Purchasers”), pursuant to which we agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) $20,721,293 in aggregate principal amount of our 8.00% Convertible Notes due 2025 (the “PIPE Notes”). Pursuant to the terms of the Note Purchase Agreement, the PIPE Notes are convertable into shares of Common Stock at the option of PIPE Note holders, and we may, at our option, redeem the PIPE Notes in exchange for cash (or, at the option of PIPE Note holders, shares of our Common Stock) and warrants to purchase shares of Common Stock.

Industrial Realty Group exchanged $9.0 million of the amount outstanding under the IRG November Note for PIPE Notes in the principal amount of $9.0 million and, at present, the outstanding balance of the IRG November Notes is $13.3 million. Gordon Pointe Management, LLC exchanged $500,000 of the principal component of the indebtedness owed to such Purchaser by GPAQ under loan agreements and related promissory notes for PIPE Notes in the principal amount of $500,000. Seven other Purchasers exchanged a total of $4,221,293 in GPAQ founder Notes held by such Purchasers for PIPE Notes in the aggregate principal amount of $4,221,293. Consequently, we received cash proceeds from the issuance and sale of the PIPE Notes of approximately $7 million. We used the proceeds of the Private Placement to fund our obligations related to the Merger Agreement and to pay transaction fees and expenses and intend to use remaining proceeds of the Private Placement to satisfy our working capital obligations.

The Private Placement was conducted in reliance upon an exemption from registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering. The offer and sale of the PIPE Notes have not been registered under the Securities Act or applicable state securities laws, and consequently, the PIPE Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Company’s initial public offering, (b) in which we have total annual revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The COVID-19 Pandemic

We are closely monitoring the outbreak of respiratory illness caused by a novel strain of coronavirus, COVID-19. The World Health Organization has declared COVID-19 a “pandemic” and the federal, state and local governments have implemented mandatory closures and other restrictive measures in response to the outbreak. Most large-scale events in the United States have been cancelled, including in the sports industry. These closures, restrictions on travel, stay-at-home orders and other mitigation measures, in addition to the greater public’s concern regarding the spread of coronavirus, have significantly impacted all facets of the economy, and will likely have an adverse impact on our business operations and financial results. The continued spread of coronavirus, or fear thereof, may also delay the implementation of our business strategy. The impact of COVID-19 on the capital markets may impact our future ability to access debt or equity financing.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Additional Information

Upon consummation of the Business Combination and, in connection therewith, we became a successor issuer to GPAQ by operation of Rule 12g-3(a) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Our principal executive offices are located at 2626 Fulton Drive NW, Canton, Ohio 44718. Our telephone number is (330) 458-9176. Our website address is www.HOFREco.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

SUMMARY FINANCIAL AND OTHER DATA OF HOF VILLAGE

The following table sets forth selected historical financial information derived from HOF Village’s unaudited financial statements as of and for the six months ended June 30, 2020 and 2019 and HOF Village’s audited financial statements as of and for the year ended December 31, 2019 and as of December 31, 2018, each of which is included elsewhere in this prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HOF Village” and HOF Village’s financial statements and the related notes appearing elsewhere in this prospectus.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
Statement of Operations Data:
Total revenues	$3,667,126	$3,995,541	$7,861,331	$6,889,148
Total operating expenses	15,615,672	24,207,469	40,821,385	23,933,042
Loss from operations	(11,948,546)	(20,211,928)	(32,960,054)	(17,043,894)
Total other expense	(10,887,541)	(11,453,845)	22,943,826	16,581,730
Net loss	$(22,836,087)	$(31,665,773)	$(55,903,880)	$(33,625,624)

	As of June 30,		As of December 31,
	2020	2019	2019	2018
Balance Sheet Data:
Assets
Cash and restricted cash	$13,610,179	$5,849,190	$8,614,592	$8,417,950
Property and equipment, net	129,621,854	140,397,858	134,910,887	145,810,591
Project development costs	105,461,050	75,999,998	88,587,699	80,744,934
Other assets	7,545,133	1,991,062	3,648,228	4,307,805
Total assets	$256,238,216	$224,238,108	$235,761,406	$239,281,280
Liabilities and Members’ Equity
Notes payable, net	$204,202,428	$139,114,740	$164,922,714	$130,558,352
Accounts payable and accrued expenses	17,082,645	8,145,428	12,871,487	5,271,070
Due to affiliates	12,015,489	13,009,220	19,333,590	9,874,297
Other liabilities	7,125,402	4,781,274	3,684,276	2,724,342
Total liabilities	$240,425,964	$165,050,662	$200,812,067	$148,428,061
Members’ equity	15,812,252	59,187,446	34,949,339	90,853,219
Total liabilities and members’ equity	$256,238,216	$224,238,108	$235,761,406	$239,281,280

SUMMARY FINANCIAL AND OTHER DATA OF GPAQ

The following table sets forth selected historical financial information derived from GPAQ’s unaudited financial statements as of and for the six months ended June 30, 2020 and 2019 and GPAQ’s audited financial statements as of and for the years ended December 31, 2019 and 2018, each of which is included elsewhere in this prospectus. Such financial information should be read in conjunction with the audited financial statements and related notes included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAQ” and GPAQ’s financial statements and the related notes appearing elsewhere in this prospectus.

	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
Statement of Operations Data:
Operating costs	$1,893,499	$323,167	$1,415,881	$780,534
Loss from operations	(1,893,499)	(323,167)	(1,415,881)	(780,534)
Other income
Interest income on marketable securities	310,441	1,504,270	2,651,036	2,132,976
Unrealized gain on marketable securities	—	3,217	9,588	13,795
Provision for income taxes	(4,439)	(251,097)	(424,383)	(284,958)
Net(loss)income	$(1,587,497)	$933,223	$820,360	$1,081,279

Basic and diluted net(loss)income per common share	$(0.39)	$(0.04)	$(0.25)	$(0.12)
Weighted average shares outstanding, basic and diluted	4,393,098	4,057,156	4,098,986	3,953,561

Balance Sheet Data:
Cash	$55,896	$53,359	$2,122	$89,557
Marketable securities held in Trust Account	$—	$129,140,984	$117,285,210	$128,396,771
Total assets	$31,167,908	$129,240,593	$117,308,755	$128,492,855
Common stock subject to possible redemption	$15,367,151	$119,384,346	$104,308,846	$118,451,128
Total stockholders’ equity	$5,000,011	$5,000,009	$5,000,001	$5,000,004

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination.

The unaudited pro forma combined balance sheet as of June 30, 2020 gives pro forma effect to the Business Combination as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Business Combination as if it had occurred as of January 1, 2019. This information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HOF Village,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAQ” and HOF Village’s and GPAQ’s respective audited and unaudited financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2020 has been prepared using the following:

●	HOF Village’s unaudited historical condensed consolidated balance sheet as of June 30, 2020, as included elsewhere in this prospectus; and

●	GPAQ’s unaudited historical consolidated balance sheet as of June 30, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2020 has been prepared using the following:

●	HOF Village’s unaudited historical consolidated statement of operations for the six months ended June 30, 2020, as included elsewhere in this prospectus; and

●	GPAQ’s unaudited historical statement of operations for the six months ended June 30, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

●	HOF Village’s audited historical consolidated statement of operations for the year ended December 31, 2019, as included elsewhere in this prospectus; and

●	GPAQ’s audited historical consolidated statement of operations for the year ended December 31, 2019, as included elsewhere in this prospectus.

Description of the Business Combination

GPAQ acquired 100% of the issued and outstanding securities of Newco (the “Newco Units”), in exchange for 18,120,907 shares of Common Stock of Hall of Fame Resort & Entertainment Company (formerly GPAQ Acquisition Holdings, Inc.). For more information about the Business Combination, please see the section entitled “Summary of Prospectus -- Background” above. Copies of the Merger Agreement, Amendment No. 1 to the Agreement and Plan of Merger, Amendment No. 2 to the Agreement and Plan of Merger and Amendment No. 3 to the Agreement and Plan of Merger are included as exhibits to the Registration Statement in which this prospectus is included.

Accounting for the Business Combination

The Business Combination will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, GPAQ will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the holders of Newco Units expecting to have a majority of the voting power of HOFRE, Newco’s senior management comprising substantially all of the senior management of HOFRE, the relative size of Newco compared to GPAQ, and Newco’s operations comprising the ongoing operations of HOFRE. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Newco is issuing stock for the net assets of GPAQ. The net assets of GPAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of HOF Village.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of HOFRE. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of HOFRE upon consummation of the Business Combination.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that HOFRE will experience. HOF Village and GPAQ have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Acquiror Merger Sub, GPAQ Acquisition Holdings, Inc., or Company Merger Sub, and accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are 18,120,907 shares of Common Stock issued to HOF Village stockholders.

PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(UNAUDITED)

	(A) HOF Village	(B) GPAQ	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash	$2,149,500	$55,896	$31,043,986	(1)
			(6,233,473	)(3)
			(278,938	)(5)
			7,000,000	(6)
			(15,500,000	)(7)
			(9,205	)(8)	$18,227,766
Restricted cash	11,460,679	-	-		11,460,679
Accounts receivable, net	1,701,554	-	-		1,701,554
Prepaid expenses and other current assets	5,843,579	68,026	-		5,911,605
Cash held in Trust Account	-	31,043,986	(31,043,986	)(1)	-
Property and equipment, net	129,621,854	-	-		129,621,854
Project development costs	105,461,050	-	-		105,461,050
Total Assets	$256,238,216	$31,167,908	$(15,021,616)		$272,384,508

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable, net	$204,202,428	$-	$(31,992,266	)(5)
			(13,721,293	)(6)
			(15,500,000	)(7)
			(52,068,245	)(9)
			(3,500,000	)(9)
			(2,300,000	)(5)	$85,120,624
Convertible notes payable	$-	$-	20,721,293	(6)	20,721,293
Accounts payable and accrued expenses	17,082,645	1,604,508	(1,674,872	)(3)
			(100,000	)(4)
			(3,580,471	)(5)	13,331,810
Due to affiliate	12,015,489	-	(11,566,557	)(4)	448,932
Promissory note - related party	-	4,744,958	(4,744,958	)(2)	-
Other liabilities	7,125,402	3,780	(2,916,477	)(9)	4,212,705
Deferred underwriting fees	-	4,375,000	(4,375,000	)(3)	-
Deferred legal fee payable	-	72,500	(72,500	)(3)	-
Total Liabilities	240,425,964	10,800,746	(127,391,346)		123,835,364

Commitments and Contingencies

Common stock subject to redemption	-	15,367,151	(15,367,151	)(8)	-

Shareholders’ Equity
Members’ equity	15,812,252	-	(15,812,252	)(9)	-
Class A common stock	-	145	51	(2)
			229	(4)
			487	(5)
			144	(8)
			1,812	(9)
			313	(10)
			716	(11)	3,897
Class F common stock	-	313	(313	)(10)	-
Additional paid in capital	-	4,687,827	4,744,907	(2)
			22,053,168	(4)
			40,505,076	(5)
			15,357,802	(8)
			(716	)(11)
			122,142,490	(9)	209,490,554
Retained earnings (Accumulated deficit)	-	311,726	(111,101	)(3)
			(10,386,840	)(4)
			(2,911,764	)(5)
			(47,847,328	)(9)	(60,945,307)
Total Shareholders’ Equity	15,812,252	5,000,011	127,736,881		148,549,144
Total Liabilities and Shareholders’ Equity	$256,238,216	$31,167,908	$(15,021,616)		$272,384,508

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)	Derived from the unaudited condensed consolidated balance sheet of HOF Village as of June 30, 2020. See HOF Village’s financial statements and the related notes appearing elsewhere in this prospectus.

(B)	Derived from the unaudited consolidated balance sheet of GPAQ as of June 30, 2020. See GPAQ’s financial statements and the related notes appearing elsewhere in this prospectus.

(1)	Reflects the release of cash from marketable securities held in the trust account.

(2)	Reflects the conversion of promissory notes in the aggregate amount of $4,744,958 due to Gordon Pointe Management, LLC into 510,772 shares of Common Stock of HOFRE.

(3)	Reflects the payment of fees and expenses related to the Business Combination, including the deferred underwriting fee of $4,375,000, the deferred legal fee of $72,500, and legal, financial advisory, accounting and other professional fees. Transaction related expenses of $1,604,508 are classified in accounts payable for GPAQ and $70,364 for HOF Village as of June 30, 2020. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of $111,101 is reflected as an adjustment to retained earnings and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

(4)	Reflects (a) the issuance of 1,078,984 shares of Common Stock at $10.00 per share to The Klein Group, LLC in satisfaction of outstanding fees and expenses in the aggregate amount of $10,789,840, of which $10,289,840 is reflected as an adjustment to retained earnings and $500,000 is reflected as an adjustment to due to affiliates, (b) the issuance of 610,000 shares of Common Stock at $10.00 per share to IRG, LLC in satisfaction of outstanding fees and expenses in the aggregate amount of $6,100,000, which is reflected as an adjustment to due to affiliates, (c) the issuance of 580,000 shares of Common Stock at $10.00 per share, or $5,800,000, to the PFHOF in satisfaction of outstanding fees and expenses, of which $4,966,557 is reflected as an adjustment to due to affiliates and $833,443 is reflected as an adjustment to additional paid in capital and (d) the issuance of 23,640 shares of Common Stock at $10.00 per share to a vendor in satisfaction of outstanding fees and expenses in the aggregate amount of $197,000, of which $100,000 is reflected as an adjustment to accounts payable and $97,000 is reflected as an adjustment to retained earnings. Direct, incremental costs of $10,386,840 is reflected as an adjustment to retained earnings and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Business Combination.

(5)	Reflects the issuance of an aggregate of 4,872,604 shares of Common Stock in satisfaction of prior existing debt in the amount of $35,454,742 and related accrued interest in the amount of $3,364,228 and the corresponding amortization of the related remaining deferred financing costs in connection with the Business Combination. Of such amount, 2,172,186 shares were issued at $10.00 per share in satisfaction of $15,000,000 of bridge loans and $3,101,550 of accrued interest after giving effect to the Exchange Ratio (as defined in the Merger Agreement), 1,493,286 shares were issued at $10.00 per share in satisfaction of $12,181,272 of “Company Convertible Notes” and $262,678 of accrued interest after giving effect to the Exchange Ratio, 130,000 shares were issued at $10.00 per share in satisfaction of $1,300,000 of “New Company Convertible Notes” and an aggregate of 849,308 shares were issued at $10.00 per share in satisfaction of $7,073,470 of syndicated unsecured term loan, of which $100,000 is reflected as an adjustment to due to affiliates, after giving effect to the Exchange Ratio and an aggregate of 227,824 shares were issued at $10.00 per share in satisfaction of $2,278,233 of “New ACC Debt” which is classified in notes payable. The amortization of the deferred financing costs in the aggregate amount of $2,911,764 is reflected as an adjustment to retained earnings and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Business Combination. In addition, holders of $278,938 of Company Convertible Notes of HOF Village elected to receive cash at the time of the closing of the Business Combination.

(6)	Reflects the issuance of convertible debt in connection with the PIPE Notes for $7,000,000 in cash and the conversion of prior existing notes payable. Of the prior existing notes payable, $9,000,000 of the IRG November Note, $3,471,293 of Company Convertible Notes, $750,000 of New Company Convertible Notes and $500,000 of sponsor loans were converted into an aggregate of $13,721,293 of convertible loans in connection with the PIPE Notes.

(7)	Reflects the repayment of $15,500,000 of the Bridge Loan at the consummation of the Business Combination.

(8)	Reflects the cancellation of 852 shares of Common Stock for stockholders who elected cash conversion for payment of $9,205 and the reclassification of 1,421,721 shares of Common Stock subject to redemption to permanent equity for those stockholders who did not exercise their redemption rights.

(9)	Reflects the recapitalization of HOF Village through (a) the contribution of all the share capital in HOF Village to GPAQ in the amount of $15,812,252, (b) the conversion of the redemption value of the preferred members’ equity in the amount of $99,603,847, of which $3,500,000 is reflected as an adjustment to notes payable, net of the amortization of the related remaining deferred financing costs in the amount of $47,535,602, and related preferred equity dividends in the amount of $2,916,477, (c) the issuance of 18,120,907 shares of Common Stock and (d) the elimination of the historical retained earnings of GPAQ, the accounting acquire in the amount of $311,726.

(10)	Reflects the conversion of 3,125,000 shares of Class F common stock into Class A common stock, on a one-for-one basis, at the consummation of the Business Combination.

(11)	Reflects entries for stock issued as a part of Michael Crawford’s stock based compensation.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2020
(UNAUDITED)

	(A) HOF Village	(B) GPAQ	Pro Forma Adjustments		Pro Forma Income Statement

Total revenues	$3,667,126	$-	$-		$3,667,126

Property operating expenses	9,112,269	-	1,510,610	(6)	-
			(2,244,800	)(1)	8,378,079
Commission expense	1,057,980	-	-		1,057,980
Depreciation expense	5,445,423	-	-		5,445,423
Operating expenses	-	1,893,499	(1,604,193	)(1)	289,306
Loss from operations	(11,948,546)	(1,893,499)	2,338,383		(11,503,662)

Other income (expense):
Interest income	-	310,441	(310,441	)(2)	-
Interest expense	(4,209,795)	-	2,623,421	(3)	(1,586,374)
Amortization of discount on note payable	(6,677,746)	-	5,923,305	(3)	(754,441)
Loss before income taxes	(22,836,087)	(1,583,058)	10,574,668		(13,844,477)
Provision for income taxes	-	(4,439)	4,439	(4)	-
Net loss	$(22,836,087)	$(1,587,497)	$10,579,107		$(13,844,477)

Weighted average shares outstanding, basic and diluted	18,120,907	4,398,098	28,136,907	(5)	32,535,005
Basic and diluted net loss per share	$(1.26)	$(0.39)			$(0.43)

Weighted average shares outstanding, diluted	18,120,907	4,398,098	28,136,907	(5)	32,535,005
Diluted net income (loss) per share	$(1.26)	$(0.39)			$(0.43)

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(UNAUDITED)

	(C) HOF Village	(D) GPAQ	Pro Forma Adjustments		Pro Forma Income Statement

Total revenues	$7,861,331	$-	$-		$7,861,331

Property operating expenses	16,707,537	-	3,021,220	(7)
			(320,681	)(1)	19,408,076
Commission expense	1,003,226	-	-		1,003,226
Depreciation expense	10,915,839	-	-		10,915,839
Loss on abandonment of project development costs	12,194,783	-	-		12,194,783
Operating expenses	-	1,415,881	(769,247	)(1)	646,634
Loss from operations	(32,960,054)	(1,415,881)	(1,931,292)		(36,307,227)

Other income (expense):
Interest income	-	2,651,036	(2,651,036	)(2)	-
Unrealized gain on marketable securities	-	9,588	(9,588	)(2)	-
Interest expense	(9,416,099)	-	5,252,496	(3)	(4,163,603)
Amortization of discount on note payable	(13,274,793)	-	10,274,086	(3)	(3,000,707)
Other loss	(252,934)	-	-		(252,934)
(Loss) income before income taxes	(55,903,880)	1,244,743	10,934,666		(43,724,471)
Provision for income taxes	-	(424,383)	424,383	(4)	-
Net (loss) income	$(55,903,880)	$820,360	$11,359,049		$(43,724,471)

Weighted average shares outstanding, basic and diluted	18,120,907	4,098,986	28,436,019	(5)	32,535,005
Basic and diluted net (loss) income per share	$(3.09)	$(0.25)			$(1.34)

Weighted average shares outstanding, diluted	18,120,907	4,098,986	28,436,019	(5)	32,535,005
Diluted net income (loss) per share	$(3.09)	$(0.25)			$(1.34)

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)	Derived from the unaudited condensed consolidated statement of operations of HOF Village for the six months ended June 30, 2020. See HOF Village’s financial statements and the related notes appearing elsewhere in this prospectus.

(B)	Derived from the unaudited consolidated statement of operations of GPAQ for the six months ended June 30, 2020. See GPAQ’s financial statements and the related notes appearing elsewhere in this prospectus.

(C)	Derived from the audited consolidated statement of operations of HOF Village for the year ended December 31, 2019. See HOF Village’s financial statements and the related notes appearing elsewhere in this prospectus.

(D)	Derived from the audited statement of operations of GPAQ for the year ended December 31, 2019. See GPAQ’s financial statements and the related notes appearing elsewhere in this prospectus.

(1)	Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of HOF Village and GPAQ in the amount of $2,244,800 and $1,604,193, respectively, for the six months ended June 30, 2020 and $320,681 and $769,247, respectively, for the year ended December 31, 2019.

(2)	Represents an adjustment to eliminate interest income and unrealized gain on marketable securities held in the trust account as of the beginning of the period.

(3)	Represents an adjustment to eliminate interest expense on certain of HOF Village’s notes payable as of the beginning of the period, as these were repaid upon consummation of the Business Combination.

(4)	To record normalized blended statutory income tax benefit rate of 21% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which however, has been offset by a full valuation allowance as HOFRE expects to incur continuing losses.

(5)	The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that GPAQ’s initial public offering occurred as of January 1, 2019. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combination for the entire period.

(6)	Reflects a stock based compensation expense of $1,510,610 for shares to Michael Crawford.

(7)	Reflects a stock based compensation expense of $3,021,220 for shares issued to Michael Crawford.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of 17,400,000 Warrants to purchase 24,731,196 shares of Common Stock because the inclusion of these securities would be anti-dilutive.

Combined
Weighted average shares calculation, basic and diluted
GPAQ public shares	4,082,910
GPAQ Sponsor shares, net of cancelled shares	2,035,772
GPAQ Sponsor shares transferred to HOF Village	414,259
GPAQ shares issued in satisfaction of outstanding fees and expenses	2,292,624
GPAQ shares issued in satisfaction of prior existing debt	4,872,604
Stock based compensation shares	715,929
GPAQ shares issued in the Business Combination	18,120,907
Weighted average shares outstanding	32,535,005
Percent of shares owned by Newco	80.8%
Percent of shares owned by GPAQ	19.2%

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for HOF Village and GPAQ on a stand-alone basis and the unaudited pro forma combined share information for the six months ended June 30, 2020 and the year ended December 31, 2019, after giving effect to the Business Combination.

You should read the information in the following table in conjunction with the selected historical financial information summary and the historical financial statements of HOF Village and GPAQ and related notes that are included elsewhere in this prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included above.

The unaudited pro forma combined share information below does not purport to represent what the actual results of operations or the earnings per share would have been had the companies been combined during the periods presented, nor to project the Company’s results of operations or earnings per share for any future date or period. The unaudited pro forma combined stockholders’ equity per share information below does not purport to represent what the value of HOF Village and GPAQ would have been had the companies been combined during the periods presented.

	HOF Village	GPAQ	Combined
Six Months Ended June 30, 2020
Net loss	$(22,836,087)	$(1,587,497)	$(13,844,477)
Total stockholders’ equity(1)	$15,812,252	$5,000,011	$148,549,144
Weighted average shares outstanding – basic and diluted	18,120,907	4,398,098	32,535,005
Basic and diluted net loss per share	$(1.26)	$(0.39)	$(0.43)
Stockholders’ equity(1)per share – basic and diluted	$0.87	$1.14	$4.57

(1)	Stockholders’ equity is used as a proxy for book value in the above table.

	HOF Village	GPAQ	Combined
Year Ended December 31, 2019
Net (loss) income	$(55,903,880)	$820,360	$(43,724,471)
Weighted average shares outstanding – basic and diluted	18,120,907	4,098,986	32,535,005
Basic and diluted net loss per share	$(3.09)	$(0.25)	$(1.34)

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Market Price and Ticker Symbol

Our Common Stock and Warrants are currently listed on Nasdaq under the symbols “HOFV,” and “HOFVW,” respectively.

The closing price of the Common Stock and Warrants on September 21, 2020, was $3.14 and $0.40, respectively.

Holders

As of September 21, 2020, there were 40 holders of record of our Common Stock and 4 holders of record of our Warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before you make a decision to buy our Common Stock, you should carefully consider the risks described in this prospectus, as well as the risks described in any prospectus supplement or the reports filed or subsequently filed with the Commission that are incorporated by reference herein. If any of these risks actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our Common Stock could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Unless the context otherwise indicates or requires, as used in this section, the term “HOF Village” shall refer to HOF Village, LLC prior to the Business Combination and Newco following the consummation of the Business Combination.

Risk Related to Our Business

We may not be able to continue as a going concern.

We have sustained recurring losses and negative cash flows from operations through June 30, 2020. In addition, our Bridge Loan matures on November 30, 2020. Since inception, our operations have been funded principally through the issuance of debt. Our cash losses from operations, in addition to our Bridge Loan, raise substantial doubt about our ability to continue operations as a going concern. As of June 30, 2020, we had approximately $2.2 million of unrestricted cash. On July 1, 2020, HOF Village consummated its Business Combination with GPAQ, whereby HOF Village’s then outstanding convertible notes were converted into equity, $15.0 million of the Bridge Loan was converted into equity and $15.5 million of the Bridge Loan was repaid. The balance of approximately $34.5 million of the Bridge Loan is guaranteed by an affiliate of Industrial Realty Group. In the event that Industrial Realty Group or one or more of its affiliates advances funds to the Company to pay off the Bridge Loan, under the terms of the guaranty, Industrial Realty Group will become a lender to the Company with a maturity date of August 2021. On July 1, 2020, concurrently with the closing of the Business Combination, the Company entered into the Note Purchase Agreement with the Purchasers, pursuant to which the Company sold to the Purchasers in a private placement $20,721,293 in aggregate principal amount of the Company’s PIPE Notes. The Company believes that, as a result of such recent events, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. The Company expects that it will need to raise additional financing to accomplish its development plan over the next several years. There can be no assurance as to the availability or terms upon which such financing and capital might be available. Due to these and other factors, in management’s opinion, there is substantial doubt of our ability to continue as a going concern within one year after the date of the June 30, 2020 consolidated financial statements. Furthermore, HOF Village’s independent auditor included an explanatory paragraph in their audit opinion as of December 31, 2019 concluding that there was substantial doubt about HOF Village’s ability to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets, or be foreclosed upon, and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors in our Common Stock will lose all or a part of their investment.

We are an early stage company with a minimal track record and limited historical financial information available, and an investment in the offering is highly speculative.

HOF Village was formed as a limited liability company on December 16, 2015 by certain affiliates of Industrial Realty Group and a subsidiary of PFHOF, to own and operate the Hall of Fame Village powered by Johnson Controls in Canton, Ohio, as a premiere destination resort and entertainment company leveraging the expansive popularity of professional football and the PFHOF. As a result of the Business Combination, HOF Village became a wholly owned subsidiary of HOFRE. As of the date hereof, we anticipate that the Hall of Fame Village powered by Johnson Controls will have the following major components:

Phase I:

●	Tom Benson Hall of Fame Stadium

●	National Youth Football & Sports Complex

●	Hall of Fame Village Media

Phase II:

●	Hall of Fame Indoor Waterpark (“Hall of Fame Indoor Waterpark”)

●	Two hotels

●	Constellation Center for Excellence (Office Building, Auditorium and Dining)

●	Center for Performance (Field House and Convention Center)

●	Hall of Fame retail promenade

Phase III:

●	Hall of Fame Experience (an immersive VR/AR experience)

●	Hotel including retail space

●	Multi-family housing

While the components in Phase I are substantially complete, to date most components of Phase II and Phase III are still in the planning stage, and have not commenced operations or generated any revenues. The components of the Hall of Fame Village powered by Johnson Controls that have been developed in Phase I have limited operating history and business track record. In addition, our business strategy is broad and may be subject to significant modifications in the future. Our current strategy may not be successful, and if not successful, we may be unable to modify it in a timely and successful manner. A company with this extent of operations still in the planning stage, and thus your investment in the offering, is highly speculative and subject to an unusually high degree of risk. Prior to investing in the offering, you should understand that there is a significant possibility of the loss of your entire investment.

Because we are in the early stages of executing our business strategy, we cannot assure you that, or when, we will be profitable. We will need to make significant investments to develop and operate the Hall of Fame Village powered by Johnson Controls and expect to incur significant expenses in connection with operating components of the Hall of Fame Village powered by Johnson Controls, including costs for entertainment, talent fees, marketing, salaries and maintenance of properties and equipment. We expect to incur significant capital, operational and marketing expenses for a number of years in connection with our planned activities. Any failure to achieve or sustain profitability may have a material adverse impact on the value of the shares of our Common Stock.

Our ability to implement our proposed business strategy may be materially and adversely affected by many known and unknown factors.

Our business strategy relies upon our future ability to successfully develop and operate the Hall of Fame Village powered by Johnson Controls. Our strategy assumes that we will be able to, among other things: secure sufficient capital to repay our indebtedness; continue to lease or to acquire additional property in Canton, Ohio at attractive prices and develop such property into efficient and profitable operations; and maintain our relationships with key partners, including PFHOF, the general contractors for the Hall of Fame Village powered by Johnson Controls, and various other design firms, technology consultants, managers and operators and vendors that we are relying on for the successful development and operation of the Hall of Fame Village powered by Johnson Controls, as well as to develop new relationships and partnerships with third parties that will be necessary for the success of the Hall of Fame Village powered by Johnson Controls. These assumptions, which are critical to our prospects for success, are subject to significant economic, competitive, regulatory and operational uncertainties, contingencies and risks, many of which are beyond our control. These uncertainties are particularly heightened by the fact that we have significantly limited historical financial results or data on which financial projections might be based.

Our future ability to execute our business strategy and develop the various components of the Hall of Fame Village powered by Johnson Controls is uncertain, and it can be expected that one or more of our assumptions will prove to be incorrect and that we will face unanticipated events and circumstances that may adversely affect our proposed business. Any one or more of the following factors, or other factors which may be beyond our control, may have a material adverse effect on our ability to implement our proposed strategy:

●	the impact of the pandemic involving the novel strain of coronavirus, COVID-19, governmental reactions thereto, and economic conditions resulting from such governmental reactions to the pandemic on our business strategy, operations, financial results, as well as on our future ability to access debt or equity financing;

●	inability to secure short-term liquidity in order to meet operating capital requirements and to secure capital to make principal payments on our Bridge Loan, together with any interest due thereunder, which would result in a default under the Bridge Loan and a likely suspension of development and construction for the Hall of Fame Village powered by Johnson Controls. We previously received notices of default under the Bridge Loan, which is secured by substantially all of our assets. Although the loan documents were amended to extend the time within which we must make principal payments and bring the loan back into performing status and an affiliate of Industrial Realty Group has guaranteed certain payment obligations under the Bridge Loan, there can be no assurance that we will be able to repay the obligation upon maturity or otherwise avoid a future default;

●	failure to continue to lease or acquire additional property in Canton, Ohio at the level of prices estimated;

●	inability to complete development and construction on schedule, on budget or otherwise in a timely and cost-effective manner;

●	issues impacting the brand of the PFHOF;

●	inability to secure and maintain relationships and sponsorships with key partners, or a failure by key partners to fulfill their obligations;

●	failure to manage rapidly expanding operations in the projected time frame;

●	our or our partners’ ability to provide innovative entertainment that competes favorably against other entertainment parks and similar enterprises on the basis of price, quality, design, appeal, reliability and performance;

●	failure of investments in technology and machinery, including our investments in virtual reality in connection with the proposed Hall of Fame Experience, to perform as expected;

●	increases in operating costs, including capital improvements, insurance premiums, general taxes, real estate taxes and utilities, affecting our profit margins;

●	general economic, political and business conditions in the United States and, in particular, in the Midwest and the geographic area around Canton, Ohio;

●	inflation, appreciation of the real estate and fluctuations in interest rates; or

●	existing and future governmental laws and regulations, including changes in our ability to use or receive Tourism Development District (“TDD”) funds, tax-increment financing (“TIF”) funds or other grants and tax credits (including Ohio Film Tax Credits).

We are relying on various forms of public financing to finance the Company.

We currently expect to obtain a portion of the capital required for the development and operations of the Hall of Fame Village powered by Johnson Controls from various forms of public financing, including TDD funds, TIF funds, grants and tax credits (including Ohio Film Tax Credits), which depend, in part, on factors outside of our control. The concept of a TDD was created under state law specifically for Canton, Ohio and the Hall of Fame Village powered by Johnson Controls. Canton City Council was permitted to designate up to 200 acres as a TDD and to prove the collection of additional taxes within that acreage to be used to foster tourism development. Canton City Council passed legislation allowing the collection of a 5% admissions tax and an additional 2% gross receipts tax and agreed to give the revenue from its 3% municipal lodging tax collected at any hotels built in the TDD to the Hall of Fame Village powered by Johnson Controls for 30 years. Our ability to obtain funds from TDD depends on, among other things, ticket sales (including parking lots, garages, stadiums, auditoriums, museums, athletic parks, swimming pools and theaters), wholesale, retail and some food sales within the TDD and revenues from our hotels within the TDD. For TIF funds, the amount of property tax that a specific district generates is set at a base amount and as property values increase, property tax growth above that base amount, net of property taxes retained by the school districts, can be used to fund redevelopment projects within the district. Our ability to obtain TIF funds is dependent on the value of developed property in the specific district, the collection of general property taxes from property owners in the specific district, the time it takes the tax assessor to update the tax rolls and market interest rates at the time the tax increment bonds are issued.

If we are unable to realize the expected benefits from these various forms of public financing, we may need to obtain alternative financing through other means, including private transactions. If we are required to obtain alternative financing, such alternative financing may not be available at all or may not be available in a timely manner or on terms substantially similar or as favorable to public financing, which could significantly affect our ability to develop the Hall of Fame Village powered by Johnson Controls, increase our cost of capital and have a material adverse effect on our results of operations, cash flows and financial position.

If we were to obtain financing through private investment in public equity investments or other alternative financing, it could subject us to risks that, if realized, would adversely affect us, including the following:

●	our cash flows from operations could be insufficient to make required payments of principal of and interest on any debt financing, and a failure to pay would likely result in acceleration of such debt and could result in cross accelerations or cross defaults on other debt;

●	such debt may increase our vulnerability to adverse economic and industry conditions;

●	to the extent that we generate and use any cash flow from operations to make payments on such debt, it will reduce our funds available for operations, development, capital expenditures and future investment opportunities or other purposes;

●	debt covenants may limit our ability to borrow additional amounts, including for working capital, capital expenditures, debt service requirements, executing our development plan and other purposes;

●	restrictive debt covenants may limit our flexibility in operating our business, including limitations on our ability to make certain investments; incur additional indebtedness; create certain liens; incur obligations that restrict the ability of our subsidiaries to make payments to us; consolidate, merge or transfer all or substantially all of our assets; or enter into transactions with affiliates; and

●	to the extent that such debt bears interest at a variable rate, we would be exposed to the risk of increased interest rates.

We are still assembling our management team and our leadership may change significantly.

The success of our business depends on our ability to hire and retain key employees and members of management who have extensive experience in project development and relationships with key partners. In late 2018, we hired CEO, Michael Crawford, to lead HOF Village and in September 2019, we hired a new Chief Financial Officer, Jason Krom. In December 2019, we hired an Executive Vice President for Public Affairs, Anne Graffice, to oversee community, investor, media and government relations, and manage all corporate social responsibility initiatives for the Company. In June 2020, we hired a President of Operations, Mike Levy, to be responsible for day-to-day operations of all on- and off-site assets owned by the Company. Moving forward, Mr. Levy will provide key operational input for all new construction development as the Company continues to execute Phase II of its project. In August 2020, we hired a Vice President, Human Resources, Lisa Gould and at the end of August 2020, we hired a General Counsel, Tara Charnes. In September 2020, we hired an Executive Vice President of New Business Development/Marketing and Sales, Erica Muhleman.

The ability of new members of our management team to quickly expand their knowledge of the Company, our business plans, operations, strategies and challenges will be critical to their ability to make informed decisions about our strategy and operations. If our management team is not sufficiently informed to make such decisions, our ability to compete effectively and profitably could be adversely affected. In addition, changes in our management team may be disruptive to, or cause uncertainty in, our business and the vision of the Company, and could have a negative impact on our ability to complete the construction and development components of the Hall of Fame Village powered by Johnson Controls in a timely and cost-effective manner and to manage and grow our business effectively. Any such disruption or uncertainty or difficulty in efficiently and effectively filling key management roles could have a material adverse impact on our business and results of operations.

Our business depends on the brand of the Pro Football Hall of Fame.

The success of our business is substantially dependent upon the continued success of the brand of the PFHOF, and our ability to continue to secure favorable contracts with and maintain a good working relationship with PFHOF. We have entered into several agreements with PFHOF, including: (i) a First Amended and Restated License Agreement, dated September 16, 2019 (the “License Agreement”), (ii) a Media License Agreement, dated November 12, 2019 (the “Media License Agreement”), and (iii) a Shared Services Agreement, dated June 30, 2020 (the “Shared Services Agreement”). If we were to lose or have to renegotiate the License Agreement, the Media License Agreement or the Shared Services Agreement, our business may be adversely affected.

Changes in consumer tastes and preferences for sports and entertainment products could reduce demand for our offerings and products and adversely affect the profitability of our business.

The success of our business depends on our ability to consistently provide, maintain and expand attractions and events as well as create and distribute media programming, online material and consumer products that meet changing consumer preferences. Consumers who are fans of professional football will likely constitute a substantial majority of the attendance to Hall of Fame Village powered by Johnson Controls, and our success depends in part on the continued popularity of professional football and on our ability to successfully predict and adapt to tastes and preferences of this consumer group. If our sports and entertainment offerings and products do not achieve sufficient consumer acceptance or if consumer preferences change or consumers are drawn to other spectator sports and entertainment options, our business, financial condition or results of operations could be materially adversely affected. In the past, we have hosted major professional football events, as well as other musical and live entertainment events, and we can provide no assurance that we will be able to continue to host such events.

Incidents or adverse publicity concerning Hall of Fame Village powered by Johnson Controls could harm our reputation as well as negatively impact our revenues and profitability.

Our reputation is an important factor in the success of our business. Our ability to attract and retain guests depends, in part, upon the external perceptions of our Company, the brands we are associated with, the quality of Hall of Fame Village powered by Johnson Controls and its services and our corporate and management integrity. If market recognition or the perception of Hall of Fame Village powered by Johnson Controls diminishes, there may be a material adverse effect on our revenues, profits and cash flow. In addition, the operations of Hall of Fame Village powered by Johnson Controls, particularly the Hall of Fame Indoor Waterpark, involve the risk of accidents, illnesses, environmental incidents and other incidents which may negatively affect the perception of guest and employee safety, health, security and guest satisfaction and which could negatively impact our reputation, reduce attendance at our facilities and negatively impact our business and results of operations.

We rely on sponsorship contracts to generate revenues.

We will receive a portion of our annual revenues from sponsorship agreements, including the amended and restated sponsorship and naming rights agreement, dated as of July 2, 2020 (the “Naming Rights Agreement”), by and among HOF Village, PFHOF and Johnson Controls, Inc., a Wisconsin corporation (“Johnson Controls”), the sponsorship and services agreement, dated as of December 19, 2018, as amended (the “Constellation Sponsorship Agreement”), by and among HOF Village, PFHOF and Constellation NewEnergy, Inc., a Delaware corporation (“Constellation”), and other sponsorship agreements for various content, media and live events produced at Hall of Fame Village powered by Johnson Controls such as title, official product and promotional partner sponsorships, billboards, signs and other media. We are continuously in negotiations with existing sponsors and actively seeking new sponsors as there is significant competition for sponsorships. Some of our live events may not secure a title sponsor, may not secure a sufficient number of sponsorships on favorable terms, or may not secure sponsorships sufficiently enough in advance of an event, which may lead to event cancellations or otherwise adversely affect the revenue generated from such events.

The Naming Rights Agreement is scheduled to expire on December 31, 2034, but provides termination rights both to (a) HOF Village and PFHOF and (b) Johnson Controls, which may be exercised in the event the other party breaches any of its covenants and agreements under the Naming Rights Agreement beyond certain notice and cure periods, applies for or consents to the appointment of a custodian of any kind with respect to all or substantially all of its assets, becomes insolvent or is unable to pay its debts generally as they become due, makes a general assignment for the benefit of its creditors, files a voluntary petition seeking relief under any bankruptcy law, or an involuntary petition is filed by a creditor under any bankruptcy law and is approved by a court of competent jurisdiction. Additionally, Johnson Controls has a right to terminate the Naming Rights Agreement if Phase II is not open for business by January 2, 2024 and if HOF Village is in default beyond applicable notice and cure periods under certain agreements, such as the Technology as a Service Agreement, any loan document evidencing or securing any construction loan with respect to the Hall of Fame Village powered by Johnson Controls and any agreement with its general contractor with respect to the construction of the Hall of Fame Village powered by Johnson Controls, among others.

The Constellation Sponsorship Agreement is scheduled to expire on December 31, 2029, but provides termination rights both to (a) HOF Village and PFHOF and (b) Constellation, which may be exercised if a party would suffer material damage to its reputation by association with the other party or if there is an event of default. An event of default under the Constellation Sponsorship Agreement includes a party’s failure to perform its material obligations for 60 days after receiving written notice from the other party and failure to cure such default; a party’s becoming insolvent or filing a voluntary petition in bankruptcy; a party’s being adjudged bankrupt; an involuntary petition under any bankruptcy or insolvency law being filed against a party; a party’s sale, assignment or transfer of all or substantially all of its assets (other than to an affiliate in the case of HOF Village or PFHOF). Additionally, Constellation has a right to terminate the Constellation Sponsorship Agreement effective as of December 31, 2023 for failure to recover its investment in the form of new business, if it provides written notice on or prior to December 1, 2022.

Loss of our existing title sponsors or other major sponsorship agreements, including the Naming Rights Agreement and Constellation Sponsorship Agreement, or failure to secure sponsorship agreements in the future on favorable terms, could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely affected by declines in discretionary consumer spending, consumer confidence and general and regional economic conditions.

Our success depends to a significant extent on discretionary consumer spending, which is heavily influenced by general economic conditions and the availability of discretionary income. The current economic downturn as a result of COVID-19, coupled with high volatility and uncertainty as to the future global economic landscape, has had an adverse effect on consumers’ discretionary income and consumer confidence. Future volatile, negative or uncertain economic conditions and recessionary periods or periods of significant inflation may adversely impact attendance and guest spending levels at Hall of Fame Village powered by Johnson Controls, which would materially adversely affect our business, financial condition and results of operations.

Hall of Fame Village powered by Johnson Controls will be located in Canton, Ohio. The concentration of our operations in this market exposes us to greater risks than if our operations were more geographically diverse. As a result, negative developments in the local economic conditions in the Midwest region, particularly those impacting travel, hotel or other real estate operations, could reduce guest attendance, negatively impact consumer spending, increase tenant defaults and otherwise have a material adverse effect on our profitability.

Other factors that can affect consumer spending and confidence include severe weather, hurricanes, flooding, earthquakes and other natural disasters, elevated terrorism alerts, terrorist attacks, military actions, air travel concerns, outbreaks of disease, and geopolitical events, as well as various industry and other business conditions, including an ever increasing number of sporting and entertainment options that compete for discretionary spending. Such factors or incidents, even if not directly impacting us, can disrupt or otherwise adversely impact the spending sentiment and interest of our present or potential customers and sponsors.

Hall of Fame Village powered by Johnson Controls will operate in highly competitive industries and our revenues, profits or market share could be harmed if we are unable to compete effectively.

We will face substantial competition in each of our businesses. For example:

●	Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex and the Center for Performance will compete with other facilities and venues across the region and country for hosting concerts, athletic events (including professional sports events, sports camps and tournaments) and other major conventions;

●	Hall of Fame Village Media will compete (i) with other media and content producers to obtain creative and performing talent, sports and other programming content, story properties, advertiser support, distribution channels and market share and (ii) for viewers with other broadcast, cable and satellite services as well as with home entertainment products, new sources of broadband and mobile delivered content and internet usage;

●	The Hall of Fame Indoor Waterpark, the Hall of Fame hotels, and the Hall of Fame retail promenade, if and when completed, will compete for guests with other theme parks and resorts, such as Cedar Point, located in Sandusky, Ohio, and other theme parks, retail and tourist destinations in Ohio and around the country, and with other forms of entertainment, lodging, tourism and recreation activities; and

●	The planned Constellation Center for Excellence will compete for tenants with other suppliers of commercial and/or retail space.

Competition in each of these areas may increase as a result of technological developments, changes in consumer preferences, economic conditions, changes in market structure and other factors that affect the recreation, entertainment, vacation, retail, tourism and leisure industries generally. Increased competition may divert consumers from Hall of Fame Village powered by Johnson Controls to other forms of entertainment, which could reduce our revenue or increase our marketing costs. Our competitors may have substantially greater financial resources than we do, and they may be able to adapt more quickly to changes in consumer preferences or devote greater resources to promotion of their offerings and services or to development or acquisition of offerings and services that are perceived to be of a higher quality or value than our offerings and services. As a result, we may not be able to compete successfully against such competitors.

We may not be able to fund capital expenditures and investment in future attractions and projects.

A principal competitive factor for Hall of Fame Village powered by Johnson Controls is the originality and perceived quality of its events, attractions and offerings. Even after completion of the various components of the Hall of Fame Village powered by Johnson Controls, we will need to make continued capital investments through maintenance and the regular addition of new events, attractions and offerings. Our ability to fund capital expenditures will depend on our ability to generate sufficient cash flow from operations and to raise capital from third parties. We cannot assure you that our operations will be able to generate sufficient cash flow to fund such costs, or that we will be able to obtain sufficient financing on adequate terms, or at all, which could cause us to delay or abandon certain projects or plans.

The high fixed cost structure of the Company’s operations may result in significantly lower margins if revenues decline.

We expect a large portion of our operating expenses to be relatively fixed because the costs for full-time employees, maintenance, utilities, advertising and insurance will not vary significantly with attendance. These fixed costs may increase at a greater rate than our revenues and may not be able to be reduced at the same rate as declining revenues. If cost-cutting efforts are insufficient to offset declines in revenues or are impracticable, we could experience a material decline in margins, revenues, profitability and reduced or negative cash flows. Such effects can be especially pronounced during periods of economic contraction or slow economic growth.

Increased labor costs, labor shortages or labor disruptions could reduce our profitability.

Because labor costs are and will continue to be a major component of our operating expenses, higher labor costs could reduce our profitability. Higher labor costs could result from, among other things, labor shortages that require us to raise labor rates in order to attract employees, and increases in minimum wage rates. Higher employee health insurance costs could also adversely affect our profitability. Additionally, increased labor costs, labor shortages or labor disruptions by employees of our third-party contractors and subcontractors could disrupt our operations, increase our costs and affect our profitability.

Cyber security risks and the failure to maintain the integrity of internal or guest data could result in damages to our reputation, the disruption of operations and/or subject us to costs, fines or lawsuits.

We anticipate that we will collect and retain large volumes of internal and guest data, including credit card numbers and other personally identifiable information, for business purposes, including for transactional or target marketing and promotional purposes, and our various information technology systems enter, process, summarize and report such data. We also expect to maintain personally identifiable information about our employees. The integrity and protection of our guest, employee and company data will be critical to our business and our guests and employees are likely to have a high expectation that we will adequately protect their personal information. The regulatory environment, as well as the requirements imposed on us by the credit card industry, governing information, security and privacy laws is increasingly demanding and continues to evolve. Maintaining compliance with applicable security and privacy regulations may increase our operating costs and/or adversely impact our ability to market our theme parks, products and services to our guests.

We also expect to rely on accounting, financial and operational management information technology systems to conduct our operations. If these information technology systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, our business, financial condition and results of operations could be materially adversely affected.

We may face various security threats, including cyber security attacks on our data (including our vendors’ and guests’ data) and/or information technology infrastructure. Although we will utilize various procedures and controls to monitor and mitigate these threats, there can be no assurance that these procedures and controls will be sufficient to prevent penetrations or disruptions to our systems. Furthermore, a penetrated or compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of guest, employee or company data which could harm our reputation or result in remedial and other costs, fines or lawsuits and require significant management attention and resources to be spent. In addition, our insurance coverage and indemnification arrangements that we enter into, if any, may not be adequate to cover all the costs related to cyber security attacks or disruptions resulting from such events. To date, cyber security attacks directed at us have not had a material impact on our financial results. Due to the evolving nature of security threats, however, the impact of any future incident cannot be predicted.

Investors are subject to litigation risk and their respective investments in the shares of our Common Stock may be lost as a result of our legal liabilities or the legal liabilities of our affiliates.

We or our affiliates may from time to time be subject to claims by third parties and may be plaintiffs or defendants in civil proceedings, including in connection with the development and operations of Hall of Fame Village powered by Johnson Controls. In January 2018, several subcontractors who helped construct the Tom Benson Hall of Fame Stadium filed mechanics’ liens against the stadium. Although we have settled these particular claims, there can be no assurance that similar claims will not be brought in the future if we cannot generate the revenue that we forecast or raise sufficient capital to pay contractors in connection with constructing other components of the project. The expense of prosecuting claims, for which there is no guarantee of success, and/or the expense of defending against claims by third parties and paying any amounts pursuant to settlements or judgments, would generally be borne by the Company and could result in the reduction or complete loss of all of the assets of the Company, which could result in the loss of your entire investment.

Our business may be adversely affected by tenant defaults or bankruptcy.

Our business may be adversely affected if any future tenants at the Constellation Center for Excellence or Hall of Fame retail promenade default on their obligations to us. A default by a tenant may result in the inability of such tenant to re-lease space from us on economically favorable terms, or at all. In the event of a default by a tenant, we may experience delays in payments and incur substantial costs in recovering our losses. In addition, our tenants may file for bankruptcy or be involved in insolvency proceedings and we may be required to expense costs associated with leases of bankrupt tenants and may not be able to replace future rents for tenant space rejected in bankruptcy proceedings, which could adversely affect our properties. Any bankruptcies of our tenants could make it difficult for us to enforce our rights as lessor and protect our investment.

Fluctuations in real estate values may require us to write down the carrying value of our real estate assets or investments.

Real estate valuations are subject to significant variability and fluctuation. The valuation of our real estate assets or real estate investments is inherently subjective and based on the individual characteristics of each asset. Factors such as competitive market supply and demand for inventory, changes in laws and regulations, political and economic conditions and interest and inflation rate fluctuations subject our valuations to uncertainty. Our valuations are or will be made on the basis of assumptions that may not prove to reflect economic or demographic reality. If the real estate market deteriorates, we may reevaluate the assumptions used in our analyses. As a result, adverse market conditions may require us to write down the book value of certain real estate assets or real estate investments and some of those write-downs could be material. Any material write-downs of assets could have a material adverse effect on our financial condition and results of operations.

Our property taxes could increase due to rate increases or reassessments or the imposition of new taxes or assessments or loss of tax credits, which may adversely impact our financial condition and results of operations.

We are required to pay state and local real property taxes and assessments on our properties. The real property taxes and assessments on our properties may increase as property or special tax rates increase or if our properties are assessed or reassessed at a higher value by taxing authorities. In addition, if we are obligated to pay new taxes or if there are increases in the property taxes and assessments that we currently pay, our financial condition and results of operations could be adversely affected. We are relying on various forms of public financing to finance the development and operations of the Company.

Our insurance coverage may not be adequate to cover all possible losses that we could suffer and our insurance costs may increase.

We seek to maintain comprehensive insurance coverage at commercially reasonable rates. Although we maintain various safety and loss prevention programs and carry property and casualty insurance to cover certain risks, our insurance policies do not cover all types of losses and liabilities. There can be no assurance that our insurance will be sufficient to cover the full extent of all losses or liabilities for which we are insured, and we cannot guarantee that we will be able to renew our current insurance policies on favorable terms, or at all. In addition, if we or other theme park operators sustain significant losses or make significant insurance claims, then our ability to obtain future insurance coverage at commercially reasonable rates could be materially adversely affected.

Our operations and our ownership of property subject us to environmental requirements, and to environmental expenditures and liabilities.

We incur costs to comply with environmental requirements, such as those relating to water use, wastewater and storm water management and disposal, air emissions control, hazardous materials management, solid and hazardous waste disposal, and the clean-up of properties affected by regulated materials.

We may be required to investigate and clean-up hazardous or toxic substances or chemical releases, and other releases, from current or formerly owned or operated facilities. In addition, in the ordinary course of our business, we generate, use and dispose of large volumes of water, which requires us to comply with a number of federal, state and local regulations and to incur significant expenses. Failure to comply with such regulations could subject us to fines and penalties and/or require us to incur additional expenses.

We cannot assure you that we will not incur substantial costs to comply with new or expanded environmental requirements in the future or to investigate or clean-up new or newly identified environmental conditions, which could also impair our ability to use or transfer the affected properties and to obtain financing.

Our planned sports betting, fantasy sports and eSports operations are subject to a variety of U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business. Any change in existing regulations or their interpretation, or the regulatory climate applicable to our products and services, or changes in tax rules and regulations or interpretation thereof related to our products and services, could adversely impact our ability to operate our business as currently conducted or as we seek to operate in the future, which could have a material adverse effect on our financial condition and results of operations.

Our planned sports betting, fantasy sports and eSports operations are generally subject to laws and regulations relating to sports betting, fantasy sports and eSports in the jurisdictions in which we are planning to conduct such operations or in some circumstances, in those jurisdictions in which we offer our services or they are available, as well as the general laws and regulations that apply to all e-commerce businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material impact on our operations and financial results. In particular, some jurisdictions have introduced regulations attempting to restrict or prohibit online gaming, while others have taken the position that online gaming should be licensed and regulated and have adopted or are in the process of considering legislation and regulations to enable that to happen. Additionally some jurisdictions in which we may operate could presently be unregulated or partially regulated and therefore more susceptible to the enactment or change of laws and regulations.

In May 2018, the U.S. Supreme Court struck down as unconstitutional the Professional and Amateur Sports Protection Act of 1992 (“PASPA”). This decision has the effect of lifting federal restrictions on sports betting and thus allows states to determine by themselves the legality of sports betting. Since the repeal of PASPA, several states (including Washington D.C.) have legalized online sports betting. To the extent new real money gaming or sports betting jurisdictions are established or expanded, we cannot guarantee that we will be successful in penetrating such new jurisdictions. If we are unable to effectively develop and operate directly or indirectly within existing or new jurisdictions or if our competitors are able to successfully penetrate geographic jurisdictions that we cannot access or where we face other restrictions, there could be a material adverse effect on our sports betting, fantasy sports and eSports operations. Our failure to obtain or maintain the necessary regulatory approvals in jurisdictions, whether individually or collectively, would have a material adverse effect on our business. To operate in any jurisdiction, we may need to be licensed and obtain approvals of our product offerings. This is a time-consuming process that can be extremely costly. Any delays in obtaining or difficulty in maintaining regulatory approvals needed for expansion within existing jurisdictions or into new jurisdictions can negatively affect our opportunities for growth, including the growth of our customer base, or delay our ability to recognize revenue from our offerings in any such jurisdictions.

Future legislative and regulatory action, and court decisions or other governmental action, may have a material impact on our planned sports betting, fantasy sports and eSports operations. Governmental authorities could view us as having violated local laws, despite our efforts to obtain all applicable licenses or approvals. There is also a risk that civil and criminal proceedings, including class actions brought by or on behalf of prosecutors or public entities or incumbent monopoly providers, or private individuals, could be initiated against us, Internet service providers, credit card and other payment processors, advertisers and others involved in the sports betting industry. Such potential proceedings could involve substantial litigation expense, penalties, fines, seizure of assets, injunctions or other restrictions being imposed upon us or our licensees or other business partners, while diverting the attention of key executives. Such proceedings could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as impact our reputation.

The growth prospects of our planned sports betting operations depend on the legal status of real-money gaming in various jurisdictions, predominantly within the United States, which is an initial area of focus, and legalization may not occur in as many states as we expect, or may occur at a slower pace than we anticipate. Additionally, even if jurisdictions legalize real money gaming, this may be accompanied by legislative or regulatory restrictions and/or taxes that make it impracticable or less attractive to operate in those jurisdictions, or the process of implementing regulations or securing the necessary licenses to operate in a particular jurisdiction may take longer than we anticipate, which could adversely affect our future results of sports betting operations and make it more difficult to meet our expectations for financial performance.

A number of states have legalized, or are currently considering legalizing, real money gaming, and the growth prospects of our planned sports betting operations are significantly dependent upon such legalization. The legalization of real money gaming may not occur as we have anticipated. Additionally, if a large number of additional states or the federal government enact real money gaming legislation and we are unable to obtain, or are otherwise delayed in obtaining the necessary licenses to operate online sports betting websites in U.S. jurisdictions where such games are legalized, our future growth in online sports betting could be materially impaired.

As we enter into new jurisdictions, states or the federal government may legalize real money gaming in a manner that is unfavorable to us. As a result, we may encounter legal, regulatory and political challenges that are difficult or impossible to foresee and which could result in an unforeseen adverse impact on planned revenues or costs associated with the new opportunity. For example, certain states require a relationship with a land-based, licensed casino for online Sportsbook access. States that have established state-run monopolies may limit opportunities for private sector participants like us. States also impose substantial tax rates on online sports betting revenue, in addition to sales taxes in certain jurisdictions and a federal excise tax of 25 basis points on the amount of each wager.

Therefore, even in cases in which a jurisdiction purports to license and regulate sports betting, the licensing and regulatory regimes can vary considerably in terms of their business-friendliness and at times may be intended to provide incumbent operators with advantages over new licensees. Therefore, some “liberalized” regulatory regimes are considerably more commercially attractive than others.

Failure to comply with regulatory requirements in a particular jurisdiction, or the failure to successfully obtain a license or permit applied for in a particular jurisdiction, could impact our ability to comply with licensing and regulatory requirements in other jurisdictions, or could cause the rejection of license applications or cancelation of existing licenses in other jurisdictions, or could cause financial institutions, online and mobile platforms, advertisers and distributors to stop providing services to us which we rely upon to receive payments from, or distribute amounts to, our users, or otherwise to deliver and promote our services.

Compliance with the various regulations applicable to fantasy sports and real money gaming is costly and time-consuming. Regulatory authorities at the non-U.S., U.S. federal, state and local levels have broad powers with respect to the regulation and licensing of fantasy sports and real money gaming operations and may revoke, suspend, condition or limit our fantasy sports or real money gaming licenses, impose substantial fines on us and take other actions, any one of which could have a material adverse effect on our business, financial condition, results of operations and prospects. These laws and regulations are dynamic and subject to potentially differing interpretations, and various legislative and regulatory bodies may expand current laws or regulations or enact new laws and regulations regarding these matters. We will strive to comply with all applicable laws and regulations relating to our business. It is possible, however, that these requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules. Non-compliance with any such law or regulations could expose us to claims, proceedings, litigation and investigations by private parties and regulatory authorities, as well as substantial fines and negative publicity, each of which may materially and adversely affect our business.

Any fantasy sports or real money gaming license obtained could be revoked, suspended or conditioned at any time. The loss of a license in one jurisdiction could trigger the loss of a license or affect our eligibility for such a license in another jurisdiction, and any of such losses, or potential for such loss, could cause us to cease offering some or all of our offerings in the impacted jurisdictions. We may be unable to obtain or maintain all necessary registrations, licenses, permits or approvals, and could incur fines or experience delays related to the licensing process, which could adversely affect our operations. Our delay or failure to obtain or maintain licenses in any jurisdiction may prevent us from distributing our offerings, increasing our customer base and/or generating revenues. We cannot assure you that we will be able to obtain and maintain the licenses and related approvals necessary to conduct our planned sports betting operations. Any failure to maintain or renew our licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth prospects and market potential for our proposed sports betting, fantasy sports and eSports operations will depend on our ability to obtain licenses to operate in a number of jurisdictions and if we fail to obtain such licenses our business, financial condition, results of operations and prospects could be impaired.

Our ability to grow our proposed sports betting, fantasy sports and eSports operations will depend on our ability to obtain and maintain licenses to offer our product offerings in a large number of jurisdictions or in heavily populated jurisdictions. If we fail to obtain and maintain licenses in large jurisdictions or in a greater number of mid-market jurisdictions, this may prevent us from expanding the footprint of our product offerings, increasing our user base and/or generating revenues. We cannot be certain that we will be able to obtain and maintain licenses and related approvals necessary to conduct our proposed sports betting, fantasy sports and eSports operations. Any failure to obtain and maintain licenses, registrations, permits or approvals could have a material adverse effect on our business, financial condition, results of operations and prospects.

Negative events or negative media coverage relating to, or a declining popularity of, fantasy sports, sports betting, the underlying sports or athletes, or online sports betting in particular, or other negative coverage may adversely impact our ability to retain or attract users, which could have an adverse impact on our proposed sports betting, fantasy sports and eSports operations.

Public opinion can significantly influence our business. Unfavorable publicity regarding us, for example, our product changes, product quality, litigation, or regulatory activity, or regarding the actions of third parties with whom we have relationships or the underlying sports (including declining popularity of the sports or athletes) could seriously harm our reputation. In addition, a negative shift in the perception of sports betting by the public or by politicians, lobbyists or others could affect future legislation of sports betting, which could cause jurisdictions to abandon proposals to legalize sports betting, thereby limiting the number of jurisdictions in which we can operate such operations. Furthermore, illegal betting activity by athletes could result in negative publicity for our industry and could harm our brand reputation. Negative public perception could also lead to new restrictions on or to the prohibition of sports betting in jurisdictions in which such operations are currently legal. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customer base and result in decreased revenue or slower user growth rates, which could seriously harm our business.

The suspension or termination of, or the failure to obtain, any business or other licenses may have a negative impact on our business.

We maintain a variety of business licenses issued by federal, state and local authorities that are renewable on a periodic basis. We cannot guarantee that we will be successful in renewing all of our licenses on a periodic basis. The suspension, termination or expiration of one or more of these licenses could materially adversely affect our revenues and profits. Any changes to the licensing requirements for any of our licenses could affect our ability to maintain the licenses. In addition, we do not yet have all of the appropriate licenses required for our operations, including liquor licenses. The failure to obtain liquor or other licenses may negatively impact our business.

Delays or restrictions in obtaining permits for capital investments could impair our business.

Our capital investments require regulatory permits from one or more governmental agencies in order to build new theme parks, attractions and shows. Such permits are typically issued by state agencies, but federal and local governmental permits may also be required. The requirements for such permits vary depending on the location of such capital investments. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions that may be imposed in connection with the granting of the permit. Therefore, our capital investments in certain areas may be delayed, interrupted or suspended for varying lengths of time, causing a loss of revenue to us and adversely affecting our results of operations.

We received a subpoena request from the Auditor of the State of Ohio requesting documents related to the funding of the Tom Benson Hall of Fame Stadium, and we could in the future receive other subpoenas or requests related to this or other matters.

On March 26, 2019, we received an administrative subpoena (the “Subpoena”) from the Auditor of the State of Ohio (the “Ohio Auditor”). The Subpoena required us to furnish a broad range of documents related to the funding sources and disbursements relating to the construction of the Tom Benson Hall of Fame Stadium and related youth fields to the Ohio Auditor by April 30, 2019. We believe we have provided copies of all of the requested documents in our files on the compliance date in a timely manner, and we intend to continue to cooperate with the Ohio Auditor in its investigation of this matter. We believe the investigation is in its preliminary stages, however, we cannot predict the ultimate scope, duration or outcome or any findings the Ohio Auditor may make as part of its investigation. We could in the future receive other regulatory or governmental information requests or subpoenas, or be subject to other actions, investigations or proceedings, the outcome of which could materially adversely affect our business or prospects.

The maturity date of the Bridge Loan, which is secured by substantially all of our assets, was extended to November 30, 2020; however, we have previously received notices of default under this agreement (which previous defaults were waived). While this agreement was amended to extend the time within which we must repay the debt in full to November 30, 2020, there can be no assurance that we will be able to repay the obligation upon maturity to avoid a future default.

HOF Village entered into the $65 million Bridge Loan on March 20, 2018 with the Lenders and GACP, as administrative agent (the “Term Loan Agreement”). On August 17, 2018, we received a notice of default from GACP (which default was waived) due to our failure to receive cash proceeds from the issuance to us of a permitted loan, or the issuance by us of equity, in an aggregate net amount of not less than $75 million by August 15, 2018 (the “Fundraising Obligation”). Pursuant to an amendment entered into on September 14, 2018, the deadline for the Fundraising Obligation was extended to December 31, 2018 and the interest rate paid to the Lenders was increased to 11% per annum above the prime rate from August 1, 2018 onwards. Pursuant to an amendment entered into on February 19, 2019, the terms of the Fundraising Obligations were further revised, the deadline for the fulfilment of the Fundraising Obligations was extended to March 1, 2019 (or the maturity date, if certain requirements have been met), and the Fundraising Obligation covenant was fully and permanently waived in connection with the deadline extension. We entered into another amendment to the Bridge Loan on August 15, 2019, which extended the maturity date of the Bridge Loan to September 13, 2019. On September 17, 2019, we received a notice of default from GACP due to our failure to pay the principal balance of the Bridge Loan together with interest, fees and other costs in full. We entered into another amendment to the Bridge Loan on November 16, 2019, which further extended the maturity date of the Bridge Loan to October 31, 2020, and required a $25 million principal payment on April 30, 2020, and the applicable interest rate paid to the Lenders was increased to 12% per annum. We did not make the required $25 million principal payment on April 30, 2020. On June 30, 2020, we entered into another amendment to the Bridge Loan, which further extended the maturity date to November 30, 2020, updated certain defined terms to align with the final transaction structure resulting from the Business Combination, specified the Gordon Pointe Transaction Prepayment Amount, added a fee payable to certain Lenders relative to the amounts owed after giving effect to the Gordon Pointe Transaction Prepayment Amount, amended various provisions related to mandatory prepayments of outstanding amounts owed under the Term Loan Agreement (including, but not limited to, prepayments cue in connection with future equity and debt raises) and other minor amendment regarding HOF Village Hotel II, LLC and Mountaineer GM LLC to facilitate their planned operations.

On July 1, 2020, we used proceeds from the Business Combination to pay $15.5 million on the Bridge Loan, while an additional $15.0 million converted into equity in HOFRE. The remaining balance of the Bridge Loan following the Business Combination was approximately $34.5 million. While we expect to secure sufficient capital to repay our indebtedness under our Bridge Loan, currently, we do not have the capital to repay the Bridge Loan in full upon maturity and we cannot provide any assurance that we will be able to source such capital by the Bridge Loan maturity date. Our inability to repay the obligations under the Bridge Loan when due would result in another default under the Bridge Loan, which, if enforced, would (a) cause all obligations under the Bridge Loan to become immediately due and payable and (b) grant GACP, as administrative agent, the right to take any or all actions and exercise any remedies available to a secured party under the relevant documents or applicable law or in equity, including commencing foreclosure proceedings on our properties. To the extent we do not have sufficient funds to pay the outstanding balance at maturity, an affiliate of Industrial Realty Group has agreed to advance funds to the Company to pay off the Bridge Loan, under the terms of the guarantee. As a result, Industrial Realty Group would become a lender to the Company with a maturity date of August 2021. As of June 30, 2020, Industrial Realty Group had advanced $22.3 million to HOF Village under IRG November Note. Any other future advances under the IRG November Note require the approval of both HOF Village and Industrial Realty Group (each in their sole discretion), except for advances required to prevent a default under the Bridge Loan (which advances Industrial Realty Group may make without HOF Village’s consent). Additionally, we have reached an agreement with Industrial Realty Group that in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Bridge Loan under the guaranty or otherwise and assume the role of Lender, (i) certain mandatory prepayment provisions will be deleted and no longer be applicable, (ii) the maturity date of the Term Loan Agreement will be extended to August 31, 2021 and (iii) we will not be required to pay to any IRG Entity any principal, interest, or other obligations due under the Term Loan Agreement if payment of such amounts would cause the borrowers to violate applicable Nasdaq or securities-law requirements. The IRG November Note is intended to provide us with available funding that can help prevent a default under the Bridge Loan and, if approved by Industrial Realty Group and HOF Village and not otherwise depleted, to provide additional working capital to the Company and/or to pay all or some portion of the remaining balance of the Bridge Loan. Industrial Realty Group exchanged $9.0 million of the amount outstanding under the IRG November Note for the PIPE Notes issued by HOFRE at the time of the closing of the Business Combination and, at present, the outstanding balance of the IRG November Note is $13.3 million.

In addition to amounts advanced under the IRG November Note, various affiliates of Industrial Realty Group have advanced other funds to us and our subsidiaries, of which approximately $2.2 million is classified as “New ACC Funded Debt”, approximately $3.5 million is classified as IRG “preferred equity”, and approximately $0.1 million is classified as “ACC Funded Debt”. These figures include four advances totaling $1.1 million made under the IRG November Note since March 31, 2020, but do not include the PIK interest which has accrued on all advances from date of funding.

There can be no assurance that we will be able to meet certain construction deadlines under a Letter of Representations, which could cause a cross-default under the Bridge Loan.

If construction is delayed for any reason and we do not meet certain construction deadlines, we could be in breach of a letter of representations agreement with the Canton City School District and Stark County Port Authority (the “Letter of Representations”). A breach of the Letter of Representations would cause a cross-default under the Bridge Loan. If we default on our obligations under the Bridge Loan, GACP could accelerate the entire amount of the Bridge Loan, declare the unpaid balance (plus interest, fees and expenses) immediately due and payable and take other action to enforce the Bridge Loan, including foreclosure of substantially all of our assets that secure the Bridge Loan. An affiliate of Industrial Realty Group has guaranteed certain payment obligations under the Bridge Loan in the event of a default. Additionally, we have reached an agreement with Industrial Realty Group that in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Bridge Loan under the guaranty or otherwise and assume the role of Lender (as defined in the Term Loan Agreement), (i) certain mandatory prepayment provisions will be deleted and no longer be applicable, (ii) the maturity date of the Term Loan Agreement will be extended to August 31, 2021 and (iii) we will not be required to pay to any IRG Entity any principal, interest, or other obligations due under the Term Loan Agreement if payment of such amounts would cause Borrowers to violate applicable Nasdaq or securities-law requirements.

In connection with the Bridge Loan, HOF Village entered into a mortgage granting a security interest in its rights to certain premises that HOF Village leases from the Canton City School District and Stark County Port Authority. The Letter of Representations provides that any lien created by the mortgage or any other security interest granted in such premises in connection with the Bridge Loan will attach only to HOF Village’s and the other Borrowers’ interest in such premises and would remain subordinate to and not disturb the rights and interests of the City of Canton, Ohio, the Canton City School District, Stark County Port Authority, PFHOF, the State of Ohio, Plain Local School District, the Canton Symphony Orchestra, and persons identified as benefitted parties under any TIF revenue bond declaration. Additionally, the Letter of Representations provides that HOF Village and its relevant affiliates will remain bound to fulfill their respective obligations under the existing ground leases, project leases and certain other agreements with the Canton City School District and Stark County Port Authority and that HOF Village will cause certain payments to be made to Canton City School District and Stark County Port Authority.

If we do not receive sufficient capital to substantially repay our indebtedness, our indebtedness may have a material adverse effect on our business, our financial condition and results of operations and our ability to secure additional financing in the future, and we may not be able to raise sufficient funds to repay our indebtedness.

Following the July 1, 2020 closing of the Business Combination, the Company’s capital structure includes debt and debt-like obligations consisting of the following principal amounts:

●	approximately $34.5 million of secured indebtedness outstanding under the Bridge Loan (approximately $15.0 million of which is the principal portion of what is referred to in the Merger Agreement as the IRG, LLC Funded Debt Commitments);

●	approximately $9.7 million of indebtedness to Development Finance Authority of Summit County, Ohio, representing tax-increment financing proceeds;

●	approximately $5.6 million of indebtedness outstanding pursuant to a loan and security agreement by and among JCIHOFV Financing, LLC (a wholly-owned subsidiary of the Company), HOF Village, PFHOF, other lenders and Wilmington Trust, National Association, as agent, collateralized by the Naming Rights Agreement;

●	approximately $20.7 million of 10.0% unsecured subordinated convertible notes, of which approximately $7 million are classified as “Company Convertible Notes” and $13.7 million are classified as “New Company Convertible Notes” under the Merger Agreement;

●	approximately $1.3 million of indebtedness outstanding pursuant to a promissory note, dated July 10, 2017, by HOF Village in favor of PFHOF;

●	approximately $1.9 million of indebtedness to Home Federal Savings and Loan Association of Niles;

●	approximately $13.4 million of indebtedness outstanding pursuant to the IRG November Note;

●	approximately $2.2 million drawn on a loan facility of up to $3.0 million with New Market Project, Inc., the proceeds of which are to be used for the development of the McKinley Grand Hotel;

●	approximately $2.6 million drawn on a loan facility of up to $3.5 million with the City of Canton, Ohio;

●	approximately $9.9 million in financing from Constellation through its Efficiency Made Easy (“EME”) program;

●	$390,400 of indebtedness outstanding representing a federal paycheck protection program loan to HOF Village;

●	approximately $4.5 million of indebtedness outstanding pursuant to a promissory note, by HOF Village in favor of JKP Financial, LLC; and

●	$1.0 million drawn on a loan facility with Stark Community Foundation.

If we do not have sufficient funds to repay our debt at maturity, our indebtedness could subject us to many risks that, if realized, would adversely affect us, including the following:

●	our cash flows from operations are currently insufficient to make required payments of principal of and interest on the debt, and a failure to pay would likely result in acceleration of such debt and could result in cross accelerations or cross defaults on other debt;

●	our debt may increase our vulnerability to adverse economic and industry conditions;

●	to the extent that we generate and use any cash flow from operations to make payments on our debt, it will reduce our funds available for operations, development, capital expenditures and future investment opportunities or other purposes;

●	debt covenants limit our ability to borrow additional amounts, including for working capital, capital expenditures, debt service requirements, executing our development plan and other purposes;

●	restrictive debt covenants may limit our flexibility in operating our business, including limitations on our ability to make certain investments; incur additional indebtedness; create certain liens; incur obligations that restrict the ability of our subsidiaries to make payments to us; consolidate, merge or transfer all or substantially all of our assets; or enter into transactions with affiliates;

●	to the extent that our indebtedness bears interest at a variable rate, we are exposed to the risk of increased interest rates;

●	debt covenants may limit our subsidiaries’ ability to make distributions to us;

●	causing an event of default under the Bridge Loan if it is not repaid in full at maturity; and

●	if any debt is refinanced, the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt or equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in a higher interest rate on such refinancing, increases in interest expense could adversely affect our cash flows and results of operations. If we are unable to refinance our debt on acceptable terms or at all, we may be forced to dispose of uncollateralized assets on disadvantageous terms, postpone investments in the development of our properties or the Hall of Fame Village powered by Johnson Controls or default on our debt. In addition, to the extent we cannot meet any future debt service obligations, we will risk losing some or all of our assets that are pledged to secure such obligations.

Our business plan requires additional liquidity and capital resources that might not be available on terms that are favorable to us, or at all.

While our strategy assumes that we will receive sufficient capital to have sufficient working capital, we currently do not have available cash and cash flows from operations to provide us with adequate liquidity for the near-term or foreseeable future. Our current projected liabilities exceed our current cash projections and we have very limited cash flow from current operations. We therefore will require additional capital and/or cash flow from future operations to fund the Company, our debt service obligations and our ongoing business. There is no assurance that we will be able to raise sufficient additional capital or generate sufficient future cash flow from our future operations to fund the Hall of Fame Village powered by Johnson Controls, our debt service obligations or our ongoing business. If the amount of capital we are able to raise, together with any income from future operations, is not sufficient to satisfy our liquidity and capital needs, including funding our current debt obligations, we may be required to abandon or alter our plans for the Company. If we are unable to continue as a going concern, we may have to liquidate our assets, or be foreclosed upon, and may receive less than the value at which those assets are carried on our consolidated financial statements, and it is likely that investors in our Common Stock will lose all or a part of their investment. As discussed in greater detail above, we have previously received notices of default under our Bridge Loan, which is secured by substantially all of our assets (which previous defaults were waived). While we have entered into an amendment to the Term Loan Agreement to extend the maturity date of the Bridge Loan by one month to November 30, 2020 and an affiliate of Industrial Realty Group has guaranteed certain payment obligations of the Company under the Bridge Loan, there can be no assurance that we will be able to repay the obligation upon maturity or otherwise avoid a future default.

Our ability to obtain necessary financing may be impaired by factors such as the health of and access to capital markets, our limited track record and the limited historical financial information available, or the substantial doubt about our ability to continue as a going concern. Any additional capital raised through the sale of additional shares of our capital stock, convertible debt or other equity may dilute the ownership percentage of our stockholders.

We will have to increase leverage to develop the Company, which could further exacerbate the risks associated with our substantial indebtedness.

While we used proceeds from the Business Combination to pay down certain outstanding debt, we will have to take on substantially more debt to complete the construction of the Hall of Fame Village powered by Johnson Controls. We may incur additional indebtedness from time to time in the future to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If and when we incur additional indebtedness, the risks related to our indebtedness could intensify.

We may not be able to generate sufficient cash flow from operations to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We may be unable to generate a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. Until such time as we can service our indebtedness with cash flow from operations, we intend to service our indebtedness from other sources.

If our cash flows, cash on hand and other capital resources are insufficient to fund our debt service obligations, we could face continued and future liquidity concerns and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional indebtedness or equity capital, or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Bridge Loan restricts our ability to dispose of assets and use the proceeds from those dispositions and may also restrict our ability to raise indebtedness or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations.

An affiliate of Industrial Realty Group has guaranteed certain payment obligations of HOF Village under the Bridge Loan in the event of a default by HOF Village. Additionally, we have reached an agreement with Industrial Realty Group that in the event that Industrial Realty Group or any of its affiliates or related entities advance funds to pay off the Bridge Loan under the guaranty or otherwise and assume the role of Lender, (i) certain mandatory prepayment provisions will be deleted and no longer be applicable, (ii) the maturity date of the Term Loan Agreement will be extended to August 31, 2021 and (iii) we will not be required to pay to any IRG Entity any principal, interest, or other obligations due under the Term Loan Agreement if payment of such amounts would cause borrowers to violate applicable Nasdaq or securities-law requirements. If we cannot make scheduled payments on our indebtedness, we will be in default and holders of such indebtedness could declare all outstanding principal and interest to be due and payable, the lenders under the Bridge Loan could terminate their commitments to loan money, other indebtedness could be accelerated and we could be forced into bankruptcy or liquidation.

If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act, or if we fail to maintain adequate internal control over financial reporting, our business, financial condition, and results of operations, and investors’ confidence in us, could be materially and adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports, and current reports. Our failure to prepare and disclose this information in a timely manner and meet our reporting obligations in their entirety could subject us to penalties under federal securities laws and regulations of the Nasdaq, expose us to lawsuits, and restrict our ability to access financing on favorable terms, or at all.

In addition, pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to develop. evaluate and provide a management report of our systems of internal control over financial reporting. During the course of the evaluation of our internal control over financial reporting, we could identify areas requiring improvement and could be required to design enhanced processes and controls to address issues identified through this review. This could result in significant delays and costs to us and require us to divert substantial resources, including management time, from other activities.

If we fail to comply with the requirements of Section 404 on a timely basis this could result in the loss of investor confidence in the reliability of our financial statements, which in turn could, negatively impact the trading price of our stock, and adversely affect investors’ confidence in the Company and our ability to access capital markets for financing.

The requirements of being a public company may strain our resources and distract management

We expect to incur significant costs associated with our public company reporting requirements and costs associated with applicable corporate governance requirements. These applicable rules and regulations are expected to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly than those for privately owned companies that are not registrants with the Commission. Compliance with these rules and regulations may divert management’s attention from other business concerns.

The COVID-19 pandemic could have a material adverse effect on our business.

We are closely monitoring the outbreak of respiratory illness caused by a novel strain of coronavirus, COVID-19. The World Health Organization has declared COVID-19 a “pandemic” and the federal, state and local governments have implemented mandatory closures and other restrictive measures in response to the outbreak. Most large-scale events in the United States have been cancelled, including in the sports industry. These closures, restrictions on travel, stay-at-home orders and other mitigation measures, in addition to the greater public’s concern regarding the spread of coronavirus, have significantly impacted all facets of the economy, and will likely have an adverse impact on our business operations and financial results. The continued spread of coronavirus, or fear thereof, may also delay the implementation of our business strategy. The impact of COVID-19 on the capital markets may impact our future ability to access debt or equity financing.

Disruptions to the supply chain and limitations on large gatherings due to COVID-19 may delay the completion of the construction of the Hall of Fame Village powered by Johnson Controls. Any long term fear of the spread of COVID-19, as well as government shut-down orders, could also affect future attendance at the Hall of Fame Village powered by Johnson Controls. Our Tom Benson Hall of Fame Stadium is used for sports and entertainment events. Attendance at events that we schedule in the stadium could decrease or be restricted, which would further disrupt business operations and likely have an adverse impact on our business and financial results. For example, if the National Football League delayed, suspended or limited attendance for the 2020 football season or future seasons due to the continued spread of COVID-19, consumer interest in football, the Hall of Fame Village powered by Johnson Controls or events at Tom Benson Hall of Fame Stadium may decline.

Even after restrictions loosen, the demand for sports and entertainment events may decrease as fears over travel or attending large-scale events linger due to concerns over the spread of COVID-19. If unemployment levels persist and economic disruption continues, the demand for entertainment activities, travel and other discretionary consumer spending may also decline as consumers have less money to spend. We may be unable to recruit and train employees in sufficient numbers to fully staff our facilities. We may be required to enforce social distancing measures within our facilities by, among other things, limiting the number of people admitted or standing in lines at any time, or adding social distancing signage and markers. We may incur additional costs associated with maintaining the health and safety of our guests and employees, including facility improvements such as additional sanitization stations or requiring the broad use of personal protective equipment. If it is alleged or determined that illness associated with COVID-19 was contracted at one of our facilities, we may suffer reputational damage that could adversely affect attendance and future ticket sales.

Even after we are able to open our facilities, we may elect or be required to close them in the future in response to the continued impact of COVID-19 or outbreaks involving other epidemics. Any decrease in demand for the sports and entertainment industry would likely affect our business and financial results. The extent and duration of the long-term impact of COVID-19 remains uncertain and the full impact on our business operations cannot be predicted.

Risk Related to Our Common Stock and this Offering

Our only significant asset is the ownership of 100% of Newco, and we currently do not intend to pay dividends on our Common Stock. Consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have no direct operations and no significant assets other than the ownership of 100% of Newco, which owns 100% of the interests of HOF Village. We depend on Newco for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Common Stock. Legal and contractual restrictions may limit our ability to obtain cash from Newco. Thus, we do not expect to pay cash dividends on our Common Stock. Any future dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, level of indebtedness, contractual restrictions with respect to payment of dividends, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

We may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject. Accordingly, a stockholder could suffer a reduction in the value of their shares of Common Stock.

An active market for our securities may not develop, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s continued reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established or sustained.

In addition, the price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control, including but not limited to our general business condition, the release of our financial reports and general economic conditions and forecasts. Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future. Any of these factors could have a material adverse effect on your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Anti-takeover provisions contained in our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our board of directors;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our board of directors;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

●	the requirement that a meeting of stockholders may only be called by members of our board of directors or the stockholders holding a majority of our shares, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

Our Certificate of Incorporation provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in HOFRE’s name, actions against directors, officers, stockholders and employees for breach of fiduciary duty, actions under the Delaware general corporation law or under our Certificate of Incorporation, or actions asserting a claim governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. This choice of forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, such exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived its compliance with these laws, rules and regulations.

Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. This choice of forum provision does not exclude stockholders from suing in federal court for claims under the federal securities laws but may limit a stockholder’s ability to bring such claims in a judicial forum that it finds favorable for disputes with HOFRE or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims.

Alternatively, if a court were to find the choice of forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline

The trading market for our securities will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our Company, the trading price for our securities would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our securities could decrease, which might cause our stock price and trading volume to decline.

Our executive officers and directors, and their affiliated entities, along with our six other largest stockholders, own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers and directors, together with entities affiliated with such individuals, along with our six other largest stockholders, will beneficially own approximately 89% of our Common Stock. Accordingly, these stockholders are able to control the election of a majority of our directors and the determination of all corporate actions. This concentration of ownership could delay or prevent a change in control of the Company.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $284,408,742.50 from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants to pay down outstanding amounts under the Bridge Loan with GACP and for general corporate purposes. The Bridge Loan matures on November 30, 2020 and bears interest at a rate of 12% per annum. For additional information regarding the Bridge Loan, see the disclosure above under “Risk Factors – The maturity date of the Bridge Loan, which is secured by substantially all of our assets, was extended to November 30, 2020; however, we have previously received notices of default under this agreement (which previous defaults were waived). While this agreement was amended to extend the time within which we must repay the debt in full to November 30, 2020, there can be no assurance that we will be able to repay the obligation upon maturity to avoid a future default.”

We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

BUSINESS

Hall of Fame Resort & Entertainment Company, a Delaware corporation (“HOFRE”), is a resort and entertainment company located in Canton, Ohio, leveraging the power and popularity of professional football in partnership with the PFHOF. HOF Village, a Delaware limited liability company (“HOF Village”) is HOFRE’s wholly-owned subsidiary and was formed in 2015 by initial equity members IRG Canton Village Member, LLC, a Delaware limited liability company, and Hall of Fame Village, Inc., an Ohio corporation (which transferred its membership interest to its parent, the PFHOF, in 2019). In 2016, HOF Village was rebranded as Hall of Fame Village powered by Johnson Controls based on a strategic long-term naming rights agreement completed with Johnson Controls, a global Fortune 500 company listed on the NYSE. HOFRE expects to create a diversified set of revenue streams through developing themed attractions, premier entertainment programming, sponsorships and media. The strategic plan has been developed in three phases of growth.

The first phase of the Hall of Fame Village powered by Johnson Controls is operational, consisting of the Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex, and HOF Village Media Group, LLC (“Hall of Fame Village Media”). In 2016, HOF Village completed the Tom Benson Hall of Fame Stadium, a sports and entertainment venue with a seating capacity of approximately 23,000. The Tom Benson Hall of Fame Stadium hosts multiple sports and entertainment events, including the NFL Hall of Fame Game, Enshrinement and Concert for Legends during the annual Pro Football Hall of Fame Enshrinement Week. In 2016, HOF Village opened the National Youth Football & Sports Complex, which will consist of eight full-sized, multi-use regulation football fields, five of which have been completed in Phase I. The facility hosts camps and tournaments for football players, as well as athletes from across the country in other sports such as lacrosse, rugby and soccer. In 2017, HOF Village formed a sports and entertainment media company, Hall of Fame Village Media, leveraging the sport of professional football to produce exclusive programming by licensing the extensive content controlled by the PFHOF as well as new programming assets developed from live events such as youth tournaments, camps and sporting events held at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium.

HOFRE is developing new hospitality, attraction and corporate assets surrounding the Pro Football Hall of Fame Museum as part of a Phase II development plan. Plans for future components of the Hall of Fame Village powered by Johnson Controls include two hotels (one on campus and one in downtown Canton about five minutes from campus), the Hall of Fame Indoor Waterpark, the Constellation Center for Excellence (an office building including retail and dining establishments), the Center for Performance (a convention center/field house), and the Hall of Fame Retail Promenade. We are pursuing a differentiation strategy across three pillars, including Destination-Based Assets, the Media Company, and Gaming (including the Fantasy Football League we acquired a majority stake in). Phase III expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a hotel with retail space, a performance center/arena, and multi-family housing.

Leadership

For information regarding HOFRE’s management and leadership team, see below under “Management” in this prospectus.

Business Strategy

Overview

HOFRE’s unique position and multimedia approach makes us the only company of our kind fully poised to capitalize on the popularity of professional football, one of the most popular brands in sports (as measured by total league revenue and number of fans). HOFRE’s principal business objectives are to successfully develop and operate Destination Based Assets such as the Hall of Fame Village powered by Johnson Controls as a premiere destination resort and entertainment company leveraging the expansive popularity of professional football and the Pro Football Hall of Fame; Hall of Fame Village Media taking advantage of direct access to exclusive content; and an gaming vertical including fantasy sports, and potential growth across eGaming and sports betting. The resort and entertainment platform will significantly extend the presence of the Pro Football Hall of Fame, the singular institution focused on promoting and preserving the legends and values of professional football. HOFRE is located in Canton, Ohio, the birthplace of American professional football. It is in a market area with limited themed attractions and within an 8-hour driving distance to nearly half of the NFL franchises. Together with the PFHOF, HOFRE intends to become an elite entertainment venue and premier attraction for the region. The current operational assets of the PFHOF and HOFRE currently attract approximately one million visitors annually.

HOFRE is building a year-round, multi-use destination complex with a master development plan that calls for three Phases. Phase I, already complete, includes The Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex, Hall of Fame Village Media, and complementary, long-term Sponsorship agreements. Phase II, already begun, will add the Hall of Fame Indoor Waterpark, hotels as well as additional attractions, retail and commercial assets. Plans for Phase III include an immersive VR/AR attraction, a hotel with retail space, multi-family housing and certain other components under consideration.

PFHOF is a distinct entity from HOFRE but serves as a material shareholder and aligned partner. The Pro Football Hall of Fame is a 501(c)(3) not-for-profit educational institution that focuses on the education, promotion, preservation and honoring of the individuals and moments that shaped professional football’s history. Since opening in 1963, the Museum has grown in both size and stature. The building was expanded in 1971, 1978 and 1995, and completed major exhibit gallery renovations in 2003, 2008, and 2009. Together, these improvements have transformed the original 19,000 square-foot Hall of Fame museum into an exciting internationally recognized institution and travel destination. The “Future 50” Expansion & Renovation Project has expanded the museum to 118,000 square feet. The two-year, $27 million project was completed in the summer of 2013 after a major renovation to 38,000 square feet of museum space was finished. Today, the Hall of Fame stands as a shining tribute to the over 300 men who have earned their Gold Jackets and made professional football America’s most popular sport. The Pro Football Hall of Fame Museum and the Gold Jacket inductees serve as unique and valuable partners that contribute to the development of the Hall of Fame Village.

About Phase I

HOFRE has invested approximately $250 million of capital to build Phase I of the Hall of Fame Village powered by Johnson Controls and prepare for Phase II and Phase III. Phase I, already complete, includes the Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex, Hall of Fame Village Media, complementary, long-term sponsorship agreements, as well as land and infrastructure to support Phase II and Phase III. HOFRE is executing strategies to significantly increase programming of the Tom Benson Hall of Fame Stadium and National Youth Football & Sports Complex and developing unique media content through Hall of Fame Village Media.

Tom Benson Hall of Fame Stadium

The Tom Benson Hall of Fame Stadium holds up to 23,000 spectators and hosts the annual Pro Football Hall of Fame Enshrinement Week powered by Johnson Controls as well as other premier sporting events such as the Historic Black College Hall of Fame Game, the Ohio State High School Football Championships and the World Youth Football Championships. During the Pro Football Hall of Fame Enshrinement Week, the Tom Benson Hall of Fame Stadium hosts the Hall of Fame Game, the first nationally televised NFL game of the season, and the Hall of Fame Enshrinement for NFL players. The Tom Benson Hall of Fame Stadium is also equipped with cut-away seats, allowing it to serve as an elite concert venue. The Tom Benson Hall of Fame Stadium has hosted performances by national recording artists such as Aerosmith, Tim McGraw, Pitbull, Toby Keith and Maroon 5.

National Youth Football & Sports Complex

The National Youth Football & Sports Complex will consist of eight full sized fields, five of which are completed (four turf fields and one grass field) and three of which are planned for Phase II construction. The facility hosts camps and tournaments for football players as well as athletes from other sports such as lacrosse, rugby and soccer from across the country. Since 2017, the National Youth Football & Sports Complex has hosted the Pro Football Hall of Fame World Youth Championships. The World Youth Championships are a national competition, with a watch list of youth football teams developed by former NFL executives that compete in regional playoffs all over the country. The World Youth Championships allow the best teams in a variety of different weight, age and regional groups to compete at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium. The 2017 and 2018 World Youth Championships featured special guests like PFHOF inductees Ray Lewis and Randy Moss and were broadcast on CBS Sports Network.

Hall of Fame Village Media

In 2017, HOF Village formed a sports and entertainment media company, Hall of Fame Village Media, leveraging the sport of professional football to produce exclusive content, including content developed from live events such as tournaments, camps and sporting events held at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium. Hall of Fame Village Media has the ability to serve multiple media formats including full length feature films, live and taped television specials, studio shows, live sports events, books and artwork. Through HOFRE’s partnership with the PFHOF, Hall of Fame Village Media has access to over 50 million pieces of photo, video and document archives. To date, Hall of Fame Village Media has produced broadcasts for the World Youth Football Championships aired on CBS, National Signing Day, during which top high school athletes announce their college commitments and is in the initial stages of producing six different sports related shows. Future live content is also expected to include programming with the NFL Alumni Association, including the NFL Alumni Academy taking part on the Hall of Fame Village powered by Johnson Controls campus in Canton, Ohio.

Sponsorship Agreements

HOFRE is bringing together world-class sponsors and partners. To date, HOFRE has struck formal agreements related to sponsorship alliances for development support from best-in-class companies, including Johnson Controls, the founding partner and official naming rights partner, Constellation NewEnergy, Inc. (an Exelon Company), the official energy partner, First Data Merchant Services, LLC (now Fiserv), the official processing and payment solutions partner, PepsiCo, Inc., the official soft drink, water, and sports hydration partner, Turf Nation, Inc., the official artificial turf partner, and Xenith, LLC, the World Bowl official partner.

Generally, under the terms of our sponsorship agreements, we will receive a fixed amount of revenue each year in exchange for granting certain rights to the relevant sponsor. The revenue may consist of a combination of cash, in-kind and/or activation funds. However, in some cases, the sponsorship fee may consist of a fixed initial payment with variable annual payments thereafter, based on our completion of certain projects or fulfillment of certain requirements.

Under the terms of the Naming Rights Agreement, we will receive a fixed amount of revenue each year in return for granting to Johnson Controls exclusive rights to designate the name of the destination complex as well as granting to Johnson Controls certain branding, signage, advertising and similar rights. The Naming Rights Agreement is scheduled to expire on December 31, 2034. HOFRE is obligated to spend $18 million as activation expenses for the benefit of promoting the Johnson Controls and HOFRE brands.

Under the terms of the Constellation Sponsorship Agreement, we will receive a fixed amount of revenue each year in return for granting Constellation exclusive rights to designate the name of the Constellation Center for Excellence as well as granting Constellation certain branding, signage, advertising and similar rights. The Constellation Sponsorship Agreement is scheduled to expire on December 31, 2029. The annual revenue consists of sponsorship fees and annual activation fund proceeds. Activation fund proceeds may be used for a media plan, hospitality packages, business development and other expenses for the benefit of promoting the Constellation and HOFRE brands. Annual activation fund proceeds must be used in a particular calendar year, and any unused funds are not rolled into future contract years.

See the section entitled “Risk Factors — We rely on sponsorship contracts to generate revenue” for additional terms and conditions relating to the Naming Rights Agreement and the Constellation Sponsorship Agreement.

About Phase II

Phase II is expected to add additional strategic attractions, hospitality, and corporate assets in a well-planned and synergistic manner intended to increase consumer appeal and drive revenue and profitability growth. The Company has made material progress toward the full execution of Phase II.

To date, the Company has acquired all land and received zoning approval from the City of Canton for the development of Phase II. In 2016 and 2017, the Company received significant support from the City of Canton through a pair of ordinances. In June 2016, the Planning Commission of the City of Canton amended the Planning and Zoning Code of Codified Ordinances of the City of Canton to include the Hall of Fame Village District, providing HOFRE with a zoning mechanism required to implement HOFRE’s mixed-use development plan. In February 2017, the Planning Commission of the City of Canton and City Council granted approval of the Hall of Fame Village Development plan, including plans for Phase II. Through 2019, the Company has gained control of, either through ground leases, purchase agreements or through acquisition of title, all land required to develop all components of Phase II. The Company has gained control of over 200 parcels of land surrounding the Tom Benson Hall of Fame Stadium, Youth Fields, and Pro Football Hall of Fame Museum for the future development of the Hall of Fame Indoor Waterpark, on-campus hotel attached to the Hall of Fame Indoor Waterpark, and a retail promenade offering a variety of food and beverage options, as well as other specialized entertainment alternatives. The Company has commissioned and completed three separate Phase I Environmental Site Assessments on land underlying the Tom Benson Hall of Fame Stadium, National Youth Football & Sports Complex and residential land acquired for Phase II of the development plan. To date, no recognized environmental conditions have been revealed.

In addition, the Company has made significant progress in the design and development planning for Phase II. Phase II is projected to cost approximately $300 million in capital spending with construction beginning in 2020 and the expectation is that all components will be complete and operational by 2023. In 2018 the Company added significantly to its construction and planning resources with the goal of developing and delivering Company assets on time and on budget. The Company hired a leading project management firm and two top commercial construction groups, who formed a partnership to use national and local resources as the master general contractors of Phase II. Detailed estimates and a timeline were prepared by HOFRE’s management in conjunction with such master general contractors based upon schematic and design documents of Phase II, familiarity with the Ohio market and development expertise.

The design and development planning for Phase II accelerated in 2019 and is expected to be complete in 2020 for all components of Phase II. The Company’s master general contractors delivered schematic and design documents in March 2020. Required permits have been identified and are in the process of being secured. The Company expects to receive a Guaranteed Maximum Price (“GMP”) commitment from its project management consultants and general contractors by the third quarter of 2020. The GMP, along with the design and development work completed, will serve as critical elements in arranging a construction loan to meet the proposed schedule. The strategic plan reflects the $300million in capital spending, a construction loan/equity/public financing to support this spending and any other costs associated with completion and the attractive financial return characteristics of these assets. With construction scheduled to begin in 2020, pending, among others, the timely granting of all required land use and other required permits, availability of adequate financing, and timely completion of construction, it is expected that all material components of Phase II will be complete and operational by 2023.

In Phase II, the critical business strategies are to drive further asset development, increased event programming, new alliance sponsorships, media development and explore additional growth verticals:

●	Further Asset Development: HOFRE is planning to develop additional assets in Phase II to attract and entertain guests. HOFRE has acquired or entered into agreements to acquire all land needed for Phase II development and is expected to have the design and development planning completed for each component in 2020.[3] In October 2019, HOF Village, after conducting diligence, acquired the McKinley Grand Hotel in downtown Canton, Ohio to serve as its off-site hotel, which will be rebranded a Double Tree by Hilton. Renovation plans and permitting were completed in November 2019, demolition began in November 2019, and renovations began in January 2020. Additional assets will include the Hall of Fame Indoor Waterpark, on-campus hotel attached to the waterpark, and a retail promenade offering a variety of food and beverage options, as well as other specialized entertainment alternatives. There also will be an office complex targeting medically based tenants expanding the corporate appeal of HOF Village, a Center for Performance to provide a variety of year-round programming options, including the NFL Alumni Academy. A green space area which will be called Play-Action Plaza is expected to provide 3.5 acres for fun, football-themed recreation, events, and formal gatherings. Future destination-themed assets can include live entertainment, gaming, dining, and more all over the country alongside major NFL franchise cities. Construction is expected to begin in full in 2020 and all assets are projected to be operational by 2023.

●	Increased Event Programming: HOF Village plans to utilize the Tom Benson Hall of Fame Stadium for an expanded offering of live entertainment and events, including top performers, sporting events and festival programming. Also, given the appeal and popularity of youth sports, additional year-round programming is expected to be available across multiple sports utilizing the national appeal of the Hall of Fame brand. HOF Village has made key strategic hires who will help drive increased Event Programming and Alliance Sponsorships. There are also plans for multiple concerts, multi-day festivals, and on-going business event productions through 2020 and beyond. In partnership with the NFL Alumni Association and regional tourism bureaus, HOFRE is targeting the development of ‘Hall of Fame Huddle Programs’ and other youth programs in NFL cities.

●	New Alliance Sponsorships: HOF Village has been successful attracting a strong sponsorship base and will continue to form significant partnerships with leading companies and brands across a range of untapped categories. These partnerships are expected to be in the form of naming rights agreements or additional category-specific sponsorships. HOF Village plans to target a number of industry verticals for additional sponsorship revenue, such as autos, telecom and beverages.

●	Media Development: HOF Village is developing original content from both its event programming and its direct access to millions of pieces of historic Pro Football artifacts located within the PFHOF archive through Hall of Fame Village Media. HOF Village is planning on producing full-length films, shows and other digital content marketing through multiple channels of distribution. Already advanced discussions with media leaders, creative, development and distribution partners have occurred. HOF Village entered into a consulting agreement with a media executive in June 2019. Under the terms of the consulting agreement, the media executive receives a monthly fee and provides assistance with assessing and identifying market opportunities for content development, developing a business plan for HOF Village’s media company, identifying sources of new creative content, and engaging in discussions with distributor channels to identify the types of content they are seeking. The initial term of the consulting agreement was four months, but the consulting agreement is currently being extended on a month-to-month basis and will automatically terminate at the end of any given month unless both parties agree to an extension.

●	Hall of Fame Village Gaming: eGaming is expected to be the connective tissue that integrates the rest of the business units across HOFRE. This encompasses Youth Sports as a way to increase engagement, as well as gaming as a part of offsite asset building and programming, purpose-driven physical destination resort locations, and broadcast/streaming gaming content within media. HOFRE entered the high-growth vertical of fantasy sports with the acquisition of a majority stake in The Crown League, the first professional fantasy football league. The league is expected to launch in Fall 2021 with geo-based franchises professionally managed with ownership and influence from the public. There is potential for industry expertise to be provided by experienced fantasy analysts, NFL Hall of Famers, and NFL Alumni.

●	Exploring Additional Growth Verticals: HOF Village has begun exploring additional growth verticals as part of Phase II. There also are expected to be opportunities to consider expanding certain destination-based assets in other geographic markets leveraging the popularity of professional football. Sports betting is not legalized in Ohio. HOFRE is poised to utilize existing brand partnerships and its Fantasy League and eGaming, both of which can be designed to accept sports wagering. HOFRE is exploring online partnerships to take advantage of sports betting opportunities that can create a revenue stream immediately while awaiting legalization in Ohio. HOFRE has hired several additional full-time employees to actively research these and other growth verticals. These Additional Growth Verticals are not included in the current set of financial projections.

About Phase III

With Phase I and Phase II assets providing a solid foundation, growth is expected to continue with the development of Phase III, including a potential mix of residential space, and additional attractions, entertainment, dining, merchandise and more. This next phase of development would potentially be initiated upon substantial completion of Phase II. The financial performance of Phase III is not currently fully reflected in the financial projections contained in this prospectus.

Competition

HOFRE currently faces and will face competition in each of its businesses, as follows:

●	Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex and the planned Center for Performance will compete with other facilities and venues across the region and country for hosting concerts, athletic events (including professional sports events, sports camps and tournaments) and other major conventions.

●	Hall of Fame Village Media will compete (i) with other media and content producers to obtain creative and performing talent, sports and other programming content, story properties, advertiser support, distribution channels and market share and (ii) for viewers with other broadcast, cable and satellite services as well as with home entertainment products, new sources of broadband and mobile delivered content and internet usage.

●	The Hall of Fame Indoor Waterpark, the Hall of Fame hotels and the retail promenade, if and when completed, will compete with other theme parks and resorts, such as Cedar Point, located in Sandusky, Ohio, and other theme parks, retail and tourist destinations in Ohio and around the country, and with other forms of entertainment, lodging, tourism and recreation activities.

●	The planned Constellation Center for Excellence will compete for tenants with other suppliers of commercial and/or retail space.

Employees

As of June 30, 2020, HOFRE had 19 employees that perform various administrative, finance and accounting, event planning, youth sports programming and corporate management functions for HOFRE and its subsidiaries. Currently, six of HOFRE’s 19 employees are furloughed, and since March 2020, five employees have been terminated as part of workforce reductions.

Properties

HOFRE owns real property in Canton, Ohio, at the site of the Hall of Fame Village powered by Johnson Controls development, including the Tom Benson Hall of Fame Stadium and HOFRE’s main offices. Certain parcels of real property on which the Hall of Fame Village powered by Johnson Controls is located are owned by the City of Canton and the Canton City School District (Board of Education), and are subject to long-term ground leases and agreements with HOFRE for the use and development of such property. Other parcels of real property on which the Hall of Fame Village powered by Johnson Controls is located are owned by Pro Football Hall of Fame, and the parties have entered into an agreement for HOFRE to purchase such property.

Legal Proceedings

During the normal course of its business, HOFRE is subject to occasional legal proceedings and claims. In the opinion of management, any current proceedings and claims against HOFRE are not significant to its financial condition or operations.

The Company’s wholly-owned subsidiary HOF Village Stadium LLC is a defendant in a lawsuit “National Football Museum, Inc. dba Pro Football Hall of Fame v. Welty Building Company Ltd., et al;” filed in the Stark County Court of Common Pleas. The Pro Football Hall of Fame, an affiliate, filed this suit for monetary damages as a result of the cancellation of the 2016 Hall of Fame Game. Plaintiff alleges that the game was cancelled as a result of negligent acts of subcontractors who were hired to perform field painting services. Plaintiff alleges that HOF Village Stadium, LLC is contractually liable for $1.2 million in damages Plaintiff sustained because it guaranteed the performance of Defendant Welty Building Company Ltd. for the Hall of Fame Stadium renovation. Potential damages claimed by Plaintiff include the refunds of ticket sales, lost commissions on food and beverage sales, and lost profits on merchandise sales. The Company’s management believes that this suit is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HOF VILLAGE

References to the “Company,” “HOF Village,” “our,” “us” or “we” in this section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations Of HOF Village” refer to HOF Village, LLC prior to consummation of the Business Combination. Defined terms in this section apply only to the discussion included in this section. The following discussion and analysis of HOF Village’s financial condition and results of operations should be read together with HOF Village’s financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to HOF Village’s plans and strategy for HOF Village’s business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” and “Cautionary Note Regarding Forwarding-Looking Statements” sections of this prospectus. Such risks and uncertainties could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

The Company, is a resort and entertainment company located in Canton, Ohio, leveraging the power and popularity of professional football in partnership with the Pro Football Hall of Fame. The Company was formed in 2015 by initial equity members IRG Canton Village Member, LLC, a Delaware limited liability company, and Hall of Fame Village, Inc., an Ohio corporation (which transferred its membership interest to its parent, the Pro Football Hall of Fame, in 2019). In 2016, the Company was rebranded as Hall of Fame Village powered by Johnson Controls based on a strategic long-term naming rights agreement completed with Johnson Controls, a global Fortune 500 company listed on the NYSE. The Company expects to create a diversified set of revenue streams through developing themed attractions, premier entertainment programming, sponsorships and media. The strategic plan has been developed in three phases of growth.

The first phase of the Hall of Fame Village powered by Johnson Controls is operational, consisting of the Tom Benson Hall of Fame Stadium, the National Youth Football & Sports Complex, and a media company. In August 2017, the Company completed the Tom Benson Hall of Fame Stadium, a sports and entertainment venue with a seating capacity of approximately 23,000. The Tom Benson Hall of Fame Stadium hosts multiple sports and entertainment events, including the NFL Hall of Fame Game, Enshrinement and Concert for Legends during the annual Pro Football Hall of Fame Enshrinement Week. In 2016, the Company opened the National Youth Football & Sports Complex, which consists of eight full-sized, multi-use regulation football fields, five of which have been completed in Phase I. The facility hosts camps and tournaments for football players, as well as athletes from across the country in other sports such as lacrosse and soccer. In 2017, the Company formed a sports and entertainment media company, Hall of Fame Village Media, leveraging the sport of professional football to produce exclusive programming using the extensive content controlled by the Pro Football Hall of Fame as well as new programming assets developed from live events such as tournaments, camps and sporting events held at the National Youth Football & Sports Complex and the Tom Benson Hall of Fame Stadium.

The Company is developing new hospitality, entertainment and corporate assets surrounding the Pro Football Hall of Fame Museum as part of a Phase II development plan. Plans for future components of the Hall of Fame Village powered by Johnson Controls include two premium hotels, an indoor waterpark, the Constellation Center for Excellence (an office building including retail and dining establishments), the Center for Performance (a convention center/field house), and the Hall of Fame Retail Promenade.

Merger Agreement

On September 16, 2019, the Company entered into a definitive business combination agreement (as amended, the “BCA” or the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”) with Gordon Pointe Acquisition Corp (“GPAQ”), a publicly traded special purpose acquisition company, GPAQ Acquisition Holdings, Inc. (“Holdings”), GPAQ Acquirer Merger Sub, Inc., GPAQ Company Merger Sub, LLC, and HOF Village Newco, LLC (“Newco”), to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame. On July 1, 2020, the parties to the Business Combination Agreement consummated the transactions contemplated thereby, which included the Company transferring all of its assets and liabilities to Newco, which is now a wholly-owned subsidiary of Holdings, subsequently renamed Hall of Fame Resort & Entertainment Company (“HOFRE”).

The terms of the Business Combination Agreement provided for HOV Village Newco, LLC, a subsidiary of the Company to which all of the Company’s operations are transferred as part of the Business Combination, to merge with and into a wholly-owned subsidiary of GPAQ. The Company’s management and equity holders have rolled 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account are being used by the Company to repay certain debt and expenses and to fund continued growth of the Company’s operations. Immediately following the closing, the combined company changed its name to “Hall of Fame Resort & Entertainment Company” and the Company became a wholly-owned subsidiary of HOFRE, and received approval to trade on the NASDAQ stock exchange under the ticker symbol “HOFV”.

Key Components of the Company’s Results of Operations

Revenue

The Company’s sponsorship revenue is derived from its agreements with third parties such as Johnson Controls and Constellation. These sponsorship agreements are generally multi-year agreements to provide cash or some other type of benefit to the Company. Some agreements require the Company to use a portion of the sponsorship revenue to incur marketing and other activation costs associated with the agreement, and this revenue is shown net of those associated costs. Additionally, the Company’s Tom Benson Hall of Fame Stadium is used to host premier entertainment and sports events to generate event revenues. In addition to top entertainers, the stadium is used to host a variety of sporting events, including high school, college and professional football games throughout the year. The Company plans to continue to expand programming where applicable for its live event business. The Company’s other revenue is derived primarily from rents and cost reimbursement.

Operating Expenses

The Company’s operating expenses include property operating expenses, depreciation expense and other operating expenses. These expenses have increased in connection with putting the Company’s first phase into operation and the Company expects these expenses to continue to increase with the Company’s growth.

The Company’s property operating expenses include the costs associated with running its operational entertainment and destination assets such as the Tom Benson Hall of Fame Stadium and the Youth Sports Complex. As more of the Company’s Phase II assets become operational and additional events for top performers and sporting events are held, the Company expects these expenses to continue to increase with the Company’s development.

Other operating expenses include items such as management fees, commission expense and professional fees. The Company expects these expenses to continue to increase with the Company’s growth.

The Company’s depreciation expense includes the related costs to owning and operating significant property and entertainment assets. These expenses have grown as the Company completed Phase I development and the assets associated with Phase I became operational. The Company expects these expenses to continue to grow as Phase II and III assets are developed and become operational.

Results of Operations

The following table sets forth information comparing the components of net loss for the periods ended June 30, 2020 and the comparable period in 2019:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Sponsorships, net of activation costs	$1,660,928	$1,738,566	$3,321,856	$3,637,492
Rents and cost recoveries	42,657	138,167	317,437	308,206
Event revenues	-	36,519	27,833	49,843
Total revenues	1,703,585	1,913,252	3,667,126	3,995,541

Operating expenses
Property operating expenses	2,428,283	3,126,150	9,112,269	6,030,126
Commission expense	607,126	401,837	1,057,980	569,827
Depreciation expense	2,723,303	2,721,317	5,445,423	5,412,733
Loss on abandonment	-	-	-	12,194,783
Total operating expenses	5,758,712	6,249,304	15,615,672	24,207,469

Loss from Operations	(4,055,127)	(4,336,052)	(11,948,546)	(20,211,928)

Other Expense
Interest expense	(2,199,785)	(2,343,881)	(4,209,795)	(4,574,525)
Amortization of discount on notes payable	(3,443,333)	(3,538,040)	(6,677,746)	(6,902,308)
Total interest expense	(5,643,118)	(5,881,921)	(10,887,541)	(11,476,833)

Other income	-	219,709	-	22,988
Total other expense	(5,643,118)	(5,662,212)	(10,887,541)	(11,453,845)

Net loss	$(9,698,245)	$(9,998,264)	$(22,836,087)	$(31,665,773)

Three Months Ended June 30, 2020 as Compared to the Three Months Ended June 30, 2019

Sponsorship Revenues

The Company’s sponsorship revenues for the three months ended June 30, 2020 decreased by $77,638, or 4.5%, to $1,660,928 as compared to $1,738,566 for the three months ended June 30, 2019. This change was primarily driven by the recognition of deferred revenue for the sponsorship agreements in place at June 30, 2019.

Rents and cost recoveries

The Company’s revenue from rents and cost recoveries for the three months ended June 30, 2020 decreased to $42,657 from $138,167 for the three months ended June 30, 2019, for a decrease of $95,510, or 69.1%. This change was primarily driven by rebates received in 2019 related to utilities and credit card spend.

Event Revenues

The Company’s event revenue for the three months ended June 30, 2020 was $0 compared to $36,519 from the three months ended June 30, 2019, for a decrease of $36,519. This was primarily driven by the cancellation of most youth sports events and stadium events during the COVID-19 pandemic in the second quarter of 2020.

Property Operating Expenses

The Company’s property operating expenses were $2,428,283 for the three months ended June 30, 2020, as compared to $3,126,150 for the three months ended June 30, 2019, a decrease of $697,867, or 22.3%. This decrease was driven by reduced property maintenance costs and lower event expenses due to the pause of the Company operations overall due to the COVID-19 pandemic.

Commission Expense

The Company’s commission expense was $607,126 for the three months ended June 30, 2020 as compared to $401,837 for the three months ended June 30, 2019, for an increase of $205,289, or 51.1%. The increase in commission expense is primarily the result of the Company’s final commission fees paid related per the agreements in place.

Depreciation Expense

The Company’s depreciation expense of $2,723,303 for the three months ended June 30, 2020 was essentially flat as compared to $2,721,317 for the three months ended June 30, 2019.

Interest Expense

The Company’s total interest expense was $2,199,785 for the three months ended June 30, 2020, as compared to $2,343,881 for the three months ended June 30, 2019, for a decrease of $144,096, or 6.1%. The decrease in total interest expense is primarily due to a decrease in the interest rate paid on one of the Company’s debt instruments.

Six Months Ended June 30, 2020 as Compared to the Six Months Ended June 30, 2019

Sponsorship Revenues

The Company’s sponsorship revenues for the six months ended June 30, 2020 decreased by $315,636, or 8.7%, to $3,321,856 as compared to $3,637,492 for the six months ended June 30, 2019. This change was primarily driven by the recognition of deferred revenue for the sponsorship agreements in place at June 30, 2019.

Rents and cost recoveries

The Company’s revenue from rents and cost recoveries for the six months ended June 30, 2020 increased to $317,437 from $308,206 for the six months ended June 30, 2019, for an increase of $9,231, or 3.0%. This change was primarily driven by normal fluctuations in cost recoveries.

Event Revenues

The Company’s event revenue for the six months ended June 30, 2020 was $27,833 compared to $49,843 from the six months ended June 30, 2019, for a decrease of $22,010 or 44.2%. This was primarily driven by the cancellation of several youth sports field events and private events that were to be held in the stadium during the COVID-19 pandemic.

Property Operating Expenses

The Company’s property operating expense was $9,112,269 for the six months ended June 30, 2020 as compared to $6,030,126 for the six months ended June 30, 2019, for an increase of $3,082,143 or 51.1%. The increase in property operating expense is primarily the result of staffing increases year over year (primarily impacting the three months ended March 31, 2020), direct charge of youth sports events that were formerly captured via the joint venture and higher accounting and audit fees related to SEC filings required for the Business Combination with GPAQ.

Commission Expense

The Company’s commission expense was $1,057,980 for the six months ended June 30, 2020, as compared to $569,827 for the six months ended June 30, 2019, for an increase of $488,153 or 85.7%. The increase in commission expense is primarily the result of final commissions fees paid per the agreements in place.

Depreciation Expense

The Company’s depreciation expense was $5,445,423 for the six months ended June 30, 2020 as compared to $5,412,733 for the six months ended June 30, 2019, for an increase of $32,690 or .6%. The increase in depreciation expense is primarily the result of additional depreciation expense incurred in the first half of 2020 on assets whose costs basis was adjusted in the third quarter of 2019.

Interest Expense

The Company’s total interest expense was $4,209,795 for the six months ended June 30, 2020, as compared to $4,574,525 for the six months ended June 30, 2019, for a decrease of $364,730 or 8.0%. The decrease in total interest expense is primarily due to the pay-down of principal amounts and changes in interest rates as well as certain interest expense due to affiliate that was waived at June 30, 2020.

Comparison of the Years Ended December 31, 2019 and 2018

The following table sets forth information comparing the components of net loss for the years ended December 31, 2019 and 2018:

	For the Years Ended December 31,
	2019	2018
Revenues
Sponsorships, net of activation costs	$6,720,298	$5,528,887
Rents and cost recoveries	1,064,569	677,863
Event revenues	76,464	682,398
Total revenues	7,861,331	6,889,148

Operating expenses
Property operating expenses	16,707,537	12,161,073
Commission expense	1,003,226	886,912
Depreciation expense	10,915,839	10,885,057
Loss on abandonment of project development costs	12,194,783	—
Total operating expenses	40,821,385	23,933,042

Loss from Operations	(32,960,054)	(17,043,894)

Other Expense
Interest expense	(9,416,099)	(14,167,521)
Amortization of discount on notes payable	(13,274,793)	(2,095,182)
Total interest expense	(22,690,892)	(16,262,703)

Other loss	(252,934)	(319,027)
Total other expense	(22,943,826)	(16,581,730)
Net loss	$(55,903,880)	$(33,625,624)

Sponsorship Revenue

HOF Village’s sponsorship revenue increased to $6,720,298, for the year ended December 31, 2019 from $5,528,887 for the year ended December 31, 2018, for an increase of $1,191,411, or 21.5%. This change was primarily driven by new 2019 revenue from sponsorship agreements signed in December 2018 to January 2019 with First Data Merchant Services LLC and Constellation NewEnergy, Inc.

Rents and cost recoveries

HOF Village’s revenue from rents and cost recoveries increased to $1,064,569 for the year ended December 31, 2019 from $677,863 for the year ended December 31, 2018, for an increase of $386,706, or 57.0%. This change was primarily driven by normal fluctuations in cost recoveries.

Event Revenue

HOF Village’s event revenue for the year ended December 31, 2019 was $76,464 compared to $682,398 for the year ended December 31, 2018, for a decrease of $605,934. This was primarily driven by additional live entertainment events HOF Village hosted during 2018.

Property Operating Expenses

HOF Village’s property operating expenses were $16,707,537 for the year ended December 31, 2019 as compared to $12,161,073 for the year ended December 31, 2018, for an increase of $4,546,464. The increase in property operating expenses was the result of several factors, including significant staffing increases at HOF Village (including the hiring of HOF Village’s new CEO in the fourth quarter of 2018) and increased maintenance and utilities at the Tom Benson Hall of Fame Stadium and the youth fields.

Commission Expense

HOF Village’s commission expense was $1,003,226 for the year ended December 31, 2019 as compared to $886,912 for the year ended December 31, 2018, for an increase of $116,314. The increase in commission expense is primarily the result of HOF Village’s new sponsorship agreements with First Data Merchant Services LLC and Constellation NewEnergy, Inc.

Interest Expense

HOF Village’s total interest expense was $22,690,892 for the year ended December 31, 2019, as compared to $16,262,703 for the year ended December 31, 2018, for an increase of $6,428,189 or 39.5%. The increase in total interest expense is primarily due to an increase in amortization of the discount on notes payable that more than offset the decrease in interest expense.

Liquidity and Capital Resources

The Company is an early stage development company that has invested approximately $250 million to date to fund its Phase I development, which includes the Tom Benson Hall of Fame Stadium, National Youth Football & Sports Complex and infrastructure to support the Phase II and III expansion plans. The Company expects to need continued capital investment to fund the construction of its Phase II and III assets and anticipates the need for future funding requirements to supplement its own cash and cash equivalents generated from the Company’s operations.

The Company has incurred continuing losses from its operations through June 30, 2020. Since inception, the Company has met its liquidity requirements principally through the issuance of debt. The Company had a cash balance of $2,149,500 and $9,908,437 as of June 30, 2020 and August 10, 2020, respectively. The Company has required principal payments on notes payable outstanding, as of June 30, 2020 of $257,009,316.

On July 1, 2020, the Company consummated its Business Combination Agreement with GPAQ. As part of this Business Combination and subsequent public market launch, the Company is pursuing convertible debt financing via Private Investment in Public Equity (“PIPE”) Investments. These events will provide the necessary working capital to fund operations and prepare the Company for other funding in the form of a construction loan and public financing through Tourism Development District financing and Tax Increment Financing.

Subsequent to the Business Combination, the entire balance of the Company’s convertible notes converted into equity. Additionally, the Company used proceeds from the Business Combination to pay $15,500,000 on its Bridge Loan, while an additional $15,000,000 of the Bridge Loan converted into equity in the newly formed Hall of Fame Entertainment & Resort entity. The maturity date on the remaining balance has been extended one month to November 30, 2020. Should the Company be unable to pay off the principal balance at maturity, IRG has agreed that they will assume the note and extend the maturity date to November 2021. Therefore, although the Bridge Loan matures in less than 12 months from the date the Company’s financial statements are available to be issued, it is management’s assessment that IRG’s guarantee and agreed-upon extension provides sufficient liquidity for the Company to operate for 12 months following the date these financial statements are issued.

Cash Flows

Since inception, the Company has primarily used its available cash to fund its project development expenditures. The following table sets forth a summary of cash flows for the periods presented:

	For the Six Months Ended June 30		For the Years Ended December 31,
	2020	2019	2019	2018
Cash provided by (used in):
Operating Activities	$(10,466,230)	$3,195,468	$933,018	$(13,976,859)
Investing Activities	(14,845,023)	(7,418,308)	(16,723,883)	(40,761,071)
Financing Activities	30,306,840	1,654,080	15,987,507	61,095,957
Net increase (decrease) in cash and cash equivalents	$4,995,587	$(2,568,760)	$196,642	$6,358,027

Cash Flows for the Six Months Ended June 30, 2020 and 2019

Operating Activities

Net cash used in operating activities was $10,466,230 during the six months ended June 30, 2020, which consisted primarily of a net loss of $22,836,087, offset by non-cash depreciation expense of $5,445,423, amortization of note discounts of $6,677,746, a decrease in prepaid rent expense of $2,974,224, payment-in-kind interest rolled into debt of $2,199,714, a decrease in trade account receivable of $346,185, a decrease in prepaid expenses and other assets of $576,496, an increase in accounts payable and accrued expenses of $2,121,854, a decrease in due to affiliates of $3,619,101, and an increase in other liabilities of $3,441,126.

Net cash provided by operating activities was $3,195,468 during the six months ended June 30, 2019, which consisted primarily of a net loss of $31,665,773, offset by non-cash depreciation expense of $5,412,733, amortization of note discounts of $6,902,308, an increase in bad debt expense of $135,666, an increase on loss on abandonment of project development costs of $12,194,783, an increase in accounts receivable of $1,115,535, an increase in prepaid expenses and other assets of $1,042,544, an increase in accounts payable and accrued expenses of $2,842,819, an increase in due to affiliates of $3,134,923, and an increase in other liabilities of $2,064,165.

Investing Activities

Net cash used in investing activities was $14,845,023 during the six months ended June 30, 2020, and consisted of $14,688,633 of cash used for project development costs and $156,390 of leaseholds improvements placed into service. During the six months ended June 30, 2019, net cash used in investing activities was $7,418,308, which consisted solely of cash used for project development costs.

Financing Activities

Net cash provided by financing activities was $30,306,840 during the six months ended June 30, 2020, which consisted primarily of $36,014,210 in borrowings on loans payable, partially offset by $5,572,102 of repayments on loans payable and $135,268 of deferred financing costs.

Net cash provided by financing activities was $1,654,080 during the six months ended June 30, 2019, which consisted primarily of $5,470,000 in proceeds from notes payable, offset by $3,304,312 in repayments of notes payable and $511,608 in payment of financing costs.

Cash Flows for the Years Ended December 31, 2019 and 2018

Operating Activities

Net cash provided by operating activities was $933,018 during the year ended December 31, 2019, which consisted primarily of a net loss of $55,903,880, offset by non-cash loss on abandonment of $12,194,783, amortization of notes discounts of $13,274,793, non-cash depreciation expense of $10,915,839, and increases in accounts payable and accrued expenses of $3,650,041, due to affiliates of $9,459,293, and other liabilities of $1,849,398.

Net cash used in operating activities was $13,976,859 during the year ended December 31, 2018, and was primarily a result of the net loss of $33,625,624, offset by non-cash depreciation expense of $10,885,057, an increase in due to affiliates of $1,582,362, and an increase in other liabilities of $6,389,506.

Investing Activities

Net cash used in investing activities was $16,723,883 and $40,761,071 during the years ended December 31, 2019 and 2018, respectively, and primarily relate to additions to project development costs.

Financing Activities

Net cash provided by financing activities was $15,987,507 during the year ended December 31, 2019 and consisted of proceeds from notes payable of $23,588,122, offset by repayment of notes payable of $7,023,874 and payment of financing costs of $576,741.

Net cash provided by financing activities was $61,095,957 during the year ended December 31, 2018 and consisted of proceeds from notes payable of $84,475,917, offset by repayment of notes payable of $19,539,610 and payment of financing costs of $3,840,350.

Subsequent Financing Activity since June 30, 2020

On July 1, 2020, concurrently with the closing of the Business Combination, the Company entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain funds managed by Magnetar Financial, LLC and the purchasers listed on the signature pages thereto (together, the “Purchasers”), pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) $20,721,293 in aggregate principal amount of the Company’s 8.00% Convertible Notes due 2025 (the “Notes”). The Private Placement was conducted in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering. The offer and sale of the Notes have not been registered under the Securities Act or applicable state securities laws, and consequently, the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Closing of the Private Placement and delivery of the Notes pursuant to the Note Purchase Agreement occurred on July 1, 2020. The Company received cash proceeds from the issuance and sale of the Notes of approximately $7 million. The Company intends to use the proceeds of the Private Placement to fund the Company’s obligations related to the Business Combination Agreement, to satisfy the Company’s working capital obligations and to pay transaction fees and expenses.

This summary of the Note Purchase Agreement and the Notes is qualified in its entirety by reference to the text of the Note Purchase Agreement, which is included as an exhibit to this Registration Statement and incorporated by reference herein.

Contractual Obligations and Commitments

The following is a summary of the contractual obligations as of June 30, 2020 and the effect of such obligations are expected to have on the liquidity and cash flows in future periods:

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Notes payable commitments	$257,009,315	$92,514,014	$132,665,371	$23,528,930	$8,301,000
Total	$257,009,315	$92,514,014	$132,665,371	$23,528,930	$8,301,000

Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet arrangements as of June 30, 2020.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of the Company’s financial condition and results of operations is based on the Company’s consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods. In accordance with U.S. GAAP, the Company base its estimates on historical experience and on various other assumptions the Company believes are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

For information on the Company’s significant accounting policies please refer to Note 2 to the Company’s Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GPAQ

References to the “Company,” “GPAQ,” “our,” “us” or “we” in this section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GPAQ” refer to Gordon Pointe Acquisition Corp. prior to consummation of the Business Combination. Defined terms in this section apply only to the discussion included in this section. The following discussion and analysis of GPAQ’s financial condition and results of operations should be read together with GPAQ’s financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to GPAQ’s plans and strategy for GPAQ’s business and related financing, includes forward-looking statements involving risks and uncertainties and should be read together with the “Risk Factors” and “Cautionary Note Regarding Forwarding-Looking Statements” sections of this prospectus. Such risks and uncertainties could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a former blank check company incorporated on April 12, 2017 under the name Gordon Pointe Acquisition Corp. as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We completed our Initial Public Offering on January 30, 2018 and completed the Business Combination (as defined below) on July 1, 2020.

Recent Developments

Business Combination

On July 1, 2020, subsequent to the fiscal quarter ended June 30, 2020, Gordon Pointe Acquisition Corp., a Delaware corporation that is our predecessor (“GPAQ”), consummated the previously announced business combination with HOF Village, LLC, a Delaware limited liability company (“HOF Village”), pursuant to an Agreement and Plan of Merger dated September 16, 2019 (as amended on November 6, 2019, March 10, 2020 and May 22, 2020, the “Merger Agreement”), by and among Hall of Fame Resort & Entertainment Company, formerly known as GPAQ Acquisition Holdings, Inc. (“HOFRE”), the Company, GPAQ Acquiror Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), GPAQ Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), HOF Village and HOF Village Newco, LLC, a Delaware limited liability company (“Newco”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Upon the consummation of the Business Combination: (i) Acquiror Merger Sub merged with and into the Company, with the Company continuing as the surviving entity (the “Acquiror Merger”) and (ii) Company Merger Sub merged with and into Newco, with Newco continuing as the surviving entity (the “Company Merger”). In advance of the Company Merger, HOF Village transferred all of its assets, liabilities and obligations to Newco pursuant to a contribution agreement. In connection with the closing of the Business Combination, the Company changed its name from “GPAQ Acquisition Holdings, Inc.” to “Hall of Fame Resort & Entertainment Company.” As a result of the Business Combination, the Company and Newco are wholly owned subsidiaries of HOFRE.

In connection with the consummation of the Business Combination and pursuant to the Merger Agreement, (a) each issued and outstanding unit of the Company, if not already detached, was detached and each holder of such a unit was deemed to hold one share of the Company’s Class A common stock and one Company warrant (“GPAQ Warrant”), (b) each issued and outstanding share of the Company’s Class A common stock (excluding any shares held by a Company stockholder that elected to have its shares redeemed pursuant to the Company’s organizational documents) was converted automatically into the right to receive 1.421333 shares of HOFRE common stock, par value $0.0001 (the “HOFRE Common Stock”), following which all shares of the Company’s Class A common stock ceased to be outstanding and were automatically canceled and cease to exist; (c) each issued and outstanding share of the Company’s Class F common stock was converted automatically into the right to receive one share of HOFRE Common Stock, following which all shares of the Company’s Class F common stock ceased to be outstanding and were automatically canceled and cease to exist; (d) each issued and outstanding GPAQ Warrant (including GPAQ private placement warrants) was automatically converted into one HOFRE Warrant to purchase 1.421333 shares of HOFRE Common Stock per warrant, following which all GPAQ Warrants ceased to be outstanding and were automatically canceled and retired and cease to exist; and (e) each issued and outstanding membership interest in Newco converted automatically into the right to receive a pro rata portion of the Company Merger Consideration (as defined in the Merger Agreement), which was payable in shares of HOFRE Common Stock.

Private Placement

Concurrently with the closing of the Business Combination, HOFRE entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain funds managed by Magnetar Financial, LLC and the purchasers listed on the signature pages thereto (together, the “Purchasers”), pursuant to which HOFRE agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) $20,721,293 in aggregate principal amount of the Company’s 8.00% Convertible Notes due 2025 (the “Notes”). Pursuant to the terms of the Note Purchase Agreement, the Notes may be converted into shares of HOFRE Common Stock at the option of the holders of the Notes, and HOFRE may, at its option, redeem the Notes in exchange for cash and warrants to purchase shares of HOFRE Common Stock.

The Private Placement was conducted in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering. The offer and sale of the Notes have not been registered under the Securities Act or applicable state securities laws, and consequently, the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Note Purchase Agreement contains representations and warranties by HOFRE and the Purchasers, and each of HOFRE and the Purchasers have agreed to indemnify the other for losses resulting from a breach of any of their respective representations or warranties.

Closing of the Private Placement and delivery of the Notes pursuant to the Note Purchase Agreement occurred on July 1, 2020. HOFRE received net cash proceeds from the issuance and sale of the Notes of approximately $7 million and approximately $13.7 million were for the conversion of prior existing notes payable. HOFRE intends to use the proceeds of the Private Placement to fund HOFRE’s obligations related to the Merger Agreement, to satisfy HOFRE’s working capital obligations and to pay transaction fees and expenses.

Results of Operations

Our entire activity from inception up to January 30, 2018 was in preparation for our Initial Public Offering. From the consummation of our Initial Public Offering through June 30, 2020, our activity was been limited to the evaluation of business combination candidates and the proposed Business Combination. We did not generate any operating revenues until the closing and completion of the Business Combination. We incurred expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2020, we had a net loss of $1,127,782, which consisted of operating costs of $1,172,861, offset by interest income on marketable securities held in the Trust Account of $17,359 and an income tax benefit of $27,720.

For the six months ended June 30, 2020, we had a net loss of $1,587,497, which consisted of operating costs of $1,893,499 and a provision for income taxes of $4,439, offset by interest income on marketable securities held in the Trust Account of $310,441.

For the three months ended June 30, 2019, we had net income of $488,526, which consists of interest income on marketable securities held in the Trust Account of $770,755, offset by unrealized loss on marketable securities held in the Trust Account of $4,268, operating costs of $148,100 and a provision for income taxes of $129,861.

For the six months ended June 30, 2019, we had net income of $933,223, which consists of interest income on marketable securities held in the Trust Account of $1,504,270 and an unrealized gain on marketable securities held in the Trust Account of $3,217, offset by operating costs of $323,167 and a provision for income taxes of $251,097.

For the year ended December 31, 2019, we had net income of $820,360, which consists of interest income on marketable securities held in the Trust Account of 2,651,036 and an unrealized gain on marketable securities held in the Trust Account of $9,588, offset by operating costs of $1,415,881 and a provision for income taxes of $424,383.

For the year ended December 31, 2018, we had net income of $1,081,279, which consists of interest income on marketable securities held in the Trust Account of $2,132,976 and an unrealized gain on marketable securities held in the Trust Account of $13,795, offset by operating costs of $780,534 and a provision for income taxes of $284,958.

Liquidity and Capital Resources

As of June 30, 2020, we had cash held in the Trust Account of $31,043,986 (including approximately $858,000 of interest income). Interest income on the balance in the Trust Account may be used by us to pay taxes and up to $100,000 of dissolution expenses. Through June 30, 2020, we withdrew $1,179,244 of funds from the interest earned on the Trust Account to pay our franchise and income tax obligations, of which $170,050 was withdrawn during the six months ended June 30, 2020.

For the six months ended June 30, 2020, cash used in operating activities was $871,011. Net loss of $1,587,497 was affected by interest earned on marketable securities held in the Trust Account of $310,441 and a deferred tax benefit of $2,014. Changes in operating assets and liabilities provided $1,028,941 of cash from operating activities.

For the six months ended June 30, 2019, we had net income of $933,223, which consists of interest income on marketable securities held in the Trust Account of $1,504,270 and an unrealized gain on marketable securities held in the Trust Account of $3,217, offset by operating costs of $323,167 and a provision for income taxes of $251,097, respectively.

As of December 31, 2019, we had marketable securities held in the Trust Account of $117,285,210 (including approximately $3,445,000 of interest income) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes and up to $100,000 of dissolution expenses. Through December 31, 2019, we withdrew $1,009,194 of funds from the interest earned on the Trust Account to pay our franchise and income tax obligations.

For the year ended December 31, 2019, cash used in operating activities was $1,914,625. Net income of $820,360 was offset by interest earned on marketable securities held in the Trust Account of $2,651,036, an unrealized gain on marketable securities held in our Trust Account of $9,588 and a deferred tax provision of $2,014. Changes in operating assets and liabilities used $76,375 of cash from operating activities.

As of December 31, 2018, we had marketable securities held in the Trust Account of $128,396,771 (including approximately $2,147,000 of interest income and unrealized gains) consisting of U.S. treasury bills with a maturity of 180 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes and up to $100,000 of dissolution expenses. Through December 31, 2018, we did not withdraw any funds from the interest earned on the Trust Account.

For the year ended December 31, 2018, cash used in operating activities was $480,090. Net income of $1,081,279 was offset by interest earned on marketable securities held in the Trust Account of $2,132,976 and an unrealized gain on marketable securities held in our Trust Account of $13,795. Changes in operating assets and liabilities provided $585,402 of cash from operating activities.

We used substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting fees) to complete the Business Combination. We may withdraw interest from the Trust Account to pay franchise and income taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

We agreed to pay each of our independent directors an annual retainer of $20,000 (pro-rated for interim periods of service) for their service as members of our Board, for which, in addition to general matters of corporate governance and oversight, we expected our Board members to assist us in the identification and evaluation of industries and particular businesses that are, in the reasonable judgment of the Board, suitable acquisition targets for us, as well as assisting us in the review and analysis of alternative business combinations. In addition, we agreed to pay each independent director a telephonic meeting fee of $1,000 or in-person meeting fee of $1,500 for each meeting attended by such independent director. We also agreed to pay the Chairperson of the Audit Committee an annual retainer of $7,500 and the Chairperson of the Compensation Committee an annual retainer of $5,000. All such fees were deferred and became payable on the consummation of the Business Combination.

Off-Balance Sheet Financing Arrangements

We had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2020. We did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We did not enter into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay an affiliate of our Sponsor a monthly fee of $10,000 for office space, utilities and administrative support provided to the Company. We began incurring these fees on January 30, 2018 and continued to incur these fees monthly until the completion of the Business Combination.

In addition, we agreed to pay the underwriters a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $4,375,000.

In January 2020, the underwriters agreed that in the event the Business Combination was consummated, the deferred discount due to them was reduced to $2,500,000. The deferred fee was paid in cash upon the closing of the Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of condensed consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Common Stock subject to possible redemption

We account for our common stock subject to possible conversion in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stocks that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, common stocks are classified as stockholders’ equity. Our common stocks feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed consolidated balance sheets.

Net loss per common share

We apply the two-class method in calculating earnings per share. Common stock subject to possible redemption which is not currently redeemable and is not redeemable at fair value, has been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed consolidated financial statements.

MANAGEMENT

Directors and Executive Officers

HOFRE’s directors since the Business Combination are as follows:

Name	Age	Position
Michael Crawford	52	President and Chief Executive Officer, Chairman
Anthony J. Buzzelli	70	Director
David Dennis	62	Director
James J. Dolan	65	Director
Karl L. Holz	69	Director
Stuart Lichter	71	Director
Curtis Martin	46	Director
Mary Owen	42	Director
Edward J. Roth III	63	Director
Kimberly K. Schaefer	54	Director

Michael Crawford. Mr. Crawford currently serves as President and Chief Executive Officer and Chairman of the Board of Directors of HOFRE and previously served as HOF Village’s Chief Executive Officer from December 2018 until June 2020. Before joining HOF Village, Mr. Crawford was an executive at Four Seasons Hotels and Resorts, where he served as Global President of Portfolio Management (2016–2018) and President of Asia Pacific (2014–2016). Previously, Mr. Crawford worked at The Walt Disney Company/Walt Disney Parks and Resorts in various positions from 1990 to 2014, where his last role was Senior Vice President and General Manager of Shanghai Disney Resort and President of Walt Disney Holdings Company in Shanghai (2010–2014). Mr. Crawford holds a B.S. in Business Administration from Bowling Green State University and an MBA (magna cum laude) from the University of Notre Dame’s Mendoza College of Business.

Anthony J. Buzzelli. Mr. Buzzelli is a Certified Public Accountant and spent 40 years of his career with Deloitte & Touche, where he served management and Boards of Directors as the Audit Partner and Advisory Partner for a wide range of public and private companies with U.S. and global operations from 1980 to 2011, as Audit Partner in Charge of its Pittsburgh office from 1989 to 1995, as Regional Managing Partner of its Central Atlantic Region from 1995 to 2001, as National Managing Partner of U.S. Regions and Marketing and Business Development and Community Relations from 2003 to 2007 and as Vice Chairman, Regional Managing Partner of the Pacific Southwest Region and Office Managing Partner of its Los Angeles office from 2003 to 2011. Mr. Buzzelli served as a Member of the U.S. Board of Directors of Deloitte & Touche from 2001 to 2004 and as Chairman of its Succession Committee from 2010 to 2011. He is a past Chairman of the Southern California Leadership Network from 2003 to 2009. Mr. Buzzelli received a Bachelor of Science degree in Accounting from The Pennsylvania State University, and also completed the Executive Program in Organizational Change from Stanford University and the Executive Program for Leading Professional Services Firms from Harvard Business School.

David Dennis. Mr. Dennis served as an independent director of GPAQ January 2018 through June 2020, and served as the chairman of GPAQ’s audit committee. Mr. Dennis is a Certified Public Accountant and spent 36 years of his career at KPMG LLP, where he served as a Partner from 1993 until his retirement in December 2015. During his time at KPMG, Mr. Dennis served in its advisory practice and served as the Advisory Sector Leader for its State and Local Government Advisory Practice. In addition, from 1979 to 2002, Mr. Dennis was a member of the Audit Practice at KPMG and audited publicly traded companies, privately owned companies and public sector clients (governments and not for profits). He is a Past Member of Council for the American Institute of CPAs and a current member of the National Association of State Boards of Accountancy. Mr. Dennis previously served as acting Chief Financial Officer of the U.S. House of Representatives and as President for the Florida Institute of CPAs. He was appointed by Florida Governor Rick Scott to the Florida Board of Accountancy, where he served as Chair until December 31, 2018. Mr. Dennis received a Bachelor of Science degree in Accounting from Indiana University — Kelley School of Business.

James J. Dolan. Mr. Dolan served as GPAQ’s Chairman from March 2017 until June 2020. Mr. Dolan is the Chairman and CEO of Voyager Holdings II, LLC (“Voyager”), a family office and holding company. Voyager owns and operates a diversified group of companies in the technology, real estate, financial services, aviation, timber and natural resource industries. Mr. Dolan is an experienced executive, entrepreneur and business strategist. He combines a broad experience in law, technology, service industries, banking, asset management, real estate and natural resources to identify, develop and lead transformational companies. He has a successful record of founding, growing, and selling companies. Mr. Dolan serves as CEO or Managing Director of a number of Voyager’s portfolio companies. He was the founder of Access Data, a software-as-service company providing data management and sales related analytics to the mutual fund industry. The company was sold to Broadridge Financial Solutions, Inc. (NYSE: BR) in 2009. Following that sale, he formed Ascent Data, a provider of cloud computing services to financial and legal firms, where he serves as Chairman and CEO. Mr. Dolan serves as Managing Director of Western Pacific Timber and Western Resource Holdings based in Boise, Idaho. He is Chairman and CEO of Voyager Jet in Pittsburgh, Pennsylvania, and previously led the creation of Yellowstone Jet Center in Bozeman, Montana and its 2011 sale to Signature Flight Support (LON: BBA). He was Chairman and CEO of Atlantic Aviation Flight Services, which he sold to Sentient Jet in 2005. Mr. Dolan currently serves on the board of directors of Plan Member Financial Corporation, a provider of retirement planning services to non-profit and for-profit employers and their employees based in Santa Barbara, California, TriState Capital Holdings (NASDAQ: TSC), a commercial bank in Pittsburgh, Pennsylvania with total assets of $7.2 billion, which went public in May 2013, and Chartwell Investment Partners, an asset management firm based in Radnor, Pennsylvania with $9.6 billion in assets under management and a subsidiary of TriState.

He was a senior executive for 19 years at Federated Investors, Inc. (NYSE: FII), a $300 billion global asset manager, from 1978 through 1997, including President of Federated Services Co. where he was responsible for technology, software, marketing, fund administration, client services, custody and shareholder services for over 100 domestic and international investment companies with operations in the U.S., Ireland, Cayman Islands and Luxembourg. He was President of Federated Services Company, Chairman and CEO of Federated Bank and Trust Co. and a Director of Federated International, Ltd. Mr. Dolan is also Chairman of the Going to The Sun Rally, a Montana vintage rally that supports Montana charities, and he serves as Chairman of the Pittsburgh Vintage Grand Prix, a 501(c)(3) that sponsors the longest running vintage street race in America and supports autism charities. Mr. Dolan received a B.A. degree from Villanova University in 1976 and a J.D. from Duquesne University School of Law in 1980.

Karl L. Holz. Mr. Holz is a 22-year veteran of The Walt Disney Company with senior-level expertise in operations, strategic planning, product and customer experience development, international business, and large-scale expansions. As president of Disney Cruise Line and New Vacation Operations, he was responsible for driving the growth of Disney’s vacation portfolio beyond theme parks. In his most recent role, Mr. Holz was responsible for Disney Cruise Line; Disney Vacation Club; Adventures by Disney; Aulani, a Disney Resort & Spa, in Hawaii; and Golden Oak at the Walt Disney World Resort. He guided the massive expansion of Disney Cruise Line in 2011 and 2012 and championed its further expansion by committing to three new ships, the first arriving in 2021. Mr. Holz also led the strategic re-orientation of the Disney Institute, a professional development and training business serving the needs of many major companies. Additionally, he assumed responsibility for Disneyland Resort Paris in 2014 (after previously serving as President and CEO of Disneyland Resort Paris from 2004 to 2008), guiding the resort through a challenging security environment, developed and implemented strategic expansion plans and ultimately took this French, publicly held resort, private in late 2017. Since “retiring” in 2018, he has worked with McKinsey & Company, the Saudi Public Investment Fund and others in providing advisory and consulting services. Mr. Holz earned his bachelor’s degree in business administration from the State University of New York at Fredonia in 1973. He is a member of the Fredonia Foundation Board and an active supporter of the “Keeper of the Dream Scholarship” benefiting disadvantaged and minority student athletes.

Stuart Lichter. Mr. Lichter has served as the President and Chairman of the Board of Industrial Realty Group, LLC since 1999. Industrial Realty Group, along with its affiliated companies, has acquired and developed over 100 industrial and commercial properties throughout the country, representing virtually every area of real estate, such as office buildings, industrial and warehouse buildings, shopping centers, business parks, hotels, mini-storage facilities, marinas, apartments, mobile home parks and mixed-use developments, with a primary emphasis on industrial and commercial properties. Mr. Lichter began his real estate career with the General Services Administration (GSA) of the US Government where he focused on solving challenges facing governmental-owned real estate. Mr. Lichter subsequently performed loan workouts, completed unfinished construction projects and leased and sold foreclosed projects for Midland Bank and New York Life Insurance Company. Mr. Lichter has over 40 years of experience as a leader in the adaptive reuse of commercial and industrial real estate. Mr. Lichter holds a B.S. degree from Hunter College, a part of the City University of New York. He completed all course work for an MBA from Pace University with a major in finance. Mr. Lichter also attended New York University School of Law.

Curtis Martin. Mr. Martin began his NFL career with the New England Patriots, earning the honor of Rookie of the Year in 1995. He then joined the New York Jets in 1998 where he played for 8 years and was a 5 time pro bowler. He finished his career as the 4th leading rusher of all-time and in 2012 was inducted into the Pro Football Hall of Fame. Driven to give his best while helping others, he founded the Curtis Martin Job Foundation, which is a non-profit organization that continuously provides financial support to single mothers, children charities, individuals with disabilities, low income housing providers and financial support to Surgicorps International. In addition, Mr. Martin is the foundation’s sole financial supporter and is committed to funding the foundation’s endeavors. In May 2019, Mr. Martin received an honorary Doctor of Humane Letters degree, accredited for his work and support of the Icahn School of Medicine at Mount Sinai’s efforts to develop a safe, non-addictive, non-opioid pain medication, in addition to the philanthropic work that he is committed to through his foundation.

Mary Owen. Ms. Owen is Founder and President of MMO Capital LLC since 2017. In addition, she has served as a Life Trustee with the Ralph C. Wilson, Jr. Foundation since 2015. She invests, advises and consults a variety of enterprises including Los Angeles–based startup Rival Inc., Ascend FS, a fundraising solutions company predominately serving pro sports teams and leagues, and The Accessory Junkie, a new and transformative fashion brand. She is also an investor and advisory board member to Chicago based KB Partners, a venture capital firm focused on investments at the intersection of sports and technology. In addition, Ms. Owen provides strategic consulting services for family businesses, closely held companies, and sports franchises around executive strategy, succession planning and philanthropy.

Ms. Owen previously worked for her uncle, Ralph C. Wilson Jr., and his management company, Ralph C. Wilson, Jr. Enterprises. She was a key member of his executive leadership team and played a strategic and operational role with all of his business and philanthropic interests, including the Buffalo Bills. With the Bills, Ms. Owen began as an intern in 1997 and worked in a variety of roles eventually becoming the Executive Vice President for Strategic Planning from 2010-2014. In addition to her team-level responsibilities, she was charged with representing Mr. Wilson at the league ownership level from 2003-2014, where she was appointed to and served on the Super Bowl Advisory Committee and the International Committee, and served on the board of the NFL Foundation.

When Mr. Wilson passed in 2014, Ms. Owen served as a Trustee of his estate, where she and three others were responsible for the team’s sale to the Pegula family, and ultimately funding and starting a $1.2 billion foundation, the Ralph C. Wilson, Jr. Foundation, with a portion of the estate proceeds.

Ms. Owen is a graduate of the McIntire School of Commerce at the University of Virginia, and is a McIntire Trustee Leader, an active Trustee for the Jefferson Trust and longstanding Regional Selection Chair for the Jefferson Scholars Foundation. In addition, she holds a M.B.A. from Walsh College and is a long standing member of the National Advisory Board for the Pro Football Hall of Fame.

Edward J. Roth III. Since 2001, Mr. Roth has served as President and CEO of Aultman Health Foundation, a not-for-profit health care organization serving Stark and surrounding counties in Ohio. For more than 40 years, Mr. Roth has been part of a team dedicated to providing the Stark County, Ohio area with excellence and affordability in health care. He began his career with Aultman in 1981 and served in several executive leadership positions. Mr. Roth is responsible for more than 7,500 employees and all corporate entities within Aultman Health Foundation. Mr. Roth is a graduate of Canton Central Catholic and the University of Akron, and is an active member of the community and a board member of the following agencies and organizations: Akron Regional Hospital Association, Ohio Business Roundtable, Pro Football Hall of Fame and Stark County Catholic Schools. Mr. Roth currently serves as Chairman of the Board of Ohio Hospital Association. He has also taken a leadership role in the community and has chaired many organizations and events over the years including: United Way Campaign, Canton Regional Chamber of Commerce, Stark Development Board, The Akron Canton Regional Food Bank Harvest for Hunger Campaign, The Wilderness Center Earthly Delights Dinner, Central Catholic High School Capital Campaign and Walsh University.

Kimberly K. Schaefer. Ms. Schaefer has served as President of Two Bit Circus, Inc., a startup concept focusing on social interactions using the latest in technology and gaming, since 2017. Two Bit Circus’s first “micro amusement park” location opened in Los Angeles in 2018. It features unique arcade and midway games, an interactive theatre, story rooms and virtual reality concepts. The company is currently in discussions for locations across the US for a rollout starting in 2020. Prior to Two Bit Circus, Ms. Schaefer worked with Great Wolf Resorts, Inc., which is the largest owner, operator and developer in North America of drive-to family resorts featuring indoor waterparks and other family-oriented entertainment activities, for more than 18 years, including as their Chief Operating Officer/Chief Brand Officer from 2005 to 2015 and as their Chief Executive Officer from 2009 to September 2015. She was part of the team that took the company public in 2005. As public company CEO, her primary responsibility was overseeing the daily aspects of the strategy of the brand, development and operations as well as investor and analyst presentations and communication. Ms. Schaefer was an independent board member for public company, EdR, an owner operator and developer of collegiate housing, and of her former employer, Great Wolf Resorts, which is currently owned by Centerbridge Capital Partners. Ms. Schaefer is a graduate of Edgewood College in Madison, where she holds a Bachelor of Science degree in accounting and where she previously served on the school’s Board of Trustees.

HOFRE’s executive officers are as follows:

Name	Age	Position
Michael Crawford	52	President and Chief Executive Officer, Director
Tara Charnes	43	General Counsel
Lisa Gould	45	Vice President of Human Resources
Anne Graffice	48	Executive Vice President, Public Affairs
Jason Krom	40	Chief Financial Officer
Michael Levy	59	President of Operations
Erica Muhleman	46	Executive Vice President of New Business Development/Marketing and Sales

Tara Charnes. Ms. Charnes has served as General Counsel of HOFRE since August 2020. From 2015 until joining HOFRE, Ms. Charnes worked for Big Lots!, where she most recently served as Vice President, Litigation and led the company’s strategic approach to securities, consumer and wage and hour class action litigation, as well as intellectual property disputes, employment litigation and other aspects of litigation and claims. While at Big Lots!, she also served on the company’s Enterprise Risk Management Steering Committee. From 2008 until 2015, Ms. Charnes worked for The Scotts Miracle-Gro Company, where she most recently served as Director, North America Legal, Securities and Corporate Governance and worked closely with the executive management team and board of directors on Commission and corporate governance matters, and managed multiple other legal department functions, including litigation, compliance, advertising and commercial law. From 2003 until 2007, she was a member of the Securities, Competition and Complex Litigation Group at international law firm, Sidley & Austin LLP. She also served as a law clerk for the Honorable Kenneth F. Ripple of the United States Court of Appeals for the Seventh Circuit. Ms. Charnes earned her Juris Doctor summa cum laude from the Valparaiso University School of Law, where she was executive editor of student writing for the Valparaiso Law Review. She earned her Bachelor of Arts summa cum laude from Denison University.

Lisa Gould. Ms. Gould has served as Vice President of Human Resources of HOFRE since August 2020. From November 2011 until joining HOFRE, Ms. Gould served as Vice President of Human Resources at CommQuest Services, where she developed a strategic plan following the company’s merger, oversaw recruitment, onboarding and retention of company employees and managed various other human resources functions, including drafting and enforcement of company policies and procedures and managing benefits administration and enrollment. From August 2007 until November 2011, Ms. Gould worked for the Creative Financial Staffing, an affiliate of Bruner Cox LLP in various roles, including as Recruiter/Staffing Manager and Business Development/Account Manager. Ms. Gould earned her MBA from University of Northwestern Ohio and her BS from Kent State University.

Anne Graffice. Ms. Graffice currently serves as Executive Vice President, Public Affairs of HOFRE and previously served as Executive Vice President of Public Affairs of HOF Village from December 2019 through June 2020. Prior to joining HOF Village, Ms. Graffice served as Vice President of Development and Strategic Adventures at the Pro Football Hall of Fame (2016–2019). Previously, Ms. Graffice worked at University of Mount Union, where she served as Executive Director of Alumni Relations and the Mount Union Fund (2012–2016) and Director of Alumni Relations and University Activities (2003–2012). Ms. Graffice holds a B.A. in Business Administration and Finance from Mount Union College and an MBA from Tiffin University.

Jason Krom. Mr. Krom currently serves as the Chief Financial Officer of HOFRE and previously served as Chief Financial Officer of HOF Village from September 2019 through June 2020. Mr. Krom joined HOF Village from Stanley Black & Decker, where he served as Chief Financial Officer of the Outdoor Products Group (2018–2019) and as Vice President of Financial Planning & Analysis and Licensing for Global Tools & Storage (2017–2018). Previously, Mr. Krom worked at Abercrombie & Fitch as Chief Financial Officer of the Hollister Brand (2016–2017) and Vice President of Corporate Finance (2015–2016). He has previously served in various financial roles at The Hershey Company (2011–2015), Philips Healthcare (2010–2011), Novartis Consumer Health (2007–2010) and Johnson & Johnson (2002–2007). Mr. Krom holds a B.S. in Finance from The College of New Jersey and an MBA (with distinction) from New York University’s Stern School of Business.

Michael Levy. Mr. Levy has served as President of Operations of HOFRE since June 2020. From August 2014 until joining the Company, he served as President of the Canton Charge, the NBA G League franchise of the Cleveland Cavaliers, where he set numerous attendance records and revenue marks and was named the league’s Team Executive of the Year in 2016. Mr. Levy brings over 30 years of sports and entertainment management expertise to the Company, developed through extensive experience working with 11 professional franchises, 11 facilities and 10 sports leagues, including the NBA, MLB, WNBA, NFL, AFL and NHL. Mr. Levy has built a proven track record of driving excellent operational execution and successful start-ups with sports franchises over his extensive sports management career. Mr. Levy is a graduate of Duquesne University in Pittsburgh, Pennsylvania.

Erica Muhleman. Ms. Muhleman has served as Executive Vice President of New Business Development/Marketing and Sales of HOFRE since September 2020. From March 2020 until joining HOFRE, Ms. Muhleman worked in Sponsorship Activation for BDA, LLC. Prior to joining BDA, LLC, Ms. Muhleman worked for Pegula Sports and Entertainment from January 2016 until February 2019, where she most recently served as Executive Vice President of Business Development and led sales and business initiatives to develop integrated sponsorships and other revenue-generating activities, including non-game events, premium seating, suites and merchandise at New Era Field, KeyBank Center and Blue Cross Arena. From July 2009 until December 2015, Ms. Muhleman worked for the Buffalo Bills where she served as Vice President of Corporate Sponsorships and directed the service and activation of corporate partners, provided leadership to account service groups to ensure contractual obligations were met, and personally managed top, multi-million-dollar sponsorships. From August 2004 until July 2009, she worked at IMG, where she served as an Account Director and oversaw the company’s annual multi-million-dollar budget and negotiated partnerships to support its marketing platform. From June 1999 until August 2004, she worked as Manager of Marketing Services for the Cleveland Browns. Ms. Muhleman earned her Master of Arts in Marketing from Cleveland State University and her Bachelor of Arts in Psychology from Ohio University.

Director and Executive Officer Qualifications

HOFRE has not formally established any specific, minimum qualifications that must be met by each of its officers or directors or specific qualities or skills that are necessary for one or more of its officers or members of the board of directors to possess. However, HOFRE expects to generally evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former CEO or CFO of a public company or the head of a division of a prominent organization, knowledge of HOFRE’s business, integrity, professional reputation, independence, wisdom, and ability to represent the best interests of HOFRE’s stockholders.

HOFRE’ officers and board of directors will be composed of a diverse group of leaders in their respective fields. Many of these officers or directors have senior leadership experience at various companies. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of HOFRE’ officers and directors also have experience serving on boards of directors and/or board committees of other public companies and private companies, and have an understanding of corporate governance practices and trends, which provides an understanding of different business processes, challenges, and strategies. Further, these officers and directors also have other experience that makes them valuable, such as managing and investing assets or facilitating the consummation of business investments and combinations.

HOFRE, along with its officers and directors, believe that the above-mentioned attributes, along with the leadership skills and other experiences of HOFRE’s directors and executive officers described above, provide HOFRE with a diverse range of perspectives and judgment necessary to facilitate HOFRE’s goals of shareholder value appreciation through organic and acquisition growth.

Number and Terms of Office of Officers and Directors

HOFRE’ board of directors is divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The board of directors may assign members of the board of directors already in office to such classes upon consummation of the Business Combination. The directors in Class A shall be elected for a term expiring at the first annual meeting of stockholders after the Business Combination, the directors in Class B shall be elected for a term expiring at the second annual meeting of stockholders after the Business Combination, and the directors in Class C shall be elected for a term expiring at the third annual meeting of stockholders after the Business Combination. The term of office of Class A directors, consisting of Edward J. Roth III and Mary Owen, will expire at the 2021 annual meeting of stockholders. The term of office of Class B directors, consisting of Stuart Lichter, Karl Holz, Curtis Martin and David Dennis, will expire at the 2022 annual meeting of stockholders. The term of office of Class C directors, consisting of James Dolan, Michael Crawford, Kimberly Schaefer and Anthony Buzzelli will expire at the 2023 annual meeting of stockholders.

HOFRE’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. HOFRE’s board of directors is authorized to appoint persons to the offices set forth in HOFRE’s Bylaws as it deems appropriate.

Director Nominating Agreement

Upon the closing of the Business Combination, GPAQ, HOFRE, HOF Village, the Sponsor and PFHOF entered into a Director Nominating Agreement (the “Director Nominating Agreement”), which provides that HOFRE shall take all necessary action to set the size of its board of directors at 11 members, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Pursuant to the Director Nominating Agreement, the HOFRE Board must be made up of three classes: Class A Directors who shall serve for an initial one-year term, Class B Directors who shall serve for an initial two-year term, and Class C Directors who shall serve for an initial three-year term. The Director Nominating Agreement set forth the directors who were to serve as of the Business Combination and specified the respective classes of each director.

The Director Nominating Agreement further provides that (i) so long as the Sponsor beneficially owns 85% of the total number of shares of HOFRE Common Stock held by it as of the effective time of the Business Combination (the “Effective Time”), the Sponsor will have the right to designate one individual to be appointed or nominated for election to the HOFRE Board, (ii) so long as HOF Village beneficially owns at least 85% of the total number of shares of Holdings Common Stock held by it as of the Effective Time, HOF Village will have the right to designate up to four individuals to be appointed or nominated for election to the HOFRE Board, one of whom must qualify as an independent director under the Nasdaq rules (or up to (a) three individuals, if it owns less than 85% but at least 65%, (b) two individuals, if it owns less than 65% but at least 45%, or (c) one individual, if it owns less than 45% but at least 15%), and (iii) so long as PFHOF beneficially owns at least 85% of the total number of shares of HOFRE Common Stock held by it as of the Effective Time, PFHOF will have the right to designate up to one individual to be appointed or nominated for election to the HOFRE Board.

HOF Village and PFHOF may each designate one individual to serve as a HOFRE Board non-voting observer (in the case of HOF Village, so long as HOF Village beneficially owns at least 15% of the total number of shares of HOFRE Common Stock held by it as of the Effective Time and, in the case of PFHOF, so long as PFHOF beneficially owns at least 85% of the total number of shares of HOFRE Common Stock held by it as of the Effective Time). The parties to the Director Nominating Agreement agreed to take certain actions to support those nominees for election and include the nominees in the proxy statements for the stockholders meetings at which directors are to be elected.

Director Independence

Nasdaq listing standards require that a majority of the Company’s Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors of the Company has affirmatively determined that Kimberly Schaefer, Karl Holz, Anthony Buzzelli, Mary Owen, Curtis Martin and David Dennis qualify as independent directors in accordance with the Nadsaq listing rules.

Committees of the Board of Directors

Upon the consummation of the Business Combination, the Company established three board committees and adopted charters for such committees: audit committee, compensation committee, and nominating and corporate governance committee. Messrs. Buzzelli and Dennis and Ms. Schaefer were appointed to serve on the Company’s audit committee, with Mr. Buzzelli serving as the chair and qualifying as an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K. Ms. Schaefer and Mr. Holz were appointed to serve on the Company’s compensation committee, with Ms. Schaefer serving as the chair. Mr. Holz and Ms. Owen were appointed to serve on the Company’s nominating and corporate governance committee, with Mr. Holz serving as the chair. Each of the committee charters are available on the Company’s website at www.hofreco.com.

Audit Committee

The Audit Committee’s duties, which are specified in its charter, include, but are not limited to:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our annual reports;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s duties, which are specified in its charter, include, but are not limited to:

●	identifying, evaluating and selecting, or recommending that board of directors approve, nominees for election to board of directors;

●	evaluating the performance of board of directors and of individual directors;

●	reviewing developments in corporate governance practices;

●	evaluating the adequacy of corporate governance practices and reporting;

●	reviewing management succession plans; and

●	developing and making recommendations to board of directors regarding corporate governance guidelines and matters.

Compensation Committee

The Compensation Committee has overall responsibility for determining and approving the compensation of HOFRE’s Chief Executive Officer and reviewing and approving the annual base salaries and annual incentive opportunities of HOFRE’s executive officers. HOFRE may utilize the services of independent consultants to perform analyses and to make recommendations relative to executive compensation matters. These analyses and recommendations are to be conveyed to the Compensation Committee, and the Compensation Committee takes such information into consideration in making its compensation decisions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of HOFRE. None of HOFRE’s executive officers serve, or have served during the last fiscal year, as a member of the board of directors, compensation committee, or other board committee performing equivalent functions of any other entity that has one or more executive officers serving as one of HOFRE’s directors or on the Compensation Committee.

Code of Conduct and Ethics

Upon consummation of the Business Combination, HOFRE adopted a Code of Business Conduct and Ethics that applies to all HOFRE’s directors, officers and employees. The Code of Business Conduct and Ethics covers areas such as conflicts of interest, insider trading and compliance with laws and regulations. The Code of Business Conduct and Ethics is available on HOFRE’s website at www.hofreco.com.

Legal Proceedings

To the knowledge of HOFRE’s management, there is no litigation currently pending or contemplated against HOFRE, any of its officers or directors in their capacity as such or against any of its properties other than the matter discussed under “Business — Legal Proceedings.”

EXECUTIVE COMPENSATION

This section provides an overview of HOFRE’s executive compensation programs in effect following the Business Combination. Pursuant to Item 402(m)(2) of Regulation S-K, the Company’s named executive officers are determined as of December 31, 2019, prior to the Business Combination. As a result, the Company’s named executive officers include the principle executive officer, Michael Crawford, and the two next highest paid officers based on the total compensation paid by HOF Village during the fiscal year ended December 31, 2019, Brian Parisi and Jason Krom. In the discussion that follows, reference is made to HOF Village as required to discuss compensation paid during the fiscal year ended December 31, 2019, and reference is made to HOFRE when discussing the current compensation arrangements of the Company.

Summary Compensation Table

The following table presents summary information regarding the total compensation for the years ended December 31, 2019 and 2018 for the named executive officers of HOF Village.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Michael Crawford(1) Chief Executive Officer and Chairman	2019 2018	614,231 37,500	457,781 —	23,185 —	1,095,196 37,500
Brian Parisi(2) Former Chief Financial Officer	2019 2018	222,014 234,519	— —	2,142 —	224,156 234,519
Jason Krom(3) Chief Financial Officer	2019 2018	75,000 —	130,000 —	28,986 —	233,986 —

(1)	Mr. Crawford became Chief Executive Officer of HOF Village on December 3, 2018 and became Chairman on May 1, 2020. Mr. Crawford received a profits interest of 2.5% of the future profits of HOF Village, issued as of March 7, 2019, which vests over a three-year period. The profits interest had no value at the time of issuance and were cancelled upon the closing of the Business Combination.

(2)	Mr. Parisi served as Chief Financial Officer of HOF Village from November 20, 2017 until his resignation, effective as of July 16, 2019, and he is no longer employed by HOF Village. However, after his resignation, Mr. Parisi acted as a consultant to the Company until October 20, 2019, for which he has received compensation. For the year ended December 31, 2019, Mr. Parisi’s salary payments of $222,014 consisted of $157,014 of salary received while Mr. Parisi was employed by HOF Village and $65,000 of consulting fees received after Mr. Parisi’s resignation from HOF Village.

(3)	Mr. Krom joined HOF Village as Chief Financial Officer on September 16, 2019.

Overview

HOFRE provides total compensation packages that are competitive, tailored to the unique characteristics and needs of HOFRE within its industry, and that adequately reward its executives for their roles in creating value for HOFRE’s stockholders. HOFRE is competitive in its executive compensation with other similarly situated companies in its industry. The compensation decisions regarding HOFRE’s executives are based on its need to attract individuals with the skills necessary to achieve its business plan, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above HOFRE’s expectations.

HOFRE’s executive compensation program consist of three primary components: salary, incentive bonus and stock-based awards issued under an equity incentive plan. HOFRE determines the appropriate level for each compensation component based in part, but not exclusively, on its view of internal equity and consistency, individual performance, HOFRE’s performance and other information deemed relevant and timely.

Employment Agreements

Michael Crawford

HOF Village entered into a services agreement with Mr. Crawford in December 2018, when he was hired as Chief Executive Officer (the “Crawford Services Agreement”). Effective July 1, 2020, the Crawford Services Agreement was replaced by the Crawford Employment Agreement discussed in the next paragraph. The Crawford Services Agreement provides for an annual base salary of $650,000 for the first year of the engagement period, $700,000 during the second year, and $750,000 during the third year and for any subsequent years. The Crawford Services Agreement also provides for a target annual bonus of 70% of base salary, with 50% of the annual bonus based on HOF Village’s achievement of commercially reasonable key performance indicators as agreed upon by Mr. Crawford and HOF Village’s Board of Directors and the remaining 50% of the annual bonus at the discretion of HOF Village’s Board based on the Board’s assessment of Mr. Crawford’s performance and HOF Village’s performance. The Crawford Services Agreement also grants Mr. Crawford a profits interest of 2.25% of the future profits of HOF Village, which vests over a three-year period, with 15% of the profits interests vesting after one year, an additional 20% vesting after two years, and the remaining 65% vesting after three years. Additionally, the Crawford Services Agreement provides Mr. Crawford with a vehicle allowance to reimburse Mr. Crawford for the purchase of one vehicle of up to $70,000. For the year ended December 31, 2019, Mr. Crawford received salary payments of $614,321, a bonus of $457,781, and other compensation of $23,185, which consisted of $13,835 in 401(k) contributions and $9,350 for a vehicle allowance. The Crawford Services Agreement was terminated in connection with the closing of the Business Combination. In addition, Mr. Crawford has agreed, upon the closing of the Business Combination, to cancel his vested portion of the profits interest grant and to waive his right to the unvested portion of the profits interest grant.

In connection with the consummation of the Business Combination, Mr. Crawford, HOFRE and Newco entered into an employment agreement, effective July 1, 2020 (the “Crawford Employment Agreement”), which replaced the Crawford Services Agreement. Under the terms of the Crawford Employment Agreement, Mr. Crawford serves as the President and Chief Executive Officer of HOFRE. The employment agreement terminates on December 31, 2022 unless earlier terminated; however, the term will automatically renew for successive 12-month periods unless either party provides 90 days’ written notice of non-renewal. Under the terms of the Crawford Employment Agreement, Mr. Crawford will receive an annual base salary of $800,000 through December 31, 2020, and $850,000 for calendar year 2021, with a minimum annual salary of $850,000 for any subsequent years, as determined by the Compensation Committee. Mr. Crawford is entitled to receive a closing bonus of $400,000, payable in three installments in calendar year 2020. Additionally, Mr. Crawford is eligible to receive an annual bonus. Mr. Crawford’s annual bonus for calendar year 2020 will be at least $400,000; however, his total annual salary and bonus for 2020 will not exceed $1,500,000 unless otherwise approved by HOFRE’s board of directors. In accordance with the Crawford Employment Agreement and the terms of HOFRE’s 2020 Omnibus Incentive Plan, Mr. Crawford is entitled to receive 715,929 restricted shares of Company Common Stock upon the effectiveness of a registration statement covering those shares. Additionally, the Crawford Employment Agreement provides Mr. Crawford with a vehicle allowance to reimburse Mr. Crawford for the lease expense of a vehicle with a retail value of up to $70,000.

Jason Krom

HOFV entered into an employment agreement with Mr. Krom in September 2019 when he was hired as Chief Financial Officer. The employment agreement provides an initial base salary of $300,000, a signing bonus of $10,000, and a target annual bonus equal to 40% of base salary for each calendar year. The annual bonus is based on HOFV’s achievement of commercially reasonable Key Performance Indicators determined by HOFV. The employment agreement also includes a grant of profits interests representing 1.0% of the future profits that vests over a three-year period, with one-third of the profits interests vesting each year. For the year ended December 31, 2019, Mr. Krom received salary payments of $75,000, bonus payments of $130,000, and other compensation of $28,986, which consisted of $3,600 in 401(k) contributions and $25,386 in moving expenses and other compensation. In connection with the Business Combination, Mr. Krom’s profit interest were cancelled.

The foregoing description of the services and employment agreements with each of Messrs. Crawford and Krom does not purport to be complete and is qualified in its entirety by the terms and conditions of the employment agreements, which are attached to the registration statement of which this prospectus is a part.

Severance Benefits

The employment agreements of Messrs. Crawford and Krom provide for payment of severance benefits in the event that the employee is terminated by the company without cause or by the employee with good reason.

In the event that an employee is terminated for any reason, the employee will receive a lump-sum payment equal to the amount of earned and unpaid base salary through the termination date and any unreimbursed business and entertainment expenses that are reimbursable through the termination date.

In addition:

●	Mr. Crawford. In the event of (i) termination by HOFRE without cause or (i) by the executive for good reason (other than as described in the next sentence), HOFRE shall: (i) pay Mr. Crawford a severance payment in the amount of $850,000.00, less applicable deductions and withholdings, and (ii) subject to Mr. Crawford’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and Mr. Crawford’s copayment of premiums associated with such coverage, reimburse Mr. Crawford, on a monthly basis, for the excess of the premium for himself and his covered dependents over the amount paid by active employees for the same coverage during the period from the termination date through the 12-month anniversary of such date, or such earlier date on which COBRA coverage for Mr. Crawford and his covered dependents terminates in accordance with COBRA. In the event of termination by the executive for good reason because of substantial interference with the day to day operations of the Company by a director of the Company (or such director’s employer or affiliate) that is inconsistent with formal actions taken by the Board or that impairs the executive’s ability to deliver agreed upon results for HOFRE, HOFRE shall pay the executive a severance payment in the amount of $2,000,000.00, less applicable deductions and withholdings, payable in a single lump-sum payment within 10 days after the date that the release signed by the executive becomes effective and irrevocable.

●	Mr. Krom. In the event of termination by the Company without cause or by the employee for good reason, contingent upon such employee’s signing a release, Mr. Krom is entitled to receive salary continuation payments of his then-current annual base salary for 12 months after the termination date.

Former Director Compensation Program

The persons who served as members of the Board of Directors of HOF Village, LLC for the year end December 31, 2019 did not receive compensation for such service.

Director Compensation Following Business Combination

Following the consummation of the Business Combination, non-employee directors of the Company will receive varying levels of compensation for their services as directors based on their service as members of the Company’s audit, compensation and nominating committees. The Company anticipates determining director compensation in accordance with industry practice and standards.

Outstanding Equity Awards at Fiscal Year End

In connection with the hiring of Messrs. Crawford and Krom, HOF Village granted profit interests to each officer that vested over time. In connection with the consummation of the Business Combination, the profits interests and vesting schedules of Mr. Crawford’s profit interests were terminated. In connection with the Business Combination, Mr. Krom’s profit interest were also cancelled. HOFRE has not yet granted any equity awards to its executive officers, however Mr. Crawford is entitled to receive 715,929 restricted shares of HOFRE’s Common Stock upon the effectiveness of a registration statement covering those shares.

Retirement Benefits

HOFRE maintains a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Internal Revenue Code, commonly called a 401(k) plan, for substantially all of its employees. The 401(k) plan is available on the same basis to all employees, including the named executive officers. Each participant in the 401(k) plan can elect to defer from 0% to 100% of compensation, subject to limitations under the Internal Revenue Code and Employee Retirement Income Security Act.

2020 Omnibus Incentive Plan

On July 1, 2020, in connection with the closing of the Business Combination, the Company’s omnibus incentive plan (the “2020 Omnibus Incentive Plan”) became effective immediately upon the closing of the Business Combination. The 2020 Omnibus Incentive Plan was previously approved by the Company’s stockholders and board of directors. Subject to adjustment, the maximum number of shares of Common Stock to be authorized for issuance under the 2020 Omnibus Incentive Plan is 3% of the outstanding shares of Common Stock on a fully-diluted basis on July 1, 2020.

In accordance with the 2020 Omnibus Incentive Plan and the employment agreement of HOFRE’s Chief Executive Officer, HOFRE’s Chief Executive Officer is entitled to receive 715,929 restricted shares of HOFRE’s Common Stock upon the effectiveness of a registration statement covering those shares. One-third of the restricted shares vest immediately after the effectiveness of the registration statement, one-third upon the first anniversary of the closing of the Business Combination and the last third upon the second anniversary of such closing.

Material Terms of 2020 Omnibus Incentive Plan

The following is a summary of the principal features of the 2020 Omnibus Incentive Plan. The summary is qualified in its entirety by reference to the full text of the 2020 Omnibus Incentive Plan, which is filed as an exhibit to this Registration Statement.

Purpose

The purpose of the 2020 Omnibus Incentive Plan is to advance the interests of HOFRE and its stockholders by enabling HOFRE and its subsidiaries to attract and retain qualified individuals to perform services, to provide incentive compensation for such individuals in a form that is linked to the growth and profitability of HOFRE and increases in stockholder value, and to provide opportunities for equity participation that align the interests of recipients with those of its stockholders.

Administration

The board of directors of HOFRE will administer the 2020 Omnibus Incentive Plan. The board has the authority under the 2020 Omnibus Incentive Plan to delegate plan administration to a committee of the board or a subcommittee thereof. The board of directors of HOFRE or the committee of the board to which administration of the 2020 Omnibus Incentive Plan has been delegated is referred to as the Committee. Subject to certain limitations, the Committee will have broad authority under the terms of the 2020 Omnibus Incentive Plan to take certain actions under the plan.

To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers of HOFRE such administrative duties or powers, as it may deem advisable. The Committee may authorize one or more directors or officers of HOFRE to designate employees, other than officers, non-employee directors, or 10% stockholders of HOFRE, to receive awards under the 2020 Omnibus Incentive Plan and determine the size of any such awards, subject to certain limitations.

No Re-pricing

The Committee may not, without prior approval of the HOFRE stockholders, effect any re-pricing of any previously granted “underwater” option or SAR by: (i) amending or modifying the terms of the option or SAR to lower the exercise price or grant price; (ii) canceling the underwater option or SAR in exchange for (A) cash; (B) replacement options or SARs having a lower exercise price or grant price; or (C) other awards; or (iii) repurchasing the underwater options or SARs and granting new awards under the 2020 Omnibus Incentive Plan. An option or SAR will be deemed to be “underwater” at any time when the fair market value of HOFRE Common Stock is less than the exercise price of the option or the grant price of the SAR.

Stock Subject to the 2020 Omnibus Incentive Plan

Subject to adjustment (as described below), the maximum number of shares of HOFRE Common Stock authorized for issuance under the 2020 Omnibus Incentive Plan is 3% of the outstanding shares of HOFRE Common Stock on a fully-diluted basis immediately upon consummation of the Merger. This limit is also the limit on the number of incentive stock options that may be granted under the 2020 Omnibus Incentive Plan.

Shares that are issued under the 2020 Omnibus Incentive Plan or that are subject to outstanding awards will be applied to reduce the maximum number of shares remaining available for issuance under the 2020 Omnibus Incentive Plan only to the extent they are used; provided, however, that the full number of shares subject to a stock-settled SAR or other stock-based award will be counted against the shares authorized for issuance under the 2020 Omnibus Incentive Plan, regardless of the number of shares actually issued upon settlement of such SAR or other stock-based award. Any shares withheld to satisfy tax withholding obligations on awards issued under the 2020 Omnibus Incentive Plan, any shares withheld to pay the exercise price or grant price of awards under the 2020 Omnibus Incentive Plan and any shares not issued or delivered as a result of the “net exercise” of an outstanding option or settlement of a SAR in shares will not be counted against the shares authorized for issuance under the 2020 Omnibus Incentive Plan and will be available again for grant under the 2020 Omnibus Incentive Plan. Shares subject to awards settled in cash will again be available for issuance pursuant to awards granted under the 2020 Omnibus Incentive Plan. Any shares related to awards granted under the 2020 Omnibus Incentive Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of the shares will be available again for grant under the 2020 Omnibus Incentive Plan. Any shares repurchased by HOFRE on the open market using the proceeds from the exercise of an award will not increase the number of shares available for future grant of awards. To the extent permitted by applicable law, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by HOFRE or a subsidiary or otherwise will not be counted against shares available for issuance pursuant to the 2020 Omnibus Incentive Plan. The shares available for issuance under the 2020 Omnibus Incentive Plan may be authorized and unissued shares or treasury shares.

Adjustments

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin off) or other similar change in the corporate structure or shares of HOFRE Common Stock, the Committee will make the appropriate adjustment or substitution. These adjustments or substitutions may be to the number and kind of securities and property that may be available for issuance under the 2020 Omnibus Incentive Plan. In order to prevent dilution or enlargement of the rights of participants, the Committee may also adjust the number, kind, and exercise price or grant price of securities or other property subject to outstanding awards.

Eligible Participants

Awards may be granted to employees, non-employee directors and consultants of HOFRE or any of its subsidiaries. A “consultant” for purposes of the 2020 Omnibus Incentive Plan is one who renders services to HOFRE or its subsidiaries that are not in connection with the offer and sale of its securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for its securities.

Types of Awards

The 2020 Omnibus Incentive Plan will permit HOFRE to grant non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, restricted stock units, deferred stock units, performance awards, non-employee director awards and other stock based awards. Awards may be granted either alone or in addition to or in tandem with any other type of award.

Stock Options. Stock options entitle the holder to purchase a specified number of shares of HOFRE Common Stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The 2020 Omnibus Incentive Plan permits the grant of both non-statutory and incentive stock options. Incentive stock options may be granted solely to eligible employees of HOFRE or its subsidiary. Each stock option granted under the 2020 Omnibus Incentive Plan must be evidenced by an award agreement that specifies the exercise price, the term, the number of shares underlying the stock option, the vesting and any other conditions. The exercise price of each stock option granted under the 2020 Omnibus Incentive Plan must be at least 100% of the fair market value of a share of HOFRE Common Stock as of the date the award is granted to a participant. Fair market value under the plan means, unless otherwise determined by the Committee, the closing sale price of HOFRE Common Stock, as reported on the Nasdaq Stock Market, on the grant date. The Committee will fix the terms and conditions of each stock option, subject to certain restrictions, such as a ten-year maximum term.

Stock Appreciation Rights. A stock appreciation right, or SAR, is a right granted to receive payment of cash, stock or a combination of both, equal to the excess of the fair market value of shares of HOFRE Common Stock on the exercise date over the grant price of such shares. Each SAR granted must be evidenced by an award agreement that specifies the grant price, the term, and such other provisions as the Committee may determine. The grant price of a SAR must be at least 100% of the fair market value of HOFRE Common Stock on the date of grant. The Committee will fix the term of each SAR, but SARs granted under the 2020 Omnibus Incentive Plan will not be exercisable more than 10 years after the date the SAR is granted.

Restricted Stock Awards, Restricted Stock Units and Deferred Stock Units. Restricted stock awards, restricted stock units, or RSUs, and/or deferred stock units may be granted under the 2020 Omnibus Incentive Plan. A restricted stock award is an award of HOFRE Common Stock that is subject to restrictions on transfer and risk of forfeiture upon certain events, typically including termination of service. RSUs or deferred stock units are similar to restricted stock awards except that no shares are actually awarded to the participant on the grant date. Deferred stock units permit the holder to receive shares of HOFRE Common Stock or the equivalent value in cash or other property at a future time as determined by the Committee. The Committee will determine, and set forth in an award agreement, the period of restriction, the number of shares of restricted stock awards or the number of RSUs or deferred stock units granted, the time of payment for deferred stock units and other such conditions or restrictions.

Performance Awards. Performance awards, in the form of cash, shares of HOFRE Common Stock, other awards or a combination of both, may be granted under the 2020 Omnibus Incentive Plan in such amounts and upon such terms as the Committee may determine. The Committee shall determine, and set forth in an award agreement, the amount of cash and/or number of shares or other awards, the performance goals, the performance periods and other terms and conditions. The extent to which the participant achieves his or her performance goals during the applicable performance period will determine the amount of cash and/or number of shares or other awards earned by the participant.

Non-Employee Director Awards. The Committee at any time and from time to time may approve resolutions providing for the automatic grant to non-employee directors of non-statutory stock options or SARs. The Committee may also at any time and from time to time grant on a discretionary basis to non-employee directors non-statutory stock options or SARs. In either case, any such awards may be granted singly, in combination, or in tandem, and may be granted pursuant to such terms, conditions and limitations as the Committee may establish in its sole discretion consistent with the provisions of the 2020 Omnibus Incentive Plan. The Committee may permit non-employee directors to elect to receive all or any portion of their annual retainers, meeting fees or other fees in restricted stock, RSUs, deferred stock units or other stock-based awards in lieu of cash. Under the 2020 Omnibus Incentive Plan the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year of the Company may not exceed $250,000 (increased to $350,000 with respect to any director serving as Chairman of the Board or Lead Independent Director or in the fiscal year of a director’s initial service as a director).

Other Stock-Based Awards. Consistent with the terms of the plan, other stock-based awards may be granted to participants in such amounts and upon such terms as the Committee may determine.

Dividend Equivalents. With the exception of stock options, SARs and unvested performance awards, awards under the 2020 Omnibus Incentive Plan may, in the Committee’s discretion, earn dividend equivalents with respect to the cash or stock dividends or other distributions that would have been paid on the shares of HOFRE Common Stock covered by such award had such shares been issued and outstanding on the dividend payment date. However, no dividends or dividend equivalents may be paid on unvested awards. Such dividend equivalents will be converted to cash or additional shares of HOFRE Common Stock by such formula and at such time and subject to such limitations as determined by the Committee.

Termination of Employment or Other Service

The 2020 Omnibus Incentive Plan provides for certain default rules in the event of a termination of a participant’s employment or other service. These default rules may be modified in an award agreement or an individual agreement between HOFRE and a participant. If a participant’s employment or other service with HOFRE is terminated for cause, then all outstanding awards held by such participant will be terminated and forfeited. In the event a participant’s employment or other service with HOFRE is terminated by reason of death, disability or retirement, then:

●	All outstanding stock options (excluding non-employee director options in the case of retirement) and SARs held by the participant will, to the extent exercisable, remain exercisable for a period of one year after such termination, but not later than the date the stock options or SARs expire;

●	All outstanding stock options and SARs that are not exercisable and all outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards held by the participant will terminate and be forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with HOFRE or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

In the event a participant’s employment or other service with HOFRE is terminated by reason other than for cause, death, disability or retirement, then:

●	All outstanding stock options (including non-employee director options) and SARs held by the participant that then are exercisable will remain exercisable for three months after the date of such termination, but will not be exercisable later than the date the stock options or SARs expire;

●	All outstanding restricted stock will be terminated and forfeited; and

●	All outstanding unvested RSUs, performance awards and other stock-based awards will be terminated and forfeited. However, with respect to any awards that vest based on the achievement of performance goals, if a participant’s employment or other service with HOFRE or any subsidiary is terminated prior to the end of the performance period of such award, but after the conclusion of a portion of the performance period (but in no event less than one year), the Committee may, in its sole discretion, cause shares to be delivered or payment made with respect to the participant’s award, but only if otherwise earned for the entire performance period and only with respect to the portion of the applicable performance period completed at the date of such event, with proration based on the number of months or years that the participant was employed or performed services during the performance period.

Modification of Rights upon Termination

Upon a participant’s termination of employment or other service with HOFRE or any subsidiary, the Committee may, in its sole discretion (which may be exercised at any time on or after the grant date, including following such termination) cause stock options or SARs (or any part thereof) held by such participant as of the effective date of such termination to terminate, become or continue to become exercisable or remain exercisable following such termination of employment or service, and restricted stock, RSUs, deferred stock units, performance awards, non-employee director awards and other stock-based awards held by such participant as of the effective date of such termination to terminate, vest or become free of restrictions and conditions to payment, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee; provided, however, that no stock option or SAR may remain exercisable beyond its expiration date any such action by the Committee adversely affecting any outstanding award will not be effective without the consent of the affected participant, except to the extent the Committee is authorized by the 2020 Omnibus Incentive Plan to take such action.

Forfeiture and Recoupment

If a participant is determined by the Committee to have taken any action while providing services to HOFRE or within one year after termination of such services, that would constitute “cause” or an “adverse action,” as such terms are defined in the 2020 Omnibus Incentive Plan, all rights of the participant under the 2020 Omnibus Incentive Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited. The Committee has the authority to rescind the exercise, vesting, issuance or payment in respect of any awards of the participant that were exercised, vested, issued or paid, and require the participant to pay to HOFRE, within 10 days of receipt of notice, any amount received or the amount gained as a result of any such rescinded exercise, vesting, issuance or payment. HOFRE may defer the exercise of any stock option or SAR for up to six months after receipt of notice of exercise in order for the Board to determine whether “cause” or “adverse action” exists. HOFRE is entitled to withhold and deduct future wages or make other arrangements to collect any amount due.

In addition, if HOFRE is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 will reimburse HOFRE for the amount of any award received by such individual under the 2020 Omnibus Incentive Plan during the 12 month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. HOFRE also may seek to recover any award made as required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other clawback, forfeiture or recoupment provision required by applicable law or under the requirements of any stock exchange or market upon which HOFRE Common Stock is then listed or traded or any policy adopted by HOFRE.

Effect of Change in Control

Generally, a change in control will mean:

●	The acquisition, other than from HOFRE, by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding shares of HOFRE Common Stock;

●	The consummation of a reorganization, merger or consolidation of HOFRE with respect to which all or substantially all of the individuals or entities who were the beneficial owners of HOFRE Common Stock immediately prior to the transaction do not, following the transaction, beneficially own more than 50% of the outstanding shares of Common Stock and voting securities of the corporation resulting from the transaction; or

●	A complete liquidation or dissolution of HOFRE or the sale or other disposition of all or substantially all of the assets of HOFRE.

Subject to the terms of the applicable award agreement or an individual agreement between HOFRE and a participant, upon a change in control, the Committee may, in its discretion, determine whether some or all outstanding options and SARs shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and RSUs shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. The Committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of the shares of HOFRE Common Stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to HOFRE by the holder, to be immediately cancelled by HOFRE, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding HOFRE or a combination of both cash and such shares of stock.

Term, Termination and Amendment

Unless sooner terminated by the Board, the 2020 Omnibus Incentive Plan will terminate at midnight on the day before the ten year anniversary of its effective date. No award will be granted after termination of the 2020 Omnibus Incentive Plan, but awards outstanding upon termination of the 2020 Omnibus Incentive Plan will remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the 2020 Omnibus Incentive Plan.

Subject to certain exceptions, the Board has the authority to suspend or terminate the 2020 Omnibus Incentive Plan or terminate any outstanding award agreement and the Board has the authority to amend the 2020 Omnibus Incentive Plan or amend or modify the terms of any outstanding award at any time and from time to time. No amendments to the 2020 Omnibus Incentive Plan will be effective without approval of HOFRE’ stockholders if: (a) stockholder approval of the amendment is then required pursuant to Section 422 of the Code, the rules of the primary stock exchange on which HOFRE Common Stock is then traded, applicable U.S. state and federal laws or regulations and the applicable laws of any foreign country or jurisdiction where awards are, or will be, granted under the 2020 Omnibus Incentive Plan; or (b) such amendment would: (i) materially increase benefits accruing to participants; (ii) modify the re-pricing provisions of the 2020 Omnibus Incentive Plan; (iii) increase the aggregate number of shares of HOFRE Common Stock issued or issuable under the 2020 Omnibus Incentive Plan; (iv) increase any limitation set forth in the 2020 Omnibus Incentive Plan on the number of shares of HOFRE Common Stock which may be issued or the aggregate value of awards which may be made, in respect of any type of award to any single participant during any specified period; (v) modify the eligibility requirements for participants in the 2020 Omnibus Incentive Plan; or (vi) reduce the minimum exercise price or grant price as set forth in the 2020 Omnibus Incentive Plan. No termination, suspension or amendment of the 2020 Omnibus Incentive Plan or an award agreement shall adversely affect any award previously granted under the 2020 Omnibus Incentive Plan without the written consent of the participant holding such award.

Federal Income Tax Information

The following is a general summary, as of the date of this prospectus/proxy statement, of the federal income tax consequences to participants and HOFRE of transactions under the 2020 Omnibus Incentive Plan. This summary is intended for the information of potential investors in our Common Stock and not as tax guidance to participants in the 2020 Omnibus Incentive Plan, as the consequences may vary with the types of grants made, the identity of the participant and the method of payment or settlement. The summary does not address the effects of other federal taxes or taxes imposed under state, local or foreign tax laws. Participants are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2020 Omnibus Incentive Plan.

Tax Consequences of Awards

Incentive Stock Options. With respect to incentive stock options, generally, the participant is not taxed, and HOFRE is not entitled to a deduction, on either the grant or the exercise of an incentive stock option so long as the requirements of Section 422 of the Code continue to be met. If the participant meets the employment requirements and does not dispose of the shares of HOFRE Common Stock acquired upon exercise of an incentive stock option until at least one year after date of the exercise of the stock option and at least two years after the date the stock option was granted, gain or loss realized on sale of the shares will be treated as long-term capital gain or loss. If the shares of HOFRE Common Stock are disposed of before those periods expire, which is called a disqualifying disposition, the participant will be required to recognize ordinary income in an amount equal to the lesser of (i) the excess, if any, of the fair market value of HOFRE Common Stock on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Upon a disqualifying disposition, HOFRE will generally be entitled, in the same tax year, to a deduction equal to the amount of ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Non-Statutory Stock Options. The grant of a stock option that does not qualify for treatment as an incentive stock option, which is generally referred to as a non-statutory stock option, is generally not a taxable event for the participant. Upon exercise of the stock option, the participant will generally be required to recognize ordinary income in an amount equal to the excess of the fair market value of HOFRE Common Stock acquired upon exercise (determined as of the date of exercise) over the exercise price of the stock option, and HOFRE will be entitled to a deduction in an equal amount in the same tax year, assuming that a deduction is allowed under Section 162(m) of the Code. At the time of a subsequent sale or disposition of shares obtained upon exercise of a non-statutory stock option, any gain or loss will be a capital gain or loss, which will be either a long-term or short-term capital gain or loss, depending on how long the shares have been held.

SARs. The grant of an SAR will not cause the participant to recognize ordinary income or entitle HOFRE to a deduction for federal income tax purposes. Upon the exercise of an SAR, the participant will recognize ordinary income in the amount of the cash or the value of shares payable to the participant (before reduction for any withholding taxes), and HOFRE will receive a corresponding deduction in an amount equal to the ordinary income recognized by the participant, assuming that a deduction is allowed under Section 162(m) of the Code.

Restricted Stock, RSUs, Deferred Stock Units and Other Stock-Based Awards. The federal income tax consequences with respect to restricted stock, RSUs, deferred stock units, performance shares and performance stock units, and other stock unit and stock-based awards depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, if an award of stock granted to the participant is subject to a “substantial risk of forfeiture” (e.g., the award is conditioned upon the future performance of substantial services by the participant) and is nontransferable, a taxable event occurs when the risk of forfeiture ceases or the awards become transferable, whichever first occurs. At such time, the participant will recognize ordinary income to the extent of the excess of the fair market value of the stock on such date over the participant’s cost for such stock (if any), and the same amount is deductible by HOFRE, assuming that a deduction is allowed under Section 162(m) of the Code. Under certain circumstances, the participant, by making an election under Section 83(b) of the Code, can accelerate federal income tax recognition with respect to an award of stock that is subject to a substantial risk of forfeiture and transferability restrictions, in which event the ordinary income amount and HOFRE’ deduction, assuming that a deduction is allowed under Section 162(m) of the Code, will be measured and timed as of the grant date of the award. If the stock award granted to the participant is not subject to a substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income with respect to the award to the extent of the excess of the fair market value of the stock at the time of grant over the participant’s cost, if any, and the same amount is deductible by us, assuming that a deduction is allowed under Section 162(m) of the Code. If a stock unit award or other stock-based award is granted but no stock is actually issued to the participant at the time the award is granted, the participant will recognize ordinary income at the time the participant receives the stock free of any substantial risk of forfeiture (or receives cash in lieu of such stock) and the amount of such income will be equal to the fair market value of the stock at such time over the participant’s cost, if any, and the same amount is then deductible by HOFRE, assuming that a deduction is allowed under Section 162(m) of the Code.

Withholding Obligations

HOFRE is entitled to withhold and deduct from future wages of the participant, to make other arrangements for the collection of, or to require the participant to pay to HOFRE, an amount necessary for it to satisfy the participant’s federal, state or local tax withholding obligations with respect to awards granted under the 2020 Omnibus Incentive Plan. Withholding for taxes may be calculated based on the maximum applicable tax rate for the participant’s jurisdiction or such other rate that will not trigger a negative accounting impact on HOFRE. The Committee may permit a participant to satisfy a tax withholding obligation by withholding shares of HOFRE Common Stock underlying an award, tendering previously acquired shares, delivery of a broker exercise notice or a combination of these methods.

Code Section 409A

A participant may be subject to a 20% penalty tax, in addition to ordinary income tax, at the time a grant becomes vested, plus an interest penalty tax, if the grant constitutes deferred compensation under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied.

Code Section 162(m)

Pursuant to Section 162(m) of the Code, the annual compensation paid to an individual who is a “covered employee” is not deductible by HOFRE to the extent it exceeds $1 million. The Tax Cut and Jobs Act, signed into law on December 22, 2017, amended Section 162(m), effective for tax years beginning after December 31, 2017, (i) to expand the definition of a “covered employee” to include any person who was the Chief Executive Officer or the Chief Financial Officer at any time during the year and the three most highly compensated officers (other than the Chief Executive Officer or the Chief Financial Officer) who were employed at any time during the year whether or not the compensation is reported in the Summary Compensation Table included in the proxy statement for HOFRE’ Annual Meeting; (ii) to treat any individual who is considered a covered employee at any time during a tax year beginning after December 31, 2106 as remaining a covered employee permanently; and (iii) to eliminate the performance-based compensation exception to the $1 million deduction limit.

Excise Tax on Parachute Payments

Unless otherwise provided in a separate agreement between a participant and HOFRE, if, with respect to a participant, the acceleration of the vesting of an award or the payment of cash in exchange for all or part of an award, together with any other payments that such participant has the right to receive from HOFRE, would constitute a “parachute payment” then the payments to such participant will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. Such reduction, however, will only be made if the aggregate amount of the payments after such reduction exceeds the difference between the amount of such payments absent such reduction minus the aggregate amount of the excise tax imposed under Section 4999 of the Code attributable to any such excess parachute payments. If such provisions are applicable and if an employee will be subject to a 20% excise tax on any “excess parachute payment” pursuant to Section 4999 of the Code, HOFRE will be denied a deduction with respect to such excess parachute payment pursuant to Section 280G of the Code

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our Certificate of Incorporation, our Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

General

Pursuant to our Certificate of Incorporation, our authorized capital stock consists of (i) 100,000,000 shares of Common Stock, and (ii) 5,000,000 are shares of preferred stock, $0.0001 par value (“Preferred Stock”). As of the date of this prospectus, there were 31,849,336 shares of our Common Stock and no shares of our Preferred Stock issued and outstanding.

We intend to hold a Special Meeting of Stockholders on November 3, 2020, to seek stockholder approval of an amendment to our Certificate of Incorporation to increase authorized shares of Common Stock to 300,000,000. Following the Special Meeting of Stockholders, assuming our stockholders approve the amendment to the Certificate of Incorporation, the Company will have the authority to issue 305,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of Common Stock, and (ii) 5,000,000 shares of Preferred Stock.

Common Stock

Voting Rights. Holders of Common Stock will exclusively possess all voting power and each share of Common Stock will have one vote on all matters submitted to our stockholders for a vote. Holders of Common Stock do not have any cumulative voting rights.

Dividend Rights. Holders of Common Stock will be entitled to receive dividends or other distributions, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and share equally on a per share basis in all such dividends and other distributions.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Common Stock will be entitled to receive their ratable and proportionate share of our remaining assets.

Other Rights. Holders of Common Stock will have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Warrants

Upon completion of the Business Combination, all of the warrants to purchase GPAQ Common Stock were cancelled and exchanged for Warrants to purchase 1.421333 shares of our Common Stock per warrant on the same terms and conditions as the original warrants.

Each Warrant entitles the registered holder to purchase 1.421333 shares of our Common Stock at a price of $11.50 per share of Common Stock, subject to adjustment as discussed below, at any time beginning 30 days after the consummation of the Business Combination. The Warrants will expire five years after the consummation of the Business Combination at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a Warrant unless Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire and be worthless. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit of GPAQ that was detached into one share of GPAQ common stock and one GPAQ warrant that were exchanged for our Common Stock and Warrant, will have paid the full purchase price for the unit solely for the share of GPAQ common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, we will use our best efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of our Common Stock issuable upon exercise of the Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Warrants become exercisable, we may call the Warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Warrant holder; and

●	if, and only if, the reported last sale price of our Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the list of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares our Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of our Common Stock, or by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of our Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such shares of our Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant.

The Warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of the Warrants.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their Warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon the exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the Warrant holder.

Dividends Policy

Our board will consider whether or not to institute a dividend policy. It is our present intention to retain any earnings for use in our business operations and, accordingly, we do not anticipate our board of directors declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law and Our Certificate of Incorporation

Staggered Board of Directors

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes of directors, with the classes of approximately equal size, and with the directors serving three-year terms. As a result, approximately one-third of our Board of Directors are elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our Certificate of Incorporation and Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board of Directors.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors or by stockholders holding at least a majority of all the shares of Common Stock entitled to vote at the special meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before a special meeting of stockholders must provide timely notice of their intent in writing. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Exclusive Forum Selection

Subject to limited exceptions, the sole and exclusive forum for any stockholder (including a beneficial owner) of the Company to bring (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. This forum provision does not preclude or contract the scope of exclusive federal or concurrent jurisdiction for any actions brought under the Securities Act or the Exchange Act. Accordingly, our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Transfer Agent, Warrant Agent and Registrar

The transfer agent, warrant agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust Company.

Listing of Securities

Our Common Stock is listed on Nasdaq under the symbol “HOFV”.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of the Common Stock as of August 31, 2020:

●	each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company;

●	each of the Company’s officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The information below is based upon the Schedule 13D’s, Form 3’s and Form 4’s filed by certain of the parties below

The beneficial ownership percentages set forth in the table below are based on approximately 31,849,336 shares of Common Stock issued and outstanding as of August 31, 2020.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Beneficial Ownership
Name and Address of Beneficial Owner[1]	Number of Shares		Percentage
Directors and Officers
Michael Crawford	38,500	[2]	*
Jason Krom	4,761		*
Mike Levy	15,000		*
Anne Graffice	⸺		*
Tara Charnes	⸺		*
Lisa Gould	⸺		*
Erica Muhleman	⸺		*
James J. Dolan	5,136,643	[3]	14.5%
David Dennis	10,000		*
Edward J. Roth III	⸺		*
Stuart Lichter	23,989,923	[4]	66.5%
Kimberly K. Schaefer	⸺		*
Karl L. Holz	⸺		*
Anthony J. Buzzelli	22,000		*
Mary Owen	⸺		*
Curtis Martin	⸺		*
All Directors and Officers as a Group (16 individuals)	29,216,827		81.4%

Greater than 5% Stockholders
Michael Klein	2,426,822	[5]	7.6%
HOF Village, LLC	18,485,230	[6,7]	52.4%
CH Capital Lending, LLC	5,097,214	[8]	14.1%
IRG Canton Village Member, LLC	18,485,230	[9]	51.2%
IRG Canton Village Manager, LLC	18,485,230	[9]	51.2%
National Football Museum, Inc. d/b/a Pro Football Hall of Fame	6,309,721	[7,10]	19.8%
Gordon Pointe Management, LLC	5,136,643	[7,11]	14.5%

*	Less than 1%.

[1]	Unless otherwise noted, the business address of each of those listed in the table is 2626 Fulton Drive NW, Canton, OH 44718.

[2]	In accordance with his employment agreement and the terms of the Company’s 2020 Omnibus Incentive Plan, Mr. Crawford is entitled to receive 715,929 restricted shares of Company Common Stock upon the effectiveness of a registration statement covering those shares. One-third of those restricted shares vest immediately after the effectiveness of that registration statement, upon the first anniversary of the closing of the Business Combination and upon the second anniversary of such closing.

[3]	Mr. Dolan may be deemed to beneficially own 1,635,772 shares of Common Stock through his ownership of membership interests in Gordon Pointe Management, LLC and as the managing member of Gordon Pointe Management, LLC. Mr. Dolan may also be deemed to beneficially own (a) 3,457,393 shares of Common Stock issuable upon the exercise of 2,432,500 private placement warrants held by Gordon Pointe Management, LLC with an exercise price of $11.50 per share and (b) 43,478 shares of Common Stock issuable to Gordon Point Management, LLC upon the conversion of a $500,000 convertible note of the Company with a conversion price of $11.50 per share. These instruments are exercisable or convertible within 60 days. Does not include 325,000 shares of Common Stock granted by Mr. Dolan and Gordon Point Management, LLC to various trusts or estate planning vehicles for certain Dolan grandchildren and other Dolan family members that are managed by Mr. Dolan’s adult children, over which Mr. Dolan disclaims beneficial ownership. For purposes of calculating his percentage ownership, the shares outstanding of the Company include the shares issuable to Gordon Pointe Management, LLC upon the exercise of the warrants and the conversion of convertible notes.

[4]	Mr. Lichter may be deemed to beneficially own (a) 4,314,605 shares of Common Stock through his indirect ownership of membership interests in CH Capital Lending, LLC, (b) 782,609 shares of Common Stock issuable to CH Capital Lending, LLC upon the conversion of a $9,000,000 convertible note of the Company with a conversion price of $11.50 per share, and (c) 407,479 shares of Common Stock through his indirect control over American Capital Center, LLC. The convertible notes are convertible within 60 days. Mr. Lichter may also be deemed to beneficially own 15,027,837 shares of Common Stock through his indirect ownership interest in IRG Canton Village Member, LLC, which in turn owns approximately a 76.8% interest in HOF Village, LLC. HOF Village, LLC owns 15,027,837 shares of Common Stock. He may also be deemed to beneficially own 3,457,393 shares of Common Stock issuable upon the exercise of 2,432,500 private placement warrants held by HOF Village, LLC with an exercise price of $11.50 per share. The warrants are exercisable within 60 days. Mr. Lichter disclaims beneficial ownership of all shares held by IRG Canton Village Member, LLC, CH Capital Lending, LLC, American Capital Center, LLC, and IRG Canton Village Manager, LLC, except to the extent of any actual pecuniary interest. For purposes of calculating his percentage ownership, the shares outstanding of the Company include the shares of Common Stock issuable upon the warrants to HOF Village, LLC and upon the convertible notes to CH Capital Lending, LLC.

[5]	Mr. Klein may be deemed to beneficially own 1,078,984 shares of Common Stock through his ownership of membership interests in The Klein Group, LLC. Mr. Klein may also be deemed to beneficially own (a) 928,455 shares of Common Stock as a result of his ownership of M. Klein & Associates, Inc., which owns membership interests in HOF Village, LLC, and (b) 419,382 shares of Common Stock as a result of his minority ownership interests in M. Klein and Company, LLC, which beneficially owns 419,382 shares. Mr. Klein disclaims beneficial ownership of the shares of Common Stock owned by HOF Village, LLC and M. Klein and Company, LLC except to the extent of any actual pecuniary interest.

[6]	HOF Village, LLC beneficially owns 15,027,837 shares of Common Stock. It also beneficially owns 3,457,393 shares of Common Stock issuable upon the exercise of 2,432,500 private placement warrants held by HOF Village, LLC with an exercise price of $11.50 per share. The warrants are exercisable within 60 days. For purposes of calculating its percentage ownership, the shares outstanding of the Company include the shares of Common Stock issuable to HOF Village, LLC upon the exercise of the warrants.

[7]	HOF Village, LLC, National Football Museum, Inc. and Gordon Pointe Management, LLC are parties to a director nominating agreement. See the discussion under “Management – Director Nominating Agreement” in this prospectus. As a result of these relationships, these persons may be deemed to be a group for purposes of Section 13(d) of the Exchange Act and therefore may be deemed to beneficially own 25,065,543 shares of Common Stock (exclusive of warrants and convertible notes), or approximately 78.8% of the Common Stock outstanding. Taking into account the warrants and convertible notes, they may be deemed to collectively beneficially own 32,806,416 shares of Common Stock, or 82.9% of the Common Stock outstanding after the exercise of the warrants and the conversion of the convertible notes.

[8]	CH Capital Lending, LLC beneficially owns (a) 4,314,605 shares of Common Stock, and (b) 782,609 shares of Common Stock issuable to it upon the conversion of a $9,000,000 convertible note of the Company with a conversion price of $11.50 per share,. The convertible note is convertible within 60 days. For purposes of calculating its percentage ownership, the shares outstanding of the Company include the shares of Common Stock issuable upon the exercise of the warrants described in note 5 above and the conversion of the convertible notes. The business address of CH Capital Lending, LLC is 11111 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025.

[9]	Each of IRG Canton Village Member, LLC and IRG Canton Village Manager, LLC may be deemed to beneficially own 15,027,837 shares of Common Stock through the former’s indirect (approximately 74.9%) ownership interest therein and the latter’s role as manager of it. For similar reasons, each may also be deemed to beneficially own 3,457,393 shares of Common Stock issuable upon the exercise of 2,432,500 private placement warrants held by HOF Village, LLC with an exercise price of $11.50 per share. The warrants are exercisable within 60 days. Each of IRG Canton Village Member, LLC and IRG Canton Village Manager, LLC disclaims beneficial ownership of all shares held by HOF Village, LLC, except to the extent of any actual pecuniary interest. For purposes of calculating their percentage ownership, the shares outstanding of the Company include the shares of Common Stock issuable upon the exercise of the warrants and the conversion of the convertible notes described in note 5 above. The business address of IRG Canton Village Member, LLC and IRG Canton Village Manager, LLS is 11111 Santa Monica Boulevard, Suite 800, Los Angeles, CA 90025.

[10]	National Football Museum, Inc. beneficially owns 3,679,850 shares of Common Stock. National Football Museum, Inc. may also be deemed to beneficially own 2,629,871 shares of Common Stock as a result of its ownership of membership interests in HOF Village, LLC. National Football Museum, Inc. disclaims beneficial ownership of all shares held by HOF Village, LLC, except to the extent of any actual pecuniary interest. The business address of National Football Museum, Inc. is 2121 George Halas Dr. NW, Canton, OH 44708.

[11]	Gordon Pointe Management, LLC beneficially owns 1,635,772 shares of Common Stock. It also beneficially owns (a) 3,457,393 shares of Common Stock issuable upon the exercise of 2,432,500 private placement warrants held by it with an exercise price of $11.50 per share, and (b) 43,478 shares of Common Stock issuable upon the conversion of a $500,000 convertible note of the Company payable to it with a conversion price of $11.50 per share. These instruments are exercisable or convertible within 60 days. For purposes of calculating its percentage ownership, the shares outstanding of the Company include the shares issuable to it upon the exercise of the warrants and the conversion of the convertible notes. The business address of Gordon Pointe Management, LLC is 780 Fifth Avenue, South Naples, FL 34102.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Gordon Pointe Acquisition Corp. Pre-Business Combination Related Persons Transactions

Founder Shares

On April 12, 2017, Gordon Pointe Management, LLC (the “Sponsor”) purchased 3,593,750 shares of the Class F common stock of Gordon Pointe Acquisition Corporation (“GPAQ”) that were issued prior to GPAQ’s initial public offering (the “GPAQ IPO”), which we refer to as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.007 per share. Subsequently, the Sponsor transferred 325,000 founder shares to various trusts or estate planning vehicles for certain Dolan grandchildren and other Dolan family members that are managed by Mr. Dolan’s adult children; and an additional aggregate of 75,000 founder shares to GPAQ’s independent directors and GPAQ’s Chief Financial and Chief Operating Officer. On March 12, 2018, following the expiration of the underwriter’s over-allotment option, the Sponsor forfeited 468,750 founder shares, so that, at such time, the remaining founder shares held by the initial stockholders would represent 20% of the outstanding shares of capital stock following the completion of the GPAQ IPO.

Voting

The Sponsor, together with GPAQ’s officers and directors and other stockholders holding founder shares own approximately 28% of GPAQ’s issued and outstanding shares of common stock, including all of the founder shares. The Sponsor, directors, officers and other stockholders holding founder shares agreed to vote any shares of GPAQ’s common stock owned by them in favor of the Business Combination.

Private Placement Warrants

Simultaneously with the consummation of the GPAQ IPO, the Sponsor purchased an aggregate of 4,900,000 private placement warrants, at a price of $1.00 per warrant, each exercisable to purchase one share of GPAQ’s Class A common stock at a price of $11.50 per share, in a private placement generating gross proceeds of $4,900,000. The private placement warrants are identical to the public warrants sold as part of the units in the GPAQ IPO except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by GPAQ, (ii) they (including the shares of Common Stock issuable upon exercise of these private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of GPAQ’s initial business combination, (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Common Stock issuable upon exercise of these private placement warrants) have certain registration rights.

Advances from Related Party

In March 2019, the Sponsor advanced an aggregate of $164,850 to GPAQ for working capital purposes, which amount was repaid during the nine months ended September 30, 2019.

Promissory Note — Related Party

Through June 30, 2020, GPAQ issued promissory notes to the Sponsor, pursuant to which GPAQ could borrow up to an aggregate amount of $1,500,000, of which $600,000 of the promissory notes were issued during the six months ended June 30, 2020, to finance transaction costs in connection with the Business Combination. During the six months ended June 30, 2020, GPAQ borrowed $572,735 under the notes and an aggregate of $1,390,730 was outstanding under these notes.

In addition, through June 30, 2020, GPAQ issued unsecured promissory notes to the Sponsor, pursuant to which GPAQ borrowed an aggregate principal amount of $3,354,228, of which $972,573 was borrowed during the six months ended June 30, 2020, in order to fund the extension loans into the trust account in which the net proceeds of the GPAQ IPO were placed (the “Trust Account”).

These notes were non-interest bearing, unsecured and were paid upon the completion of the Business Combination. Up to $1,500,000 of the loans were convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period.

As of June 30, 2020, there was an aggregate of $4,744,958 outstanding under the promissory notes. Upon completion of the Business Combination, the notes were converted into HOFRE Common Stock.

Administrative Services Agreement

GPAQ entered into an agreement whereby, commencing on January 30, 2018 through the earlier of the consummation of a business combination or GPAQ liquidation, GPAQ will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. For each of the six months ended June 30, 2020 and 2019, GPAQ incurred $60,000 in fees for these services. At June 30, 2020 and December 31, 2019, an aggregate of $90,000 and $30,000, respectively, in administrative fees were included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, the Sponsor and GPAQ’s officers and directors were permitted to loan GPAQ funds from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan was evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of the Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans were convertible into warrants at a price of $1.00 per warrant.

The Sponsor committed to provide an aggregate of $900,000 in loans to the Company to finance transaction costs in connection with the Business Combination. To the extent advanced, the loans were evidenced by a promissory note, were non-interest bearing, unsecured and were repaid upon the completion of the Business Combination. The loans were convertible into common stock purchase warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. As of June 30, 2020, there were no amounts currently outstanding under the loans.

Contributions

In connection with GPAQ’s special meeting of stockholders held on July 26, 2019, the Sponsor agreed to contribute to GPAQ as a loan (each loan being referred to herein as a “Contribution”) $0.10 for each of GPAQ’s public shares that did not redeem in connection with the stockholder vote to approve the amendment to GPAQ’s amended and restated certificate of incorporation to extend the deadline in which to complete its initial business combination, plus, if GPAQ elects to further extend the deadline to complete a business combination beyond October 31, 2019, $0.033 for each public share that was not redeemed for each 30-day period, or portion thereof, up to three additional 30-day periods. The Contribution was conditional upon the approval of the amendment to GPAQ’s amended and restated certificate of incorporation, which did occur on July 26, 2019. Accordingly, on July 26, 2019, the Sponsor contributed an aggregate of $1,105,354 to GPAQ. GPAQ exercised all three of the additional 30-day periods, and in connection with such extensions, the Sponsor contributed $364,767 on October 29, 2019, $364,767 on November 26, 2019 and $364,767 on December 26, 2019, which amounts were placed into the Trust Account. Such Contributions were to be converted into shares of Common Stock upon the closing of the Business Combination. The loans were to be forgiven if GPAQ were unable to consummate an initial business combination except to the extent of any funds held outside of the Trust Account.

On January 24, 2020, GPAQ held a special meeting of the stockholders of GPAQ at which the stockholders approved, among other things, a proposal to amend GPAQ’s amended and restated certificate of incorporation to further extend the deadline to complete a business combination from January 29, 2020 to February 29, 2020, plus an option for GPAQ to further extend such date for an additional 30 days. In connection with the extension from January 29, 2020 to February 29, 2020, the Sponsor contributed to GPAQ $0.033 for each of GPAQ’s public shares outstanding, for an aggregate Contribution of $265,404, which amount was deposited into the Trust Account. Further, the Sponsor agreed that it or its affiliates would contribute to GPAQ as a loan an additional $0.033 for each public share that was not redeemed if GPAQ elected to further extend the deadline to complete a business combination beyond February 29, 2020 for an additional 30 days.

HOF Village, LLC Pre-Business Combination Related Persons Transactions

Engagement Letter Agreement

HOF Village is party to an engagement letter with The Klein Group, LLC, which is an affiliate of HOF Village member M. Klein Associates, Inc. and directors Michael Klein and Mark Klein. Pursuant to the engagement letter, The Klein Group has provided financial advisory services to HOF Village since December 2017, in exchange for an equity interest in HOF Village and a $10 million transaction fee payable in Holdings stock. After HOF Village’s Board of Directors was constituted in December 2018, amendments to the engagement letter were approved by unanimous consent of HOF Village’s Board of Directors.

Shared Services Agreement

HOF Village was party to a Shared Services Agreement with PFHOF, a member of HOF Village and an affiliate of director and officer David Baker, from December 2018 until September 2019, when the agreement was terminated. Under the Shared Services Agreement, the Pro Football Hall of Fame provided certain business services to HOF Village for a monthly services fee of $75,000. The agreement provided for HOF Village to prepay $1,000,000 of the services fee in two $500,000 payments, with $500,000 payable once permitted under HOF Village’s Term Loan and the remaining $500,000 payable no later than December 31, 2019. The Shared Services Agreement was approved by unanimous consent of HOF Village’s Board of Directors.

License Agreement

HOF Village is party to a First Amended and Restated License Agreement with the Pro Football Hall of Fame that was entered into in September 2019 and modified the terms of a prior License Agreement that was entered into in December 2018 (which replaced an earlier License Agreement that was entered into in March 2016). PFHOF is a member of HOF Village and an affiliate of director and officer David Baker. Pursuant to this agreement, HOF Village licenses certain marks from PFHOF, and the parties agreed upon terms for sponsorships and HOF Village’s ability to sublicense PFHOF’s marks to sponsors. The agreement provides for HOF Village to pay license fees to PFHOF based on a percentage of sponsorship revenue. Both the Amended and Restated License Agreement and the 2018 License Agreement were approved by unanimous consent of HOF Village’s Board of Directors.

Retail Merchandise Agreement

HOF Village and PFHOF (a HOF Village member and affiliate of director and officer David Baker) are parties to a Retail Merchandise Agreement that was entered into in December 2018. Under the Retail Merchandise Agreement, PFHOF agrees to operate onsite retail services at certain locations within the Hall of Fame Village complex, subject to certain performance targets and product requirements. In exchange for these services, HOF Village will pay PFHOF recurring royalty payments on a monthly basis representing a certain percentage of gross sales. The Retail Merchandise Agreement was approved by unanimous consent of HOF Village’s Board of Directors. The Retail Merchandise Agreement was amended and restated on June 30, 2020 prior to the closing of the Business Combination.

Master Transaction Agreement

HOF Village, Industrial Realty Group, LLC (an affiliate of HOF Village member IRG Canton Village Member, LLC and directors Stuart Lichter and John Mase), PFHOF (a HOF Village member and affiliate of director and officer David Baker), M. Klein Associates, Inc. (a HOF Village member) and certain wholly-owned subsidiaries of HOF Village are parties to a Master Transaction Agreement that was entered into in December 2018. The Master Transaction Agreement provides for various arrangements between the parties, including but not limited to:

●	the sale of real estate from PFHOF to HOF Village;

●	repayment terms of certain outstanding amounts owed by HOF Village to PFHOF and from PFHOF to HOF Village;

●	conversion of part of an outstanding loan from HOF Village preferred member American Capital Center, LLC to preferred equity;

●	repayment of outstanding amounts owed by HOF Village to Industrial Realty Group;

●	modification of loan terms; and

●	modification of the terms of stadium and HOF Village property usage.

The Master Transaction Agreement was approved by unanimous consent of HOF Village’s Board of Directors.

Media License Agreement

PFHOF (a HOF Village member), HOF Village, and HOF Village Media Group, LLC (a wholly-owned subsidiary of HOF Village) are parties to a Media License Agreement dated November 12, 2019. This agreement provides for the sharing of media-related opportunities between Hall of Fame Media Group and HOF Village Media Group and sets forth the terms under which PFHOF licenses certain marks to HOF Village Media Group to exploit existing PFHOF works and to create new works. The Media License Agreement acknowledges the existence of agreements in effect between PFHOF and certain third parties that provide for certain restrictions on the rights of PFHOF, which affects the rights that can be granted to HOF Village Media Group under the Media License Agreement. These restrictions include, but are not limited to, such third parties having co-exclusive rights to exploit content based on the PFHOF Enshrinement ceremonies and other Enshrinement events. The agreement provides for HOF Village Media Group or HOF Village to pay annual license fees to PFHOF of at least $1,250,000, subject to adjustment, and fees may vary based on the particular PFHOF works licensed. The Media License Agreement has an initial term of 15 years (subject to earlier termination for material breach), subject to automatic renewal for successive five-year terms, unless timely notice of non-renewal is provided by either party. The Media License Agreement was amended and restated effective as of July 1, 2020, in connection with the closing of the Business Combination.

Branding License Agreement

HOF Village’s subsidiary, Youth Sports Management, LLC (“YSM”), and PFHOF are parties to a Branding License Agreement from December 2015. Under the Branding License Agreement, PFHOF licenses certain of its marks to YSM for use in connection with youth sporting events held at the Hall of Fame Village. The agreement provides for YSM to pay a fee of $1,000,000 to PFHOF over a five-year term. HOF Village previously owned 50% of the equity interests of YSM along with a joint venture partner who owned the remaining 50% of YSM; however, HOF Village bought out its joint venture partner’s entire interest in YSM in May 2020 and became sole owner of YSM.

Agreement to Provide Insurance

HOF Village and its wholly-owned subsidiary HOF Village Stadium, LLC are parties to an Agreement to Provide Insurance with PFHOF (a HOF Village member) dated March 2016. Under the agreement, HOF Village Stadium is required to carry and maintain certain insurance coverage in connection with various agreements related to the development of the Hall of Fame Village project, and HOF Village has guaranteed the performance of HOF Village Stadium under the agreement. Such insurance coverage must name PFHOF as an additional insured or loss payee on each policy.

Master Developer Services and Project Management Services

Pursuant to HOF Village’s operating agreement, IRG Canton Village Manager, LLC (“IRG Manager”), an affiliate of HOF Village member IRG Canton Village Member, LLC and directors Stuart Lichter and John Mase, is serving as the initial master developer for the Hall of Fame Village project and IRG Canton Village Member, LLC (“IRG Member”), a member of HOF Village and an affiliate of directors Stuart Lichter and John Mase, is serving as the initial project manager for the Hall of Fame Village project. IRG Manager will receive a master developer fee of four percent of the total development costs of the project, subject to review by HOF Village’s Executive Committee. IRG Member will receive a project management fee, which will not exceed five percent of the gross receipts from the project, subject to review by HOF Village’s Executive Committee. This arrangement provided for in HOF Village’s operating agreement was unanimously approved by the members of HOF Village.

Other Transactions Involving HOF Village Members and their Affiliates

Certain members of HOF Village and/or their affiliates have loaned money or made payments on behalf of HOF Village.

Certain affiliates of IRG Member and of directors Stuart Lichter and John Mase have made certain loans to HOF Village. CH Capital Lending, LLC has loaned money to HOF Village in the form of convertible notes with outstanding principal amounts totaling $3,695,000, American Capital Center, LLC has made debt commitments to HOF Village with an original principal amount of $8,550,000, and IRG, LLC has made debt commitments to HOF Village with an original principal amount of $15,000,000. Under the Merger Agreement, such outstanding debt owed to American Capital Center, LLC and IRG, LLC will be converted into equity of Holdings, and such outstanding debt owed to CH Capital Lending, LLC may or may not be converted, at CH Capital Lending LLC’s election. An affiliate of Industrial Realty Group has made a guaranty in favor of GACP, under which it has guaranteed to pay all or a portion of amounts due under the Term Loan at the closing of the Business Combination on HOF Village’s behalf, to the extent that HOF Village does not have sufficient funds to pay such amounts. Industrial Realty Group and HOF Village are parties to the IRG November Note, under which Industrial Realty Group may loan HOF Village an amount up to $30,000,000.

PFHOF has made loans to HOF Village and advanced payments on behalf of HOF Village for its business. Outstanding amounts owed to PFHOF under such arrangements previously totaled approximately $10.2 million. Under the Merger Agreement, $4.2 million of the outstanding amounts owed to PFHOF were converted into equity of Holdings in satisfaction of such amount. Under a Shared Services Agreement entered into by HOF Village and PFHOF on June 30, 2020, PFHOF forgave $5.15 million of outstanding amounts owed by HOF Village, and HOF Village forgave $1.2 million of outstanding amounts owed by PFHOF.

M. Klein and Company, LLC, an affiliate of member M. Klein Associates, Inc. and of directors Mark Klein and Michael Klein, has loaned money to HOF Village in the form of HOF Village Convertible Notes with original principal amounts totaling $3,935,000 (of which, convertible notes with a principal amount of $260,000 were transferred to a third party) and outstanding principal amounts totaling $3,675,000. In connection with the Business Combination, M. Klein and Company, LLC converted such outstanding debt into HOFRE Common Stock.

On January 13, 2020, HOF Village announced that it had secured $9.9 million in financing from Constellation through its Efficiency Made Easy (“EME”) program to implement energy efficient measures and to finance the construction of the Constellation Center for Excellence and other enhancements, as part of Phase II development. The Hanover Insurance Company provided a guarantee bond to guarantee HOF Village’s payment obligations under the financing, and Stuart Lichter and two trusts affiliated with Mr. Lichter have agreed to indemnify The Hanover Insurance Company for payments made under the guarantee bond.

Related Person Transactions Occurring In Connection With or After the Business Combination

IRG Side Letter

On June 25, 2020, HOF Village entered into a Letter Agreement re Payment Terms (the “IRG Side Letter”) amending and restating a Letter Agreement re Payment Terms entered into on January 21, 2020 (the “January Letter”). The IRG Side Letter was entered into with respect to (i) the $65 million secured term loan agreement (as amended, the “Term Loan Agreement”) entered into on March 20, 2018 by HOF Village, the other borrowers party thereto (together with HOF Village, the “Borrowers”), the various lenders party thereto (the “Lenders”) and GACP Finance Co., LLC, as administrative agent (“GACP Finance”) (ii) the subordinated promissory note entered into on February 7, 2020, effective as of November 27, 2019, (as amended, the “IRG November Note”) between HOF Village, as borrower, and payable to the order of Industrial Realty Group, LLC, a Nevada limited liability company (“IRG”), in an amount up to $30,000,000, (iii) the Guaranty dated November 16, 2019 by IRG Master Holdings, LLC, a Delaware limited liability company (“IRGMH” and together with IRG and their respective affiliates, the “IRG Entities”) in favor of GACP Finance (the “IRGMH Guaranty”) and (iv) the Loan Purchase and Assumption Agreement (which may be entered into at a future date, but which has not, at this time, been agreed upon or executed by any party) by and among the Lenders, GACP Finance, the Borrowers and the purchasing lender party thereto (the “LPAA”, and together with the IRG November Note and the IRGMH Guaranty, the “Advancement Documents”).

Pursuant to the IRG Side Letter, if any IRG Entity advances funds pursuant to the Advancement Documents, the Term Loan Agreement, or any other instrument in order to pay certain specified lenders under the Term Loan Agreement, as a result of such advancement of funds, any IRG Entity becomes a Lender or has the rights of a Lender under the Term Loan Agreement, then (i) certain mandatory prepayment provisions will be deleted and no longer be applicable, (ii) the maturity date of the Term Loan Agreement will be extended to August 31, 2021 and (iii) HOF Village will not be required to pay to any IRG Entity any principal, interest, or other obligations due under the Term Loan Agreement if payment of such amounts would cause Borrowers to violate applicable Nasdaq or securities-law requirements. HOF Village contributed the IRG Side Letter and the Term Loan Agreement to Newco in connection with the Business Combination.

Crown League Investment

On June 11, 2020, HOF Village acquired 60% of the equity interests in Mountaineer GM, LLC (“Mountaineer”) from Michael Klein & Associates, Inc., an affiliate of Michael Klein (“MKA”) for a purchase price of $100.00 pursuant to membership interest purchase agreement (the “Membership Purchase Agreement”). Mountaineer is party to an asset purchase agreement, dated June 5, 2020 (the “Crown APA”), with CrownThrown, Inc. (“Crown”), pursuant to which Mountaineer agreed to acquire the assets of, and assume certain liabilities of, Crown, which consist of The Crown League, a professionalized fantasy sports league (the “Crown Business”). HOF Village entered into a services agreement, dated as of June 16, 2020 (the “Services Agreement”), with Mountaineer and BXPG LLC (“Brand X”), whereby Mountaineer and HOF Village retain Brand X to provide services with regard to the Crown Business. Pursuant to an amended and restated limited liability company agreement of Mountaineer that HOF Village and MKA entered into in connection with HOF Village’s purchase of the 60% interest in Mountaineer under the Membership Purchase Agreement, MKA agreed to provide the consideration for Mountaineer to complete the acquisition of Crown as a capital contribution to Mountaineer, consisting of 90,287 shares of HOFRE’s Common Stock, and HOF Village agreed to provide the consideration owed to Brand X under the Services Agreement as a capital contribution to Mountaineer, consisting of $30,000 per month for 18 months plus 100,000 shares of HOFRE’s Common Stock, 25,000 shares of which were issued on August 6, 2020, and 25,000 shares of which are issuable on each of July 1, 2021, January 1, 2022 and July 1, 2022, until such capital contributions of HOF Village equal 60% of the total capital contributions to Mountaineer. The Services Agreement may be extended for an additional six months. Compensation during the extension period would be $30,000 per month and 25,000 shares of HOFRE’s Common Stock. Mountaineer completed the acquisition of Crown assets under the Crown APA on July 22, 2020.

Lock-Up Agreement

In connection with the Business Combination, each of the holders of Newco’s membership interests as of immediately prior to the Closing, Gordon Pointe Management, LLC (the “Sponsor”), Douglas L. Hein, Robert B. Cross, David Dennis, Joseph F. Mendel and Neeraj Vohra entered into a Lock-Up Agreement with HOFRE (the “Lock-Up Agreement”). Under the Lock-Up Agreement, each holder agrees not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, sell any option or contract to purchase, grant any option, right or warrant, make any short sale or otherwise transfer or dispose of or lend its portion of any shares of Common Stock (or any securities convertible into, or exercisable or exchangeable for, or that represent the right to receive, shares of Common Stock) for a period after Closing ending on the date that is the later of (i) 180 days after the Closing and (ii) the expiration of the “Founder Shares Lock-up Period” under the Letter Agreement, dated January 24, 2018 among GPAQ, its officers and directors and initial shareholders and the Sponsor.

Director Nominating Agreement

Upon the closing of the Business Combination, GPAQ, HOFRE, HOF Village, the Sponsor and PFHOF entered into a Director Nominating Agreement (the “Director Nominating Agreement”), which provides that HOFRE shall take all necessary action to set the size of its board of directors at 11 members, a majority of whom shall be independent directors in accordance with Nasdaq requirements. Pursuant to the Director Nominating Agreement, the HOFRE board of directors must be made up of three classes: Class A Directors who shall serve for an initial one-year term, Class B Directors who shall serve for an initial two-year term, and Class C Directors who shall serve for an initial three-year term. The Director Nominating Agreement set forth the directors who were to serve as of the Business Combination and specified the respective classes of each director. The Director Nominating Agreement also stated the intent for the size of the HOFRE board of directors to be increased to 13 members no sooner than 60 days and no later than 90 days after the closing of the Business Combination.

The Director Nominating Agreement further provides that (i) so long as the Sponsor beneficially owns 85% of the total number of shares of HOFRE Common Stock held by it as of the Effective Time, the Sponsor will have the right to designate one individual to be appointed or nominated for election to the HOFRE board of directors, (ii) so long as HOF Village beneficially owns at least 85% of the total number of shares of Holdings Common Stock held by it as of the Effective Time, HOF Village will have the right to designate up to four individuals to be appointed or nominated for election to the HOFRE board of directors, one of whom must qualify as an independent director under the Nasdaq rules (or up to (a) three individuals, if it owns less than 85% but at least 65%, (b) two individuals, if it owns less than 65% but at least 45%, or (c) one individual, if it owns less than 45% but at least 15%), and (iii) so long as PFHOF beneficially owns at least 85% of the total number of shares of HOFRE Common Stock held by it as of the Effective Time, PFHOF will have the right to designate up to one individual to be appointed or nominated for election to the HOFRE board of directors.

HOF Village and PFHOF may each designate one individual to serve as a HOFRE board of directors non-voting observer (in the case of HOF Village, so long as HOF Village beneficially owns at least 15% of the total number of shares of HOFRE Common Stock held by it as of the Effective Time and, in the case of PFHOF, so long as PFHOF beneficially owns at least 85% of the total number of shares of HOFRE Common Stock held by it as of the Effective Time). The parties to the Director Nominating Agreement agreed to take certain actions to support those nominees for election and include the nominees in the proxy statements for the stockholders meetings at which directors are to be elected.

Release Agreement

At the Closing, each of the members of HOF Village and PFHOF (each, a “Holder”) entered into a Release Agreement with the Company, GPAQ and Newco pursuant to which (i) each Holder generally releases all claims against the Company, GPAQ, the Merger Subs, Newco and their affiliates that such Holder may have prior to the Effective Time, except for certain Retained Claims, and (ii) each Holder consents to the termination of certain contracts to which it is a party with HOF Village and its affiliates effective immediately prior to the Effective Time without any cost or other liability to Newco, Holdings or its subsidiaries.

Shared Services Agreement

On June 30, 2020, HOF Village entered into a Shared Services Agreement with PFHOF. Under the agreement, PFHOF and HOF Village mutually reduced certain outstanding amounts owed between the parties, with PFHOF forgiving $5.15 million owed by HOF Village and HOF Village forgiving $1.2 million owed by PFHOF, which effectively resulted in no outstanding amounts owed between the parties as of March 31, 2020. Additionally, the parties agreed to coordinate with each other on certain business services and expenses. The Shared Services Agreement was approved by unanimous consent of HOF Village’s Board of Directors. The Shared Services Agreement has an initial term of one year, subject to automatic renewal for successive one-year terms; however, it may be terminated by either party upon 90 days’ written notice, by mutual agreement, or by either party for failure by the other party to timely pay expenses. HOF Village contributed the Shared Services Agreement to Newco in connection with the Business Combination.

Master Development and Project Management Agreement

On June 30, 2020, HOF Village, IRG Member and IRG Manager entered into a Master Development and Project Management Agreement. The Master Development and Project Management Agreement was entered into as a standalone agreement to govern the master developer and project management services arrangement that was previously provided for in the operating agreement of HOF Village. Pursuant to the Master Development and Project Management Agreement, IRG Manager serves as the master developer for the Hall of Fame Village project and IRG Member serves as the project manager for the Hall of Fame Village project. Under the agreement, IRG Manager will receive a master developer fee of four percent of the total development costs of the project, and IRG Member will receive a project management fee, which will not exceed five percent of the gross receipts from the project. The terms of the Master Development and Project Management Agreement remained materially similar to the prior arrangement documented in the operating agreement of HOF Village, which previously had been unanimously approved by the members of HOF Village. HOF Village contributed the Master Development and Project Management Agreement to Newco in connection with the Business Combination.

Note Purchase Agreement; Registration Rights Agreement and Note Redemption Warrant Agreement

Note Purchase Agreement. On July 1, 2020, concurrently with the closing of the Business Combination, the Company entered into the Note Purchase Agreement the Purchasers pursuant to which the Company agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) $20,721,293 in aggregate principal amount of the Company’s PIPE Notes. Each of CH Capital Lending, LLC and Gordon Pointe Management, LLC are related persons because they are security holders covered by Item 403(a). Pursuant to the terms of the Note Purchase Agreement, the Notes may be converted into shares of Common Stock at the option of the holders of the Notes, and the Company may, at its option, redeem the Notes in exchange for cash and warrants to purchase shares of Common Stock (the “Note Redemption Warrants”).

The Private Placement was conducted in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering. The offer and sale of the Notes have not been registered under the Securities Act or applicable state securities laws, and consequently, the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Note Purchase Agreement contains representations and warranties by the Company and the Purchasers, and each of the Company and the Purchasers have agreed to indemnify the other for losses resulting from a breach of any of their respective representations or warranties.

Closing of the Private Placement and delivery of the PIPE Notes pursuant to the Note Purchase Agreement occurred on July 1, 2020. The Company received cash proceeds from the issuance and sale of the PIPE Notes of approximately $7 million. The Company intends to use the proceeds of the Private Placement to fund the Company’s obligations related to the Merger Agreement, to satisfy the Company’s working capital obligations and to pay transaction fees and expenses.

Registration Rights Agreement. On July 1, 2020, in connection with the Note Purchase Agreement and the closing of the Private Placement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), by and among the Company and the Purchasers.

Pursuant to the Registration Rights Agreement, the Company is required to prepare and file a registration statement (the “Registration Statement”) to permit the public resale of (i) the shares of Common Stock issued or issuable upon the exercise of the Note Redemption Warrants and (ii) the shares of Common Stock that are issuable pursuant to the terms of the Note Purchase Agreement upon conversion of the PIPE Notes. The Company is required to use its commercially reasonable efforts to cause the Registration Statement to become effective no later than 365 days after the Closing Date (the “Registration Statement Deadline”).

The Registration Rights Agreement provides that if the Registration Statement is not declared effective on or prior to the Registration Statement Deadline, the Company will be liable to the Purchasers for liquidated damages in accordance with a formula, subject to the limitations set forth in the Registration Rights Agreement. Such liquidated damages would be payable in cash. In addition, the Registration Rights Agreement grants the Purchasers piggyback registration rights. These registration rights are transferable to affiliates of the Purchasers and, in certain circumstances, to third parties.

Note Redemption Warrant Agreement. On July 1, 2020, pursuant to the Note Purchase Agreement, the Company entered into a Note Redemption Warrant Agreement by and among the Company and the Purchasers listed on the signature pages thereto (the “Note Redemption Warrant Agreement”). The terms of the Note Redemption Warrant Agreement set forth the terms of the Note Redemption Warrants that may be issued pursuant to the Note Purchase Agreement upon redemption of PIPE Notes.

Related Person Transaction Policy

HOFRE’s Board has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which HOFRE or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

●	any person who is, or at any time during the applicable period was, one of HOFRE’s executive officers or a member of the Board;

●	any person who is known by HOFRE to be the beneficial owner of more than five percent (5%) of our voting stock;

●	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; and

●	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

In addition, we have in place policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the audit committee charter, the audit committee has the responsibility to review related person transactions.

PLAN OF DISTRIBUTION

We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock to be offered and sold pursuant to this prospectus.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Hunton Andrews Kurth LLP.

EXPERTS

The financial statements of GPAQ as of December 31, 2019 and 2018 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report included herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of HOF Village as of December 31, 2019 and 2018 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report included herein, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. Our filings with the Commission are also available to the public through the Commission’s Internet site at http://www.sec.gov.

Our website address is www.HOFREco.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission, including our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of our directors and our executive officers; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(successor to Gordon Pointe Acquisition Corp.)

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
	(unaudited)
ASSETS
Current assets
Cash	$55,896	$2,122
Prepaid expenses	68,026	18,750
Prepaid income taxes	—	2,673
Total Current Assets	123,922	23,545

Cash held in Trust Account	31,043,986	—
Marketable securities held in Trust Account	—	117,285,210
TOTAL ASSETS	$31,167,908	$117,308,755

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,604,508	$532,744
Income taxes payable	3,780	—
Total Current Liabilities	1,608,288	532,744

Convertible promissory notes – related party	4,744,958	3,017,650
Deferred tax liability	—	2,014
Deferred underwriting fees	4,375,000	4,375,000
Deferred legal fee payable	72,500	72,500
Total Liabilities	10,800,746	7,999,908

Commitments (Note 6)

Common stock subject to possible redemption, 1,422,573 and 9,831,911 shares at redemption value as of June 30, 2020 and December 31, 2019, respectively	15,367,151	104,308,846

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 40,000,000 shares authorized; 1,450,891 and 1,221,628 shares issued and outstanding (excluding 1,422,573 and 9,831,911 shares subject to possible redemption) as of June 30, 2020 and December 31, 2019, respectively	145	122
Class F Common stock, $0.0001 par value; 5,000,000 shares authorized; 3,125,000 shares issued and outstanding	313	313
Additional paid-in capital	4,687,827	3,100,343
Retained earnings	311,726	1,899,223
Total Stockholders’ Equity	5,000,011	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,167,908	$117,308,755

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(successor to Gordon Pointe Acquisition Corp.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Operating costs	$1,172,861	$148,100	$1,893,499	$323,167
Loss from operations	(1,172,861)	(148,100)	(1,893,499)	(323,167)

Other income:
Interest income	17,359	770,755	310,441	1,504,270
Unrealized (loss) gain on marketable securities held in Trust Account	—	(4,268)	—	3,217
Total other income, net	17,359	766,487	310,441	1,507,487

(Loss) income before income taxes	(1,155,502)	618,387	(1,583,058)	1,184,320
Benefit (provision) for income taxes	27,720	(129,861)	(4,439)	(251,097)
Net (loss) income	$(1,127,782)	$488,526	$(1,587,497)	$933,223

Weighted average shares outstanding, basic and diluted (1)	4,449,567	4,061,551	4,398,098	4,057,156

Basic and diluted net loss (income) per common share (2)	$(0.26)	$(0.02)	$(0.39)	$(0.04)

(1)	Excludes an aggregate of up to 1,422,573 and 11,557,525 shares subject to possible redemption at June 30, 2020 and 2019, respectively.

(2)	Excludes income of $8,594 and $550,253 attributable to shares subject to possible redemption for the three months ended June 30, 2020 and 2019, respectively. Excludes income of $121,548 and $1,085,101 attributable to shares subject to possible redemption for the six months ended June 30, 2020 and 2019, respectively (see Note 2).

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(successor to Gordon Pointe Acquisition Corp.)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Common Stock		Class F Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance – January 1, 2020	1,221,628	$122	$3,125,000	$313	$3,100,343	$1,899,223	$5,000,001

Change in value of common stock subject to possible redemption	102,939	10	—	—	459,708	—	459,718

Net loss	—	—	—	—	—	(459,715)	(459,715)

Balance – March 31, 2020 (unaudited)	1,324,567	132	3,125,000	313	3,560,051	1,439,508	5,000,004

Change in value of common stock subject to possible redemption	126,324	13	—	—	1,127,776	—	1,127,789

Net loss	—	—	—	—	—	(1,127,782)	(1,127,782)

Balance – June 30, 2020 (unaudited)	1,450,891	$145	$3,125,000	$313	$4,687,827	$311,726	$5,000,011

THREE AND SIX MONTHS ENDED JUNE 30, 2019

	Class A Common Stock		Class F Common Stock		Additional Paid-in	Retained	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Equity
Balance – January 1, 2019	927,712	$93	3,125,000	$313	$3,920,735	$1,078,863	$5,000,004

Change in value of common stock subject to possible redemption	8,839	1	—	—	(444,701)	—	(444,700)

Net income	—	—	—	—	—	444,697	444,697

Balance – March 31, 2019 (unaudited)	936,551	94	3,125,000	313	3,476,034	1,523,560	5,000,001

Change in value of common stock subject to possible redemption	5,924	—	—	—	(488,518)	—	(488,518)

Net income	—	—	—	—	—	488,526	488,526

Balance – June 30, 2019 (unaudited)	942,475	$94	3,125,000	$313	$2,987,516	$2,012,086	$5,000,009

The accompanying notes are an integral part of these condensed consolidated financial statements.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(successor to Gordon Pointe Acquisition Corp.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(1,587,497)	$933,223
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(310,441)	(1,504,270)
Unrealized gain on marketable securities held in Trust Account	—	(3,217)
Deferred tax (benefit) provision	(2,014)	676
Changes in operating assets and liabilities:
Prepaid expenses	(49,276)	(39,723)
Prepaid income taxes	2,673	—
Accounts payable and accrued expenses	1,071,764	(6,582)
Income taxes payable	3,780	(279,579)
Net cash used in operating activities	(871,011)	(899,472)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(972,573)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	170,050	763,274
Cash withdrawn from Trust Account for redemptions	87,354,187	—
Net cash provided by investing activities	86,551,664	763,274

Cash Flows from Financing Activities:
Advances from related party	—	164,850
Repayment of advances from related party	—	(164,850)
Proceeds from promissory notes – related party	—	100,000
Proceeds from convertible promissory notes – related party	1,727,308	—
Redemption of common shares	(87,354,187)	—
Net cash used in financing activities	(85,626,879)	100,000

Net Change in Cash	53,774	(36,198)
Cash – Beginning	2,122	89,557
Cash – Ending	$55,896	$53,359

Supplementary cash flow information:
Cash paid for income taxes	$—	$530,000

Non-Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(1,587,507)	$933,218

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

(successor to Gordon Pointe Acquisition Corp.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2020

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Gordon Pointe Acquisition Corp., our predecessor (the “Company”), was a blank check company incorporated in Delaware on April 12, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets.

Business Combination

On July 1, 2020, Hall of Fame Resort & Entertainment Company, formerly known as GPAQ Acquisition Holdings, Inc. (“HOFRE”), consummated the previously announced business combination with HOF Village, LLC, a Delaware limited liability company (“HOF Village”), pursuant to an Agreement and Plan of Merger dated September 16, 2019 (as amended on November 6, 2019, March 10, 2020 and May 22, 2020, the “Merger Agreement”), by and among HOFRE, the Company, GPAQ Acquiror Merger Sub, Inc., a Delaware corporation (“Acquiror Merger Sub”), GPAQ Company Merger Sub, LLC, a Delaware limited liability company (“Company Merger Sub”), HOF Village and HOF Village Newco, LLC, a Delaware limited liability company (“Newco”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”

Upon the consummation of the Business Combination: (i) Acquiror Merger Sub merged with and into the Company, with the Company continuing as the surviving entity (the “Acquiror Merger”) and (ii) Company Merger Sub merged with and into Newco, with Newco continuing as the surviving entity (the “Company Merger”). In advance of the Company Merger, HOF Village transferred all of its assets, liabilities and obligations to Newco pursuant to a contribution agreement. In connection with the closing of the Business Combination, the Company changed its name from “GPAQ Acquisition Holdings, Inc.” to “Hall of Fame Resort & Entertainment Company.” As a result of the Business Combination, the Company and Newco are wholly owned subsidiaries of HOFRE.

In connection with the consummation of the Business Combination and pursuant to the Merger Agreement, (a) each issued and outstanding unit of the Company, if not already detached, was detached and each holder of such a unit was deemed to hold one share of the Company’s Class A common stock and one Company warrant (“GPAQ Warrant”), (b) each issued and outstanding share of the Company’s Class A common stock (excluding any shares held by a Company stockholder that elected to have its shares redeemed pursuant to the Company’s organizational documents) was converted automatically into the right to receive 1.421333 shares of HOFRE common stock, par value $0.0001 (the “HOFRE Common Stock”), following which all shares of the Company’s Class A common stock ceased to be outstanding and were automatically canceled and cease to exist; (c) each issued and outstanding share of the Company’s Class F common stock was converted automatically into the right to receive one share of HOFRE Common Stock, following which all shares of the Company’s Class F common stock ceased to be outstanding and were automatically canceled and cease to exist; (d) each issued and outstanding GPAQ Warrant (including GPAQ private placement warrants) was automatically converted into one HOFRE Warrant to purchase 1.421333 shares of HOFRE Common Stock per warrant, following which all GPAQ Warrants ceased to be outstanding and were automatically canceled and retired and cease to exist; and (e) each issued and outstanding membership interest in Newco converted automatically into the right to receive a pro rata portion of the Company Merger Consideration (as defined in the Merger Agreement), which was payable in shares of HOFRE Common Stock.

Private Placement

Concurrently with the closing of the Business Combination, HOFRE entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with certain funds managed by Magnetar Financial, LLC and the purchasers listed on the signature pages thereto (together, the “Purchasers”), pursuant to which HOFRE agreed to issue and sell to the Purchasers in a private placement (the “Private Placement”) $20,721,293 in aggregate principal amount of the Company’s 8.00% Convertible Notes due 2025 (the “Notes”). Pursuant to the terms of the Note Purchase Agreement, the Notes may be converted into shares of HOFRE Common Stock at the option of the holders of the Notes, and HOFRE may, at its option, redeem the Notes in exchange for cash and warrants to purchase shares of HOFRE Common Stock (the “Note Redemption Warrants”).

The Private Placement was conducted pursuant to under section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving any public offering. The offer and sale of the Notes have not been registered under the Securities Act or applicable state securities laws, and consequently, the Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The Note Purchase Agreement contains representations and warranties by HOFRE and the Purchasers, and each of HOFRE and the Purchasers have agreed to indemnify the other for losses resulting from a breach of any of their respective representations or warranties.

Closing of the Private Placement and delivery of the Notes pursuant to the Note Purchase Agreement occurred on July 1, 2020. HOFRE received net cash proceeds from the issuance and sale of the Notes of approximately $7 million and approximately $13.7 million were for the conversion of prior existing notes payable. HOFRE intends to use the proceeds of the Private Placement to fund HOFRE’s obligations related to the Merger Agreement, to satisfy HOFRE’s working capital obligations and to pay transaction fees and expenses.

Business Prior to the Business Combination

Prior to the Business Combination, the Company’s subsidiaries were comprised of GPAQ Acquisition Holdings, Inc. (now HOFRE), Acquiror Merger Sub and Company Merger Sub.

All business activity through June 30, 2020 related to the Company’s formation, the Company’s initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a business combination and consummating the acquisition of HOF Village pursuant to the Business Combination (see Note 6).

The registration statement for the Company’s Initial Public Offering was declared effective on January 24, 2018. On January 30, 2018, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $125,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Gordon Pointe Management, LLC (the “Sponsor”), generating gross proceeds of $4,900,000, which is described in Note 4.

Following the closing of the Initial Public Offering on January 30, 2018, an amount of $126,250,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”), which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account.

Transaction costs amounted to $7,552,731, consisting of $2,500,000 of underwriting fees, $4,375,000 of deferred underwriting fees (see Note 6) and $677,731 of other costs. Approximately $1,100,000 was deposited into the cash held outside of the Trust Account after the Initial Public Offering.

Liquidity

As of June 30, 2020, the Company had $55,896 in its operating bank accounts, $31,043,986 in marketable securities held in the Trust Account to be used for the Business Combination or to repurchase or redeem stock in connection therewith and a working capital deficit of $1,480,586, which excludes income taxes payable of $3,780, of which such amount will be paid from interest earned on the Trust Account. As of June 30, 2020, approximately $858,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. Through June 30, 2020, the Company withdrew $1,179,244 of interest from the Trust Account in order to pay its franchise and income tax obligations, of which $170,050 was withdrawn during the six months ended June 30, 2020.

Through June 30, 2020, the Company issued to the Sponsor convertible promissory notes, pursuant to which the Company borrowed an aggregate amount of $1,390,730, of which $572,735 was borrowed during the six months ended June 30, 2020, in order to finance transaction costs in connection with the Business Combination. In addition, through June 30, 2020, the Company issued unsecured convertible promissory notes to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $3,354,228, of which $972,573 was borrowed during the six months ended June 30, 2020, in order to fund the extension loans into the Trust Account and $182,000 was borrowed during the six months ended June 30, 2020 in order to fund working capital requirements. The loans were non-interest bearing, unsecured and were repaid upon the completion of the Business Combination. Up to $1,500,000 of the loans were convertible into warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. Upon completion of the Business Combination the outstanding balance under the convertible promissory notes were converted into shares of the Company’s common stock (see Note 5).

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 10, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results of operations for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

Marketable Securities Held in Trust Account

At June 30, 2020, the assets held in the Trust Account were held in cash. At December 31, 2019, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. Through June 30, 2020, the Company withdrew $1,179,244 of interest from the Trust Account in order to pay its franchise and income tax obligations, of which $170,050 was withdrawn during the six months ended June 30, 2020.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2020 and December 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The effective tax rate differs from the statutory tax rate of 2.4% and 21.0% for the three months ended June 30, 2020 and 2019 and 0.3% and 21.2% for the six months ended June 30, 2020 and 2019 due to the non-deductibility of transactional expenses incurred in connection with the search for potential targets for the Business Combination.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. An aggregate of up to 1,422,573 and 11,557,525 shares of common stock subject to possible redemption at June 30, 2020 and 2019, respectively, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement to purchase 17,400,000 shares of Class A common stock in the calculation of diluted net loss per common share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of Net Loss per Common Share

The Company’s net (loss) income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net loss per common share is calculated as follows:

	Three Months Ended June 30,		Six Month Ended June 30,
	2020	2019	2020	2019
Net (loss) income	$(1,127,782)	$488,526	$(1,587,497)	$933,223
Less: Income attributable to common stock subject to possible redemption	(8,594)	(550,253)	(121,548)	(1,085,101)
Adjusted net loss	$(1,136,376)	$(61,727)	$(1,709,045)	$(151,878)

Weighted average shares outstanding, basic and diluted	4,449,567	4,061,551	4,398,098	4,057,156

Basic and diluted net loss per common share	$(0.26)	$(0.02)	$(0.39)	$(0.04)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2020 and December 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated financial statements, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On January 30, 2018, pursuant to the Initial Public Offering, the Company sold 12,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 4,900,000 Private Placement Warrants at $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,900,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company did not complete the Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants would have been used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants would have expired worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. The Private Placement Warrants may also be exercised by the initial purchasers and their permitted transferees for cash or on a cashless basis. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Upon completion of the Business Combination, all of the warrants to purchase the Company’s common stock were cancelled and exchanged for HOFRE Warrants (see Note 6).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 12, 2017, the Company issued an aggregate of 3,593,750 shares of Class F common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares automatically converted into Class A common stock upon the consummation of the Business Combination on a one-for-one basis, subject to adjustments. The 3,593,750 Founder Shares included an aggregate of up to 468,750 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters’ election to exercise their over-allotment option expired unexercised on March 12, 2018 and, as a result, 468,750 Founder Shares were forfeited, resulting in 3,125,000 Founder Shares outstanding.

Upon completion of the Business Combination, the Founder Shares were converted, one a one-for-one basis, into HOFRE Common Stock (see Note 6).

The Initial Stockholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the date of the consummation of the Business Combination, or (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the Business Combination, or earlier, in each case, if subsequent to the Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Advances from Related Party

In March 2019, the Sponsor advanced an aggregate of $164,850 for working capital purposes, of which such amount was repaid during the year ended December 31, 2019. As of June 30, 2020 and December 31, 2019, there were no outstanding advances.

Convertible Promissory Notes – Related Party

Through June 30, 2020, the Company issued promissory notes to the Sponsor, pursuant to which the Company could borrow up to an aggregate amount of $1,500,000, of which $600,000 of the promissory notes were issued during the six months ended June 30, 2020, to finance transaction costs in connection with the Business Combination. During the six months ended June 30, 2020, the Company borrowed $572,735 under the notes and an aggregate of $1,390,730 was outstanding under these notes.

In addition, through June 30, 2020, the Company issued unsecured promissory notes to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $3,354,228, of which $972,573 was borrowed during the six months ended June 30, 2020, in order to fund the extension loans into the Trust Account.

These notes were non-interest bearing, unsecured and were paid upon the completion of the Business Combination. Up to $1,500,000 of the loans were convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

As of June 30, 2020, there was an aggregate of $4,744,958 outstanding under the promissory notes. Upon completion of the Business Combination, the notes were converted into HOFRE Common Stock.

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on January 30, 2018 through the earlier of the consummation of the Business Combination or the Company’s liquidation, the Company paid an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. For each of the three months ended June 30, 2020 and 2019, the Company incurred $30,000 in fees for these services. For each of the six months ended June 30, 2020 and 2019, the Company incurred $60,000 in fees for these services. At June 30, 2020 and December 31, 2019, an aggregate of $90,000 and $30,000, respectively, in administrative fees are included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with the Business Combination, the Sponsor, the Company’s officers and directors were permitted to (other than the Sponsor’s commitment to provide the Company an aggregate of $900,000 in loans in order to finance transaction costs in connection with the Business Combination (see Note 5)), loan the Company funds from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan was evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of the Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans were convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

The Sponsor committed to provide an aggregate of $490,000 in loans to the Company to finance transaction costs in connection with the Business Combination. To the extent advanced, the loans were evidenced by a promissory note, were non-interest bearing, unsecured and were repaid upon the completion of the Business Combination. The loans were convertible into common stock purchase warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of June 30, 2020, there were no amounts currently outstanding under the loans.

NOTE 6. COMMITMENTS

Director Compensation

The Company paid each of its independent directors an annual retainer of $20,000 (pro-rated for interim periods of service) for their service as members of the Company’s Board, for which, in addition to general matters of corporate governance and oversight, the Company expected its Board members to assist the Company in the identification and evaluation of industries and particular businesses that are, in the reasonable judgment of the Board, suitable acquisition targets for the Company, as well as assisting the Company in the review and analysis of alternative business combinations. In addition, the Company agreed to pay each independent director a telephonic meeting fee of $1,000 or in-person meeting fee of $1,500 for each meeting attended by such independent director. The Company also agreed to pay the Chairperson of the Audit Committee an annual retainer of $7,500 and the Chairperson of the Compensation Committee an annual retainer of $5,000. The fees were deferred and were paid upon completion of the Business Combination.

Registration Rights

Pursuant to a registration rights agreement entered into on January 24, 2018, the holders of the Company’s Founder Shares, Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters were entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $4,375,000. The deferred fee was paid in cash upon the closing of the Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The deferred fee was to be forfeited by the underwriters solely in the event that the Company fails to complete a business combination, subject to the terms of the underwriting agreement.

In January 2020, the underwriters agreed that in the event the Business Combination was consummated, the deferred discount due to them was reduced to $2,500,000. The deferred fee was paid in cash upon the closing of the Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Deferred Legal Fee

In connection with the closing of the Initial Public Offering, the Company became obligated to pay its attorneys a deferred legal fee of $72,500 upon consummation of the Business Combination. Accordingly, the Company recorded $72,500 as deferred legal payable in the accompanying condensed consolidated balance sheets. The deferred fee was to be forfeited by the attorneys in the event that the Company failed to complete the Business Combination.

Merger Agreement

The value of the aggregate merger consideration (the “Company Merger Consideration”) paid pursuant to the Merger Agreement to the holders of Newco Units as of immediately prior to the Effective Time (the “Newco Holders”) was an amount equal to: (i) the aggregate capital contributions of the members of HOF Village as set forth in a certificate of HOF Village delivered at least five days prior to the Closing Date (the “Closing Date Company Contributed Capital Amount”), multiplied by (ii) the Exchange Ratio of 1.2, divided by (iii) the Per Share Price of $10.00. The Company Merger Consideration was paid in shares of HOFRE Common Stock

On February 21, 2020, the Company filed a definitive proxy statement on Schedule 14A for a special meeting of its stockholders scheduled for March 25, 2020 to vote on, among other things, the Business Combination. On March 20, 2020, the Company postponed the stockholders meeting to approve the Business Combination to early May 2020. On April 29, 2020, the Company further postponed the stockholders meeting to a date to be announced at a later time. On June 25, 2020 the Company held a special meeting of its stockholders at which the Company’s stockholders approved the Business Combination, among other things.

Upon completion of the Business Combination, current Company stockholders who did not exercise their redemption rights received 1.421333 shares of HOFRE Common Stock to replace each one of their existing shares of the Company’s Class A common stock and current holders of Class F common stock received one share of HOFRE Common Stock to replace each one of their existing shares of the Company’s Class F common stock, as applicable. Upon completion of the Business Combination, all of the warrants to purchase the Company’s common stock were cancelled and exchanged for HOFRE Warrants to purchase 1.421333 shares of HOFRE Common Stock per warrant on the same terms and conditions as the original warrants.

Further, in order to support the transactions contemplated by the Merger Agreement and any possible private financing transactions that may be entered into in connection with the Merger Agreement, the Sponsor agreed that up to 1,185,741 of its Class F common shares were to be cancelled prior to the Effective Time (as defined in the Merger Agreement) pursuant to a Side Letter entered into by HOF Village and the Sponsor dated March 10, 2020, which number shall be calculated based on the number of redemptions by the Company’s public stockholders. The Sponsor also agreed that it would transfer up to one-half of the shares of HOFRE Common Stock that it received upon conversion of its Class F common shares (after any such cancellation); provided that the number of shares of HOFRE Common Stock that the Sponsor shall transfer to HOF Village were capped so that the Sponsor retained no less than 1.125 million shares of HOFRE Common Stock. The Sponsor also agreed to transfer one-half of the HOFRE Warrants that it received upon conversion of its warrants to purchase shares of Class A common stock at the Effective Time.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 1,450,891 and 1,221,628 shares of common stock issued and outstanding, excluding an aggregate of up to 1,422,573 and 9,831,911 shares of common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class F common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 3,125,000 shares of common stock issued and outstanding.

The shares of Class F common stock automatically converted into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as follows. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering in connection with the closing of the Business Combination, the ratio at which shares of Class F common stock converted into shares of Class A common stock was adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock would equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination.

Holders of Class A common stock and Class F common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

Warrants — No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the securities issuable upon exercise of the Public Warrants. Such a registration statement was filed on July 23, 2020. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time during the exercise period;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

●	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company was unable to complete the Business Combination within the Combination Period and the Company liquidated the funds held in the Trust Account, holders of warrants would not have received any of such funds with respect to their warrants, nor would they have received any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants would expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and December 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020	December 31, 2019
Assets:
Marketable securities held in Trust Account	1	$—	$117,285,210

NOTE 9. SUBSEQUENT EVENTS

As described in Note 1, the Company completed the Business Combination and Private Placement on July 1, 2020.

On July 23, 2020, HOFRE filed a Registration Statement on Form S-3 registering the shares underlying the HOFRE Warrants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Gordon Pointe Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Gordon Pointe Acquisition Corp. (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2019 and 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2017.

New York, NY

March 10, 2020

GORDON POINTE ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
ASSETS
Current assets
Cash	$2,122	$89,557
Prepaid expenses	18,750	6,527
Prepaid income taxes	2,673	—
Total Current Assets	23,545	96,084

Marketable securities held in Trust Account	117,285,210	128,396,771
Total Assets	$117,308,755	$128,492,855

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$532,744	$309,265
Income taxes payable	—	284,958
Total Current Liabilities	532,744	594,223

Convertible promissory notes – related party	3,017,650	—
Deferred tax liability	2,014	—
Deferred underwriting fees	4,375,000	4,375,000
Deferred legal fee payable	72,500	72,500
Total Liabilities	7,999,908	5,041,723

Commitments (see Note 5)
Common stock subject to possible redemption, 9,831,911 and 11,572,288 shares at redemption value as of December 31, 2019 and 2018, respectively	104,308,846	118,451,128

Stockholders’ Equity
Preferred stock, $0.0001 par value; 5,000,000 authorized; none issued and outstanding	—	—
Class A Common stock, $0.0001 par value; 40,000,000 shares authorized; 1,221,628 and 927,712 issued and outstanding (excluding 9,831,911 and 11,572,288 shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	122	93
Class F Common stock, $0.0001 par value; 5,000,000 shares authorized; 3,125,000 and 3,125,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	313	313
Additional paid-in capital	3,100,343	3,920,735
Retained earnings	1,899,223	1,078,863
Total Stockholders’ Equity	5,000,001	5,000,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$117,308,755	$128,492,855

The accompanying notes are an integral part of the consolidated financial statements.

GORDON POINTE ACQUISITION CORP.

CONSOLIDATED Statements Of Operations

	Year Ended December 31,
	2019	2018
Operating costs	$1,415,881	$780,534
Loss from operations	(1,415,881)	(780,534)

Other income:
Interest income	2,651,036	2,132,976
Unrealized gain on marketable securities held in Trust Account	9,588	13,795
Other income	2,660,624	2,146,771
Income before provision for income taxes	1,244,743	1,366,237
Provision for income taxes	(424,383)	(284,958)
Net income	$820,360	$1,081,279
Weighted average shares outstanding, basic and diluted(1)	4,098,986	3,953,561
Basic and diluted net loss per common share(2)	(0.25)	$(0.12)
____________

(1)	Excludes an aggregate of up to 9,831,911 and 11,572,288 shares subject to possible redemption at December 31, 2019 and 2018, respectively.

(2)	Excludes income of $1,854,509 and $1,571,048 attributable to shares subject to possible redemption for the years ended December 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

GORDON POINTE ACQUISITION CORP.

CONSOLIDATED Statements Of Changes In Stockholders’ Equity

	Class A Common Stock		Class F Common Stock		Additional Paid-in Capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2018	—	$—	3,593,750	$359	$24,641	$(2,416)	$22,584
Sale of 12,500,000 Units, net of underwriting discounts and offering expenses	12,500,000	1,250	—	—	117,446,019	—	117,447,269
Sale of 4,900,000 Private Placement Warrants	—	—	—	—	4,900,000	—	4,900,000
Forfeiture of Founder Shares	—	—	(468,750)	(46)	46	—	—
Common stock subject to possible redemption	(11,572,288)	(1,157)	—	—	(118,449,971)	—	(118,451,128)
Net income	—	—	—	—	—	1,081,279	1,081,279

Balance – December 31, 2018	927,712	93	3,125,000	313	3,920,735	1,078,863	5,000,004
Change in value of common stock subject to possible redemption	293,916	29	—	—	(820,392)	—	(820,363)
Net income	—	—	—	—	—	820,360	820,360

Balance – December 31, 2019	1,221,628	$122	$3,125,000	$313	$3,100,343	$1,899,223	$5,000,001

The accompanying notes are an integral part of the consolidated financial statements.

GORDON POINTE ACQUISITION CORP.
CONSOLIDATED Statements Of Cash Flows

	Year Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net income	$820,360	$1,081,279
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,651,036)	(2,132,976)
Unrealized gain on marketable securities held in Trust Account	(9,588)	(13,795)
Deferred tax provision	2,014	—
Changes in operating assets and liabilities:
Prepaid expenses	(12,223)	(6,527)
Prepaid income taxes	(2,673)	—
Accounts payable and accrued expenses	223,479	306,971
Income taxes payable	(284,958)	284,958
Net cash used in operating activities	(1,914,625)	(480,090)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(2,199,654)	(126,250,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	1,009,194	—
Cash withdrawn from Trust Account for redemptions	14,962,645	—
Net cash provided by (used in) investing activities	13,772,185	(126,250,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	122,500,000
Proceeds from sale of Private Placement Warrants	—	4,900,000
Advances from related party	164,850	88,095
Repayment of advances from related party	(164,850)	(143,302)
Proceeds from convertible promissory notes – related party	3,347,709	—
Repayment of convertible promissory notes – related party	(330,059)	—
Payment of offering costs	—	(528,339)
Redemption of commons shares	(14,962,645)	—
Net cash (used in) provided by financing activities	(11,944,995)	126,816,454

Net Change in Cash	(87,435)	86,364
Cash – Beginning	89,557	3,193
Cash – Ending	$2,122	$89,557

Supplementary cash flow information:
Cash paid for income taxes	$710,000	$—

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$117,371,161
Change in value of common stock subject to possible redemption	$820,363	$1,079,967
Deferred underwriting fees	$—	$4,375,000
Deferred legal fee payable	$—	72,500

The accompanying notes are an integral part of the consolidated financial statements.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Gordon Pointe Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on April 12, 2017. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or assets (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company is focusing on businesses in the financial services technology sector or related financial services or technology sectors.

The Company’ subsidiaries are comprised of GPAQ Acquisition Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Holdings”), GPAQ Acquiror Merger Sub, Inc. a wholly-owned subsidiary of Holdings (“Acquiror Merger Sub”) and GPAQ Company Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Company Merger Sub”).

All activity through December 31, 2019 relates to the Company’s formation, the Company’s initial public offering (the “Initial Public Offering”) which is described below, identifying a target company for a Business Combination and the proposed acquisition of HOF Village, LLC (“HOFV”) (see Note 6).

The registration statement for the Company’s Initial Public Offering was declared effective on January 24, 2018. On January 30, 2018, the Company consummated the Initial Public Offering of 12,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units offered, the “Public Shares”), generating gross proceeds of $125,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,900,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Gordon Pointe Management, LLC (the “Sponsor”), generating gross proceeds of $4,900,000, which is described in Note 5.

Following the closing of the Initial Public Offering on January 30, 2018, an amount of $126,250,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) which may be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account.

Transaction costs amounted to $7,552,731, consisting of $2,500,000 of underwriting fees, $4,375,000 of deferred underwriting fees (see Note 7) and $677,731 of other costs. Approximately $1,100,000 was deposited into the cash held outside of the Trust Account after the Initial Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (see Note 6).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “Initial Stockholders”) have agreed to vote their Founder Shares (as defined in Note 5), and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Company’s Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 20% or more of the Class A common stock sold in the Initial Public Offering.

Pursuant to the Company’s Amended and Stated Certificate of Incorporation, the Company had until July 30, 2019 (the “Initial Date”) to complete a Business Combination. On July 26, 2019, the Company held a special meeting of the stockholders of the Company at which the stockholders approved, among other things, a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Extension Amendment”) to extend the deadline to complete a Business Combination from July 30, 2019 to October 31, 2019 (the “Extension”), plus an option for the Company to further extend such date up to three times, each by an additional 30 days.

The Company’s Sponsor agreed to contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) $0.10 for each share of the Company’s common stock issued in its Initial Public Offering (each, a “Public Share”) that did not redeem in connection with the stockholder vote to approve the Extension Amendment, plus, if the Company elected to further extend the deadline to complete a Business Combination beyond October 31, 2019, $0.033 for each 30-day period, or portion thereof, up to three additional 30-day periods. On July 26, 2019, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor in the aggregate amount of $1,105,354 in order to fund the extension payment. The Promissory Note is non-interest bearing and repayable by the Company to the Sponsor upon consummation of the Company’s Business Combination. The loans will be forgiven if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account.

In connection with the approval of the Extension Amendment, stockholders elected to redeem an aggregate of 1,446,461 shares of the Company’s Class A common stock. As a result, an aggregate of approximately $14,962,645 (or approximately $10.34 per share) was removed from the Company’s Trust Account to pay such stockholders.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On each of October 29, 2019, November 27, 2019 and December 26, 2019, the Company elected to extend the deadline to complete a Business Combination from October 31, 2019 to January 29, 2020. In connection with such extensions, the Company contributed $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $1,094,300, into the Trust Account. The Company issued unsecured promissory notes to the Sponsor in the aggregate amount of $1,094,300 in order to fund the extension payments. The promissory notes are non-interest bearing and repayable by the Company to the Sponsor upon consummation of the Company’s Business Combination. The loans will be forgiven if the Company is unable to consummate a Business Combination except to the extent of any funds held outside of the Trust Account.

On January 24, 2020, the Company held a special meeting of the stockholders of the Company at which the stockholders approved, among other things, a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the “Second Extension Amendment”) to extend the deadline to complete a Business Combination from January 29, 2020 to February 29, 2020, plus an option by the Company to further extend such date for an additional 30 days. In connection with the approval of the extension, stockholders elected to redeem an aggregate of 3,011,003 shares of the Company’s Class A common stock. As a result, an aggregate of approximately $31,975,073 (or approximately $10.61 per share) was removed from the Company’s Trust Account to pay such stockholders and 8,042,536 shares of Class A common stock are now issued and outstanding. In connection with such extension, the Sponsor contributed $0.033 for each of the Company’s public shares outstanding, for an aggregate contribution of $265,404, into the Trust Account. In addition, on February 27, 2020, the Company exercised the additional 30-day option, and in connection with such extension, the Sponsor contributed an additional $265,404, which amount was placed into the Trust Account.

If the Company is unable to complete a Business Combination by the Extended Date, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less amounts previously released to pay taxes and less interest to pay dissolution expenses of up to $100,000), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

The Initial Stockholders have agreed to (i) waive their conversion rights with respect to their Founder Shares and Public Shares in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination by the Extended Date and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their shares in conjunction with any such amendment. However, the Initial Stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates by the Extended Date. The underwriter and legal counsel have agreed to waive their rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination by the Extended Date and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the $10.10 per Unit in the Initial Public Offering. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Nasdaq Notification

On November 4, 2019, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company was not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the NASDAQ Capital Market.  The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule.  The Company submitted a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe.  If NASDAQ accepts the Company’s plan, NASDAQ may grant the Company an extension of up to 180 calendar days from the date of the Notice to evidence compliance with the Minimum Public Holders Rule.  If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

On January 8, 2020, the Company received a written notice (the “Notice II”) from Nasdaq indicating that the Company was not in compliance with Listing Rules 5620(a) and 5810(c)(2)(G) (the “Annual Shareholders Meeting Rule”), which requires the Company to hold an annual meeting of shareholders within twelve months of the end of the Company’s fiscal year end for continued listing on the NASDAQ Capital Market. The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. The Company submitted a plan to regain compliance with the Annual Shareholders Meeting Rule. Nasdaq accepted the Company’s plan to regain compliance by March 30, 2020.

Liquidity

As of December 31, 2019, the Company had $2,122 in its operating bank accounts, $117,285,210 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and a working capital deficit of $493,348, which excludes prepaid income taxes and franchise taxes payable of $2,673 and franchise taxes payable of $18,524, respectively, of which such amounts will be paid from interest earned on the Trust Account. As of December 31, 2019, approximately $3,445,000 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. During the year ended December 31, 2019, the Company withdrew $1,009,194 of interest from the Trust Account in order to pay its franchise and income tax obligations.

On June 18, 2019 and September 27, 2019, the Company issued to the Sponsor convertible promissory notes, pursuant to which the Company borrowed an aggregate amount of $817,996 in order to finance transaction costs in connection with a Business Combination. In addition, during the year ended December 31, 2019, the Company issued unsecured convertible promissory notes to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $2,199,654 in order to fund the extension loans into the Trust Account. The loans are non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. Up to $1,500,000 of the loans are convertible into warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. As of December 31, 2019, there was $3,017,650 outstanding under the convertible promissory notes.

On February 20, 2020, our Sponsor committed to provide the Company an aggregate of $490,000 in loans in order to finance transaction costs in connection with a Business Combination.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

The Company does not believe it will need to raise additional funds in order to meet expenditures required for operating its business. Neither the Sponsor, nor any of the stockholders, officers or directors, or third parties are under any obligation to advance funds to, or invest in, the Company, except for the convertible promissory notes discussed above. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Even if the Company can obtain sufficient financing or raise additional capital, it only has until the Extended Date to consummate a Business Combination. There is no assurance that they will be able to do so prior to the Extended Date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Marketable securities held in Trust Account

At December 31, 2019 and 2018, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the year ended December 31, 2019, the Company withdrew $1,009,194 of interest income to pay its franchise and income tax obligations.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2019 and 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net loss per common share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. An aggregate of up to 9,831,911 and 11,572,288 shares of common stock subject to possible redemption at December 31, 2019 and 2018, respectively, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and Private Placement to purchase 17,400,000 shares of Class A common stock in the calculation of diluted net loss per common share, since the exercise of the warrants is contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted net loss per common share is calculated as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Net income	$820,360	$1,081,279
Less: Income attributable to common stock subject to redemption	(1,854,509)	(1,571,048)
Adjusted net loss	$(1,034,149)	$(489,769)
Weighted average shares outstanding, basic and diluted	4,098,986	3,953,561
Basic and diluted net loss per common share	$(0.25)	$(0.12)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated financial statements, primarily due to their short-term nature.

Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

GORDON POINTE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING

On January 30, 2018, pursuant to the Initial Public Offering, the Company sold 12,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 4,900,000 Private Placement Warrants at $1.00 per Private Placement Warrant, for an aggregate purchase price of $4,900,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. The Private Placement Warrants may also be exercised by the initial purchasers and their permitted transferees for cash or on a cashless basis. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On April 12, 2017, the Company issued an aggregate of 3,593,750 shares of Class F common stock to the Sponsor (the “Founder Shares”) for an aggregate purchase price of $25,000. The Founder Shares will automatically convert into Class A common stock upon the consummation of a Business Combination on a one-for-one basis, subject to adjustments. The 3,593,750 Founder Shares included an aggregate of up to 468,750 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters’ election to exercise their over-allotment option expired unexercised on March 12, 2018 and, as a result, 468,750 Founder Shares were forfeited, resulting in 3,125,000 Founder Shares outstanding.

The Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination, or (ii) the date on which the last sales price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier, in each case, if subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.

Advances from Related Party

Through December 31, 2018, the Sponsor advanced an aggregate of $143,302 for costs associated with the Initial Public Offering, of which such amount was repaid during the year ended December 31, 2018. In March 2019, the Sponsor advanced an aggregate of $164,850 for working capital purposes, of which such amount was repaid during the year ended December 31, 2019. As of December 31, 2019 and 2018, there were no outstanding advances.

GORDON POINTE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Convertible Promissory Notes – Related Party

On June 18, 2019, the Company entered into a promissory note with the Sponsor, pursuant to which the Company can borrow up to an aggregate amount of $410,000 to finance transaction costs in connection with a Business Combination. On September 27, 2019, the Company entered into a second promissory note with the Sponsor, pursuant to which the Company can borrow up to an aggregate amount of $490,000 to finance transaction costs in connection with the Business Combination.

In addition, on July 26, 2019, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $1,105,354 in order to fund the extension loan into the Trust Account.

On each of October 29, 2019, November 27, 2019 and December 26, 2019, the Company issued unsecured promissory notes to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $1,094,300 in order to fund the extension payments to the Trust Account.

These notes are non-interest bearing, unsecured and due to be paid upon the completion of a Business Combination. Up to $1,500,000 of the loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period.

As of December 31, 2019, there was an aggregate of $3,017,650 outstanding under the promissory notes.

On each of January 24, 2020 and February 27, 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $530,808 in order to fund the extension payment to the Trust Account (see Note 8).

Administrative Services Agreement

The Company entered into an agreement whereby, commencing on January 30, 2018 through the earlier of the consummation of a Business Combination or the Company’s liquidation, the Company will pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and administrative support. For the years ended December 31, 2019 and 2018, the Company incurred $120,000 and $110,000, respectively, in fees for these services. At December 31, 2019 and 2018, an aggregate of $30,000 and $60,000, respectively, in administrative fees are included in accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, the Company’s officers and directors may, but are not obligated to (other than the Sponsor’s commitment to provide the Company an aggregate of $900,000 in loans in order to finance transaction costs in connection with a Business Combination (see Note 5)), loan the Company funds from time to time or at any time, as may be required (the “Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note.

The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

The Sponsor has committed to provide an aggregate of $490,000 in loans to the Company to finance transaction costs in connection with a Business Combination. To the extent advanced, the loans will be evidenced by a promissory note, will be non-interest bearing, unsecured and will only be repaid upon the completion of a Business Combination. The loans may also be convertible into common stock purchase warrants at a purchase price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. There are no amounts currently outstanding under the loans.

GORDON POINTE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS

Director Compensation

The Company has agreed to pay each of its independent directors an annual retainer of $20,000 (pro-rated for interim periods of service) for their service as members of the Company’s Board, for which, in addition to general matters of corporate governance and oversight, the Company expects its Board members to assist the Company in the identification and evaluation of industries and particular businesses that are, in the reasonable judgment of the Board, suitable acquisition targets for the Company, as well as assisting the Company in the review and analysis of alternative Business Combinations. In addition, the Company has agreed to pay each independent director a telephonic meeting fee of $1,000 or in-person meeting fee of $1,500 for each meeting attended by such independent director. The Company has also agreed to pay the Chairperson of the Audit Committee an annual retainer of $7,500 and the Chairperson of the Compensation Committee an annual retainer of $5,000. The fees will be deferred and become payable only if the Company consummates a Business Combination. If a Business Combination does not occur, the Company will not be required to pay these contingent fees, therefore, these amounts are not accrued in the accompanying consolidated financial statements.

Registration Rights

Pursuant to a registration rights agreement entered into on January 24, 2018, the holders of the Company’s Founder Shares, Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriters are entitled to a deferred fee of three and one-half percent (3.5%) of the gross proceeds of the Initial Public Offering, or $4,375,000 (see Note 11). The deferred fee will be paid in cash upon the closing of a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fee

In connection with the closing of the Initial Public Offering, the Company became obligated to pay its attorneys a deferred legal fee of $72,500 upon consummation of a Business Combination. Accordingly, the Company recorded $72,500 as deferred legal payable in the accompanying balance sheets. The deferred fee will be forfeited in the event that the Company fails to complete a Business Combination.

Merger Agreement

On September 16, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Holdings, Acquiror Merger Sub, Company Merger Sub (together with Acquiror Merger Sub, the “Merger Subs”), HOF Village, LLC, a Delaware limited liability company (“HOFV”) and HOF Village Newco, LLC, a Delaware limited liability company and a wholly-owned subsidiary of HOFV (“Newco”).

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS (cont.)

The Merger Agreement provides for a business combination transaction pursuant to which: (i) Acquiror Merger Sub will be merged with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of Holdings and with stockholders of the Company receiving substantially equivalent securities of Holdings (the “Acquiror Merger”), and (ii) Company Merger Sub will be merged with and into Newco, with Newco continuing as the surviving entity and a wholly-owned subsidiary of Holdings and with the members of Newco receiving shares of common stock of Holdings (the “Company Merger”, and together with the Acquiror Merger, the “Mergers”).

The value of the aggregate merger consideration (the “Company Merger Consideration”) to be paid pursuant to the Merger Agreement to the holders of Newco Units as of immediately prior to the Effective Time (the “Newco Holders”) will be an amount equal to: (i) the aggregate capital contributions of the members of HOFV as set forth in a certificate of HOFV delivered at least five (5) days prior to the Closing Date (the “Closing Date Company Contributed Capital Amount”), multiplied by (ii) the Exchange Ratio of 1.2, divided by (iii) the Per Share Price of $10.00. The Company Merger Consideration will be paid in shares of Holdings common stock (the “Holdings Common Stock”).

The Mergers will be consummated subject to the deliverables and provisions as further described in the Merger Agreement, as amended (See Note 11).

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 40,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,221,628 and 927,712 shares of common stock issued and outstanding, excluding an aggregate of up to 9,831,911 and 11,572,288 shares of common stock subject to possible redemption, respectively.

Class F Common Stock — The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s Class F common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 3,125,000 shares of common stock issued and outstanding.

The shares of Class F common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment as follows. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering in connection with the closing of a Business Combination, the ratio at which shares of Class F common stock shall convert into shares of Class A common stock will be adjusted so that the number of shares of Class A common stock issuable upon conversion of all shares of Class F common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

Holders of Class A common stock and Class F common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

Warrants — No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time during the exercise period;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

●	If, and only if, there is a current registration statement in effect with respect to the shares of Class A common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. INCOME TAX

The Company’s net deferred tax liability at December 31, 2019 is as follows:

Deferred tax liability
Unrealized gain on marketable securities	$(2,014)
Deferred tax liability	$(2,014)

The Company does not have any significant deferred tax assets or liabilities at December 31, 2018.

GORDON POINTE ACQUISITION CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAX (cont.)

The income tax provision consists of the following:

	Year Ended December 31,
	2019	2018
Federal
Current	$422,369	$284,958
Deferred	569	1,952

State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	1,445	(1,952)
Income tax provision	$424,383	$284,958

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2019	2018
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Deferred tax liability rate change	0.0%	0.0%
Business combination expenses	13.0%	0.0%
Change in valuation allowance	0.1%	(0.1)%
Income tax provision	34.1%	20.9%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	December 31, 2018
Assets:
Marketable securities held in Trust Account	1	$117,285,210	$128,396,771

NOTE 10. SELECTED QUARTERLY INFORMATION (UNAUDITED)

The following table presents summarized unaudited quarterly financial data for each of the four quarters for the year ended December 31, 2019 and 2018. The data has been derived from the Company’s unaudited consolidated financial statements that, in management’s opinion, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the financial statements and notes thereto. The results of operations for any quarter are not necessarily indicative of the results of operations for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2019
Operating costs	$175,067	$148,100	$578,996	$513,718
Interest income	$733,515	$770,755	$635,824	$510,942
Unrealized gain (loss) on marketable securities	$7,485	$(4,268)	$17,938	$(11,567)
Net income (loss)	$444,697	$488,526	$(30,315)	$(82,548)
Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.15)	$(0.10)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2018
Operating costs	$229,889	$186,300	$170,280	$194,065
Interest income	$292,038	$513,904	$628,346	$698,688
Unrealized (loss) gain on marketable securities	$(16,762)	$36,642	$(19,592)	$13,507
Net income	$35,856	$287,754	$346,395	$411,274
Basic and diluted loss per share	$(0.05)	$(0.02)	$(0.02)	$(0.02)

GORDON POINTE ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

In January 2020, the underwriters agreed that in the event the Mergers with HOFV are consummated, the deferred discount due to them of $4,375,000 will be reduced to $2,500,000.

On January 24, 2020, the Company held a special meeting of its stockholders at which the stockholders approved, among other things, a proposal to further amend the Company’s Amended and Restated Certificate of Incorporation (the “Second Extension Amendment”) to extend the deadline to complete a Business Combination from January 29, 2020 to February 29, 2020, plus an option for the Company to further extend such date for an additional 30 days. The Company elected to extend such date for an additional 30 days, to March 30, 2020. The number of shares of Class A common stock presented for redemption in connection with the Second Extension Amendment was 3,011,003 and the Company paid cash in the aggregate amount of $31,975,073 (or approximately $10.61 per share) to redeeming stockholders.

On February 21, 2020, the Company filed a definitive proxy statement on Schedule 14A for a special meeting of its shareholders to vote on, among other things, the proposed business combination with HOFV.

On March 11, 2020, the Company filed a definitive proxy statement for a special meeting of its shareholders scheduled for March 30, 2020 to vote on, among other things, a further extension of the deadline to consummate a business combination for 45 days to May 14, 2020 to provide for additional time to complete the proposed business combination with HOFV, if needed.

Upon completion of the Mergers, current stockholders who do not exercise their redemption rights will receive 1.421333 shares of Holdings Common Stock to replace each one of their existing shares of the Company’s Class A common stock and current holders of Class F common stock will receive one share of Holdings Common Stock to replace each one of their existing shares of the Company’s Class F common stock, as applicable. Upon completion of the Mergers, all of the warrants to purchase the Company’s common stock will be cancelled and exchanged for warrants (“Holdings Warrants”) to purchase 1.421333 shares of Holdings Common Stock per warrant on the same terms and conditions as the original warrants.

Further, in order to support the transactions contemplated by the Merger Agreement and any possible private financing transactions that may be entered into in connection with the Merger Agreement, the Sponsor has agreed that up to 1,185,741 of its Class F common shares will be cancelled prior to the Effective Time (as defined in the Merger Agreement) pursuant to a Side Letter entered into by HOFV and the Sponsor dated March 10, 2020, which number shall be calculated based on the number of redemptions by the Company’s public stockholders. The Sponsor has also agreed that it will transfer up to one-half of the shares of Holdings Common Stock that it will receive upon conversion of its Class F common shares (after any such cancellation); provided that the number of shares of Holdings Common Stock that the Sponsor shall transfer to HOFV shall be capped so that the Sponsor retains no less than 1.125 million shares of Holdings Common Stock. The Sponsor has also agreed to transfer one-half of the Holdings Warrants that it will receive upon conversion of its warrants to purchase shares of Class A common stock at the Effective Time.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of :
	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Cash	$2,149,500	$2,818,194
Restricted cash	11,460,679	5,796,398
Accounts receivable, net	1,701,554	1,355,369
Prepaid expenses and other assets	5,843,579	2,292,859
Property and equipment, net	129,621,854	134,910,887
Project development costs	105,461,050	88,587,699
Total assets	$256,238,216	$235,761,406

Liabilities and Members’ Equity
Liabilities
Notes payable, net	$204,202,428	$164,922,714
Accounts payable and accrued expenses	17,082,645	12,871,487
Due to affiliate	12,015,489	19,333,590
Other liabilities	7,125,402	3,684,276
Total liabilities	240,425,964	200,812,067

Commitments and contingencies (Notes 7 and 8)

Members’ equity	15,812,252	34,949,339

Total liabilities and members’ equity	$256,238,216	$235,761,406

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019

Revenues
Sponsorships, net of activation costs	$1,660,928	$1,738,566	$3,321,856	$3,637,492
Rents and cost recoveries	42,657	138,167	317,437	308,206
Event revenues	-	36,519	27,833	49,843
Total revenues	1,703,585	1,913,252	3,667,126	3,995,541

Operating expenses
Property operating expenses	2,428,283	3,126,150	9,112,269	6,030,126
Commission expense	607,126	401,837	1,057,980	569,827
Depreciation expense	2,723,303	2,721,317	5,445,423	5,412,733
Loss on abandonment of project development costs	-	-	-	12,194,783
Total operating expenses	5,758,712	6,249,304	15,615,672	24,207,469

Loss from operations	(4,055,127)	(4,336,052)	(11,948,546)	(20,211,928)

Other (expense) income
Interest expense	(2,199,785)	(2,343,881)	(4,209,795)	(4,574,525)
Amortization of discount on note payable	(3,443,333)	(3,538,040)	(6,677,746)	(6,902,308)
Total interest expense	(5,643,118)	(5,881,921)	(10,887,541)	(11,476,833)

Other income	-	219,709	-	22,988
Total other (expense) income	(5,643,118)	(5,662,212)	(10,887,541)	(11,453,845)

Net loss	$(9,698,245)	$(9,998,264)	$(22,836,087)	$(31,665,773)

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

(Unaudited)

Members’ Equity
Balance at January 1, 2020	$34,949,339
Contribution from members	3,699,000
Net loss	(22,836,087)
Balance, June 30, 2020	$15,812,252

Balance at January 1, 2019	$90,853,219
Net loss	(31,665,773)
Balance, June 30, 2019	$59,187,446

Balance at April 1, 2020	$21,811,497
Contribution from members	$3,699,000
Net loss	(9,698,245)
Balance at June 30, 2020	$15,812,252

Balance at April 1, 2019	$69,185,710
Net loss	(9,998,264)
Balance at June 30, 2019	$59,187,446

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
Cash Flows From Operating Activities
Net loss	$(22,836,087)	$(31,665,773)
Adjustments to reconcile net loss to cash flows (used in) provided by operating activities
Depreciation expense	5,445,423	5,412,733
Amortization of note discounts	6,677,746	6,902,308
Bad debt expense	-	135,666
Prepaid rent	(2,974,224)	-
Loss on abandonment of project development costs	-	12,194,783
Income from equity method investment	-	22,998
Deferred rent expense	-	(7,233)
Interest paid in kind	2,199,714	-
Changes in operating assets and liabilities:
Accounts receivable	(346,185)	1,115,535
Prepaid expenses and other assets	(576,496)	1,042,544
Accounts payable and accrued expenses	2,121,854	2,842,819
Due to affiliates	(3,619,101)	3,134,923
Other liabilities	3,441,126	2,064,165
Net cash (used in) provided by operating activities	(10,466,230)	3,195,468

Cash Flows From Investing Activities
Additions to project development costs	(14,688,633)	(7,418,308)
Purchase of leasehold improvements	(156,390)	-
Net cash used in investing activities	(14,845,023)	(7,418,308)

Cash Flows From Financing Activities
Proceeds from notes payable	36,014,210	5,470,000
Repayments of notes payable	(5,572,102)	(3,304,312)
Payment of financing costs	(135,268)	(511,608)
Net cash provided by financing activities	30,306,840	1,654,080

Net increase (decrease) in cash and restricted cash	4,995,587	(2,568,760)

Cash and restricted cash, beginning of period	8,614,592	8,417,950

Cash and restricted cash, end of period	$13,610,179	$5,849,190

Cash	$2,149,500	$190,447
Restricted Cash	11,460,679	5,658,743
Total cash and restricted cash	$13,610,179	$5,849,190

The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2020	2019
Supplemental disclosure of cash flow information
Cash paid during the period for interest	$1,463,074	$978,905

Non-cash investing and financing activities
Project development cost acquired through accounts payable and accrued expenses, net	$2,184,718	$31,539

Non-cash contribution from PFHOF in shared services agreement	$3,699,000	$-

 The accompanying notes are an integral part of these condensed consolidated financial statements.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization and Nature of Business

Organization and Nature of Business

HOF Village, LLC (“HOFV” or the “Company”) was established as a Delaware Limited Liability Company on August 5, 2015, and operates under an agreement dated December 11, 2018 that was amended by the Amended and Restated Limited Liability Company Agreement dated July 31, 2019 (the “LLC Agreement”). Pursuant to the LLC Agreement, the Company was established by initial equity members IRG Canton Village Member, LLC (“IRG Member”), a Delaware Limited Liability Company, and National Football Museum, Inc., doing business as the Pro Football Hall of Fame (“PFHOF”), an Ohio corporation, collectively (the “Members”). The Company was formed for the purpose of developing a mixed-use real estate and entertainment destination in Canton, Ohio, which is presently comprised of approximately 100 acres of land surrounding the historic Pro Football Hall of Fame (the “Hall of Fame Village Property”) through its subsidiaries. In 2016, HOF Village was rebranded as Johnson Controls Hall of Fame Village (“JCIHOFV”) as part of an 18-year, $135 million naming rights agreement with Johnson Controls (see Note 6). As of June 30, 2020, IRG owned 59% of HOF Village and PFHOF owned 35% of HOF Village.

The term of the Company shall continue in perpetuity in full force and effect until the dissolution and termination of the Company in accordance with the terms of the Amended LLC agreement or by operation of law.

The JCIHOFV consists of dynamic, multi-use venues which management believes will generate significant attendance from the region through strong synergies between project components. Phase I was completed on August 1, 2017, having constructed the Tom Benson Hall of Fame Stadium (“Stadium”) in Canton, Ohio, youth fields, land acquisition, parking infrastructure and general site infrastructure and formed a media company. Plans for future components of the JCIHOFV include two premium hotels, an indoor waterpark, the Center for Excellence (with an office building including retail and dining establishments), the Center for Performance (a convention center/field house) and the Hall of Fame Retail Promenade. Long-term expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a luxury hotel with retail space, a performance center/arena, multi-family housing, and other complementary components.

The Company has entered into several agreements with Pro Football Hall of Fame, which is an affiliate of JCIHOFV, and government entities which outline the rights and obligations of each of the parties with regard to the property on which the JCIHOFV sits, portions of which are owned by the Company and portions of which are net leased to the Company by the government entities (see Note 7). Under these agreements, Pro Football Hall of Fame and the government entities are entitled to use portions of the JCIHOFV on a direct-cost basis.

On December 11, 2018, the Company entered into the Master Transaction Agreement, whereby, among other things, it amended its LLC Agreement (see Note 4).

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization and Nature of Business (continued)

Organization and Nature of Business (continued)

On September 16, 2019, the Company entered into a definitive business combination agreement (as amended, the “BCA” or the “Business Combination Agreement”, and the transactions contemplated thereby, the “Business Combination”) with Gordon Pointe Acquisition Corp (“GPAQ”), a publicly traded special purpose acquisition company, GPAQ Acquisition Holdings, Inc. (“Holdings”), GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, and HOF Village Newco, LLC (“Newco”), to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame. On July 1, 2020, the parties to the BCA consummated the transactions contemplated thereby, which included the Company transferring all of its assets and liabilities to Newco, which is now a wholly-owned subsidiary of Holdings, subsequently renamed Hall of Fame Resort & Entertainment Company (“HOFRE”). The Business Combination is further described in Note 13.

Liquidity and Going Concern

The Company has sustained recurring losses and negative cash flows from operations through June 30, 2020. In addition, its Bridge Loan matures within twelve months from the issuance of these condensed consolidated financial statements, in November 2020. Since inception, the Company’s operations have been funded principally through the issuance of debt. As of June 30, 2020, the Company had approximately $2.2 million of unrestricted cash. On July 1, 2020, the Company consummated its merger agreement with GPAQ, whereby the Company’s convertible notes were converted into equity, $15.0 million of the Company’s Bridge Loan was converted into equity and $15.5 million of its Bridge Loan was repaid. The balance of approximately $34.5 million has been guaranteed by IRG. In the event that IRG advances funds to the Company to pay off the Bridge Loan, under the terms of the guarantee, IRG will become a lender to the Company with a maturity date of August 2021. The Company believes that, as a result, it currently has sufficient cash and financing commitments to meet its funding requirements over the next year. The Company expects that it will need to raise additional financing to accomplish its development plan over the next several years. The Company expects to seek to obtain additional funding through convertible debt financing via Private Investment in Public Equity (“PIPE”) Investments. There can be no assurance as to the availability or terms upon which such financing and capital might be available.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Organization and Nature of Business (continued)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company for the three and six months ended June 30, 2020 and 2019 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and Rule 10 of SEC Regulation S–X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for audited financial statements. However, in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of the financial position and operating results have been included in these statements. These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2019, filed March 10, 2020.

Operating results for the three and six months ended June 30, 2020 are not necessarily indicative of the results that may be expected for any subsequent quarters or for the year ending December 31, 2020.

Note 2: Summary of Significant Accounting Policies

Consolidation

The unaudited condensed consolidated financial statements include the accounts and activity of the Company, and its wholly owned subsidiaries. Investments in a variable interest entity in which the Company is not the primary beneficiary; or where the Company does not own a majority interest but has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. All intercompany profits, transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions for the Company relate to bad debt, depreciation, costs capitalized to project development costs, useful lives of assets, fair value of financial instruments, and estimates and assumptions used to measure impairment. Management adjusts such estimates when facts and circumstances dictate. Actual results could differ from those estimates.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Property and Equipment and Project Development Costs

Property and equipment are recorded at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets. During the construction period, the Company capitalizes all costs related to the development of the Hall of Fame Village. Project development costs include predevelopment costs, amortization of finance costs, real estate taxes, insurance, and other project costs incurred during the period of development. The capitalization of costs began during the preconstruction period, which the Company defines as activities that are necessary to the development of the project. The Company ceases cost capitalization when a portion of the project is held available for occupancy and placed into service. This usually occurs upon substantial completion of all costs necessary to bring a portion of the project to the condition needed for its intended use, but no later than one year from the completion of major construction activity. The Company will continue to capitalize only those costs associated with the portion still under construction. Capitalization will also cease if activities necessary for the development of the project have been suspended. As of June 30, 2020, the second two phases of the project remained subject to such capitalization.

The Company reviews its property and equipment and projects under development for impairment whenever events or changes indicate that the carrying value of the long-lived assets may not be fully recoverable. In cases where the Company does not expect to recover its carrying costs, an impairment charge is recorded.

The Company measures and records impairment losses on its long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amount. Considerable judgment by management is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates. On January 18, 2019, management determined that previously capitalized costs for the development of a hotel should be written off because plans for this particular hotel and site location have been abandoned and will not benefit the current plans for another hotel elsewhere on the site. Management reviewed its capitalized costs and identified the costs that had no future benefit. The Company recorded a $12,194,783 charge as a loss on abandonment of project development costs within the accompanying statement of operations.

Cash and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased, to be cash equivalents. There were no cash equivalents at June 30, 2020 and December 31, 2019. The Company maintains its cash and escrow accounts at national financial institutions. The balances, at times, may exceed federally insured limits.

Restricted cash includes escrow reserve accounts for capital improvements and debt service as required under certain of the Company’s debt agreements. The balances at June 30, 2020 and December 31, 2019 were $11,460,679 and $5,796,398, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are generally amounts due under sponsorship and other agreements. Accounts receivable are reviewed for delinquencies on a case by case basis and are considered delinquent when the sponsor or debtor has missed a scheduled payment. Interest is not charged on delinquencies.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. At June 30, 2020 and December 31, 2019, the Company had an allowance for doubtful accounts of $0 and $1,306,047, respectively, which relates to the Company’s receivable from Youth Sports Management, LLC (“Youth Sports”). See Note 7 for additional information on Youth Sports.

Deferred Financing Costs

Costs incurred in obtaining financing are capitalized and amortized to additions in project development costs during the construction period over the term of the related loans, without regard for any extension options until the project or portion thereof is considered substantially complete. Upon substantial completion of the project or portion thereof, such costs are amortized as interest expense over the term of the related loan. Any unamortized costs are shown as an offset to Notes Payable on the accompanying unaudited condensed consolidated balance sheet.

Investment in Joint Venture

The Company previously used the equity method to record the activities of its 50% owned joint venture in Youth Sports. The equity method of accounting required that the Company recognize its initial capital investment at cost and subsequently, its share of the earnings or losses in the joint venture. The joint venture agreement was structured whereby the Company was not at risk for losses above its original capital investment. Therefore, the Company did not record a deficit that would have resulted in the equity being negative from the investment in joint venture.

The maximum exposure to loss represented the potential loss of assets which may have been recognized by the Company relating to its investment in the joint venture. On May 29, 2020, the Company acquired the remaining 50% in Youth Sports for the accounts receivable amounts due from them, which was fully reserved as of the date of the transaction. The results of this non-cash transaction increased the Company’s interest to 100%. Upon acquisition, the Company consolidated the Youth Sports joint venture, an inactive voting interest entity. The Company accounted for the transaction as an asset acquisition under a cost accumulation model, no gain on the change of control of interest was recognized in the consolidation, resulting in no consolidated assets or liabilities.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Income Taxes

Income taxes are accounted for under the provisions of the “Income Taxes” topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). There is no provision in the accompanying financial statements for federal or state income taxes because the entities comprising the Company are organized as limited liability companies structured to be treated as a partnership for income tax purposes. Accordingly, items of income, expense, deduction, and credit are reported in the individual income tax returns of the members.

In accordance with the “Income Taxes” topic of the FASB ASC, uncertain income tax positions are evaluated at least annually by management. The Company classifies interest and penalties related to income tax matters within property operating expenses in the accompanying unaudited condensed consolidated statements of operations. As of June 30, 2020 and December 31, 2019, the Company identified no uncertain income tax positions and has incurred no amounts for income tax penalties and interest for the periods then ended.

The Bipartisan Budget Act of 2015 (the “Budget Act”) provides new rules for the audits of entities treated as partnerships for taxable years beginning on or after January 1, 2018.  These rules will only apply in the event the Internal Revenue Service (“IRS”) audits the Company’s tax return.

Should the Company subsequently receive such a notice and should the audit result in adjustments increasing the taxable income of the members, the Company may be liable for payment of the income taxes that would have been imposed on the members.  If the Company is eligible to make an election out of the new rules and makes such an election or the Company elects to push out the adjustments to the members in a timely manner, the Company will not be liable for any income taxes that result from any IRS audit of any taxable year beginning on or after January 1, 2018. As of the date of this report, the Company has not received any notice of audit by the IRS.

Revenue Recognition

The Company has adopted ASC 606, Revenue with Contracts with Customers, with a date of initial application of January 1, 2019. As a result, the Company has updated its accounting policy for revenue recognition to reflect the new standard. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The Company generates revenues from various streams such as sponsorship agreements, rents, cost recoveries and event revenues. The sponsorship arrangements, in which the customer sponsors a play area or event and receives specified brand recognition and other benefits over a set period of time, recognized revenue on a straight-line basis over the time period specified in the contract. Refer to Note 6 for more details. Revenue for rents, cost recoveries and events are recognized at the time the respective event or service has been performed.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. If the contract does not specify the revenue by performance obligation, the Company allocates the transaction price to each performance obligation based on its relative standalone selling price. Such prices are generally determined using prices charged to customers or using the Company’s expected cost plus margin. Revenue is recognized as the Company’s performance obligations are satisfied. If consideration is received in advance of the Company’s performance, including amounts which are refundable, recognition of revenue is deferred until the performance obligation is satisfied or amounts are no longer refundable.

Advertising

The Company expenses all advertising and marketing costs as they are incurred. Total advertising and marketing costs for the three months ended June 30, 2020 and 2019 were $49,908 and $14,946, respectively, and for the six months ended June 30, 2020 and 2019 were $267,595 and $41,774, respectively, which are recorded as property operating expenses on the Company’s unaudited condensed consolidated statements of operations.

The Company also received a grant of $100,000 from Visit Canton on April 3, 2020, whose purpose is to be used to generate visitors to the Canton area through the Company’s events. This grant will be used to offset future marketing and tourism expenses. The grant is recorded in other liabilities on the Company’s unaudited condensed balance sheet.

Ground Rent Expense

Ground rent expense is recognized on a straight-line basis over the life of the related operating lease.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, restricted cash, accounts payable and accrued liabilities, due to affiliate, other liabilities, preferred equity instruments, and notes payable approximate their fair value due to the short-term nature of these instruments. The Company’s operations and financing activities are conducted in United States dollars and as a result, the Company is not subject to significant exposure to market risks from changes in foreign currency rates. The Company is exposed to credit risk through its cash and restricted cash, but mitigates this risk by keeping these deposits at major financial institutions.

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments (continued)

A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

●	Level 1 Quoted prices in active markets for identical assets or liabilities.

●	Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

●	Level 3 Significant unobservable inputs that cannot be corroborated by market data.

At June 30, 2020 and December 31, 2019, the Company did not have any financial instruments that were measured at fair value on a recurring basis.

On December 11, 2018, in connection with the Master Transaction Agreement (as discussed in Note 4), the Company recorded the initial values of its preferred equity loan and subordinated debt agreements at fair value. The Company used the following assumptions to calculate the fair value of those instruments:

	Preferred Equity Loan	Subordinated Debt
Face value	$95,500,000	$6,450,000
Issuance date	December 11, 2018	December 11, 2018
Maturity date	February 26, 2023	December 11, 2023
Stated coupon rate	4.25%	5.00%
Discount rate	22.3%	17.3%

The Company has determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Recent Accounting Standards

In February 2016, FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), as modified by subsequently issued ASU Nos. 2018-01, 2018-10, 2018-11, 2018-20 and 2019-01 (collectively “ASU 2016-02”). This ASU is effective for private companies beginning after December 15, 2021. ASU 2016-02 requires recognition of right-of-use assets and lease liabilities on the balance sheet. Most prominent among the changes in ASU 2016-02 is the lessees’ recognition of a right-of-use asset and a lease liability for operating leases. The right-of-use asset and lease liability are initially measured based on the present value of committed lease payments. Leases are classified as either finance or operating, with classification affecting the pattern of expense recognition. Expenses related to operating leases are recognized on a straight-line basis, while those related to financing leases are recognized under a front-loaded approach in which interest expense and amortization of the right-of-use asset are presented separately in the statement of operations. As the Company is an emerging growth company and following private company deadlines, the Company has an additional deferral under this ASU to adopt beginning after December 15, 2022. Similarly, lessors are required to classify leases as sales-type, finance or operating with classification affecting the pattern of income recognition. Classification for both lessees and lessors is based on an assessment of whether risks and rewards as well as substantive control have been transferred through a lease contract. ASU 2016-02 also requires qualitative and quantitative disclosures to assess the amount, timing and uncertainty of cash flows arising from leases. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326) (“ASU 2016-13”), as amended by ASU 2018-19, 2019-04, and 2019-11. This standard requires the use of a forward-looking expected loss impairment model for trade and other receivables, held-to-maturity debt securities, loans and other instruments. ASU 2016-13 does not prescribe a specific method to make the estimate, so its application will require significant judgment. ASU 2016-13 is effective for public companies in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Based on the Company’s analysis, ASU 2016-13 did not have a material impact on the Company’s results of operations and financial condition upon adoption on January 1, 2020.

In May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief, which allows entities with an option to elect fair value for certain instruments upon adoption of Topic 326. The standard is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2022. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. ASU 2019-12 also simplifies aspects of accounting for franchise taxes and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for annual and interim financial statement periods beginning after December 15, 2021, with early adoption permitted. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 2: Summary of Significant Accounting Policies (continued)

Recent Accounting Standards (continued)

In January 2020, the FASB issued ASU No. 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint-Ventures (Topic 323), and Derivatives and Hedging (Topic 815). Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” This ASU is effective for private companies beginning after December 15, 2021. Early application is permitted, including early adoption in an interim period for public business entities for periods for which financial statements have not yet been issued. An entity should apply ASU No. 2020-01 prospectively at the beginning of the interim period that includes the adoption date. This ASU among other things clarifies that a company should consider observable transactions that require a company to either apply or discontinue the equity method of accounting under Topic 323, Investments—Equity Method and Joint Ventures, for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The new ASU clarifies that, when determining the accounting for certain forward contracts and purchased options a company should not consider, whether upon settlement or exercise, if the underlying securities would be accounted for under the equity method or fair value option. Following the completion of the Business Combination, this new standard is no longer applicable to the Company.

In March 2019, the FASB issued ASU 2019-01, “Leases (Topic 842): Codification Improvements,” which requires an entity (a lessee or lessor) to provide transition disclosures under Topic 250 upon adoption of Topic 842. In February 2020, the FASB issued ASU 2020-02, “Financial Instruments – Credit Losses (Topic 326): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases. The ASU adds and amends SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 119 related to the new credit losses standard and comments by the SEC staff related to the revised effective date of the new leases standard. This new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently evaluating the impact of the pending adoption of this new standard on its unaudited condensed consolidated financial statements.

Subsequent Events

Subsequent events have been evaluated through August 10, 2020, the date the unaudited condensed consolidated financial statements were available to be issued. Other than what has been disclosed in the condensed consolidated financial statements, no other events have been identified requiring disclosure or recording.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 3: Property and Equipment and Project Development Costs

Property and equipment consists of the following:

	Useful Life	June 30, 2020	December 31, 2019
Land		$278,556	$278,556
Land improvements	25 years	31,078,211	31,078,211
Building and improvements	15 to 39 years	128,756,221	128,599,831
Equipment	5 to 10 years	1,313,488	1,313,488
Property and equipment, gross		161,426,476	161,270,086

Less: accumulated depreciation		(31,804,622)	(26,359,199)
Property and equipment, net		$129,621,854	$134,910,887

Project development costs		$105,461,050	$88,587,699

During the second quarter 2020, the Company capitalized leasehold improvements that were completed and placed into service totaling $156,390.

For the three months ended June 30, 2020 and 2019, the Company recorded depreciation expense of $2,723,303 and $2,721,317, respectively, and for the six months ended June 30, 2020 and 2019, of $5,445,423 and $5,412,733, respectively. Additionally, the Company recorded a charge of $12,194,783 for the six months ended June 30, 2019 for a loss on abandonment of project development costs for previously capitalized development costs within the accompanying unaudited condensed consolidated statement of operations. For the six months ended June 30, 2020 and 2019, the Company incurred $16,873,351 and $7,449,847 of capitalized project development costs, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net

Notes payable, net consisted of the following at June 30, 2020:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(130,042)	$64,869,958
TIF loan	9,752,000	(1,700,439)	8,051,561
Syndicated unsecured term loan	9,355,789	(2,563,624)	6,792,165
Preferred equity loan	103,058,750	(47,535,602)	55,523,148
Land loan with affiliate	1,273,888	-	1,273,888
Naming rights securitization loan	5,566,082	(341,976)	5,224,106
City of Canton Loan	2,596,235	(8,270)	2,587,965
New Market/SCF	2,211,313	-	2,211,313
McKinley Grand Mortgage	1,900,000	(42,696)	1,857,304
Constellation EME	9,900,000	-	9,900,000
Convertible notes	18,185,382	(432,416)	17,752,966
IRG November Note	22,365,646	(27,450)	22,338,196
Paycheck protection plan loan	390,400	-	390,400
JKP Capital loan	4,453,831	(24,373)	4,429,458
SCF subordinated note	1,000,000	-	1,000,000
Total	$257,009,316	$(52,806,888)	$204,202,428

Notes payable, net consisted of the following at December 31, 2019:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(361,655)	$64,638,345
TIF loan	9,847,000	(1,721,761)	8,125,239
Syndicated unsecured term loan	6,803,530	(2,838,067)	3,965,463
Preferred equity loan	99,603,847	(53,365,911)	46,237,936
Land loan with affiliate	1,273,888	-	1,273,888
Naming rights securitization loan	9,235,845	(566,096)	8,669,749
McKinley Grand Mortgage	1,900,000	(51,787)	1,848,213
CH capital lending	1,807,339	-	1,807,339
Convertible notes	17,310,252	(471,965)	16,838,287
IRG November Note	11,585,792	(67,537)	11,518,255
Total	$224,367,493	$(59,444,779)	$164,922,714

During the three months ended June 30, 2020 and 2019, the Company recorded amortization of note discounts of $3,443,333 and $3,538,040, respectively. During the six months ended June 30, 2020 and 2019, the Company recorded amortization of note discounts of $6,677,746 and $6,902,308, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Accrued Interest on Notes Payable

As of June 30, 2020 and December 31, 2019, accrued interest on notes payable, were as follows:

	June 30, 2020	December 31, 2019
Bridge loan	$3,317,793	$2,084,711
Preferred equity loan	2,916,477	717,286
Land loan with affiliate	44,964	101,662
Constellation EME	214,742	-
New Market/SCF	25,126	-
Naming rights securitization loan	-	30,786
City of Canton Loan	7,601	-
McKinley Grand Mortgage	-	41,821
Paycheck Protection Program Loan	738	-
JKP Capital Note	10,439	-
SCF Subordinated Note	1,111	-
Convertible notes	262,678	269,271
Total	$6,801,669	$3,245,537

The amounts above were included in accounts payable and accrued expenses and other liabilities on the Company’s unaudited condensed consolidated balance sheet, as follows:

	June 30, 2020	December 31, 2019
Accounts payable and accrued expenses	$3,885,192	$2,528,251
Other liabilities	2,916,477	717,286
	$6,801,669	$3,245,537

Bridge Loan

On March 20, 2018, the Company negotiated a term loan (“Bridge Loan”), with additional amendments during 2018, creating a facility of $65,000,000 with a number of lenders, overseen by a single administrative agent, and secured by a mortgage and a security interest in the assets of the Company. In addition, a guaranty was provided by an affiliated individual. On February 19, 2019, a forbearance agreement was signed which amended the additional margin over LIBOR to 12.5% and extended the maturity date until June 28, 2019. The Company received additional extensions on this Bridge Loan to September 13, 2019 and again on November 16, 2019. Among other things, this amendment extended the maturity date of the facility to October 31, 2020 and has a flat interest rate of 12% computed on an annual basis. The Bridge Loan has an exit fee of 1% on the $65,000,000 balance due at the maturity of the loan, which the Company is accreting over the term of the Bridge Loan.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Bridge Loan (continued)

At the date of the business combination between the Company and GPAQ, on July 1, 2020, the Company used proceeds from the business combination to pay $15,500,000 on the Bridge Loan, while an additional $15,000,000 converted into equity in the newly formed HOFRE. The remaining balance following the business combination was approximately $34,500,000. The maturity date on the remaining balance has been extended one month to November 30, 2020. Should the Company be unable to pay off the principal balance at maturity, IRG agreed to advance funds to the Company to pay off the Bridge Loan, under the terms of the guarantee. As a result, IRG would become a lender to the Company with a maturity date of August 2021.

Tax Incremental Funding Loan

For the Company, the Development Finance Authority of Summit County (“DFA Summit”) offered a private placement of $10,030,000 in taxable development revenue bonds, Series 2018. The bond proceeds are to reimburse the developer for costs of certain public improvements at the JCIHOFV, which are eligible uses of tax-incremental funding (TIF) proceeds.

Under the cooperative agreement entered into by the Company, two subsidiaries, the City of Canton, DFA Summit, Stark County Port Authority, and the bank trustee, the Company and certain subsidiaries have been exempted from certain real estate taxes. However, the Company must make real estate tax payments on the TIF parcels sufficient to cover future required payments on the bond debt service until the 2018 bonds are no longer outstanding. This is a significant commitment made by the Company and is guaranteed by an individual’s trust, an individual, and two subsidiaries of the Company.

Since the bond debt service is fixed and determinable, a liability has been recorded as of June 30, 2020 and December 31, 2019, representing the present value of the future bond debt service payments. The term of the TIF requires the Company to make installment payments through July 31, 2048. The current imputed interest rate is 5.2%, which runs through July 31, 2028. The imputed interest rate then increases to 6.6% through July 31, 2038 and finally increases to 7.7% through the remainder of the TIF. The Company is required to make payments on the TIF semi-annually in June and December each year. During the six months ended June 30, 2020 and 2019, the Company made principal payments on this loan totaling $95,000 and $90,000, respectively.

Syndicated Unsecured Term Loan and Preferred Equity Loan

On January 1, 2016, as amended and restated on October 15, 2017, the Company entered into a financing agreement with a syndicate of lenders, including affiliates of the IRG member, for a loan amount up to $150,000,000 as an unsecured promissory note. The loan may not be prepaid either in whole or in part until the initial maturity date without the express consent of the lender. The loan proceeds are intended to cover working capital and the construction costs for venues including the Stadium, Youth Fields, and campus infrastructure projects. The maturity date is February 26, 2021, and the loan accrues interest at a rate of 12% per annum.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Syndicated Unsecured Term Loan and Preferred Equity Loan (continued)

On December 11, 2018, the Company and various parties signed a Master Transaction Agreement (“Master Agreement”) setting forth various terms and conditions for the development of JCIHOFV. As part of the Master Agreement, American Capital Center, LLC (ACC), an affiliate, exchanged $106,450,000 of the Company’s debt and $24,470,142 of accrued interest and origination fees, as well as $336,579 of amounts due to Pro Football Hall of Fame, by converting it to preferred equity instruments with a face value of $95,500,000 and an amended subordinated debt agreement with a face value of $6,450,000. In accordance with the Extinguishment of Liabilities subtopic of the FASB ASC 470-50, given that ACC was a related party, the Company treated the Master Agreement as a capital transaction and recapitalized the debt to equity in the amount of $96,076,120, net of discounts and unamortized deferred financing costs.

The subordinated debt accrues interest at a rate of 5% and the balance is due February 26, 2021. The remaining subordinated debt is subordinate to the bridge loan. Additionally, the subordinated debt contains a payment-in-kind (“PIK”) interest provision, which represents contractually deferred interest added to the subordinated debt outstanding balance that is due at maturity. For the three months ended June 30, 2020 and 2019, the Company incurred PIK interest of $165,907 and $83,123, respectively. For the six months ended June 30, 2020 and 2019, the Company incurred PIK interest of $252,259 and $164,308, respectively.

Land Loan with Affiliate

On July 10, 2017, the Company entered into a promissory note with the National Football Museum, Inc., doing business as the Pro Football Hall of Fame, an affiliate of JCIHOFV, for purpose of the acquisition of land at the Hall of Fame Village. The promissory note with an outstanding balance of $1,273,888 at June 30, 2020 and December 31, 2019 bears interest at a rate of 1.22% per annum. The loan may be prepaid in whole or in part without penalty. For any unpaid balance after December 31, 2017, the interest rate was increased by 5%. The loan is subordinate to the Bridge Loan and has a maturity date of February 26, 2023.

Naming Rights Securitization Loan

On November 9, 2017, the Company, through a subsidiary, JCIHOFV Financing, LLC, entered into a secured loan with a financial institution for $22,800,000, collateralized by the entire payment stream of the Johnson Controls Naming Rights Agreement dated November 17, 2016 (See Note 6). Monthly payments include principal and interest at 4% per annum with the remaining principal balance due on March 31, 2021. The loan may not be prepaid, in whole or in part, without paying the prepayment premium, which is equal to the present value of the remaining interest payments.

City of Canton Loan

On December 30, 2019, the Company entered into a loan facility with the City of Canton, OH, whereby it may borrow up to $3,500,000. The loan accrues interest at a rate of one-half percent (0.5%) per annum. Upon an event of default, the interest rate will increase to five percent (5%) per annum on the outstanding balance at the time of default. The loan shall mature on July 1, 2027. During the three months ended June 30, 2020, the Company borrowed $1,172,698 on the loan and for the six months ended June 30, 2020, the Company borrowed $2,596,235 on the loan.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

New Market Project Loan

On December 30, 2019, the Company entered into a loan facility with New Market Project, Inc., whereby it may borrow up to $3,000,000, of which the proceeds are to be used for the development of McKinley Grand Hotel, as described below. During the three months ended June 30, 2020, the Company borrowed $1,384,952 and during the six months ended June 30, 2020 the Company borrowed $2,211,313 on this facility. The loan has a maturity date of December 30, 2024 and accrues interest at a rate of 4% per annum. In the event of default, including failure to pay upon final maturity, the interest rate shall increase by adding a 5% fee that applies to each succeeding interest rate change that would have applied had there been no default.

McKinley Grand Mortgage

On October 22, 2019, the Company purchased the McKinley Grand Hotel in Canton, Ohio for $3.9 million, which was partially financed by separate notes payable of $1,900,000 and $1,807,339.

The $1,807,339 notes payable accrues interest at a fixed rate equal to ten percent (10%) per annum. The Company was required to make payments commencing on or prior to December 30, 2019. The maturity date of the loan was April 30, 2020 and interest was payable quarterly. The Company was previously in default on the $1,807,339 note, however the note was paid in full on June 19, 2020, as discussed below.

The $1,900,000 note payable has a maturity date of October 22, 2021. Interest accrues at a rate that is equal to the greater of (i) 3.75% or (ii) the sum of the LIBOR rate plus 2.75%. The Company is required to make interest payments commencing on November 1, 2019, and on the first day of each successive month until the note is repaid.

Constellation EME

On December 30, 2019, the Company entered into a loan facility with Constellation whereby it may borrow up to $9,900,000 (the “Loan Facility”). The proceeds of the Loan Facility are to be held in escrow by a custodian to fund future development costs. The proceeds will be released from escrow as development costs are incurred. The Loan Facility was amended on April 13, 2020 to modify the payment schedule and maturity date, reflecting current project timetables. The maturity date is December 31, 2022 and payments are due in twenty-nine (29) monthly installments totaling $11,075,000, with an effective interest rate of 6.1%. Beginning in August 2020 through December 2020, the monthly installment amount is $55,000 which increases in January 2021 to $450,000 through December 2022. During the six months ended June 30, 2020, the Company borrowed the full amount under the Loan Facility. The balance of the escrow account included in restricted cash on the accompanying unaudited condensed consolidated balance sheet as of June 30, 2020 was approximately $8.5 million.

As of June 30, 2020, $1,518,013 of such funds had been released from the custodial accounts to the Company under this facility.

The Company also has a sponsorship agreement with Constellation. Refer to Note 6 for additional information.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

Convertible Notes

On December 24, 2018, the Company issued a series of convertible notes totaling $7,750,000. The notes accrue interest at a rate of 10%, with payments due semi-annually in arrears. The principal and all accrued interest is due November 5, 2025. The Company may redeem the notes after December 24, 2023, subject to terms defined in the individual notes. Notes redeemed between December 24, 2023 and December 24, 2024 will be redeemed at 105% of face value. Notes redeemed after December 24, 2024 will be redeemed at 102.5% of face value. Additionally, the convertible notes contain a PIK interest provision, which represents contractually deferred interest added to the convertible notes outstanding balance that is due at maturity. For the six months ended June 30, 2020, the Company incurred PIK interest of $875,129 and for the six months ended June 30, 2019, the Company incurred PIK interest of $424,722. The notes are subject to automatic conversion to equity instruments when the Company achieves certain financing goals. The notes convert into a number of conversion units equal to the outstanding principal balance of the notes divided by the price per unit at the valuation set by the investor or the Company. The notes are subordinate to the Bridge Loan. There are no embedded beneficial conversion features deemed to be present in these notes.

IRG November Note

On February 7, 2020, as effective on November 27, 2019, the Company entered into a loan facility with the IRG Member, whereby it may borrow up to $30,000,000 (the “IRG November Note”). As of June 30, 2020 and December 31, 2019, the aggregate principal amounts, excluding PIK interest, borrowed on this facility were $22,365,646 and $11,585,792, respectively. The IRG November Note accrues interest at a rate of 12% per annum and has a maturity date of November 1, 2020. Additionally, the IRG November Note contains a PIK interest provision, which represents contractually deferred interest added to the IRG November Note outstanding balance that is due at maturity. For the three months ended June 30, 2020 and 2019, the Company incurred PIK interest of $605,774 and $0, and for the six months ended June 30, 2020 and 2019 incurred, $1,072,326 and $0, respectively.

Paycheck Protection Program Loan

On April 22, 2020, the Company obtained a Paycheck Protection Program Loan (“PPP Loan”) for $390,400. The loan has a fixed interest rate of 1%, requires the Company to make eighteen (18) monthly payments of $17,325 beginning on November 22, 2020 with a maturity date of April 22, 2022 subject to debt forgiveness provisions from the Small Business Association.

JKP Capital Loan

On June 19, 2020, the Company entered into a note with JKP Financial, LLC (the “JKP Capital Loan”) for up to $7,000,000. The JKP Capital Loan bears interest at a rate of twelve percent (12%) per annum and matures on August 31, 2021. The Company is required to pay all unpaid principal and accrued and unpaid interest on August 31, 2021. The Company will use the remaining proceeds of the JKP Capital Loan to fund its Phase II and Phase III construction costs.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 4: Notes payable, Net (continued)

JKP Capital Loan (continued)

On June 19, 2020, the Company paid, in full, the $1,807,339 principal and $121,492 of accrued interest owed to its lender for the purchase of the McKinley Grand Mortgage utilizing the proceeds of the JKP Capital Loan (as described above).

SCF Subordinated Note

On June 22, 2020, the Company entered into a loan facility with Stark Community Foundation (the “SCF Subordinated Note”) for $1,000,000. The SCF Subordinated Note has a fixed interest rate of five percent (5%) per annum, has a PIK interest provision that is payable semi-annually in arrears on each July 22 and January 22 commencing July 22, 2020, and matures on June 22, 2023.

Future Minimum Principal Payments

The minimum required principal payments on notes payable outstanding as of June 30, 2020, are as follows:

For the year ended December 31,	Amount
2020 (six months)	$92,514,014
2021	17,039,441
2022	6,989,541
2023	108,636,389
2024	2,623,313
Thereafter	29,206,618
Total Gross Principal Payments	$257,009,316
Less: Discount	(52,806,888)
Total Net Principal Payments	$204,202,428

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 5: Members’ Equity

The operating agreement allows for two types of member interests in the Company – Preferred and Common. As of both June 30, 2020 and December 31, 2019, the members consisted of one Preferred Member and five Common Members.

Distributions are made to members from cash flow from operations, as available, in the preference order set forth in the operating agreement. The operating agreement states that the Preferred Member is entitled to cash distributions first, until their preferred return of 4.25%, compounded annually, on the outstanding balance of their preferred unreturned capital amount is paid. After five years from the effective date of the operating agreement, the preferred return is 5.0%, compounded annually. Preferred equity dividends are recorded as interest expense. For the three months ended June 30, 2020 and 2019, $1,129,141 and $1,691,145 have been earned, respectively, and $2,199,191 and $2,705,833 have been earned for the six months ended June 30, 2020 and 2019, respectively. Given that the preferred equity had a redemption feature, the redemption value of the preferred members’ equity is included as “preferred equity loan” in notes payable, net on the Company’s unaudited condensed consolidated balance sheets.

On June 30, 2020, the Company entered into a Shared Services Agreement with PFHOF (the “Shared Services Agreement”). Per the terms of the Shared Services Agreement, PFHOF forgave a cumulative amount of $5,150,000 for services previously provided to the Company. Similarly, the Company forgave a total of $1,200,000 for services that the Company previously performed for PFHOF. Additionally, the Company wrote-off the Tom Benson statue, which was valued as of the date of the Shared Services Agreement at $251,000 while the Company had valued it at $300,000. As this is a related party transaction, the Company treated the resulting difference of $3,699,000 as a contribution from one of its members in the Company’s condensed consolidated balance sheet as of June 30, 2020.

Net income and net losses are allocated between the members in accordance with the preference order noted in the operating agreement.

Note 6: Sponsorship Revenue and Associated Commitments

Johnson Controls, Inc.

An 18-year sponsorship agreement between Johnson Controls, Inc. (“JCI”) and the Company was signed on November 17, 2016. Under the terms of the agreement, the Company will receive $135 million in return for granting JCI exclusive naming rights over the facility. The Company is contractually obligated to spend $45 million as activation expenses for the benefit of promoting the Johnson Controls and HOF Village brands.

JCI has the right to terminate the agreement if the project is not substantially complete by December 31, 2021.

As amended, as of June 30, 2020, scheduled future cash to be received and required activation spend under the non-cancellable period of the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2020 (six months)	$5,197,917	$-	$5,197,917
2021	4,718,750	750,000	5,468,750
Total	$9,916,667	$750,000	$10,666,667

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6: Sponsorship Revenue and Associated Commitments (continued)

Johnson Controls, Inc. (continued)

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $1,237,347 and $1,237,347 of net sponsorship revenue related to this deal, respectively. During the six months ended June 30, 2020 and 2019, the Company recognized $2,474,694 and $2,461,097 of net sponsorship revenue related to this deal, respectively. Accounts receivable from JCI totaled $475,525 and $84,164 at June 30, 2020 and December 31, 2019, respectively.

The Company entered into an amendment with JCI on July 2, 2020. See Note 13 for additional information.

Aultman Health Foundation

In 2016, the Company entered into a 10-year licensing agreement with Aultman Health Foundation (“Aultman”) allowing Aultman use of the HOF Village and Pro Football Hall of Fame marks and logos. Under terms of the agreement, the Company will receive $2.5 million in cash sponsorship funds. Of those funds, the Company is contractually obligated to spend $700,000 as activation expenses for the benefit of Aultman.

As of June 30, 2020, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2020 (six months)	$250,000	$75,000	$325,000
2021	175,000	75,000	250,000
2022	175,000	75,000	250,000
2023	175,000	75,000	250,000
2024	200,000	75,000	275,000
Thereafter	375,000	175,000	550,000
Total	$1,350,000	$550,000	$1,900,000

Included in the chart above for the remainder of 2020 (six months) is $75,000 for services performed in 2019 that the Company has not yet collected from Aultman. As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $44,852 of net sponsorship revenue related to this deal. During the six months ended June 30, 2020 and 2019, the Company recognized $89,704 and $89,211 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Aultman totaled $254,819 and $165,115 at June 30, 2020 and December 31, 2019, respectively.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6: Sponsorship Revenue and Associated Commitments (continued)

First Data Merchant Services LLC

In December 2018, the Company entered into an 8-year licensing agreement with First Data Merchant Services LLC (“First Data”) and Santander Bank. As of June 30, 2020, scheduled future cash to be received under the agreement are as follows:

Year ending December 31:

Remainder of 2020 (six months)	$50,000
2021	150,000
2022	150,000
2023	150,000
2024	150,000
Thereafter	300,000
Total	$950,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $37,042 of net sponsorship revenue related to this deal. During the six months ended June 30, 2020 and 2019, the Company recognized $74,084 and $73,677 of net sponsorship revenue related to this deal, respectively. As of June 30, 2020 and December 31, 2019, there were no amounts due from First Data, respectively.

Constellation NewEnergy, Inc.

On December 19, 2018 the Company entered into an agreement with Constellation NewEnergy, Inc. (“Constellation”) whereby Constellation and its affiliates will provide the gas and electric needs of the Company in exchange for certain sponsorship rights. The agreement is through December 31, 2028.

The agreement provides for certain rights to Constellation and its employees, to benefit from the relationship with the Company from discounted pricing, marketing efforts, and other benefits as detailed in the agreement. The agreement also provides for Constellation to pay sponsorship income and to provide activation fee funds. Activation fee funds are to be used in the year received and do not roll forward for future years as unspent funds. The amounts are due by March 31 of the year to which they apply, which is represented in the chart on the following page.

The agreement includes certain contingencies reducing the sponsorship fee amount owed by Constellation if construction is not on pace with the timeframe noted in the agreement.

The Company also has a note payable with Constellation. Refer to Note 4 for additional information.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 6: Sponsorship Revenue and Associated Commitments (continued)

Constellation NewEnergy, Inc. (continued)

As of June 30, 2020, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
Remainder of 2020 (six months)	$-	$-	$-
2021	1,300,000	187,193	1,487,193
2022	1,396,000	200,000	1,596,000
2023	1,423,220	200,000	1,623,220
2024	1,450,977	200,000	1,650,977
Thereafter	6,092,610	800,000	6,892,610
Total	$11,662,807	$1,587,193	$13,250,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $326,736 of net sponsorship revenue related to this deal. During the six months ended June 30, 2020 and 2019, the Company recognized $653,473 and $649,882 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Constellation totaled $510,685 and $857,213 at June 30, 2020 and December 31, 2019, respectively.

Turf Nation, Inc.

During October 2018, the Company entered into a 5-year sponsorship agreement with Turf Nation, Inc. (“Turf Nation”). Under the terms of the agreement, the Company will receive payments over the term based on the sale of Turf Nation products based on rates defined in the sponsorship agreement. The minimum guaranteed fee per year beginning in 2020 is $50,000 per year.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the three months ended June 30, 2020 and 2019, the Company recognized $14,951 and $14,951 of net sponsorship revenue related to this deal, respectively. During the six months ended June 30, 2020 and 2019, the Company recognized $29,901 and $29,737 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Turf Nation totaled $101,862 and $171,961 at June 30, 2020 and December 31, 2019, respectively.

Note 7: Other Commitments

Canton City School District

The Company has entered into cooperative agreements with certain governmental entities that support the development of the project overall, where the Company is an active participant in the agreement activity, and the Company would benefit from the success of the activity.

The Company had a commitment to the Canton City School District (“CCSD”) to provide a replacement for their Football Operations Center (“FOC”) and to construct a Heritage Project (“Heritage”). The commitment was defined in the Operations and Use Agreement for HOF Village Complex dated as of February 26, 2016.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7: Other Commitments (continued)

Canton City School District (continued)

On March 20, 2018, a Letter of Representations was entered into by both parties whereby the Company has agreed to put money into escrow. The escrow balance at June 30, 2020 and December 31, 2019 of $296,653 and $2,604,318, respectively, is included in restricted cash on the Company’s unaudited condensed consolidated balance sheets. In addition, the Company is obligated to provide temporary facilities to support CCSD athletics until the FOC is completed.

Project and Ground Leases

Three wholly owned subsidiaries have project leases with the Stark County Port Authority to lease project improvements and ground leased property at the stadium, youth fields, and parking areas. Rent is comprised of certain fees and generally escalating ground rent over the term of the leases which run until January 31, 2056. Future minimum lease commitments under non-cancellable operating leases, excluding the amounts yet to be paid from escrow for the FOC noted above, are as follows:

For the years ended December 31:

Remainder of 2020 (six months)	$17,902
2021	119,118
2022	119,118
2023	119,118
2024	119,118
Thereafter	9,521,588
Total	$10,015,962

Rent expense on operating leases totaled $99,279 and $163,381 for the three months ended June 30, 2020 and 2019, respectively, and $200,228 and $205,329 during the six months ended June 30, 2020 and 2019, and is recorded as a component of property operating expenses on the Company’s unaudited condensed consolidated statement of operations.

QREM Management Agreement

On August 15, 2018, the Company entered into an Interim Services Agreement with Q Real Estate Management (QREM) to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs a monthly management fee to QREM. The interim agreement ended March 1, 2019 and the agreement was not renewed between the parties. Management fee expense for the three months ended June 30, 2020 and 2019 was $0 for both periods, and for the six months ended June 30, 2020 and 2019, $0 and $59,675, respectively, which was included in property operating expenses on the Company’s unaudited condensed consolidated statements of operations.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7: Other Commitments (continued)

SMG Management Agreement

On September 1, 2019, the Company entered into a Service Agreement with SMG to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs an annual management fee of $200,000. Management fee expense for the three months ended June 30, 2020 and 2019 was, $50,000 and $0, and for the six months ended June 30, 2020 and 2019 was $100,000 and $0, respectively, which is included in property operating expenses on the Company’s unaudited condensed consolidated statements of operations. The agreement term shall end on December 31, 2022.

Employment Agreements

The Company has an employment agreement with its chief financial officer, the terms of which expire in December 2021, with an automatic one-year extension. Such agreement provides for minimum salary levels and incentive bonus that is payable if specified management goals are attained as well as profits interest of 1.0% of future profits vesting over the terms of the agreement.

In addition, the Company has employment agreements with certain of its executives, the terms of which expire through December 2022. Such agreements provide for minimum salary levels and incentive bonuses that are payable if specified management goals are attained as well as profit interests ranging from $300,000 to $600,000 of future profits of the Company generated after the time of such grants.

DoubleTree Canton Downtown Hotel

On January 2, 2020, the Company entered into a franchise agreement with Hilton Franchise Holding, LLC (“Hilton”) in order to obtain a license to use the Hilton brand in the operation of the DoubleTree Canton Downtown Hotel in Canton, Ohio. The Company will be responsible for operating the hotel full-time, complying with industry and brand standards, and using the Reservation Service provided by Hilton. While possessing exclusive control of day to day operations, the Company is required to display and maintain signage displaying Hilton’s brand name. The Company is also required to publish and make available to the traveling public, a directory that includes the Hilton brand. The monthly fee will be used for advertising, promotions, publicity, public relations, market research, and other marketing programs. The projected opening date of the hotel is December 2, 2021.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 7: Other Commitments (continued)

Management Agreement with Crestline Hotels & Resorts

On October 22, 2019, the Company entered into a management agreement with Crestline Hotels & Resorts (“Crestline”). The Company appointed and engaged Crestline as the Company’s exclusive agent to supervise, direct and control management and operation of the Hilton to assist the Company in preparing the Hilton for re-opening. In consideration of the services performed by Crestline, the Company agrees to the greater of: two percent (2%) of gross revenues or $10,000 per month in base management fees. The agreement will be terminated on the fifth anniversary of the commencement date, or October 22, 2024.

Note 8: Contingencies

During the normal course of its business, the Company is subject to occasional legal proceedings and claims.

The Company’s wholly-owned subsidiary HOF Village Stadium LLC is a defendant in a lawsuit “National Football Museum, Inc. dba Pro Football Hall of Fame v. Welty Building Company Ltd., et al;” filed in the Stark County Court of Common Pleas. The Pro Football Hall of Fame, an affiliate, filed this suit for monetary damages as a result of the cancellation of the 2016 Hall of Fame Game. Plaintiff alleges that the game was cancelled as a result of negligent acts of subcontractors who were hired to perform field painting services.

The Plaintiff alleges that HOF Village Stadium, LLC is contractually liable for $1.2 million in damages Plaintiff sustained because it guaranteed the performance of Defendant Welty Building Company Ltd. (“Welty”) for the Hall of Fame Stadium renovation.

Potential damages claimed by Plaintiff include the refunds of ticket sales, lost commissions on food and beverage sales, and lost profits on merchandise sales. The Company’s management, in consultation with legal counsel, believes that this suit is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined. Accordingly, adjustments, if any that might result from the resolution of this matter have not been reflected in the unaudited condensed consolidated financial statements.

Note 9: Related-Party Transactions

Due to Affiliates

Due to affiliates consisted of the following at June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Due to IRG Member	$6,408,371	$6,257,840
Due to IRG Affiliate	140,561	145,445
Due to M. Klein	500,000	500,000
Due to Related Party Advances	-	5,800,000
Due to PFHOF	4,966,557	6,630,305
Total	$12,015,489	$19,333,590

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9: Related-Party Transactions (continued)

Due to Affiliates (continued)

The IRG Member and an affiliate provide certain supporting services to the Company. As noted in the Operating Agreement of HOF Village, LLC, an affiliate of the IRG Member, IRG Canton Village Manager, LLC, may earn a master developer fee calculated as 4.0% of development costs incurred for the JCIHOFV, including, but not limited to site assembly, construction supervision, and project financing.

For the three months ended June 30, 2020 and 2019, costs incurred under these arrangements were $80,174 and $810,720, respectively, and for the six months ended June 30, 2020 and 2019, costs incurred were $208,946 and $1,106,882, under these arrangements, which were included in Project Development Costs.

The IRG Member also provides certain general administrative support to the Company. For the three months ended June 30, 2020 and 2019, expenses of $211 and $16,477, respectively, were included in Property Operating Expenses. For the six months ended June 30, 2020 and 2019, expenses of $211 and $348,985 related to this support were incurred.

The amounts due to the IRG member above are for development fees and human resources support.

The amounts above due to the IRG Affiliate relate to the Company’s engagement with them to identify and obtain naming rights sponsors and other entitlement partners for the Company under an arrangement for $15,000 per month plus commissions. For both the three months ended June 30, 2020 and 2019 the Company incurred $45,000 in costs to this affiliate, respectively, and $90,000 for both the six months ended June 30, 2020 and 2019, respectively.

The amounts above due to M. Klein relate to advisory services provided to the Company. The Company engages a company owned by an investor for advisory services. The Company has not incurred any advisory costs under this arrangement in any of the reported periods presented.

The amounts above due to related party advances are non-interest bearing advances from an affiliate of IRG Member due on demand. The Company is currently in discussions with this affiliate to establish repayment terms of these advances, however, there could be no assurance that the Company and IRG Member will come to terms acceptable to both parties.

On January 13, 2020, the Company secured $9.9 million in financing from Constellation through its Efficiency Made Easy (“EME”) program to implement energy efficient measures and to finance the construction of the Constellation Center for Excellence and other enhancements, as part of Phase II development. The Hanover Insurance Company provided a guarantee bond to guarantee the Company’s payment obligations under the financing, and Stuart Lichter and two trusts affiliated with Mr. Lichter have agreed to indemnify The Hanover Insurance Company for payments made under the guarantee bond.

The amounts above due to the Pro Football Hall of Fame (“PFHOF”) relate to advances to and from the Pro Football Hall of Fame, including costs for onsite sponsorship activation, sponsorship sales support, shared services, event tickets, and expense reimbursements.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9: Related-Party Transactions (continued)

License Agreement

On March 10, 2016, the Company entered into a license agreement with Pro Football Hall of Fame, whereby the Company has the ability to license and use certain intellectual property from the Pro Football Hall of Fame in exchange for the Company paying a fee based on certain sponsorship revenue and expenses. On December 11, 2018, the license agreement was amended to change the calculation of the fee to be 20% of eligible sponsorship revenue. The license agreement expires on December 31, 2033. During the three months ended June 30, 2020 and 2019, the Company recognized expenses of $464,618 and $464,619, respectively, and for the six months ended June 30, 2020 and 2019, the Company recognized $1,466,222 and $929,288, respectively, which are included in property operating expenses on the Company’s unaudited condensed consolidated statements of operations.

Media License Agreement

On November 11, 2019, the Company entered into a Media License Agreement with PFHOF that shall terminate on December 31, 2034. The Company shall pay to PFHOF a minimum guarantee of $1,250,000 each year during the term. After the first five (5) years of the agreement, the minimum guarantee shall increase by three percent (3%) on a year-over-year basis. In consideration of any license granted to the Company, the Company shall pay to PFHOF a license fee that will be agreed upon between the Company and PFHOF. The license fee will be two hundred twenty five thousand dollars ($225,000) that will increase by 3% on a year-over-year basis after the first five (5) years of the Media License Agreement. There were no license fees incurred during the three months and six months ended June 30, 2020 and 2019.

PFHOF Shared Services Agreement

On June 30, 2020, the Company entered into the Shared Services Agreement with PFHOF. Per the terms of the Shared Services Agreement, PFHOF forgave a cumulative amount of $5,150,000 for services previously provided to the Company. Similarly, the Company forgave a total of $1,200,000 for services that the Company previously performed for PFHOF. Additionally, the Company wrote-off the Tom Benson statue, which was valued as of the date of the Shared Services Agreement at $251,000 while the Company had valued it at $300,000. As this is a related party transaction, the Company treated the resulting difference of $3,699,000 as a contribution from one of its members in the Company’s condensed consolidated balance sheet as of June 30, 2020.

Other Liabilities

Other liabilities consist of the following at June 30, 2020 and December 31, 2019:

	June 30, 2020	December 31, 2019
Activation fund reserves	$4,092,169	$2,876,149
Deferred revenue	116,757	90,841
Preferred stock dividend payable	2,916,476	717,286
Total	$7,125,402	$3,684,276

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 9: Related-Party Transactions (continued)

Crown League Investment

On June 11, 2020, we acquired 60% of the equity interests in Mountaineer GM, LLC (“Mountaineer”) from Michael Klein & Associates, Inc., an affiliate of our director Michael Klein (“MKA”) for a purchase price of $100 pursuant to membership interest purchase agreement (the “Membership Purchase Agreement”). Mountaineer is party to an asset purchase agreement, dated June 5, 2020 (the “Crown APA”), with CrownThrown, Inc. (“Crown”), pursuant to which Mountaineer agreed to acquire the assets of, and assume certain liabilities of, Crown, which consist of The Crown League, a professionalized fantasy sports league (the “Crown Business”). The Company entered into a services agreement, dated as of June 16, 2020 (the “Services Agreement”), with Mountaineer and BXPG LLC (“Brand X”), whereby Mountaineer and the Company retain Brand X to provide services with regard to the Crown Business. Pursuant to an amended and restated limited liability company agreement of Mountaineer that the Company and MKA entered into in connection with the Company’s purchase of the 60% interest in Mountaineer under the Membership Purchase Agreement, MKA agreed to provide the consideration for Mountaineer to complete the acquisition of Crown as a capital contribution to Mountaineer, consisting of 90,287 shares of HOFRE’s common stock, and the Company agreed to provide the consideration owed to Brand X under the Services Agreement as a capital contribution to Mountaineer, consisting of $30,000 per month for 18 months plus 100,000 shares of HOFRE’s common stock, 25,000 shares of which were issued on August 6, 2020, and 25,000 shares of which are issuable on each of July 1, 2021, January 1, 2022 and July 1, 2022, until such capital contributions of the Company equal 60% of the total capital contributions to Mountaineer. The Services Agreement may be extended for an additional six months. Compensation during the extension period would be $30,000 per month and 25,000 shares of HOFRE’s common stock. Mountaineer completed the acquisition of Crown assets under the Crown APA on July 22, 2020. The Company anticipates that it will have control of Mountaineer and expects to account for its investment as a business combination.

Note 10: Concentrations

For the six months ended June 30, 2020, two customers represented approximately 68% and 18% of the Company’s sponsorship revenue. For the six months ended June 30, 2019, one customer represented approximately 62% of the Company’s sponsorship revenue. At June 30, 2020, four customers represented approximately 41%, 30%, 15%, and 12% of the Company’s accounts receivable. At December 31, 2019, two customers represented approximately 43% and 33% of the Company’s accounts receivable.

At any point in time, the Company can have funds in our operating accounts and restricted cash accounts that are with third party financial institutions. These balances in the U.S. may exceed the Federal Deposit Insurance Corporation insurance limits. While the Company monitors the cash balances in our operating accounts, these cash and restricted cash balances could be impacted if the underlying financial institutions fails or could be subject to other adverse conditions in the financial markets.

Note 11: Merger Agreement

On September 16, 2019, the Company entered into a definitive business combination agreement (as amended, the “BCA” or the “Business Combination Agreement” and the transactions contemplated thereby, the “Business Combination”) with GPAQ, a publicly traded special purpose acquisition company, GPAQ Acquisition Holdings, Inc. (“Holdings”), GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, and HOF Village Newco, LLC (“Newco”), to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 11: Merger Agreement (continued)

The terms of the Business Combination Agreement provided for HOV Village Newco, LLC, a subsidiary of the Company to which all of the Company’s operations are transferred as part of the Business Combination, to merge with and into a wholly-owned subsidiary of GPAQ. The Company’s management and equity holders have rolled 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account will be used by the Company to repay certain debt and expenses and to fund continued growth of the Company’s operations. Immediately following the closing, the combined company changed its name to “Hall of Fame Resort & Entertainment Company” and the Company became a wholly-owned subsidiary of HOFRE, and received approval to trade on the NASDAQ stock exchange under the ticker symbol “HOFV”.

See Note 13 for additional information related to the Company’s merger agreement with GPAQ.

Note 12: COVID-19 Coronavirus

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China. Since then, the COVID-19 coronavirus has spread to multiple countries, including the United States. As the COVID-19 coronavirus continues to spread in the United States, the Company may experience disruptions that could severely impact the Company. The global outbreak of the COVID-19 coronavirus continues to rapidly evolve. The extent to which the COVID-19 coronavirus may impact the Company’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States to contain and treat the disease. The Company has had to cancel events due to COVID-19 and is in process of monitoring COVID-19’s potential impact on the Company’s operations

Note 13: Subsequent Events

JCI Sponsorship Revenue Amendment

On July 2, 2020, the Company entered into an amendment (the “Amendment”) to its sponsorship agreement with JCI. Among other things, the Amendment restricts the activation proceeds from rolling over from year to year with a maximum amount of activation proceeds in one agreement year to be $750,000. This is a prospective change, which the Company will reflect beginning in the third quarter of 2020. Additionally, for the rest of 2020, the Company will receive $5,197,917 in cash receipts, $4,718,750 in 2021, $4,750,000 in 2022 and 2023, $5,000,000 in 2024 and 2025, and $5,170,139 from 2026 through 2034. The parties have also agreed to change the name of the village, formerly known as “Johnson Controls Hall of Fame Village” to “Hall of Fame Village powered by Johnson Controls”.

HOF Village, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 13: Subsequent Events (continued)

Technology as a Service Agreement

On July 2, 2020, the Company entered into a letter of intent with JCI, awarding JCI with a Technology as a Service Agreement (the “TaaS Agreement”). The TaaS Agreement is designed to divide the Company’s construction work into two phases, using JCI’s technology to assist in completion of each phase. The Company will utilize JCI’s services by providing design consulting, equipment sales and turn-key installations over the course of 24 months. JCI will also provide operations and maintenance services to the Company commencing at substantial completion of previous phases of the project. Finally, JCI will be providing major repairs and replacement of equipment throughout the completion of Phase II and Phase III.

Merger

On July 1, 2020, the Company and GPAQ successfully completed the Business Combination contemplated by the merger agreement. Beginning on July 1, 2020 and thereafter, the combined entity had changed its name to Hall of Fame Resort & Entertainment Company and has been trading on the NASDAQ stock exchange under the ticker symbol “HOFV”.

In connection with the consummation of the business combination, each issued and outstanding unit of GPAQ was detached and the holder thereof was deemed to hold one share of GPAQ Class A common stock and one GPAQ warrant was converted automatically into the right to receive 1.421333 shares of the Company’s common stock, par value $0.0001, following which all shares of GPAQ Class A common stock ceased to be outstanding and were automatically canceled and cease to exist.

At the date of the Business Combination between the Company and GPAQ, on July 1, 2020, the Company used proceeds from the Business Combination to pay $15,500,000 on the Bridge Loan, while an additional $15,000,000 converted into equity in the newly formed Hall of Fame Entertainment & Resort entity. The remaining balance following the Business Combination was approximately $34,500,000. The maturity date on the remaining balance has been extended one month to November 30, 2020. Should the Company be unable to pay off the principal balance at maturity, IRG agreed to advance funds to the Company to pay off the Bridge Loan, under the terms of the guarantee. As a result, IRG would become a lender to the Company with a maturity date of August 2021.

On July 1, 2020, HOFRE, the parent of the Company following the Business Combination, entered into a note purchase agreement (the “Magnetar Note”) with certain funds managed by Magnetar Financial, LLC (“Magnetar”) pursuant to which the Company agreed to issue and sell to Magnetar in a private placement $20,721,293 in aggregate principal amount of the Company’s 8% Convertible Notes due 2025. The Magnetar Note may be converted into shares of common stock at the option of the holders of the note, and the Company may, at its option, redeem the notes in exchange for cash and warrants to purchase shares of common stock.

On July 1, 2020, in connection with the closing of the Business Combination, each of the holders immediately prior to the closing date, GPAQ entered into a lock-up agreement (the “Lock-Up Agreement”). Under the Lock-Up Agreement, each GPAQ holder agrees not to sell, offer to sell, contract or agree to sell, hypothecate, pledge, sell any option or contract to purchase, grant any option, right or warrant, make any short sale or otherwise transfer or dispose of or lend its portion of any shares of common stock for a period after closing ending on the date that is the later of (i) 180 days after July 1, 2020 and (ii) the expiration of the Founder Shares Lock-Up Period under, dated January 24, 2018 among GPAQ, its officers and directors and initial shareholders.

2020 Omnibus Incentive Plan

On July 1, 2020, in connection with the closing on the Business Combination, the board of directors of HOFRE adopted an omnibus incentive plan (the “2020 Omnibus Incentive Plan”). In accordance with the 2020 Omnibus Incentive Plan and the employment agreement of HFORE’s Chief Executive Officer, HOFRE’s Chief Executive Officer is entitled to receive 715,929 restricted shares of HOFRE’s common stock upon the effectiveness of a registration statement covering those shares. One-third of the restricted shares vest immediately after the effectiveness of the registration statement, one-third upon the first anniversary of the closing of the Business Combination and the last third upon the second anniversary of such closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members and Board of Directors of
HOF Village, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of HOF Village, LLC and Subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in members’ equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has incurred significant losses and needs to raise additional funds to meet their obligations and sustain their operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY
March 10, 2020

HOF VILLAGE, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2019	2018
Assets
Cash	$2,818,194	$4,568,832
Restricted cash	5,796,398	3,849,118
Accounts receivable, net	1,355,369	2,504,735
Prepaid expenses and other assets	2,292,859	1,803,070
Property and equipment, net	134,910,887	145,810,591
Project development costs	88,587,699	80,744,934
Total assets	$235,761,406	$239,281,280

Liabilities and Members’ Equity
Liabilities
Notes payable, net	$164,922,714	$130,558,352
Accounts payable and accrued expenses	12,871,487	5,271,070
Due to affiliate	19,333,590	9,874,297
Deferred rent payable	—	889,464
Other liabilities	3,684,276	1,834,878
Total liabilities	$200,812,067	$148,428,061

Commitments and contingencies
Members’ equity	34,949,339	90,853,219
Total liabilities and members’ equity	$235,761,406	$239,281,280

The accompanying notes are an integral part of these consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS of Operations

	For the Year Ended December 31,
	2019	2018
Revenues
Sponsorships, net of activation costs	$6,720,298	$5,528,887
Rents and cost recoveries	1,064,569	677,863
Event revenues	76,464	682,398
Total revenues	7,861,331	6,889,148

Operating expenses
Property operating expenses	16,707,537	12,161,073
Commission expense	1,003,226	886,912
Depreciation expense	10,915,839	10,885,057
Loss on abandonment of project development costs	12,194,783	—
Total operating expenses	40,821,385	23,933,042

Loss from operations	(32,960,054)	(17,043,894)

Other expense
Interest expense	(9,416,099)	(14,167,521)
Amortization of discount on note payable	(13,274,793)	(2,095,182)
Total interest expense	(22,690,892)	(16,262,703)

Other loss	(252,934)	(319,027)
Total other expense	(22,943,826)	(16,581,730)
Net loss	$(55,903,880)	$(33,625,624)

The accompanying notes are an integral part of these consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

Consolidated Statements Of Changes In MemberS’ Equity
For The YEARS Ended DECEMBER 31, 2019 And 2018

Members’ Equity
Balance at January 1, 2018	$28,402,723
Recapitalization of debt under Master Transaction Agreement	96,076,120
Net loss	(33,625,624)
Balance at December 31, 2018	$90,853,219
Net loss	(55,903,880)
Balance at December 31, 2019	$34,949,339

The accompanying notes are an integral part of these consolidated financial statements.

HOF VILLAGE, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2019	2018
Cash Flows From Operating Activities
Net loss	$(55,903,880)	$(33,625,624)
Adjustments to reconcile net loss to cash flows provided by operating activities
Depreciation expense	10,915,839	10,885,057
Amortization of note discounts	13,274,793	2,095,182
Bad debt expense	788,689	517,358
Loss on abandonment of project development costs	12,194,783	—
Loss from equity method investment	252,576	—
Prepaid rent	(2,644,397)	169,616
Interest paid in kind	5,722,638	—
Changes in operating assets and liabilities:
Accounts receivable	360,677	(933,642)
Prepaid expenses and other assets	1,012,568	(1,032,480)
Accounts payable and accrued expenses	3,650,041	(24,194)
Due to affiliates	9,459,293	1,582,362
Other liabilities	1,849,398	6,389,506
Net cash provided by (used in) operating activities	933,018	(13,976,859)

Cash Flows From Investing Activities
Additions to project development costs	(16,723,883)	(40,058,044)
Contributions to equity method joint venture	—	(703,027)
Net cash used in investing activities	(16,723,883)	(40,761,071)

Cash Flows From Financing Activities
Proceeds from notes payable	23,588,122	84,475,917
Repayments of notes payable	(7,023,874)	(19,539,610)
Payment of financing costs	(576,741)	(3,840,350)
Net cash provided by financing activities	15,987,507	61,095,957
Net increase in cash and restricted cash	196,642	6,358,027
Cash and restricted cash, beginning of period	8,417,950	2,059,923
Cash and restricted cash, end of period	$8,614,592	$8,417,950
Cash	$2,818,194	$4,568,832
Restricted Cash	5,796,398	3,849,118
Total cash and restricted cash	$8,614,592	$8,417,950
Supplemental disclosure of cash flow information
Cash paid during the year for interest	$1,198,888	$3,689,365
Non-cash investing and financing activities
Property, equipment, and development cost acquired through accounts payable and accrued expenses, net	$(3,329,800)	$(3,057,196)
Recapitalization of debt under the master transaction agreement	$—	$96,076,120
Deferred financing costs in accounts payable and accrued expenses, net	$620,576	$—

The accompanying notes are an integral part of these consolidated financial statements.

HOF Village, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 1: Organization, Nature of Business, and Going Concern

Organization and Nature of Business

HOF Village, LLC and subsidiaries (“HOF Village” or the “Company”), was established as a Delaware Limited Liability Company on August 5, 2015, and operates under an agreement dated December 11, 2018 that was amended by the Amended and Restated Limited Liability Company Agreement dated July 31, 2019 (the “LLC Agreement”). Pursuant to the LLC Agreement, the Company was established by initial equity members IRG Canton Village Member, LLC (“IRG Member”), a Delaware Limited Liability Company, and Hall of Fame Village, Inc. (“HOFVI”), an Ohio corporation, collectively (the “Members”). IRG acts as the Company’s day to day manager. The Company was formed for the purpose of developing a mixed-use real estate and entertainment destination in Canton, Ohio, currently approximately 100 acres of land surrounding the historic Pro Football Hall of Fame (the “Hall of Fame Village Property”) through its subsidiaries. In 2016, HOF Village was rebranded as Johnson Controls Hall of Fame Village (“JCIHOFV”) as part of an 18-year, $135 million naming rights agreement with Johnson Controls (see Note 6). As of December 31, 2019 IRG owned 59% of HOF Village and HOFVI owned 35% of HOF Village.

The term of the Company shall continue in perpetuity in full force and effect until the dissolution and termination of the Company in accordance with the terms of the Amended LLC agreement or by operation of law.

The JCIHOFV consists of dynamic, multi-use venues which management believes will generate significant attendance from the region through strong synergies between project components. Phase I was completed on August 1, 2017, having constructed the Tom Benson Hall of Fame Stadium (“Stadium”) in Canton, Ohio, youth fields, land acquisition, parking infrastructure and general site infrastructure and formed a media company. Plans for future components of the JCIHOFV include two premium hotels, an indoor waterpark, the Center for Excellence (with an office building including retail and dining establishments), the Center for Performance (a convention center/field house) and the Hall of Fame Retail Promenade. Long-term expansion plans include the addition of the Hall of Fame Experience (an immersive VR/AR attraction), a luxury hotel with retail space, a performance center/arena, multi-family housing, and other complementary components.

The Company has entered into several agreements with Pro Football Hall of Fame, which is an affiliate of JCIHOFV, and government entities which outline the rights and obligations of each of the parties with regard to the property on which the JCIHOFV sits, portions of which are owned by the Company and portions of which are net leased to the Company by the government entities (see Note 7). Under these agreements, Pro Football Hall of Fame and the government entities are entitled to use portions of the JCIHOFV on a direct-cost basis.

On December 11, 2018, the Company entered into the Master Transaction Agreement, whereby, among other things, it amended its LLC Agreement (see Note 4).

Going Concern

The Company has incurred continuing losses from its operations through December 31, 2019. Since inception, the Company has met its liquidity requirements principally through the issuance of debt. The Company’s cash losses from operations, in addition to its debt due within 12 months of the issuance of these consolidated financial statements, raise substantial doubt about the Company’s ability to continue operations as a going concern.

The Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to complete its secondary phases of development in order to generate operating cash flows. The Company entered into a merger agreement with Gordon Pointe Acquisition Holdings and filed its registration statement on Form S-4 on November 12, 2019, which was declared effective on February 14, 2020 and when closed is expected to provide additional working capital (see Note 12). As part of this merger and subsequent public market launch, the Company is pursuing convertible (into equity) debt financing via Private Investment in Public Equity (“PIPE”) Investments. Concurrently, the Company is pursuing senior debt financing from a third party for $45 million. These events will provide the necessary working capital to fund operations and prepare the Company for other funding in the form of a construction loan and public financing through Tourism Development District financing and Tax Increment Financing.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 1: Organization, Nature of Business, and Going Concern (cont.)

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. If management is unable to execute its planned debt and equity financing initiatives, these conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance of these consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements for the years ended December 31, 2019 and 2018 have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Consolidation

The consolidated financial statements include the accounts and activity of HOF Village, LLC and its wholly owned subsidiaries. Investments in a variable interest entity in which the Company is not the primary beneficiary; or where the Company does not own a majority interest but has the ability to exercise significant influence over operating and financial policies are accounted for using the equity method. All intercompany profits, transactions, and balances have been eliminated in consolidation.

Reclassification

Certain amounts in prior periods have been reclassified to conform to current period presentation. These reclassifications had no effect on the previously reported net loss.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates and assumptions for the Company relate to bad debt, depreciation, useful lives of assets, fair value of financial instruments, and estimates and assumptions used to measure impairment. Management adjusts such estimates when facts and circumstances dictate. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are recorded at historical cost and are depreciated using the straight-line method over the estimated useful lives of the assets. During the construction period, the Company capitalizes all costs related to the development of the Hall of Fame Village. Project development costs include predevelopment costs, amortization of finance costs, real estate taxes, insurance, and other project costs incurred during the period of development. The capitalization of costs began during the preconstruction period, which the Company defines as activities that are necessary to the development of the project. The Company ceases cost capitalization when a portion of the project is held available for occupancy and placed into service. This usually occurs upon substantial completion of all costs necessary to bring a portion of the project to the condition needed for its intended use, but no later than one year from the completion of major construction activity. The Company will continue to capitalize only those costs associated with the portion still under construction. Capitalization will also cease if activities necessary for the development of the project have been suspended. As of December 31, 2019 and 2018, the second two phases of the project remain subject to such capitalization, respectively.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2: Summary of Significant Accounting Policies (cont.)

The Company reviews its property and equipment and projects under development for impairment whenever events or changes indicate that the carrying value of the long-lived assets may not be fully recoverable. In cases where the Company does not expect to recover its carrying costs, an impairment charge is recorded.

The Company measures and records impairment losses on its long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets is less than their carrying amount. Considerable judgement by management is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates. On January 18, 2019, management determined that previously capitalized costs for the development of a hotel should be written off because plans for this particular hotel and site location have been abandoned and will not benefit the current plans for another hotel elsewhere on the site. Management reviewed its capitalized costs and identified the costs that have no future benefit. The Company recorded a $12,194,783 charge as a loss on abandonment of development costs within the accompanying consolidated statement of operations.

Cash and Restricted Cash

The Company considers all highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents. There were no cash equivalents at December 31, 2019 and 2018. The Company maintains its cash and escrow accounts at national financial institutions. The balances, at times, may exceed federally insured limits.

Restricted cash totaling $5,796,398 and $3,849,118 at December 31, 2019 and 2018, respectively, are required by lenders or governmental agreements to be set aside.

Accounts Receivable

Accounts receivable are generally amounts due under sponsorship and other agreements. Accounts receivable are reviewed for delinquencies on a case by case basis and are considered delinquent when the sponsor or debtor has missed a scheduled payment. Interest is not charged on delinquencies.

The carrying amount of accounts receivable is reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. Management individually reviews all delinquent accounts receivable balances and based on an assessment of current creditworthiness, estimates the portion, if any, of the balance that will not be collected. At December 31, 2019 and 2018, the Company has an allowance for doubtful accounts of $1,306,047 and $517,358, respectively, which relates to the Company’s investment in Youth Sports Management, LLC (“Youth Sports”). See Note 7 for additional information on the Company’s investment.

Deferred Financing Costs

Costs incurred in obtaining financing are capitalized and amortized to additions in project development costs during the construction period over the term of the related loans, without regard for any extension options until the project or portion thereof is considered substantially complete. Upon substantial completion of the project or portion thereof, such costs are amortized as interest expense over the term of the related loan. Any unamortized costs are shown as an offset to Notes Payable on the accompanying consolidated balance sheet.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2: Summary of Significant Accounting Policies (cont.)

Investment in Joint Venture

The Company uses the equity method to record the activities of its 50% owned joint venture. The equity method of accounting requires that the Company recognizes its initial capital investment at cost and subsequently, its share of the earnings or losses in the joint venture. The joint venture agreement is structured whereby the Company is not at risk for losses above its original capital investment. Therefore, the Company will not record a deficit that would result in the equity being negative from the investment in joint venture.

The maximum exposure to loss represents the potential loss of assets which may be recognized by the Company relating to its investment in the joint venture. At December 31, 2019 and 2018, the balance of the Company’s investment in this joint venture was $0 and $252,576 respectively, which is included in prepaid expenses and other assets on the accompanying consolidated balance sheets. Impairment losses are recognized upon evidence of other than temporary losses of value. When evaluating our investment, management generally uses a discounted cash flow approach to estimate the fair value of the Company’s investment. Management’s judgement is required in developing the assumptions for the discounted cash flow approach. At December 31, 2019 and 2018, the Company’s management determined there was no impairment with respect to its investment in the joint venture. The Company recorded losses of $252,934 and $319,027 for the years ended December 31, 2019 and 2018, which is included as other loss on the consolidated statement of operations.

Income Taxes

Income taxes are accounted for under the provisions of the “Income Taxes” topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). There is no provision in the accompanying financial statements for federal or state income taxes because the entities comprising the Company are organized as limited liability companies structured to be treated as a partnership for income tax purposes. Accordingly, items of income, expense, deduction, and credit are reported in the individual income tax returns of the members.

In accordance with the “Income Taxes” topic of the FASB ASC, uncertain income tax positions are evaluated at least annually by management. The Company classifies interest and penalties related to income tax matters within property operating expenses in the accompanying consolidated statements of operations. As of December 31, 2019 and 2018, the Company identified no uncertain income tax positions and has incurred no amounts for income tax penalties and interest for the periods then ended.

The Bipartisan Budget Act of 2015 (the” Budget Act”) provides new rules for the audits of entities treated as partnerships for taxable years beginning on or after January 1, 2018. These rules will only apply in the event the Internal Revenue Service (IRS) audits the Company’s tax return. Should the Company subsequently receive such a notice and should the audit result in adjustments increasing the taxable income of the members, the Company may be liable for payment of the income taxes that would have been imposed on the members. If the Company is eligible to make an election out of the new rules and makes such an election or the Company elects to push out the adjustments to the members in a timely manner, the Company will not be liable for any income taxes that result from any IRS audit of any taxable year beginning on or after January 1, 2018. As of the date of this report, the Company has not received any notice of audit by the IRS.

Revenue Recognition

The Company has adopted ASC 606, Revenue with Contracts with Customers, with a date of initial application of January 1, 2019. As a result, the Company has update its accounting policy for revenue recognition to reflect the new standard. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2: Summary of Significant Accounting Policies (cont.)

The Company generates revenues from various streams such as sponsorship agreements, rents, and cost recoveries and event revenues. Refer to Note 6 for more details. These fees may be for arrangements in which the customer sponsors a play area or event and receives specified brand recognition and other benefits over a set period of time. Sponsorship revenue is recognized on a straight-line basis over the time period specified in the contract.

A performance obligation is a promise in a contract to transfer a distinct good or service to a customer. If the contract does not specify the revenue by performance obligation, the Company allocates the transaction price to each performance obligation based on its relative standalone selling price. Such prices are generally determined using prices charged to customers or using the Company’s expected cost plus margin. Revenue is recognized as the Company’s performance obligations are satisfied. If consideration is received in advance of the Company’s performance, including amounts which are refundable, recognition of revenue is deferred until the performance obligation is satisfied or amounts are no longer refundable.

Advertising

The Company expenses all advertising and marketing costs as they are incurred. Total advertising and marketing costs for the years ended December 31, 2019 and 2018 were $383,104 and $310,293, respectively, which are recorded as property operating expenses on the Company’s consolidated statements of operations.

Ground Rent Expense

Ground rent expense is recognized on a straight-line basis over the life of the related operating lease.

Fair Value of Financial Instruments

The carrying amounts of cash, accounts receivable, restricted cash, accounts payable and accrued liabilities, due to affiliate, other liabilities, preferred equity instruments, and notes payable approximate their fair value due to the short-term nature of these instruments. The Company’s operations and financing activities are conducted in United States dollars and as a result, the Company is not subject to significant exposure to market risks from changes in foreign currency rates. The Company is exposed to credit risk through its cash and restricted cash, but mitigates this risk by keeping these deposits at major financial institutions.

ASC 820 “Fair Value Measurements and Disclosures” provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

●	Level 1 Quoted prices in active markets for identical assets or liabilities.

●	Level 2 Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

●	Level 3 Significant unobservable inputs that cannot be corroborated by market data.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2: Summary of Significant Accounting Policies (cont.)

As of December 31, 2019 and 2018, the Company did not have any financial instruments that were measured at fair value on a recurring basis.

On December 11, 2018, in connection with the Master Transaction Agreement (as discussed in Note 4), the Company recorded the initial values of its preferred equity loan and subordinated debt agreements at fair value. The Company used the following assumptions to calculate the fair value of those instruments:

	Preferred Equity Loan	Subordinated Debt
Face value	$95,500,000	$6,450,000
Issuance date	December 11, 2018	December 11, 2018
Maturity date	February 26, 2023	December 11, 2023
Stated coupon rate	4.25%	5.00%
Discount rate	22.3%	17.3%

The Company has determined the estimated fair value amounts by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

Recent Accounting Standards

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which is a comprehensive new revenue recognition standard that will supersede existing revenue recognition guidance. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects consideration to which the entity expects to be entitled in exchange for those goods or services. FASB subsequently issued ASU 2015-14 which deferred the effective date of adoption for the Company until annual periods beginning after December 15, 2018. Earlier adoption is permitted subject to certain limitations. The amendments in this update are required to be applied retrospectively to each prior reporting period presented or with the cumulative effect being recognized at the date of initial application. On January 1, 2019, the Company adopted ASC 606 and management determined that this pronouncement did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The objective of this ASU is to recognize lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. This ASU is effective after December 15, 2019 and interim periods within fiscal years beginning after December 31, 2020. Early adoption of this ASU is permitted. The Company has evaluated the pronouncement, which it has yet to adopt. Upon adoption, the Company anticipates recording a right-of-use asset and lease liability on the consolidated balance sheet similar in magnitude to the total present value of outstanding future minimum payments for operating leases as shown in Note 7. The pronouncement is not expected to have a material impact on the Company’s consolidated statement of operations or statement of cash flows.

In January 2019, the FASB issued ASU 2019-11, “Leases (Topic 842): Codification Improvements,” which requires an entity (a lessee or lessor) to provide transition disclosures under Topic 250 upon adoption of Topic 842. This new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact of the pending adoption of this new standard on our consolidated financial statements.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 2: Summary of Significant Accounting Policies (cont.)

In May 2019, the FASB issued ASU 2019-05, Targeted Transition Relief (Topic 326 — Financial Instruments Credit Losses). This update provides entities that have certain instruments within the scope of Subtopic 326-20, Financial Instruments-Credit Losses- Measured at Amortized Cost, with an option to irrevocably elect the fair value option in Subtopic 825-10 applied on an instrument-by-instrument basis for eligible instruments, upon adoption of Topic 326. The fair value option election does not apply to held-to-maturity debt securities. An entity that elects the fair value option should subsequently apply the guidance in Subtopics 820-10, Fair Value Measurement — Overall, and 825-10. This guidance is effective for interim and annual reporting periods beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. The pronouncement is not expected to have a material impact on the Company’s consolidated financial statements.

Subsequent Events

Subsequent events have been evaluated through March 10, 2020, the date the consolidated financial statements were available to be issued. Other than what has been disclosed in the consolidated financial statements, no other events have been identified requiring disclosure or recording.

Note 3: Property and Equipment and Project Development Costs

Property and equipment consists of the following:

		December 31,
	Useful Life	2019	2018
Land		$278,556	$278,556
Land improvements	25 years	31,078,211	31,078,211
Building and improvements	15 to 39 years	128,599,831	128,599,831
Equipment	5 to 10 years	1,313,488	1,297,353
Property and equipment, gross		161,270,086	161,253,951

Less: accumulated depreciation		(26,359,199)	(15,443,360)
Property and equipment, net		$134,910,887	$145,810,591

Project development costs		$88,587,699	$80,744,934

The Company recorded depreciation expense of $10,915,839 and $10,885,057 for years ended December 31, 2019 and 2018, respectively. Additionally, the Company recorded a charge of $12,194,783 and $0, respectively, for the years ended December 31, 2019 and 2018 for a loss on abandonment for previously capitalized development costs within the accompanying consolidated statement of operations. For the years ended December 31, 2019 and 2018, the Company transferred $7,403,848 and $36,813,865 into project development costs, respectively.

Note 4: Notes payable, Net

Notes payable, net consisted of the following at December 31, 2019:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(361,655)	$64,638,345
TIF loan	9,847,000	(1,721,761)	8,125,239
Syndicated unsecured term loan	6,803,530	(2,838,067)	3,965,463
Preferred equity loan	99,603,847	(53,365,911)	46,237,936
Land loan with affiliate	1,273,888	—	1,273,888
Naming rights securitization loan	9,235,845	(566,096)	8,669,749
Mortgage McKinley Grand	1,900,000	(51,787)	1,848,213
CH Capital Lending	1,807,339	—	1,807,339
Convertible notes	17,310,252	(471,965)	16,838,287
IRG November Note	11,585,792	(67,537)	11,518,255
Total	$224,367,493	$(59,444,779)	$164,922,714

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 4: Notes payable, Net (cont.)

Notes payable, net consisted of the following at December 31, 2018:

	Gross	Discount	Net
Bridge loan	$65,000,000	$(2,612,155)	$62,387,845
TIF loan	10,030,000	(1,804,083)	8,225,917
Syndicated unsecured term loan	6,450,000	(3,489,602)	2,960,398
Preferred equity loan	95,500,000	(62,794,966)	32,705,034
Land loan with affiliate	1,273,888	—	1,273,888
Naming rights securitization loan	16,076,719	(813,433)	15,263,286
Convertible notes	7,750,000	(8,016)	7,741,984
Total	$202,080,607	$(71,522,255)	$130,558,352

During the years ended December 31, 2019 and 2018, the Company recorded amortization of note discounts of $13,274,793 and $2,095,182, respectively.

Accrued Interest on Notes Payable

As of December 31, 2019 and 2018, accrued interest on notes payable, were as follows:

	December 31, 2019	December 31, 2018
Bridge loan	$2,084,711	$—
Syndicated unsecured term loan	—	17,917
Preferred equity loan	717,286	676,458
Land loan with affiliate	101,662	22,950
Naming rights securitization loan	30,786	—
Mortgage McKinley Grand	41,821	—
Convertible notes	269,271	42,242
Total	$3,245,537	$759,567

The amounts above were included in accounts payable and accrued expenses and other liabilities on the Company’s consolidated balance sheet, as follows:

	December 31, 2019	December 31, 2018
Accounts payable and accrued expenses	$2,528,251	$83,109
Other liabilities	717,286	676,458
	$3,245,537	$759,567

Bridge Loan

On March 20, 2018, the Company negotiated a term loan (“Bridge Loan”), with additional amendments during 2018, creating a facility of $65,000,000 with a number of lenders, overseen by a single administrative agent, and secured by a mortgage and a security interest in the assets of the Company. In addition, a guaranty was provided by an affiliated individual. On February 19, 2019, a forbearance agreement was signed which amended the additional margin over LIBOR to 12.5% and extended the maturity date until June 28, 2019. The Company received additional extensions on this Bridge Loan to September 13, 2019 and again on November 16, 2019. Among other things, this amendment extended the maturity date of the facility to October 31, 2020 and has a flat interest rate of 12% computed on an annual basis. Additionally, the Bridge Loan has an exit fee of 1% on the $65,000,000 balance due at the maturity of the loan. As of December 31, 2019 and 2018, the Company accrued $83,571 and $0, respectively, included in accounts payable and accrued expenses on the Company’s consolidated balance sheet. In accordance with ASC 405-20 “Extinguishment of Liabilities”, the Company tested for extinguishment by comparing the present value of the old Note to the present value of the new Note. Since the change in present value of the future cash flows was less than a 10% change, the Company accounted for the amendment as a modification to the Bridge Loan.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 4: Notes payable, Net (cont.)

Tax Incremental Funding Loan

For the Company, the Development Finance Authority of Summit County (“DFA Summit”) offered a private placement of $10,030,000 in taxable development revenue bonds, Series 2018. The bond proceeds are to reimburse the developer for costs of certain public improvements at the JCIHOFV, which are eligible uses of tax-increment funding (TIF) proceeds.

Under the cooperative agreement entered into by the Company, two subsidiaries, the City of Canton, DFA Summit, Stark County Port Authority, and the bank trustee, the Company and certain subsidiaries have been exempted from certain real estate taxes. However, the Company must make real estate tax payments on the TIF parcels sufficient to cover future required payments on the bond debt service until the 2018 bonds are no longer outstanding. This is a significant commitment made by the Company and is guaranteed by an individual’s trust, an individual, and two subsidiaries of the Company.

Since the bond debt service is fixed and determinable, a liability has been recorded as of December 31, 2019 and December 31, 2018, representing the present value of the future bond debt service payments. The term of the TIF requires the Company to make installment payments through July 31, 2048. The current imputed interest rate is 5.2%, which runs through July 31, 2028. The imputed interest rate then increases to 6.6% through July 31, 2038 and finally increases to 7.7% through the remainder of the TIF. During the year ended December 31, 2019, the Company made principal payments on this loan totaling $183,000.

Syndicated Unsecured Term Loan and Preferred Equity Loan

On January 1, 2016, as amended and restated on October 15, 2017, the Company entered into a financing agreement with a syndicate of lenders, including affiliates of the IRG member, for a loan amount up to $150,000,000 as an unsecured promissory note. The loan may not be prepaid either in whole or in part until the initial maturity date without the express consent of the lender. The loan proceeds are intended to cover working capital and the construction costs for venues including the Stadium, Youth Fields, and campus infrastructure projects. The maturity date is February 26, 2021, and the loan accrues interest at a rate of 12% per annum.

On December 11, 2018, the Company and various parties signed a Master Transaction Agreement (“Master Agreement”) setting forth various terms and conditions for the development of JCIHOFV. As part of the Master Agreement, American Capital Center, LLC (ACC), an affiliate, exchanged $106,450,000 of the Company’s debt and $24,470,142 of accrued interest and origination fees, as well as $336,579 of amounts due to Pro Football Hall of Fame, by converting it to preferred equity instruments with a face value of $95,500,000 and an amended subordinated debt agreement with a face value of $6,450,000. In accordance with the Extinguishment of Liabilities subtopic of the FASB ASC 470-50, given that ACC was a related party, the Company treated the Master Agreement as a capital transaction and recapitalized the debt to equity in the amount of $96,076,120, net of discounts and unamortized deferred financing costs.

The preferred equity interests were recorded at their fair value of $34,587,034 from their $95,500,000 face value. The preferred equity interests require that the Company accrete a “dividend” in the amount of 4.25% per annum until the preferred equity balance is repaid. This rate goes up 5.0% beginning on December 11, 2023 if the balance is still unpaid. The preferred equity interest is required to be repaid on February 26, 2021. However, the Company has the option to extend the maturity date by two years.

Given that the preferred equity interest has a mandatory redemption feature, the Company has recorded this instrument as a preferred equity loan within notes payable, net on the Company’s consolidated balance sheet. The Company will accrete the discount on the preferred equity loan using the effective interest method. The preferred equity interest also contains a payment-in-kind (“PIK”) interest provision, which represents contractually deferred interest added to the subordinated debt outstanding balance that is due at maturity. For the years ended December 31, 2019 and 2018, the Company recorded $4,103,848 and $0, respectively.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 4: Notes payable, Net (cont.)

The subordinated debt was recorded at a fair value of $3,093,567 from its face value of $6,450,000. The subordinated debt accrues interest at a rate of 5% and the balance is due February 26, 2021. The remaining subordinated debt is subordinate to the bridge loan. Additionally, the subordinated debt contains a PIK interest provision. For the years ended December 31, 2019 and 2018, the Company incurred PIK interest of $353,530 and $0, respectively.

Land Loan with Affiliate

On July 10, 2017, the Company entered into a promissory note with the National Football Museum, Inc., commonly referred to as the Pro Football Hall of Fame, an affiliate of JCIHOFV, for purpose of the acquisition of land at the Hall of Fame Village. The promissory note with an outstanding balance of $1,273,888 at December 31, 2019 bears interest at a rate of 1.22% per annum. The loan may be prepaid in whole or in part without penalty. For any unpaid balance after December 31, 2017, the interest rate was increased by 5% for any unpaid balance after December 31, 2017. The loan is subordinate to the bridge loan.

Naming Rights Securitization Loan

On November 9, 2017, the Company, through a subsidiary, JCIHOFV Financing, LLC, entered into a secured loan with a financial institution for $22,800,000, collateralized by the entire payment stream of the Johnson Controls Naming Rights Agreement dated November 17, 2016 (See Note 6). Monthly payments include principal and interest at 4% per annum with the remaining principal balance due on March 31, 2021. The loan may not be repaid, in whole or in part, without paying the prepayment premium, which is equal to the present value of the remaining interest payments.

Convertible Notes

On December 24, 2018, the Company issued a series of convertible notes totaling $7,750,000. During the year ended December 31, 2019, an additional $8,380,000 was borrowed. The notes accrue interest at a rate of 10%, with payments due semi-annually in arrears. The principal and all accrued interest is due November 5, 2025. The Company may redeem the notes after December 24, 2023, subject to terms defined in the individual notes. Notes redeemed between December 24, 2023 and December 24, 2024 will be redeemed at 105% of face value. Notes redeemed after December 24, 2024 will be redeemed at 102.5% of face value. Additionally, the convertible notes contain a PIK interest provision, which represents contractually deferred interest added to the convertible notes outstanding balance that is due at maturity. For the years ended December 31, 2019 and 2018, the Company incurred PIK interest of $1,180,252 and $0, respectively. The notes are subject to automatic conversion to equity instruments when the Company achieves certain financing goals. The notes convert into a number of conversion units equal to the outstanding principal balance of the notes divided by the price per unit at the valuation set by the investor or the Company. The notes are subordinate to the bridge loan. There are no embedded beneficial conversion features deemed to be present in these notes.

City of Canton Loan

On December 30, 2019, the Company entered into a loan facility with the City of Canton, Ohio, whereby it may borrow up to $3,500,000. The loan accrues interest at a rate of one-half percent (0.5%) per annum. Upon an event of default, the interest rate will increase to five percent (5%) per annum on the outstanding balance at the time of default. The loan shall mature on July 1, 2027. To date, the Company has not drawn on this facility.

New Market Project Loan

On December 30, 2019, the Company entered into a loan facility with New Market Project, Inc., whereby it may borrow up to $3,000,000, the proceeds of which are to be used for the development of McKinley Grand Hotel, as described below. The loan will be distributed to the Company in four (4) installments in an amount not to exceed $500,000 at closing, $500,000 on January 15, 2020, up to $1,000,000 on February 15, 2020, and up to $1,000,000 on March 15, 2020. The amounts listed are maximums. Actual disbursements could be lower, depending on renovation activity and applications. Through December 31, 2019, the Company has not drawn on this facility. The loan has a maturity date of December 30, 2024, which accrues interest at a rate of 4% per annum. In the event of default, including failure to pay upon final maturity, the interest rate shall increase by adding a 5% fee that applies to each succeeding interest rate change that would have applied had there been no default.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 4: Notes payable, Net (cont.)

Purchase of McKinley Grand Hotel

On October 22, 2019, the Company purchased the McKinley Grand Hotel in Canton, Ohio for $3.9 million, which was partially financed by separate notes payable of $1,900,000 and $1,807,339, of which the latter is from an affiliate.

The $1,900,000 note payable has a maturity date of October 22, 2021. Interest accrues at a fixed rate that is equal to the greater of (i) 3.75% or (ii) the sum of the LIBOR rate plus 2.75%. The Company is required to make payments commencing on November 1, 2019, and on the first day of each successive month until the note is repaid.

The $1,807,339 note payable accrues interest at a fixed rate equal to ten percent (10%) per annum. The Company is required to make payments commencing on or prior to December 30, 2019. As of December 31, 2019, the Company was in default on this loan for missed payments, but is currently in the process of amending the note with the lender. The maturity date of the loan is April 30, 2020 and interest is payable quarterly.

Constellation Agreement

On December 30, 2019, the Company entered into a loan facility with Constellation whereby it may borrow up to $9,900,000. The maturity date is January 31, 2023 and payments are due in thirty-six (36) monthly installments. Beginning in February 2020 through July 2020, the monthly installment amount is $55,000 which increases in August 2020 to $355,754 through January 2023. As of December 31, 2019, the Company has not drawn down on this facility.

The Company also has a sponsorship agreement with Constellation. Refer to Note 6 for additional information.

IRG November Note

On February 7, 2020, as effective on November 27, 2019, the Company entered into a loan facility with the IRG Member, whereby it may borrow up to $30,000,000 (the “IRG November Note”). For the year ended December 31, 2019, the Company had drawn $11,500,784 on this facility. The IRG November Note accrues interest at a rate of 12% per annum and has a maturity date of November 1, 2020. Additionally, the IRG November Note contains a PIK interest provision, which represents contractually deferred interest added to the IRG November Note outstanding balance that is due at maturity. For the years ended December 31, 2019 and 2018, the Company incurred PIK interest of $85,009 and $0, respectively.

Future Minimum Principal Payments

The minimum required principal payments on notes payable outstanding as of December 31, 2019, are as follows:

For the year ended December 31,	Amount
2020	$87,274,305
2021	8,828,089
2022	2,114,000
2023	99,828,847
2024	237,000
Thereafter	26,085,252
Total	$224,367,493
Less: Discount	(59,444,779)
Net	$164,922,714

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 5: Members’ Equity

The operating agreement allows for two types of member interests in the Company – Preferred and Common. As of both December 31, 2019 and 2018, the members consisted of one Preferred Member and five Common Members.

Distributions are made to members from cash flow from operations, as available, in the preference order set forth in the operating agreement. The operating agreement states that the Preferred Member is entitled to cash distributions first, until their preferred return of 4.25%, compounded annually, on the outstanding balance of their preferred unreturned capital amount is paid. After five years from the effective date of the operating agreement, the preferred return is 5.0%, compounded annually. Preferred equity dividends for the years ended December 31, 2019 and 2018 are recorded as interest expense in the amounts of $4,821,133 and $676,458, respectively, on the accompanying consolidated statement of operations. Given that the preferred equity had a redemption feature, the redemption value of the preferred members’ equity is included as “preferred equity loan” in notes payable, net on the Company’s consolidated balance sheets.

Net income and net losses are allocated between the members in accordance with the preference order noted in the operating agreement.

Note 6: Sponsorship Revenue and Associated Commitments

Johnson Controls, Inc.

An 18-year sponsorship agreement between Johnson Controls, Inc. (JCI) and the Company was signed on November 17, 2016. Under the terms of the agreement, the Company will receive $135 million in return for granting JCI exclusive naming rights over the facility. The Company is contractually obligated to spend $45 million as activation expenses for the benefit of promoting the Johnson Controls and HOF Village brands.

JCI has the right to terminate the agreement if the project is not substantially complete by December 31, 2021.

As of December 31, 2019, scheduled future cash to be received and required activation spend under the non-cancellable period of the agreement are as follows:

	Unrestricted	Activation	Total
2020	$5,000,000	$2,625,000	$7,625,000
2021	5,000,000	2,625,000	7,625,000
Total	$10,000,000	$5,250,000	$15,250,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the years ended December 31, 2019 and 2018, the Company recognized $4,962,985 and $5,012,985 of net sponsorship revenue related to this deal, respectively. Accounts receivable from JCI totaled $91,932 and $1,787,846 at December 31, 2019 and 2018, respectively.

Aultman Health Foundation

In 2016, the Company entered into a 10-year licensing agreement with Aultman Health Foundation (“Aultman”) allowing Aultman use of the HOF Village and Pro Football Hall of Fame marks and logos. Under terms of the agreement, the Company will receive $2.5 million in cash sponsorship funds. Of those funds, the Company is contractually obligated to spend $700,000 as activation expenses for the benefit of Aultman.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 6: Sponsorship Revenue and Associated Commitments (cont.)

As of December 31, 2019, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
2020	$175,000	$75,000	$250,000
2021	175,000	75,000	250,000
2022	175,000	75,000	250,000
2023	175,000	75,000	250,000
2024	200,000	75,000	275,000
Thereafter	375,000	175,000	550,000
Total	$1,275,000	$550,000	$1,825,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. For the years ended December 31, 2019 and 2018, the Company recognized $179,901 and $179,901 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Aultman totaled $165,115 and $85,214 December 31, 2019 and 2018, respectively.

Insurance Office of America

On September 24, 2015 the Company entered into a 5-year licensing agreement with Insurance Office of America (“IOA”) allowing IOA sponsorship rights to include intellectual property rights, distinction as the “Official Insurance Broker of the Hall of Fame Village” and IOA branding onsite and online. Effective December 31, 2018, the agreement was discontinued.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the years ended December 31, 2019 and 2018, the Company recognized $0 and $73,305 of net sponsorship revenue related to this deal, respectively. As of December 31, 2019 and 2018, there were no accounts receivable from IOA, respectively.

First Data Merchant Services LLC

In December 2018, the Company entered into an 8-year licensing agreement with First Data Merchant Services LLC (“First Data”) and Santander Bank. As of December 31, 2019, scheduled future cash to be received under the agreement are as follows:

For the years ending December 31:

2020	$50,000
2021	150,000
2022	150,000
2023	150,000
2024	150,000
Thereafter	300,000
Total	$950,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the years ended December 31, 2019 and 2018, the Company recognized $148,575 and $10,583 of net sponsorship revenue related to this deal, respectively. As of December 31, 2019 and 2018, there were $0 and $10,583 accounts receivable from First Data, respectively.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 6: Sponsorship Revenue and Associated Commitments (cont.)

Constellation NewEnergy, Inc.

On December 19, 2018 the Company entered into an agreement with Constellation NewEnergy, Inc. (“Constellation”) whereby Constellation and its affiliates will provide the gas and electric needs of the Company in exchange for certain sponsorship rights. The agreement is through December 31, 2028.

The agreement provides for certain rights to Constellation and its employees, to benefit from the relationship with the Company from discounted pricing, marketing efforts, and other benefits as detailed in the agreement. The agreement also provides for Constellation to pay sponsorship income and to provide activation fee funds. Activation fee funds are to be used in the year received and do not roll forward for future years as unspent funds. The amounts are due by March 31 of the year to which they apply.

The agreement includes certain contingencies reducing the sponsorship fee amount owed by Constellation if construction is not on pace with the timeframe noted in the agreement. The Company also has a note payable agreement with Constellation. Refer to Note 4 for additional information.

As of December 31, 2019, scheduled future cash to be received and required activation spend under the agreement are as follows:

	Unrestricted	Activation	Total
2020	$1,000,000	$150,000	$1,150,000
2021	1,300,000	187,193	1,487,193
2022	1,396,000	200,000	1,596,000
2023	1,423,220	200,000	1,623,220
2024	1,450,977	200,000	1,650,977
Thereafter	6,092,610	800,000	6,892,610
Total	$12,662,807	$1,737,193	$14,400,000

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the years ended December 31, 2019 and 2018, the Company recognized $1,310,536 and $46,677 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Constellation totaled $857,213 and $46,667 at December 31, 2019 and 2018, respectively.

Turf Nation, Inc.

During October 2018, the Company entered into a 5-year sponsorship agreement with Turf Nation, Inc. (“Turf Nation”). Under the terms of the agreement, the Company will receive payments over the term based on the sale of Turf Nation products based on rates defined in the sponsorship agreement. The minimum guaranteed fee per year beginning in 2020 is $50,000 per year.

As services are provided, the Company is recognizing revenue on a straight-line basis over the expected term of the agreement. During the years ended December 31, 2019 and 2018, the Company recognized $59,967 and $11,993 of net sponsorship revenue related to this deal, respectively. Accounts receivable from Turf Nation totaled $171,961 and $11,993 at December 31, 2019 and 2018, respectively.

Note 7: Other Commitments

Canton City School District

The Company has entered into cooperative agreements with certain governmental entities that support the development of the project overall, where the Company is an active participant in the agreement activity, and the Company would benefit from the success of the activity.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 7: Other Commitments (cont.)

The Company had a commitment to the Canton City School District (CCSD) to provide a replacement for their Football Operations Center (FOC) and to construct a Heritage Project (“Heritage”). The commitment was defined in the Operations and Use Agreement for HOF Village Complex dated as of February 26, 2016.

On March 20, 2018, a Letter of Representations was entered into by both parties whereby the Company has agreed to put money into escrow. The escrow balance at December 31, 2019 and 2018 of $2,604,318 and $2,547,672, respectively, is included in restricted cash on the Company’s consolidated balance sheets. The Company has agreed to make a final escrow payment of $1,000,000 which was funded in September 2019. In addition, the Company is obligated to provide temporary facilities to support CCSD athletics until the Football Operations Center (FOC) is completed.

Project and Ground Leases

Three wholly owned subsidiaries have project leases with the Stark County Port Authority to lease project improvements and ground leased property at the stadium, youth fields, and parking areas. Rent is comprised of certain fees and generally escalating ground rent over the term of the leases which run until January 31, 2056. Future minimum lease commitments under non-cancellable operating leases, excluding the amounts yet to be paid from escrow for the FOC noted above, are as follows:

For the years ended December 31:

2020	$3,200,254
2021	119,118
2022	119,118
2023	119,118
2024	119,118
Thereafter	9,521,586
Total	$13,198,312

Rent expense on operating leases totaled $331,916 and $414,061 during the years ended December 31, 2019 and 2018, respectively, and is recorded as a component of property operating expenses on the Company’s consolidated statement of operations.

QREM Management Agreement

On August 15, 2018, the Company entered into an Interim Services Agreement with Q Real Estate Management (QREM) to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs a monthly management fee to QREM. Management fee expense for the years ended December 31, 2019 and 2018 was $59,675 and $231,750 respectively, which was included in property operating expenses on the Company’s consolidated statements of operations. The interim agreement ended March 1, 2019 and the agreement was not renewed between the parties.

SMG Management Agreement

On September 1, 2019, the Company entered into a Service Agreement with SMG to manage the Company’s Tom Benson Stadium operations. Under that agreement, the Company incurs an annual management fee of $200,000. Management fee expense for the years ended December 31, 2019 and 2018 was $66,667 and $0, respectively, which is included in property operating expenses on the Company’s consolidated statements of operations. The agreement term shall end on December 31, 2022.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 7: Other Commitments (cont.)

Youth Sports Management, LLC

In 2016, the Company, through a subsidiary, HOF Village Sports Business, LLC, a Delaware Limited Liability Company invested $200,000 for a 50% interest in Youth Sports, which the Company accounts for under the equity method.

The investment is focused on programming and operating youth sport camps to include primarily football, soccer, and lacrosse for both boy’s and girl’s athletics. The day-to-day programming and operations are managed by LEGACY Global Sports, L.P., the other 50% owner. Youth Sports’ events take place on the youth fields constructed at the HOF Village, which include four contemplated turf fields within HOF Village.

On June 18, 2016 the Company entered into a 5-year lease agreement with Youth Sports Management, LLC for the youth fields currently completed and all future youth fields. However, as of December 31, 2019, the Company no longer expects to collect revenue under the lease.

The amount of income for the years ended December 31, 2019 and 2018 under this agreement was $271,331 and $496,463, which is included in rent and cost recoveries revenues on the Company’s consolidated statements of operations, respectively. At December 31, 2019 and 2018, accounts receivable, net included a gross amount of $1,306,047 and $1,034,715 owed by this affiliate which is offset by an allowance of $1,306,047 and $517,358, respectively.

Employment Agreements

The Company has an employment agreement with its chief financial officer, the terms of which expire in December 2021, with an automatic one year extension. Such agreement provides for minimum salary levels and incentive bonus that is payable if specified management goals are attained as well as profits interest of 1.0% of future profits vesting over the terms of the agreement.

In addition, the Company has employment agreements with certain executives, the terms of which expire through December 2022. Such agreements provide for minimum salary levels and incentive bonuses that are payable if specified management goals are attained as well as profit interests totaling $750,000 of future profits of the Company generated after the time of such grants.

Note 8: Contingencies

During the normal course of its business, the Company is subject to occasional legal proceedings and claims.

The Company’s wholly-owned subsidiary HOF Village Stadium LLC is a defendant in a lawsuit “National Football Museum, Inc. dba Pro Football Hall of Fame v. Welty Building Company Ltd., et al;” filed in the Stark County Court of Common Pleas. The Pro Football Hall of Fame, an affiliate, filed this suit for monetary damages as a result of the cancellation of the 2016 Hall of Fame Game. Plaintiff alleges that the game was cancelled as a result of negligent acts of subcontractors who were hired to perform field painting services. Plaintiff alleges that HOF Village Stadium, LLC is contractually liable for $1.2 million in damages Plaintiff sustained because it guaranteed the performance of Defendant Welty Building Company Ltd. (“Welty”) for the Hall of Fame Stadium renovation. Potential damages claimed by Plaintiff include the refunds of ticket sales, lost commissions on food and beverage sales, and lost profits on merchandise sales. The Company’s management, in consultation with legal counsel, believes that this suit is without merit and intends to vigorously defend its position. The ultimate outcome of this litigation cannot presently be determined. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the consolidated financial statements.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 9: Related-Party Transactions

Due to Affiliates

Due to affiliates consisted of the following at December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Due to IRG Member	$6,257,840	$5,102,671
Due to IRG Affiliate	145,445	—
Due to affiliate for advisory services	500,000	—
IRG Member Advances	5,800,000	—
Due to PFHOF	6,630,305	4,771,626
Total	$19,333,590	$9,874,297

IRG Member and Affiliates

The IRG Member and an affiliate provide certain supporting services to the Company. As noted in the Operating Agreement of HOF Village, LLC, an affiliate of the IRG Member, IRG Canton Village Manager, LLC, may earn a master developer fee calculated as 4.0% of development costs incurred for the JCIHOFV, including, but not limited to site assembly, construction supervision, and project financing.

For the years ended December 31, 2019 and 2018, costs incurred under these arrangements were $1,276,885 and $1,916,557 included in Project Development Costs.

The IRG Member also provides certain human resource support to the Company. For the years ended December 31, 2019 and 2018, expenses of $344,426 and $982,492 were included in Property Operating Expenses.

At December 31, 2019, due to affiliate included $6,269,890 to the IRG Member and the affiliate to the IRG Member and the affiliate for the development fees and human resources support. At December 31, 2018, due to affiliate included $5,102,671 to the IRG Member and the affiliate for the development fees and human resources support.

The Company engages an affiliate of the IRG Member to identify and obtain naming rights sponsors and other entitlement partners for the Village under an arrangement for $15,000 per month plus commissions. During the years ended December 31, 2019 and 2018, the Company incurred $180,000 and $180,000 in costs to this affiliate, respectively. At December 31, 2019, due to affiliate included $145,445 owed to the affiliate. At December 31, 2018, accounts payable and accrued expenses included $205,445 owed to the affiliate.

As of December 31, 2019 the Company has received non-interest bearing advances from an affiliate of IRG Member in the amount of $5,800,000 due on demand, which is included in due to affiliate on the Company’s balance sheet. The Company is currently in discussions with this affiliate to establish repayment terms of these advances.

Pro Football Hall of Fame

The Company incurs advances to and from the Pro Football Hall of Fame, including costs for onsite sponsorship activation, sponsorship sales support, shared services, event tickets, and expense reimbursements.

On March 10, 2016, the Company entered into a license agreement (the “License Agreement”) with Pro Football Hall of Fame, whereby the Company has the ability to license and use certain intellectual property from the Pro Football Hall of Fame in exchange for the Company paying a fee based on certain sponsorship revenue and expenses. On December 11, 2018, the License Agreement was amended to change the calculation of the fee to be 20% of eligible sponsorship revenue. The License Agreement expires on December 31, 2033. During the years ended December 31, 2019 and 2018, the Company recognized expenses under the License Agreement of $1,706,290 and $2,662,342, respectively, which is included in property operating expenses on the Company’s consolidated statements of operations, respectively.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 9: Related-Party Transactions (cont.)

On November 11, 2019, the Company entered into a Media License Agreement with PFHOF that will terminate on December 31, 2034. The Company has agreed to pay to PFHOF a minimum guarantee of $1,250,000 each year during the term. After the first five (5) years of the agreement, the minimum guarantee will increase by three percent (3%) on a year-over-year basis. In consideration of any license granted to the Company, the Company will pay to PFHOF an agreed upon license fee that first will be credited against the minimum guarantee until the aggregate amount of all such license fees equals the minimum guarantee, and any additional license fees due to PFHOF will be paid over and above the minimum guarantee. In addition, $225,000 annually will be credited against the minimum guarantee for the license granted by PFHOF to Youth Sports Management, LLC, provided that such $225,000 will increase by 3% on a year-over-year basis after the first five (5) years of the Media License Agreement.

At December 31, 2019 and 2018, due to affiliate included $6,630,305 and $4,771,626, respectively, owed to the Pro Football Hall of Fame.

Affiliate for Advisory Services

The Company engages a company owned by an investor for advisory services. During the years ended December 31, 2019 and 2018, advisory costs incurred under this arrangement were $0 and $1,000,000, respectively. At December 31, 2019, due to affiliates included $500,000 owed to this company for these advisory services. At December 31, 2018, accounts payable and accrued expenses included $500,000 owed to this company for these advisory services.

Note 10: Other Liabilities

Other Liabilities

Other liabilities consist of the following at December 31, 2019 and 2018:

	December 31, 2019	December 31, 2018
Activation fund reserves	$2,876,149	$1,158,420
Deferred revenue	90,841	—
Preferred stock dividend payable	717,286	676,458
Total	$3,684,276	$1,834,878

Note 11: Concentrations

For the year ended December 31, 2019, two customers represented approximately 63% and 17% of the Company’s revenue. For the year ended December 31, 2018, one customer represented approximately 73% of the Company’s revenue. At December 31, 2019, two customers represented approximately 43% and 33% of the Company’s accounts receivable. At December 31, 2018, two customers represented approximately 71% and 21% of the Company’s accounts receivable.

At any point in time, the Company can have funds in our operating accounts and restricted cash accounts that are with third party financial institutions. These balances in the U.S. may exceed the Federal Deposit Insurance Corporation insurance limits. While the Company monitors the cash balances in our operating accounts, these cash and restricted cash balances could be impacted if the underlying financial institutions fail or could be subject to other adverse conditions in the financial markets.

Note 12: Merger Agreement

On September 16, 2019, the Company entered into a definitive business combination agreement with Gordon Pointe Acquisition Corp (“GPAQ”), a publically traded special purpose acquisition company, to create a sports, entertainment and media enterprise surrounding the Pro Football Hall of Fame.

HOF Village, LLC and Subsidiaries
NOTES TO Consolidated Financial Statements
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

Note 12: Merger Agreement (cont.)

The terms of the merger agreement provide, among other things, for HOF Village Newco, LLC, a subsidiary of the Company that will hold all of the Company’s operations, to be merged with and into a wholly-owned subsidiary of GPAQ. The Company’s management and equity holders have committed to roll 100% of their equity into the combined entity. Proceeds from GPAQ’s trust account will be used by the Company to repay certain debt and expenses and to fund continued growth of the Company’s operations. Immediately following the closing of the proposed transaction, the combined company intends to change its name to Hall of Fame Resort & Entertainment Company and intends to apply to trade on the NASDAQ stock exchange under the ticker symbol “HOFV”, subject to NASDAQ approval.

Note 13: Subsequent Events

IRG November Note

From January 1, 2020 through March 10, 2020, the Company has drawn an additional $6,026,529 under the IRG November Note.

PART II
Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby:

Amount
Commission registration fee	$36,916.25
Legal fees and expenses	150,000.00
Accounting fees and expenses	20,000.00
Miscellaneous	10,000.00
Total (1)	$216,916.25

(1)	Does not include any fees or expenses in connection with any subsequent expense.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our Certificate of Incorporation and Bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

We maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as our directors and officers, and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our Certificate of Incorporation and Bylaws or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

Founder Shares in Connection with GPAQ IPO

On April 12, 2017, Gordon Pointe Management, LLC (the “Sponsor”) 3,593,750 shares of the Class F common stock of Gordon Pointe Acquisition Corporation (“GPAQ”) that were issued prior to GPAQ’s initial public offering (the “GPAQ IPO”), which we refer to as “founder shares,” for an aggregate purchase price of $25,000, or approximately $0.007 per share. Subsequently, the Sponsor transferred 325,000 founder shares to various trusts or estate planning vehicles for certain Dolan grandchildren and other Dolan family members that are managed by Mr. Dolan’s adult children; and an additional aggregate of 75,000 founder shares to GPAQ’s independent directors and GPAQ’s Chief Financial and Chief Operating Officer. On March 12, 2018, following the expiration of the underwriter’s over-allotment option, the Sponsor forfeited 468,750 founder shares, so that, at such time, the remaining founder shares held by the initial stockholders would represent 20% of the outstanding shares of capital stock following the completion of the GPAQ IPO.

Private Placement Warrants in Connection with GPAQ IPO

Simultaneously with the consummation of the GPAQ IPO, the Sponsor purchased an aggregate of 4,900,000 private placement warrants, at a price of $1.00 per warrant, each exercisable to purchase one share of GPAQ’s Class A common stock at a price of $11.50 per share, in a private placement generating gross proceeds of $4,900,000. The private placement warrants are identical to the public warrants sold as part of the units in the GPAQ IPO except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by GPAQ, (ii) they (including the shares of Common Stock issuable upon exercise of these private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of GPAQ’s initial business combination, (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares of Common Stock issuable upon exercise of these private placement warrants) have certain registration rights.

Loans, Promissory Notes and Vendor Debt Convertible into Company Common Stock in the Business Combination

The discussion under the heading of “Certain Relationships and Related Party Transactions” of loans, promissory notes and vendor debt that were convertible into shares of Company Common Stock in the Business Combination, to the extent such loans, promissory notes and vendor debt are securities, is incorporated herein by reference.

Convertible Notes

On July 1, 2020, concurrently with the closing of the Business Combination, the Company completed the Private Placement of $20,721,293 in aggregate principal amount of PIPE Notes with certain funds managed by Magnetar Financial, LLC and the Purchasers. Pursuant to the terms of the Note Purchase Agreement, at the option of the holders thereof the PIPE Notes may be converted into shares of Common Stock at a conversion price initially equal to $11.50 per share, subject to formula-based adjustment based on specified events. Accordingly, the aggregate amount of PIPE Notes issued and sold in the Private Placement is convertible into 1,801,851 shares of Common Stock based on the conversion rate applicable on July 1, 2020.

Note Redemption Warrants

The Note Redemption Warrants that may be issued pursuant to the Note Purchase Agreement will be exercisable for a number of shares of Common Stock to be determined at the time any such Note Purchase Warrant is issued. The exercise price per share of Common Stock of any Note Purchase Warrant will be set at the time such Note Purchase Warrant is issued pursuant to the terms of the Note Purchase Agreement and the Note Redemption Warrant Agreement. The Note Redemption Warrants may be exercised from and after the date of issuance, subject to certain terms and conditions set forth in the Note Redemption Warrant Agreement. Unexercised Note Redemption Warrants will expire on the maturity date of the PIPE Notes. The Note Redemption Warrants will not participate in cash distributions by the Company. If issued upon redemption of PIPE Notes, the Note Redemption Warrants will be issued in reliance upon an exemption from the registration requirements of the Securities Act, pursuant to Section 4(a)(2) thereof, as a transaction by an issuer not involving any public offering.

Crown League Services Agreement

HOF Village entered into a services agreement, dated as of June 16, 2020 (the “Crown League Services Agreement”), with Mountaineer GM, LLC (“Mountaineer”) and BXPG LLC (“Brand X”), whereby Mountaineer and HOF Village retain Brand X to provide services with regard to The Crown League, a professionalized fantasy sports league (the “Crown Business”). Mountaineer completed the acquisition of Crown assets under the Crown APA on July 22, 2020. Pursuant to an amended and restated limited liability company agreement of Mountaineer that HOF Village and Michael Klein & Associates, Inc., an affiliate of Michael Klein (“MKA”), entered into in connection with HOF Village’s purchase of the 60% interest in Mountaineer, MKA agreed to provide the consideration for Mountaineer to complete the acquisition of Crown as a capital contribution to Mountaineer, consisting of 90,287 shares of HOFRE’s Common Stock, and HOF Village agreed to provide the consideration owed to Brand X under the Crown League Services Agreement as a capital contribution to Mountaineer, consisting of $30,000 per month for 18 months plus 100,000 shares of HOFRE’s Common Stock, 25,000 shares of which were issued on August 6, 2020, and 25,000 shares of which are issuable on each of July 1, 2021, January 1, 2022 and July 1, 2022, until such capital contributions of HOF Village equal 60% of the total capital contributions to Mountaineer. The Services Agreement may be extended for an additional six months. Compensation during the extension period would be $30,000 per month and 25,000 shares of HOFRE’s Common Stock.

The sales of the above issued securities discussed in this Item 15. “Recent Sales of Unregistered Securities,” were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the GPAQ IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the registrant.

Item 16. Exhibits.

Exhibit No.	Description
2.1(a)†	Agreement and Plan of Merger, dated as of September 16, 2019, by and among Gordon Pointe Acquisition Corp., GPAQ Acquisition Holdings, Inc., GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC and HOF Village Newco, LLC (incorporated by reference to Exhibit 2.1 to Gordon Pointe Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38363) filed with the Commission on September 17, 2019)
2.1(b)	First Amendment to Agreement and Plan of Merger, dated as of November 5, 2019, by and among Gordon Pointe Acquisition Corp., GPAQ Acquisition Holdings, Inc., GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC and HOF Village Newco, LLC (incorporated by reference to Exhibit 2.2 to Gordon Pointe Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38363) filed with the Commission on November 8, 2019)
2.1(c)	Second Amendment to Agreement and Plan of Merger, dated as of March 10, 2020, by and among Gordon Pointe Acquisition Corp., GPAQ Acquisition Holdings, Inc., GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC and HOF Village Newco, LLC (incorporated by reference to Exhibit 2.1 to Gordon Pointe Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38363) filed with the Commission on March 16, 2020)
2.1(d)	Third Amendment to Agreement and Plan of Merger, dated as of May 22, 2020, by and among Gordon Pointe Acquisition Corp., GPAQ Acquisition Holdings, Inc., GPAQ Acquiror Merger Sub, Inc., GPAQ Company Merger Sub, LLC, HOF Village, LLC and HOF Village Newco, LLC (incorporated by reference to Exhibit 2.1 to Gordon Pointe Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38363) filed with the Commission on May 28, 2020)
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
4.3	Form of Warrant Agreement (incorporated by reference to Exhibit 4.2 to Gordon Pointe Acquisition Corp.’s Current Report on Form 8-K (File No. 001-38363) filed with the Commission on January 30, 2018)
5.1	Opinion of Hunton Andrews Kurth LLP
10.1	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on November 12, 2019)
10.2	Form of Director Nominating Agreement (incorporated by reference to Exhibit 10.2 to Post-Effective Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on March 10, 2020)
10.3	Form of Release Agreement (incorporated by reference to Exhibit 10.3 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on November 12, 2019)

10.4	Hall of Fame Resort & Entertainment Company 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.1 of the Company’s Registration Statement on Form S-8 (File No. 333-248851) filed with the Commission on September 16, 2020)
10.5	Employment Agreement, dated July 1, 2020, by and between Michael Crawford, HOFV Newco, LLC and Hall of Fame Resort & Entertainment Company (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.6	Employment Agreement, dated June 22, 2020, by and between Michael Levy and HOF Village, LLC (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.7	Employment Agreement, dated September 16, 2019, by and between Jason Krom and HOF Village, LLC
10.8	Employment Agreement, dated December 1, 2019, by and between Anne Graffice and HOF Village, LLC
10.9	Employment Agreement, dated August 31, 2020, by and between Tara Charnes and Hall of Fame Resort & Entertainment Company
10.10	Employment Agreement, dated August 31, 2020, by and between Erica Muhleman and Hall of Fame Resort & Entertainment Company
10.11+	Note Purchase Agreement, dated July 1, 2020, by and among Hall of Fame Resort & Entertainment Company and certain funds managed by Magnetar Financial, LLC and the purchasers listed on the signature pages thereto (incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.12	Registration Rights Agreement, dated July 1, 2020, by and among Hall of Fame Resort & Entertainment Company and certain funds managed by Magnetar Financial, LLC and the purchasers listed on the signature pages thereto (incorporated by reference to Exhibit 10.8 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.13	Note Redemption and Warrant Agreement, dated July 1, 2020, by and among Hall of Fame Resort & Entertainment Company and certain funds managed by Magnetar Financial, LLC and the purchasers listed on the signature pages thereto (incorporated by reference to Exhibit 10.9 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.14+	Amended and Restated Sponsorship and Naming Rights Agreement, dated July 2, 2020, by and among HOF Village, LLC, National Football Museum, Inc. and Johnson Controls, Inc. (incorporated by reference to Exhibit 10.10 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.15	Promissory Note, dated June 24, 2020, by HOF Village, LLC and HOF Village Hotel II, LLC in favor of JKP Financial, LLC (incorporated by reference to Exhibit 10.11 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.16	Letter Agreement re Payment Terms, dated June 25, 2020, by and among Industrial Realty Group, LLC, IRG Master Holdings, LLC, HOF Village, LLC and certain affiliates party thereto (incorporated by reference to Exhibit 10.12 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.17+	Term Loan Agreement dated as of March 20, 2018 among HOF Village, LLC and affiliates, the Lenders party thereto and GACP Finance Co., LLC, as Administrative Agent (incorporated by reference to Exhibit 10.9 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.18+	Delayed Draw Joinder Number 1 to Term Loan Agreement dated April 11, 2018 (incorporated by reference to Exhibit 10.10 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.19+	Delayed Draw Joinder Number 2 to Term Loan Agreement dated May 18, 2018 (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)

10.20	Third Amendment to Term Loan Agreement dated September 14, 2018 (incorporated by reference to Exhibit 10.12 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.21+	Fourth Amendment to Term Loan Agreement dated February 19, 2019 (incorporated by reference to Exhibit 10.13 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.22	Fifth Amendment to Term Loan Agreement dated June 28, 2019 (incorporated by reference to Exhibit 10.14 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.23	Sixth Amendment to Term Loan Agreement dated August 15, 2019 (incorporated by reference to Exhibit 10.15 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.24	Seventh Amendment to Term Loan Agreement dated November 16, 2019 (incorporated by reference to Exhibit 10.16 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.25	IRG Master Holdings, LLC Guaranty dated November 16, 2019 in favor of GACP Finance Co., LLC (incorporated by reference to Exhibit 10.17 to Amendment No. 1 to GPAQ Acquisition Holdings, Inc.’s Registration Statement on Form S-4 (File No. 333-234655) filed with the Commission on January 23, 2020)
10.26+	Amendment Number 8 to Term Loan Agreement, dated June 30, 2020, by and among HOF Village, LLC and certain affiliates party thereto, the Lenders party thereto and GACP Finance Co., LLC, as Administrative Agent (incorporated by reference to Exhibit 10.13 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
10.27+	Amendment to Sponsorship and Services Agreement, dated June 15, 2020, by and among HOF Village, LLC, National Football Museum, Inc. and Constellation NewEnergy, Inc. (incorporated by reference to Exhibit 10.14 of the Company’s Form 8-K (001-38363), filed with the Commission on July 8, 2020)
21.1	Subsidiaries of Hall of Fame Resort & Entertainment Company
23.1	Consent of Marcum LLP
23.2	Consent of Marcum LLP
23.4	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained on the signature page this registration statement).

†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Canton, State of Ohio, on September 22, 2020.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

/s/ Michael Crawford
Name:	Michael Crawford
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Michael Crawford and Jason Krom, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Capacity in Which Signed	Date

/s/ Michael Crawford	Chief Executive Officer and Director (Principal Executive Officer)	September 22, 2020
Michael Crawford

/s/ Jason Krom	Chief Financial Officer	September 22, 2020
Jason Krom	(Principal Financial and Accounting Officer)

*	Director	September 22, 2020
Anthony J. Buzzelli

*	Director	September 22, 2020
David Dennis

*	Director	September 22, 2020
James J. Dolan

*	Director	September 22, 2020
Karl L. Holz

*	Director	September 22, 2020
Stuart Lichter

*	Director	September 22, 2020
Curtis Martin

*	Director	September 22, 2020
Mary Owen

*	Director	September 22, 2020
Edward J. Roth III

*	Director	September 22, 2020
Kimberly K. Schaefer

* By:	/s/ Michael Crawford
Michael Crawford
Attorney-in-fact